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As filed with the Securities and Exchange Commission on July 20, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCORP
(Exact name of Registrant as specified in its charter)

California	6712	33-0885320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6110 El Tordo
Rancho Santa Fe, California 92067
(858) 756-3023

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Arnold C. Hahn
Chief Financial Officer
First Community Bancorp
2310 Camino Vida Roble, Suite B
Carlsbad, California 92009
(760) 476-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Stanley F. Farrar, Esq.	Gordon M. Bava, Esq.
Sullivan & Cromwell	Manatt, Phelps & Phillips, LLP
1888 Century Park East	11355 West Olympic Boulevard
Los Angeles, California 90067	Los Angeles, California 90064
(310) 712-6600	(310) 312-4000

   Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described in the enclosed proxy statement-prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	710,000	N/A	$9,085,000	$2,272

(1)
Represents the maximum number of shares of First Community Bancorp ("First Community") common stock that could be issued in connection with the merger described herein based on the exchange ratio for the merger (0.008635 of a share and 5.680887 shares of First Community common stock for each share of First Charter Bank, N.A. ("First Charter") common stock and convertible preferred stock, respectively) and the maximum number of shares of First Charter common stock and convertible preferred stock, on an as-converted-to-common-stock basis, that could be exchanged for shares of First Community common stock in connection with the merger (82,223,414).

(2)
Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the combined book value as of March 31, 2001 of shares of First Charter common stock and convertible preferred stock expected to be cancelled in connection with the merger described herein.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Copy—Subject to Completion—July 20, 2001

Merger Proposed—Your Vote Is Very Important

Dear Shareholders:

    The board of directors of First Charter Bank, N.A. has called a special meeting of shareholders for            , 2001, at which shareholders will be asked to consider and to vote upon the approval of the Agreement and Plan of Merger dated as of May 22, 2001 providing for a merger of First Charter with and into First Professional Bank, N.A., a wholly owned subsidiary of First Community Bancorp. First Community common stock is listed on the Nasdaq National Market under the symbol "FCBP."

    If the merger is completed, each share of First Charter common stock will be converted into the right to receive 0.008635 of a share of First Community common stock and each share of First Charter convertible preferred stock will be converted into the right to receive 5.680887 shares of First Community common stock. The value of the consideration you will receive in the merger will fluctuate as the price of First Community's stock changes.

    We cannot complete the merger unless the merger agreement is approved by the holders of at least two-thirds of the outstanding shares of First Charter common stock and convertible preferred stock entitled to vote at the special meeting, voting as separate classes. The board of directors of First Charter believes that the merger is in the best interests of First Charter and its shareholders and unanimously recommends that you vote "FOR" the merger proposal.

    Because of the importance of the matters to be considered, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, or if you fail to instruct your broker how to vote shares held by you in the broker's name, you will be deemed to have voted against the merger.

    This document is a proxy statement for use at the First Charter special meeting. It is also a prospectus relating to First Community Bancorp's issuance of its shares in connection with the merger. The enclosed proxy statement-prospectus describes the shareholders' meeting, the merger and other related matters and includes the merger agreement providing for the merger as Appendix A. Please read the entire document carefully.

Very truly yours,	Very truly yours,

Joan D. Berlin Chairman of the Board	James R. Brewer President and Chief Executive Officer

SEE RISK FACTORS BEGINNING ON PAGE 16 FOR A DISCUSSION OF THE RISKS THAT SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER.

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is adequate or accurate. Any representation to the contrary is a criminal offense. The securities of First Community being offered through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this proxy statement-prospectus is            , 2001, and it is being mailed or otherwise delivered to shareholders on or about such date.

First Charter Bank, N.A.
Notice of Special Meeting of Shareholders
To Be Held on            , 2001 at          .

At our meeting we will ask you to vote on the following matters:

1.
MERGER. To consider and vote on a proposal to approve the acquisition of First Charter by First Community Bancorp and the issuance of 0.008635 of a share of First Community Bancorp common stock for each share of First Charter common stock you own and 5.680887 shares of First Community Bancorp common stock for each share of First Charter convertible preferred stock you own.

2.
OTHER BUSINESS. To conduct other business if properly raised.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST CHARTER AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED MERGER.

    Only shareholders of First Charter of record at the close of business on            , 2001 are entitled to notice of, and to vote at, the special meeting and any adjournment(s) thereof.

    In connection with the proposed merger, you may exercise dissenter's rights as provided in the National Bank Act. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by First Charter, or if required, by the Comptroller of the Currency, of your shares of First Charter common and/or convertible preferred stock as of the date on which the shareholders meeting was held authorizing the merger. The procedure for exercising your dissenters' rights is summarized under the heading "Rights of Dissenting Shareholders" in the attached proxy statement-prospectus. The relevant provisions of the National Bank Act on dissenters' rights are attached to this document as Appendix D.

Dated at Beverly Hills, California, this  day of         , 2001.

By Order of the Board of Directors
Joseph N. Rabbat Corporate Secretary

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE

Sources of Additional Information

    This proxy statement-prospectus incorporates important business and financial information about First Community that is not included or delivered with this document. You can obtain this information upon request, without charge, not including exhibits to documents unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus. Any person can make a request for information orally or in writing. Any request for documents should be made by        ,             , 2001 to ensure timely delivery.

  Requests for documents should be directed to:

  First Community Bancorp
  P.O. Box 2388
  6110 El Tordo
  Rancho Santa Fe, California 92067
  Attn: Corporate Secretary
  (760) 476-5400

Management and Operations After the Merger	60
Management	60
Operations	60
Price Range of Common Stock and Dividends	60
Information About First Community	62
Business of First Community	62
Rancho Santa Fe National Bank	62
First Community Bank of the Desert	62
First Professional Bank, N.A.	63
First Community's Management's Discussion and Analysis of Financial Condition and Results of Operations	64
Period Ended March 31, 2001	64
Overview	64
Results of Operations	65
Balance Sheet Analysis	69
Period Ended December 31, 2000	73
Overview	73
Results of Operations	73
Financial Condition	80
Capital Resources	86
Liquidity	86
Information About First Charter	88
Description of Business	88
Commercial Banking	88
Residential Real Estate Construction	88
Small Business Administration Lending	89
Merchant Card Processing	89
Regulatory Agreement	90
Recent Accounting Pronouncements	91
Employees	91
Competition	91
Economic Conditions, Government Policies, Legislation, and Regulation	91
Description of Property	92
Legal Proceedings	93
Security Ownership of Certain Beneficial Owners and Management of First Charter	94
First Charter's Management's Discussion and Analysis of Financial Conditions and Results of Operations	97
Period Ended March 31, 2001	97
Overview	97
Results of Operations	98
Financial Condition	101
Liquidity	107
Capital Resources	108
Year Ended December 31, 2000	110
Overview	110
Results Of Operations	111
Asset/Liability Management	117
Financial Condition	118
Regulation and Supervision	130
General	131

Dividend Regulation	131
Government Policies	131
Financial Services Modernization Legislation	131
Description of First Community Capital Stock	133
Common Stock	133
Preferred Stock	133
Comparison of Shareholders' Rights	134
General	134
Amendment of Charter	134
Amendment of Bylaws and Regulations	134
Classified Board of Directors	134
Removal of Directors	134
Vacancies on the Board	135
Cumulative Voting	135
Special Meetings of the Shareholders	136
Shareholder Action Without a Meeting	136
Shareholder Nominations and Proposals	136
Inspection of Shareholder Lists	137
Class Voting	137
Shareholder Vote for Mergers and Acquisitions	137
State Anti-Takeover Statutes	138
Shareholder Rights Plans	138
Rights of Dissenting Shareholders	138
Dividends	139
Preemptive Rights	139
Director Liability and Indemnification	139
Rights of Dissenting Shareholders	143
Legal Matters	144
Experts	144
Shareholder Proposals	144
Other Matters	144
Where You Can Find More Information	144
Index of Financial Statements	F-1
Appendix A Agreement & Plan of Merger, as amended	A-1
Appendix B First Charter Stock Option Agreement	B-1
Appendix C Opinion of Carpenter & Co.	C-1
Appendix D Section 215(b) of the National Bank Act	D-1

Questions and Answers About the Merger

     Q:  What do I need to do now?

A:  You will have received a blue proxy card if you hold shares of First Charter common stock, and a green proxy card if you hold shares of First Charter convertible preferred stock. After you have carefully read this proxy statement-prospectus, just indicate on your proxy card(s) how you want your shares to be voted, then sign and mail it (them) in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the First Charter special meeting.

Q:  If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:  No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q:  Can I change my vote after I have mailed my signed proxy card(s)?

A:  Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of First Charter stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  What if I don't vote?

A:  If you fail to respond or if you respond and abstain from voting, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:  Should I send in my stock certificates now?

A:  No. You should not send in your stock certificates at this time. First Charter shareholders will exchange their certificates representing First Charter common stock and convertible preferred stock as a result of the merger and you will receive instructions for exchanging those certificates after the merger is completed.

Q:  What shareholder approvals are needed?

A:  For First Community, no shareholder vote is needed. For First Charter, the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Charter common stock and convertible preferred stock, voting as separate classes, is required to approve and adopt the merger agreement. As of the record date, the directors of First Charter, Value Partners, Ltd. and Fort Pitt Fund II, in the aggregate, owned approximately       % and    % of the outstanding shares of First Charter common stock and convertible preferred stock, respectively. They have agreed to vote these shares in favor of the merger.

Q:  As a holder of First Charter common stock or convertible preferred stock, what will I receive in the merger?

A:  Holders of First Charter common stock will receive 0.008635 of a share of First Community common stock for each share of First Charter common stock they own. Holders of First Charter convertible preferred stock will receive 5.680887 shares of First Community common stock for each share of First Charter convertible preferred stock they own. No fractional shares, however, will be issued. You will receive cash for any fractional shares you would otherwise be entitled to receive. The number of shares of First Community common stock to be issued in the merger will not be adjusted based upon changes in the values of shares of First Community common stock, subject to a limited exception.

Q:  When do you expect to merge?

A:  We are working to complete the merger in the fourth quarter of 2001. We must first obtain the necessary regulatory approval and the approval of First Charter's shareholders at the special meeting. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:  Whom should I contact with questions or to obtain additional copies of this proxy statement-prospectus?

    First Community Bancorp
    6110 El Tordo
    P.O. Box 2388
    Rancho Santa Fe, California 92067
    Attn: Corporate Secretary
    (760) 476-5400
    First Charter Bank, N.A.
    9454 Wilshire Boulevard
    Beverly Hills, California 90212
    Attn: Corporate Secretary
    (310) 278-7200

Summary

         This brief summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information." Each item in this summary contains a page reference directing you to a more complete description of that item. References to "we," "our" and "us" in this document mean First Community and First Charter together.

The Merger (Page 34)

    We propose a merger in which First Charter Bank, N.A. ("First Charter"), will merge with and into First Professional Bank, N.A., a wholly-owned subsidiary bank of First Community Bancorp ("First Community"). As a result of the merger, First Charter will cease to exist as a separate corporation and you will become a shareholder of First Community. We expect to complete the merger in the fourth quarter of 2001. When we complete the merger, holders of First Charter common stock will have the right to receive 0.008635 of a share of First Community common stock for each share of First Charter common stock that they own as of the effective time of the merger and holders of First Charter convertible preferred stock will have the right to receive 5.680887 shares of First Community common stock for each share of First Charter convertible preferred stock that they own as of the effective time of the merger.

    You will have to surrender your First Charter common stock and convertible preferred stock certificates to receive new stock certificates representing First Community common stock, but you should not send us any certificates now. We will send you written instructions on how to surrender your First Charter stock certificates for new First Community stock certificates after we complete the merger.

The Companies (Pages 62 and 88)

First Community Bancorp
6110 El Tordo
P.O. Box 2388
Rancho Santa Fe, California 92067
(760) 476-5400

    First Community is a California corporation registered under the Bank Holding Company Act of 1956. First Community's principal business is to serve as a holding company for its banking subsidiaries, Rancho Santa Fe National Bank, First Community Bank of the Desert and First Professional Bank, N.A. First Community was established in October 1998. It became the parent of Rancho Santa Fe and First Community Bank of the Desert in May 2000. Rancho Santa Fe is a federally chartered commercial bank established in 1982 to serve the commercial, industrial, professional, real estate and private banking markets of San Diego County. First Community Bank of the Desert is a California state-chartered commercial bank established in 1980 to serve the commercial, industrial, professional, real estate and private banking markets of San Bernardino and Riverside Counties. First Community acquired First Professional in January 2001. First Professional is a federally chartered commercial bank established in 1982 to provide banking products and services targeted primarily at the health care market. First Professional operates in Santa Monica, Beverly Hills, Tarzana, Pasadena and Redlands.

    As of March 31, 2001, First Community had total consolidated assets of approximately $607.2 million, total consolidated net loans of approximately $348.2 million, total consolidated deposits of approximately $548.2 million and total consolidated shareholders' equity of approximately $37.2 million. Active full time equivalent employees totaled 215 on March 31, 2001.

First Charter Bank, N.A.
9454 Wilshire Boulevard
Beverly Hills, California 90212
(310) 278-7200

    First Charter is a national banking association founded in 1983 by a group of business people and professionals with ties to Beverly Hills and the West Side of Los Angeles. Since 1996 First Charter has concentrated on servicing the banking needs of professional service firms, entrepreneurs, and small to medium-sized businesses (annual sales of $1 million to $10 million) and high net worth individuals.

    As of March 31, 2001, First Charter had total consolidated assets of approximately $135 million, total consolidated net loans of approximately $71 million, total consolidated deposits of approximately $119 million, and total consolidated shareholders' equity of approximately $9 million. First Charter has a principal office in Beverly Hills and a branch office in West Los Angeles, and has 41 active full time equivalent employees.

Transaction Generally Tax-Free for First Charter Shareholders (Page 42)

    We expect that your exchange of shares of First Charter common stock and convertible preferred stock for shares of First Community common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. However, you will have to recognize income or gain in connection with any cash received instead of fractional shares.

    Our obligation to complete the merger is conditioned on our receipt of legal opinions about the federal income tax treatment of the merger to our companies and our shareholders. These opinions will not bind the Internal Revenue Service, which could take a different view.

    This tax treatment may not apply to all First Charter shareholders, including those shareholders who dissent from the merger. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

First Community Market Price Information (Page 60)

    First Community trades on the Nasdaq under the symbol "FCBP." The historical closing price for First Community's common stock on May 22, 2001, the last trading day before the public announcement of the merger, was $19.09. The historical closing price for First Community's common stock on            , 2001, the last practicable trading date before the date of this proxy statement-prospectus, was $      . There is no market for trading First Charter stock. Thus, we determine the equivalent pro forma per share values of First Charter's common stock and convertible preferred stock by multiplying the First Community common stock price by 0.008635 and 5.680887, respectively. On      , 2001, the pro forma per share values of First Charter's common stock and convertible preferred stock were $      and $      , respectively.

    Because the number of shares of First Community common stock that you will receive in the merger is fixed, the values of the shares of First Community common stock and convertible preferred stock you will receive in the merger will fluctuate as the price of First Community common stock changes. First Community cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for First Community common stock from a newspaper, via the Internet or by calling your broker.

The Special Meeting of Shareholders (Page 32)

    The special meeting of First Charter shareholders will be held on                        . At the First Charter special meeting, you will be asked to approve the principal terms of the merger agreement among First Charter, First Community and First Community Bank of the Desert.

Record Date; Vote Required (Page 32)

    You can vote at the First Charter special meeting if you owned First Charter common stock or convertible preferred stock at the close of business on             , 2001. On that date, there were 2,289,779 shares of common stock and 110,000 shares of convertible preferred stock of First Charter outstanding and entitled to vote. You can cast one vote for each share of common stock and one vote for each share of convertible preferred stock of First Charter you owned on that date.

    Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Charter common stock and convertible preferred stock entitled to vote at the special meeting, voting as separate classes. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

    At close of business on            , 2001, First Charter's directors, and Value Partners, Ltd. and Fort Pitt Fund II beneficially owned approximately       shares of the common stock and      shares of the convertible preferred stock of First Charter, allowing them to exercise approximately      % and     % of the voting power of the First Charter common stock and convertible preferred stock, respectively, entitled to vote at the First Charter special meeting. They have agreed to vote these shares in favor of the merger, as more fully described in the summary of Shareholder Agreements starting on page  . As of the same date, First Community and its subsidiaries did not beneficially own any shares of First Charter common stock or convertible preferred stock.

Opinion of First Charter's Financial Advisor (Page 37)

    Among other factors considered in deciding to approve the merger, the First Charter board of directors received the written opinion on May 14, 2001 of its financial advisor, Carpenter & Company, that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio was fair to the shareholders of First Charter from a financial point of view. This opinion was subsequently confirmed as of the date of this proxy statement-prospectus. The opinion of Carpenter & Company, dated as of May 14, 2001, is attached as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Carpenter & Company in providing its opinion. First Charter has agreed to pay a transaction fee to Carpenter & Company of $390,000 upon consummation of the merger.

The First Charter Board of Directors Recommends that You Approve the Merger (Page 35)

    Based on First Charter's reasons for the merger described in this document, including Carpenter & Company's fairness opinion, the First Charter board of directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger agreement.

Conditions to Completion of the Merger (Page 53)

    The completion of the merger depends on a number of conditions being met, including:

  •
  approval of the merger agreement by First Charter shareholders;

  •
  receipt of required regulatory approvals, including approval by Office of the Comptroller of the Currency ("OCC");

  •
  absence of injunction or regulatory prohibition to completion of the merger;

  •
  receipt of opinions from First Charter's and First Community's respective tax counsels that the merger will qualify as a tax-free reorganization;

  •
  accuracy of the respective representations and warranties of First Charter and First Community, subject to exceptions that would not have a material adverse effect on First Charter or First Community; and

  •
  compliance by First Charter and First Community in all material respects with their respective covenants in the merger agreement.

    Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Decide Not to Complete the Merger (Page 54)

    First Charter and First Community can agree at any time not to complete the merger, even if you have voted to approve the merger agreement. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

  •
  the final denial of a required regulatory approval;

  •
  failure of the First Charter shareholders to approve the merger agreement;

  •
  failure to complete the merger by March 31, 2002;

  •
  breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured within 30 days of notice of the breach or cannot, by virtue of its nature or timing, be cured prior to the intended completion date of the merger;

  •
  by First Charter, if the market price of First Community's common stock (1) declines by more than 20% and (2) underperforms by more than 20% an index of bank stocks, as specified in the merger agreement.

Stock Option Agreement (Page 56)

    First Charter has issued to First Community an option to purchase newly issued shares representing up to 19.9% of First Charter's outstanding shares of common stock. The exercise price of this option is $0.14 per share, subject to certain adjustments. The option will become exercisable only if certain triggering events occur, including First Charter entering into a merger or other similar transaction with a third party other than First Community and First Charter's board of directors withdrawing its recommendation of the merger. First Community's total profits from exercise of the option are capped at $750,000. Under certain circumstances involving a competing acquisition transaction, the holder of the option may require First Charter to repurchase the option and any shares purchased under the option agreement for a price not to exceed $750,000.

    The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate First Community if the merger is not completed. The existence of the First Charter stock option could significantly increase the cost to a potential acquiror of acquiring First Charter. Consequently, the option agreement may discourage persons who otherwise might be interested in making a competing proposal to acquire First Charter, even if those persons were prepared to pay consideration with a higher current market price than the shares of First Community common stock to be received under the merger agreement. The stock option agreement is attached as Appendix B.

We May Amend the Terms of the Merger and Waive Some Conditions (Page 55)

    First Community and First Charter may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval.

We Expect "Pooling of interests" Accounting Treatment (Page 45)

    We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

Officers and Directors Have Interests in the Merger that are in Addition to Their Interests as Shareholders (Page 45)

    Some of our directors and executive officers have interests in the merger that are in addition to their interests as shareholders in our companies.

    Outstanding but unvested options under First Charter's stock option plans, including options held by directors and executive officers, will automatically vest according to their terms upon consummation of the merger. In addition, James R. Brewer, First Charter's President and Chief Executive Officer, has rights under his employment agreement with First Charter that are affected by the merger.

First Charter Shareholders May Have Appraisal Rights (Page 142)

    Under federal law, you may have the right to dissent from the merger and to have the appraised fair market value of your shares of First Charter common stock or convertible preferred stock paid to you in cash. You have the right to seek appraisal of the value of your First Charter shares and be paid the appraised value if you (1) vote against the merger or give written notice to First Charter prior to the special meeting that you dissent from the merger, (2) submit your First Charter stock certificates to First Community accompanied by a request for appraisal within 30 days after the consummation of the merger and (3) otherwise comply with the provisions governing dissenters' rights under federal law.

    If you dissent from the merger and the conditions outlined above are met, your shares of First Charter will not be exchanged for shares of First Community common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your dissenters' rights. A vote "AGAINST" the merger does not dispense with the other requirements to request an appraisal under federal law.

    The appraised value may be less than the consideration you would receive under the terms of the merger agreement.

    For more detailed information about your rights under federal law, see "Rights of Dissenting Shareholders."

In Order to Complete the Merger, We Must First Obtain Certain Federal Regulatory Approvals (Page 42)

    In order to complete the merger, First Community and First Charter must first obtain the consent of the Office of the Comptroller of the Currency. In addition, First Community and First Charter must comply with the public notice requirements of the OCC and provide notice of the transaction to the Federal Deposit Insurance Corporation and the Federal Reserve Board of Governors. It is also possible that the Federal Reserve Board of Governors may require us to obtain its consent prior to completion of the merger.

Revocability of Proxies

    You may revoke your proxy at any time before it is exercised by (1) filing with the Secretary of First Charter a written notice of revocation of your proxy; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the meeting.

Summary Historical Financial Data of First Community

    The following summary historical financial data for the three months ended March 31, 2001 and 2000 are derived from the unaudited consolidated financial statements of First Community and include, in the opinion of management of First Community, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the three-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 2000 are derived from the audited consolidated financial statements of First Community. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this proxy statement-prospectus.

	At or for the Three-Month Period Ended March 31,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share data)
Results of Operations:
Interest Income	$11,505	$6,567	$28,831	$23,405	$20,258	$16,707	$13,752
Interest Expense	3,016	1,603	7,924	5,688	5,390	4,564	3,942

NET INTEREST INCOME	8,489	4,964	20,907	17,717	14,868	12,143	9,810
Provision for loan losses	314	—	520	518	941	310	360

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,175	4,964	20,387	17,199	13,927	11,833	9,450
Non-interest income	1,118	581	2,465	2,304	2,692	2,426	3,229
Non-interest expense	6,601	3,335	18,145	12,073	10,897	9,544	9,987

INCOME BEFORE INCOME TAXES	2,692	2,210	4,707	7,430	5,722	4,715	2,692
Income tax (benefit)	1,115	918	2,803	3,166	2,140	1,878	(479)

NET INCOME	$1,577	$1,292	$1,904	$4,264	$3,582	$2,837	$3,171

Ending Balance Sheet Data:
Assets	$607,246	$318,164	$358,287	$304,362	$277,613	$214,826	$175,663
Interest-bearing deposits in financial institutions	285	6,417	495	7,502	5,440	4,160	—
Securities	93,106	48,360	46,313	50,563	38,380	28,136	22,646
Loans, net of deferred fees	359,393	22,342	250,552	206,102	170,980	151,064	125,247
Allowance for loan losses	11,215	4,052	3,930	4,025	3,785	3,382	3,194
Goodwill	4,300	—	—	—	—	—	—
Deposits	548,165	286,946	316,938	274,232	251,421	191,940	156,481
Borrowed funds	15,173	1,700	9,689	1,657	470	—	—
Shareholders' equity	37,172	26,806	27,772	25,855	22,833	19,680	16,769
Per Share Data and Other Selected Ratios:
Earnings per common share:
Basic	$0.36	$0.33	$0.49	$1.10	$0.93	$0.74	$0.83
Diluted	$0.34	$0.32	$0.47	$1.05	$0.88	$0.71	$0.83
Dividends declared per share	$0.09	$0.09	$0.36	$0.30	$0.24	$—	$—
Dividend payout ratio	26.5%	28.1%	76.7%	28.6%	27.3%	0.0%	0.0%
Book value per share	$8.24	$6.91	$6.99	$6.67	$5.92	$5.15	$4.39
Shareholders' equity to assets at period end	6.12%	8.43%	7.75%	8.49%	8.22%	9.16%	9.55%
Return on average assets	1.05%	1.65%	0.56%	1.44%	1.48%	1.45%	1.94%
Return on average equity	19.65%	19.73%	7.01%	17.46%	16.87%	15.62%	21.16%
Average equity/average assets	5.33%	8.38%	7.99%	8.27%	8.77%	9.30%	9.16%
Net interest margin	6.25%	7.01%	6.81%	6.60%	6.79%	6.85%	6.82%

Summary Historical Financial Data of First Charter

    The following summary historical financial data for the three months ended March 31, 2001 and 2000 are derived from the unaudited consolidated financial statements of First Charter and include, in the opinion of the management of First Charter, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the three-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 2000 are derived from the audited consolidated financial statements of First Charter. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this proxy statement-prospectus.

	At or for the Three-Month Period Ended March 31,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share data)
Results of Operations:
Interest Income	$2,280	$1,860	$7,946	$7,403	$7,532	$7,171	$7,895
Interest Expense	1,147	765	3,577	3,319	3,884	3,717	3,929

NET INTEREST INCOME	1,133	1,095	4,369	4,084	3,648	3,454	3,966
Provision for loan losses	—	(130)	(205)	(200)	(440)	(500)	882

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,133	1,225	4,574	4,284	4,088	3,954	3,084
Non-interest income	179	334	1,364	652	800	940	1,003
Securities gains	—	—	—	—	—	—	—
Non-interest expense	1,373	1,338	5,042	6,036	4,726	5,855	7,984

INCOME (LOSS) BEFORE INCOME TAXES	(61)	221	896	(1,100)	162	(961)	(3,897)
Income tax (benefit)	—	1	1	(11)	(65)	(190)	(578)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(61)	220	895	(1,089)	227	(771)	(3,319)
Discontinued operations
Income (loss) from operations of discontinued merchant card processing operations (net of income taxes or benefit)	(182)	98	(44)	259	1,724	2,150	1,356
Loss on disposal of merchant card processing operations, including provision of $478 for operating losses during phase-out period (net of income taxes)	(919)	—	—	—	—	—	—

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of income taxes)	(1,101)	98	(44)	259	1,724	2,150	1,356
NET INCOME (LOSS)	(1,162)	318	851	(830)	1,951	1,379	(1,963)

Preferred dividends	—	165	660	165	—	—	—

NET INCOME (LOSS) AVAILABLE TO COMMON	$(1,162)	$153	$191	$(995)	$1,951	$1,379	$(1,963)

Ending Balance Sheet Data:
Assets	$135,254	$126,233	$133,332	$123,385	$139,796	$129,171	$112,612
Interest-bearing deposits in financial institutions	16	16	16	6	4	895	500
Securities	31,642	43,879	42,299	44,213	59,528	61,874	47,132
Loans, net of deferred fees	72,372	59,544	73,807	61,000	55,618	41,605	46,335
Allowance for loan losses	1,109	1,240	1,109	1,366	2,053	2,598	3,448
Goodwill	415	960	882	980	—	—	—
Deposits	119,009	116,257	111,231	113,536	127,751	118,424	103,785
Borrowed funds	6,000	—	11,000	—	—	—	—
Preferred equity	5,045	5,045	5,045	5,045	5,045	5,045	5,045
Common shareholders' equity	4,040	4,094	4,919	4,034	6,290	4,215	2,586
Per Share Data and Other Selected Ratios:
Earnings per common share:
Basic
From continuing operations	$(0.03)	$0.03	$0.10	$(0.54)	$0.10	$(0.34)	$(1.45)
From discontinued operations	(0.48)	0.04	(0.02)	0.11	0.75	0.94	0.59

Basic earnings (loss) per common share	$(0.51)	$0.07	$(0.08)	$(0.43)	$0.85	$0.60	$(0.86)

Diluted
From continuing operations	$(0.03)	$(0.001)	$0.003	$(0.54)	$0.00	$(0.04)	$(1.45)
From discontinued operations	(0.48)	(0.001)	(0.000)	0.11	0.03	0.11	0.59

Diluted earnings (loss) per common share	$(0.51)	$(0.002)	$0.003	$(0.43)	$0.03	$0.07	$(0.86)

Common dividends per share	$—	$—	$—	$—	$—	$—	$—
Book value per share	$1.76	$1.79	$2.15	$1.76	$2.75	$1.84	$1.13
Shareholders' equity to assets at period end	6.72%	7.24%	7.47%	7.36%	8.11%	7.17%	6.78%
Return (loss) on average assets	(3.58)%	1.02%	0.67%	(0.61)%	1.41%	1.10%	(1.70)%
Return (loss) on average equity	(46.96)%	14.43%	9.16%	(8.07)%	19.19%	16.84%	(45.39)%
Average equity/average assets	7.63%	7.08%	7.30%	7.61%	7.35%	6.55%	3.73%
Net interest margin	3.95%	4.01%	3.90%	3.52%	3.08%	3.11%	3.77%

Summary Unaudited Pro Forma Combined Financial Data

    The following table sets forth certain summary unaudited pro forma combined financial data for First Community after giving effect to the merger, as if it had occurred as of the beginning of each of the periods presented, using the conversion number 0.008635 for First Charter's common shares and 5.680887 for First Charter's convertible preferred shares and accounting for the merger as a pooling of interests. This information should be read in conjunction with the historical financial statements of First Community and First Charter appearing elsewhere in this proxy statement-prospectus. The unaudited pro forma combined condensed balance sheets are not necessarily indicative of the actual financial position that would have existed had the merger been consummated as of the beginning of each of the periods presented, or that may exist in the future. The unaudited pro forma combined condensed statements of income are not necessarily indicative of the results that would have occurred had the merger been consummated on the dates indicated or that may be achieved in the future.

	At or for the Three-Month Period Ended March 31,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998
	(in thousands, except per share data)
Results of Operations:
Interest Income	$13,785	$8,427	$56,099	$30,808	$27,790
Interest Expense	4,163	2,368	15,565	9,007	9,274

NET INTEREST INCOME	9,622	6,059	40,534	21,801	18,516
Provision for loan losses	314	(130)	12,047	318	501

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,308	6,189	28,487	21,483	18,015
Non-interest income	1,297	915	9,784	2,894	3,374
Gains on sale of securities	—	—	10	62	118
Non-interest expense	7,974	4,673	38,612	18,109	15,623

INCOME BEFORE INCOME TAXES	2,631	2,431	(331)	6,330	5,884
Income tax	1,115	919	2,560	3,155	2,075

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,516	1,512	(2,891)	3,175	3,809
Discontinued operations
Income (loss) from operations of discontinued merchant card processing operations (net of income taxes or benefit)	(182)	98	(44)	259	1,724
Loss on disposal of merchant card processing operations, including provision of $478 for operating losses during phase-out period (net of income taxes)	(919)	—	—	—	—

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of income taxes)	(1,101)	98	(44)	259	1,724
NET INCOME (LOSS)	$415	$1,610	$(2,935)	$3,434	$5,533

Ending Balance Sheet Data:
Assets	$742,927	$444,397	$755,599	$427,747	$417,409
Interest-bearing deposits in financial institutions	301	6,433	958	7,508	5,444
Securities	124,748	92,239	149,557	94,776	97,908
Loans, net of deferred fees	431,765	81,886	438,344	267,102	226,598
Allowance for loan losses	12,324	5,292	16,648	5,391	5,838
Goodwill	4,715	960	5,516	980	—
Deposits	667,174	403,203	677,304	387,768	379,172
Borrowed funds	21,173	1,700	21,368	1,657	470
Shareholders' equity	44,303	35,945	43,259	34,934	34,168
Per Share Data and Other Selected Ratios:
Earnings (loss) per common share:
Basic
From continuing operations	$0.30	$0.34	$(0.57)	$0.70	$0.81
From discontinued operations	(0.22)	0.02	(0.01)	0.06	0.38

Basic earnings (loss) per common share	$0.08	$0.36	$(0.58)	$0.76	$1.23

Diluted(1)
From continuing operations	$0.29	$0.32	$(0.57)	$0.68	$0.84
From discontinued operations	(0.21)	0.02	(0.01)	0.05	0.36

Diluted earnings (loss) per common share	$0.08	$0.34	$(0.58)	$0.73	$1.17

Dividends declared per share	$0.09	$0.09	$0.36	$0.30	$0.24
Book value per share	$8.59	$7.95	$8.45	$7.72	$7.59
Shareholders' equity to assets at period end	5.96%	8.09%	5.73%	8.17%	8.19%
Return (loss) on average assets	0.23%	1.48%	(0.39)%	0.80%	1.47%
Return (loss) on average equity	3.95%	18.51%	6.68%	9.90%	17.62%
Average equity/average assets	5.73%	8.00%	5.91%	8.06%	8.33%
Net interest margin	5.85%	6.21%	6.06%	5.67%	5.48%

(1)
Does not include the impact of options to purchase First Charter convertible preferred stock

Unaudited Comparative and Pro Forma Per Share Data

    The following table shows historical information about our net earnings (loss) per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods.

    We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as "pooling of interests accounting." The information listed as equivalent pro forma was obtained by multiplying the combined pro forma amounts by the exchange ratio of 0.008635 as provided in the merger agreement. We present this information to reflect the fact that First Charter shareholders will receive less than one share of the combined company's common stock for each fully diluted share of First Charter common stock exchanged in the merger.

    We expect that we will incur merger and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.

    The following table sets forth for First Community common stock and First Charter common stock, on a fully diluted basis (taking into account the First Charter convertible preferred stock on an as-converted-to-common-stock basis), certain selected historical and unaudited pro forma per share data at the end of and for each of the three-month periods ended March 31, 2001 and March 31, 2000 and as of and for each of the three years ended December 31, 2000, giving effect to the merger using the pooling of interests method of accounting. The information is derived from the historical consolidated financial statements of First Community and the historical consolidated financial statements of First Charter, including the related notes thereto, and the pro forma combined financial information giving effect to the merger, including the related notes thereto, appearing elsewhere in this proxy statement-prospectus. The information below should be read in conjunction with the historical and pro forma combined financial information of First Community and First Charter, including the notes thereto, appearing elsewhere in this proxy statement-prospectus or incorporated herein by reference.

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,
	2001	2000	2000	1999	1998
Diluted earnings (loss) per share(1):
First Community	$0.34	$0.32	$0.47	$1.05	$0.88
First Charter	$(0.51)	$0.002	$0.003	$(0.43)	$0.03
First Community combined pro forma	$0.08	$0.34	$(0.58)	$0.73	$1.17
First Charter equivalent pro forma	$0.00	$0.00	$0.00	$0.01	$0.01
Cash dividends per share(2):
First Community cash dividends per share	$0.09	$0.09	$0.36	$0.30	$0.24
First Charter equivalent pro forma cash dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00
	At March 31, 2001	At December 31, 2000
Book value per common share(3):
First Community	$8.24	$6.99
First Charter	1.76	2.15
First Community combined pro forma	8.59	7.75
First Charter equivalent pro forma	0.07	0.07

(1)
The First Community combined pro forma diluted earnings per share were calculated by using aggregate historical income information divided by the weighted average pro forma diluted shares outstanding of the combined entity. The average pro forma diluted shares of the combined entity were calculated by combining the First Community historical diluted shares with the historical diluted shares of First Charter as adjusted by the exchange ratio of 0.008635 and includes the conversion of First Charter convertible preferred stock into First Community common stock as provided by the merger agreement. The First Charter equivalent pro forma earnings per share amounts were computed by multiplying the First Community combined pro forma amounts by the exchange ratio of 0.008635.

(2)
The First Charter equivalent pro forma cash dividends per share amounts were computed by multiplying the First Community cash dividends per share by the exchange ratio of 0.008635.

(3)
The First Community combined pro forma book value per share is based on the aggregate historical shareholders' equity of the companies divided by the total pro forma common shares of the combined entity based on the exchange ratio of 0.008635 and includes the conversion of First Charter convertible preferred stock into First Community common stock as provided by the merger agreement. The First Charter equivalent pro forma book value per share at period end represents the First Community pro forma amounts multiplied by the exchange ratio of 0.008635.

Risk Factors

    In addition to the other information included in this document, including the matters addressed in "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS," you should consider the matters described below carefully in determining whether to approve the merger agreement.

Because the merger consideration may remain fixed despite potential changes in relative stock prices, First Charter shareholders will not know the value of the stock consideration they are receiving until the date we consummate the merger.

    For each outstanding share of First Charter common stock and convertible preferred stock, shareholders of First Charter will receive 0.008635 of a share and 5.680887 shares, respectively, of First Community common stock. Because of market fluctuations, the value of the shares received by First Charter shareholders could be higher or lower than the relative value associated with those shares on the date of this document or no the day of the special meeting. Such variations in the market prices of First Community common stock may result from changes in the business, operations or prospects of First Community or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

    We urge you to obtain current market quotations for First Community common stock.

Forward-looking statements may not prove accurate.

    First Community and First Charter have each made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management, and on information currently available to such management. In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and First Community's anticipated performance in future periods. With respect to estimated cost savings, First Community has made certain assumptions regarding, among other things, the extent of operational overlap between First Community and First Charter, the size of anticipated reductions in fixed labor costs, the amount of severance expenses and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

We face strong competition from financial service companies and other companies that offer banking services which can hurt our business.

    After the merger, we will continue to conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. These competitors of First Community and First Charter may have greater financial resources and develop products that enable such competitors to compete more successfully than First Community and First Charter.

If we are unable to integrate our business successfully, our business and earnings may be negatively effected.

    The merger involves the integration of companies that have previously operated independently. Successful integration of First Charter's operations will depend primarily on First Community's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings of approximately $      annually. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the merger and this would likely hurt our business and our earnings. In addition, First Community may experience greater than expected costs or difficulties relating to the integration of the business of First Charter, and/or may not realize expected cost savings from the merger within the expected time frame.

An economic slowdown in Southern California could hurt our business.

    We focus our business in Southern California. An economic slowdown in Southern California could result in the following consequences, any of which could hurt our business:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for our products and services may decline; and

  •
  collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A downturn in the real estate market or health care industry could hurt our business.

    A downturn in the real estate market could hurt our business because many of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of March 31, 2001, approximately  percent of the book value of First Community's loan portfolio and  percent of the book value of First Charter's loan portfolio consisted of loans secured by various types of real estate. Substantially all of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security.

    In addition, after the merger, a downturn in the healthcare industry could adversely affect our loan portfolio and business because many customers of First Community are in the health care industry. Such downturn might result from changes in the methods used by health care insurers and/or the government (Medicare) to reimburse health care providers for their services. If there is a downturn in the health care industry, we are more likely to suffer losses on defaulted loans and demand for First Community's products and services may decline.

Our business is subject to interest rate risk.

    Changes in the interest rate environment may reduce profits. It is expected that First Community will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that First Community's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect First Community's net interest spread, asset quality, loan origination volume and overall profitability.

Shares eligible for future sale could have a dilutive effect.

    Shares of First Community common stock eligible for future sale could have a dilutive effect on the market for First Community common stock and could adversely affect market prices.

    As of July 20, 2001, there are 15,000,000 shares of First Community common stock authorized, of which approximately 4,553,568 shares are outstanding. A maximum of 710,000 additional shares will be issued in the merger to First Charter shareholders (assuming no adjustment is made to the exchange ratio based on the average market price of First Community common stock during the prescribed measurement period shortly before the merger).

We are subject to extensive regulation which could adversely affect our business.

    The operations of First Community and First Charter are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. First Community and First Charter each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of First Community and First Charter is highly regulated, the laws, rules and regulations applicable to First Community and First Charter are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact First Community. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict First Community's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by First Community or otherwise adversely affect the business or prospects of First Community.

Only a limited market exists for First Community common stock.

    First Community common stock was designated for quotation on the Nasdaq National Market in June 2000 and trading volumes have been modest. There can be no assurance that an active trading market for First Community common stock will develop. The limited trading market for First Community common stock may cause fluctuations in the market value of First Community common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

Cautionary Statement Regarding Forward-Looking Statements

    This proxy statement-prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of each of First Community and First Charter. These statements may include statements regarding the projected performance of First Charter and First Community for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "will," "plans" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

  •
  combining the businesses of First Community and First Charter may cost more than we expect;

  •
  the timing of the completion of the proposed merger and new operations may be delayed or prohibited;

  •
  there may be increases in competitive pressure among financial institutions;

  •
  general economic conditions, either nationally or locally in areas in which First Charter and First Community conduct their operations, or conditions in securities markets may be less favorable than we currently anticipate;

  •
  expected cost savings from the merger may not be fully realized or realized within the expected time frame;

  •
  legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

  •
  integrating the business of First Charter and First Community and retaining key personnel may be more difficult that we expect;

  •
  our revenues after the merger may be lower than we expect;

  •
  we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect; or

  •
  changes in the interest rate environment may reduce interest margins.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. First Charter shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Community's and First Charter's ability to control or predict. For those statements, First Community and First Charter claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    All subsequent written and oral forward-looking statements attributable to First Community or First Charter or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Community nor First Charter undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

Unaudited Pro Forma Condensed Combined Financial Data
of First Community and First Charter

    The following tables present financial data for First Community and First Charter after giving effect to the merger, which we refer to as "pro forma" information. The pro forma financial data give effect to the merger under the pooling of interests accounting method in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In presenting the pro forma information for certain time periods, First Community assumed that First Community and First Charter had been merged throughout those periods. The following unaudited pro forma combined financial data combines the historical consolidated condensed financial statements of First Community and the historical consolidated condensed financial statements of First Charter, giving effect of the merger as if it had been effective on March 31, 2001 and December 31, 2000, with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Income. This information should be read in conjunction with the historical financial statements of the companies, including their respective notes thereto, which are included in this proxy statement-prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, included the notes thereto appearing elsewhere in the proxy statement-prospectus.

    First Community expects that it will incur reorganization and restructuring expenses as a result of combining First Community and First Charter. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the merger have been reflected in the pro forma combined balance sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the pro forma combined statements of income. First Community also anticipates that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, First Community does not reflect any of these anticipated cost savings or benefits in the pro forma information. Finally, the pro forma financial information does not reflect any divestitures of branches or deposits that may be required in connection with the merger. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

    As described in Note 3, on January 16, 2001, Professional Bancorp merged with and into First Community. The Professional Merger was accounted for using purchase accounting. Due to the materiality of this acquisition, the Unaudited Pro Forma Combined Condensed Statement of Income for the three-month period ended March 31, 2001, and for the year ended December 31, 2000, and as of December 31, 2000 are additionally presented as if the Professional Merger occurred on that date. Such information presented is not intended to reflect the actual results that would have been achieved had the Professional Merger actually occurred on those dates, and it should be read in conjunction with the historical financial information presented elsewhere herein.

Unaudited Pro Forma Combined Condensed Balance Sheets At March 31, 2001

	First Community	First Charter	Pro Forma Adjustments	First Community Pro Forma
	(In thousands, except per share data)
Assets:
Cash and due from banks	$35,546	$10,186	$—	$45,732
Federal funds sold	105,814	17,212	—	123,026

Total cash and cash equivalents	141,360	27,398	—	168,758
Interest-bearing deposits in financial institutions	285	16	—	301
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	1,334	1,019	—	2,353
Securities held to maturity	16,502	—	—	16,502
Securities available-for-sale	75,270	30,623	—	105,893

Total securities	93,106	31,642	—	124,748
Net loans	348,178	71,263	—	419,441
Premises and equipment	5,480	687	—	6,167
Other real estate owned	654	1,296	—	1,950
Goodwill	4,300	415	—	4,715
Other assets	13,883	2,537	427	16,847

Total Assets	$607,246	$135,254	$427	$742,927

Liabilities and Shareholders' Equity Liabilities:
Non-interest bearing deposits	$219,539	$30,901	$—	$250,440
Interest bearing deposits	328,626	88,108	—	416,734

Total deposits	548,165	119,009	—	667,174
Borrowed funds	15,173	6,000	—	21,173
Accrued interest payable & other liabilities	6,736	1,160	2,381	10,277

Total Liabilities	570,074	126,169	2,381	698,624
Shareholders' Equity:
Convertible preferred stock	—	5,045	(5,045)	—
Common stock	28,266	174	17,484	45,924
Additional paid-in-capital	—	12,439	(12,439)	—
Retained earnings (accumulated deficit)	8,605	(8,648)	(1,954)	(1,997)
Unrealized net gains on securities available-for-sale, net	301	75	—	376

Total Shareholders' Equity	37,172	9,085	(1,954)	44,303

Total Liabilities & Shareholders' Equity	$607,246	$135,254	$427	$742,927

Number of common shares outstanding	4,512.4	2,289.8		5,157.1
Common shareholders' equity per share	$8.24	$1.76		$8.59

Unaudited Pro Forma Combined Condensed Balance Sheets At December 31, 2000

	First Community	First Charter	Pro Forma Adjustments	First Community Pro Forma	Professional Bancorp	Professional Bancorp Pro Forma Adjustments		Pro Forma with Professional Bancorp
	(In thousands, except per share data)
Assets:
Cash and due from banks	$35,752	$12,369	$—	$48,121	$17,727	—		$65,848
Federal funds sold	16,903	—	—	16,903	77,275	(8,431	)(a)	85,747

Total cash and cash equivalents	52,655	12,369	—	65,024	95,002	(8,431)		151,595
Interest-bearing deposits in financial institutions	495	16	—	511	447	—		958
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	913	779	—	1,692	415	—		2,107
Securities held to maturity	40,428	—	—	40,428	14,263	—		54,691
Securities available-for-sale	4,972	41,520	—	46,492	46,692	(425	)(a)	92,759

Total securities	46,313	42,299	—	88,612	61,370	(425)		149,557
Net loans	246,622	72,698	—	319,320	102,376	—		421,696
Premises and equipment	5,027	734	—	5,761	817	—		6,578
Other real estate owned	1,031	1,296	—	2,327	—	—		2,327
Goodwill	—	882	—	882	—	4,634	(b)	5,516
Other assets	6,144	3,038	427	9,609	4,840	2,923	(c)	17,372

Total Assets	$358,287	$133,332	$427	$492,046	$264,852	$(1,299)		$755,599

Liabilities and Shareholders' Equity Liabilities:
Non-interest bearing deposits	$114,042	$34,909	$—	$148,951	$135,797	—		$284,748
Interest bearing deposits	202,896	76,322	—	279,218	113,338	—		392,556

Total deposits	316,938	111,231	—	428,169	249,135	—		677,304
Borrowed funds	9,689	11,000	—	20,689	679			21,368
Accrued interest payable & other liabilities	3,888	1,137	2,381	7,406	3,118	3,144	(d)	13,668

Total Liabilities	330,515	123,368	2,381	456,264	252,932	3,144		712,340
Shareholders' Equity:
Convertible preferred stock	—	5,045	(5,045)	—	—	—		—
Common stock	20,402	174	17,484	38,060	17	7,460	(e)	45,537
Additional paid-in-capital	—	12,439	(12,439)	—	21,271	(21,271	)(f)	—
Treasury stock					(537)	537	(f)	—
Retained earnings (accumulated deficit)	7,432	(7,486)	(1,954)	(2,008)	(8,264)	8,264		(2,008)
Unrealized net losses on securities available-for-sale, net	(62)	(208)	—	(270)	(567)	567	(i)	(270)

Total Shareholders' Equity	27,772	9,964	(1,954)	35,782	11,920	(4,443)		43,259

Total Liabilities & Shareholders' Equity	$358,287	$133,332	$427	$492,046	$264,852	$(1,299)		$755,599

Number of common shares outstanding	3,971.4	2,289.8		4,616.1	2,030.8			5,120.8
Common shareholders' equity per share	$6.99	$2.15		$7.75	$5.87			$8.45

Unaudited Pro Forma Combined Condensed Income Statements for the Three Months Ended March 31, 2001

	First Community	First Charter		Pro Forma Adjustments	First Community Pro Forma
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$8,662	$1,645		$—	$10,307
Interest on interest-bearing deposits in financial institutions	10	1		—	11
Interest on investment securities	1,578	571		—	2,149
Interest on federal funds sold	1,255	63		—	1,318

Total interest income	11,505	2,280		—	13,785
Interest expense:
Interest expense on deposits	2,701	1,042		—	3,743
Interest expense on borrowed funds	315	105		—	420

Total interest expense	3,016	1,147		—	4,163

Net interest income	8,489	1,133		—	9,622
Less: provision for loan losses	314	—		—	314

Net interest income after provision for loan losses	8,175	1,133		—	9,308
Non-interest income:
Service charges, commissions and fees	904	45		—	949
Other income	214	134		—	348

Total non-interest income	1,118	179		—	1,297
Non-interest expense:
Salaries and employee benefits	3,473	522		—	3,995
Occupancy, furniture and equipment	1,086	247		—	1,333
Professional services	791	389		—	1,180
Stationery, supplies and printing	149	52		—	201
FDIC assessment	144	6		—	150
Cost of other real estate owned	30	4		—	34
Advertising	139	1		—	140
Insurance	79	28		—	107
Goodwill amortization	58	—		—	58
Other	652	124		—	776

Total non-interest expense	6,601	1,373		—	7,974

Income before income taxes	2,692	(61)		—	2,631
Income taxes	1,115	—		—	1,115

Income (loss) from continuing operations	1,577	(61)		—	1,516
Discontinued operations
(Loss) from operations of discontinued merchant card processing (net of income taxes)		(182)			(182)
Loss on disposal of merchant card processing, including provision of $478 for operating losses during phase-out period (net of income taxes)		(919)			(919)

(Loss) from discontinued operations	—	(1,101)		—	(1,101)

Net income (loss)	1,577	(1,162)		—	415
Preferred dividends	—	—			—

Net income (loss) available to common shareholders	$1,577	$(1,162)		$—	$415

Per share information:
Number of shares (weighted average)
Basic	4,400.7	2,289.8			5,045.4
Diluted	4,618.3	2,289.8			5,263.0
Income (loss) per share:
Basic
From continuing operations	$0.36	$(0.03)			$0.30
From discontinued operations	—	(0.48)			(0.22)

Diluted earnings (loss) per common share	$0.36	$(0.51)			$0.08

Diluted(1)
From continuing operations	$0.34	$(0.03	)(*)		$0.29
From discontinued operations	—	(0.48	)(*)		(0.21	)(*)

Basic earnings (loss) per common share	$0.34	$(0.51	)(*)		$0.08

(*)
Effect is anti-dilutive.

(1)
Does not include the impact of options to purchase First Charter convertible preferred.

Unaudited Pro Forma Combined Condensed Income Statements for the Three Months Ended March 31, 2000

	First Community	First Charter	Pro Forma Adjustments	First Community Pro Forma
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$5,575	$1,361	$—	$6,936
Interest on interest-bearing deposits financial institutions	105	—	—	105
Interest on investment securities	736	426	—	1,162
Interest on federal funds sold	151	73	—	224

Total interest income	6,567	1,860	—	8,427
Interest expense:
Interest expense on deposits	1,565	765	—	2,330
Interest expense on borrowed funds	38	—	—	38

Total interest expense	1,603	788	—	2,368

Net interest income	4,964	1,095	—	6,059
Less: provision for loan losses	—	(130)	—	(130)

Net interest income after provision for loan losses	4,964	1,225	—	6,189
Non-interest income:
Service charges, commissions and fees	482	49	—	531
Other income	99	285	—	384

Total non-interest income	581	334	—	915
Non-interest expense:
Salaries and employee benefits	1,678	542	—	2,220
Occupancy, furniture and equipment	638	291	—	929
Professional services	533	286	—	819
Stationery, supplies and printing	45	62	—	107
FDIC assessment	15	14	—	29
Cost of other real estate owned	—	73	—	73
Advertising	101	5	—	106
Insurance	31	25	—	56
Goodwill amortization	—	—		—
Loss on sale of securities	11	—	—	11
Other	283	40	—	323

Total non-interest expense	3,335	1,338	—	4,673

Income from continuing operations	1,292	220	—	1,512
Discontinued operations
Income from operations of discontinued merchant card processing (net of income taxes)		98		98

Income from discontinued operations	—	98	—	98

Net income	1,292	318	—	1,610
Preferred dividends	—	165	(165)	—

Net income available to common shareholders	$1,292	$153	$165	$1,610

Per share information:
Number of shares (weighted average)
Basic	3,878.3	2,289.8		4,523.0
Diluted(1)	4,097.3	74,658.2		4,742.0
Income per share:
Basic
From continuing operations	$0.33	$0.03		$0.34
From discontinued operations	—	0.04		0.02

Basic earnings per common share	$0.33	$0.07		$0.36

Diluted(1)
From continuing operations	$0.32	$0.001		$0.32
From discontinued operations	—	0.001		0.02

Diluted earnings per common share	$0.32	$0.002		$0.34

(1)
Does not include the impact of options to purchase First Charter convertible preferred.

Unaudited Pro Forma Combined Condensed Income Statements for the Year Ended December 31, 2000

	First Community	First Charter	Pro Forma Adjustments	First Community Pro Forma	Professional Bancorp	Professional Bancorp Pro Forma Adjustments		Pro Forma with Professional Bancorp
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$23,980	$5,750	$—	$29,730	$11,901	—		$41,631
Interest on interest-bearing deposits in financial institutions	257	15	—	272	35	—		307
Interest on investment securities	2,957	1,723	—	4,680	4,030	—		8,710
Interest on federal funds sold	1,637	458	—	2,095	3,356	—		5,451

Total interest income	28,831	7,946	—	36,777	19,322	—		56,099
Interest expense:
Interest expense on deposits	7,551	3,522	—	11,073	3,431	—		14,504
Interest expense on borrowed funds	373	55	—	428	51	582	(j)	1,061

Total interest expense	7,924	3,577	—	11,501	3,482	582		15,565

Net interest income	20,907	4,369	—	25,276	15,840	(582)		40,534
Less: provision for loan losses	520	(205)	—	315	11,732	—		12,047

Net interest income after provision for loan losses	20,387	4,574	—	24,961	4,108	(582)		28,487
Non-interest income:
Service charges, commissions and fees	1,637	165	—	1,802	1,314	—		3,116
Gain on sale of securities	—	10	—	10	—	—		10
Other income	828	1,194	—	2,022	4,646	—		6,668

Total non-interest income	2,465	1,369	—	3,834	5,960	—		9,794
Non-interest expense:
Salaries and employee benefits	6,673	2,203	—	8,876	7,868	—		16,744
Occupancy, furniture and equipment	2,455	1,063	—	3,518	2,040	—		5,558
Professional services	1,914	1,189	—	3,103	2,790	—		5,893
Stationery, supplies and printing	418	65	—	483	669	—		1,152
Cost of other real estate owned	356	93	—	449	—	—		449
Advertising	435	24	—	459	311			770
Insurance	128	109	—	237	125			362
Goodwill amortization	—	—	—	99	—	309	(k)	309
Merger costs	3,561	—	—	3,561	—			3,561
Loss on sale of securities	11	5	—	16	—			16
Other	2,194	296	—	3,561	1,308	—		3,798

Total non-interest expense	18,145	5,047	—	23,192	15,111	—		38,612

Income before income taxes	4,707	896	—	5,603	(5,043)	(891)		(331)
Income taxes	2,803	1	—	2,804	—	(244	)(1)	2,560

Income (loss) from continuing operations	1,904	895	—	2,799	(5,043)	(647)		(2,891)
Discontinued operations
Loss from operations of discontinued merchant card processing operations (net of income taxes)	—	(44)	—	(44)	—	—		(44)

Net income (loss)	1,904	851	—	2,755	(5,043)	(647)		(2,935)
Preferred dividends	—	660	(660)	—	—	—		—

Net income (loss) available to common shareholders	$1,904	$191	$660	$2,755	$(5,043)	$(647)		$2,935

Per share information:
Number of shares (weighted average)
Basic	3,908.3	2,289.8		4,553.0	2,030.8			5,057.7
Diluted(1)	4,090.4	74,658.2		4,735.1	2,030.8			5,239.8
Income (loss) per share:
Basic
From continuing operations	$0.49	$0.10		$0.62	$(2.48)			$(0.57)
From discontinued operations	—	(0.02)		(0.01)	—			(0.01)

Basic earnings (loss) per common share	$0.49	$0.08		$0.61	$(2.48)			$(0.58)

Diluted(1)
From continuing operations	$0.47	$0.01		$0.59	$(2.48)			$(0.57)*
From discontinued operations	—	(0.00)		(0.01)	—			(0.01)*

Diluted earnings (loss) per common share	$0.47	$0.01		$0.58	$(2.48)			$(0.58)*

(*)
Effect is anti-dilutive

(1)
Does not include the impact of options to purchase First Charter convertible preferred

Unaudited Pro Forma Combined Condensed Income Statements for the Year Ended December 31, 1999

	First Community	First Charter		Pro Forma Adjustments	First Community Pro Forma
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$19,056	$5,031		$—	$24,087
Interest on interest-bearing deposits in financial institutions	355	41		—	396
Interest on investment securities	2,614	1,927		—	4,541
Interest on federal funds sold	1,380	404		—	1,784

Total interest income	23,405	7,403		—	30,808
Interest expense:
Interest expense on deposits	5,648	3,317		—	8,965
Interest expense on borrowed funds	40	2		—	42

Total interest expense	5,688	3,319		—	9,007

Net interest income:	17,717	4,084		—	21,801
Less: provision for loan losses	518	(200)		—	318

Net interest income after provision for loan losses	17,199	4,284		—	21,483
Non-interest income:
Service charges, commissions and fees	1,511	169		—	1,680
Gain on sale of securities	—	62		—	62
Other income	793	421		—	1,214

Total non-interest income	2,304	652		—	2,956
Non-interest expense:
Salaries and employee benefits	5,623	1,850		—	7,473
Occupancy, furniture and equipment	2,183	1,108		—	3,291
Professional services	1,469	1,641		—	3,110
Stationery, supplies and printing	395	75		—	470
Cost of other real estate owned	182	892		—	1,074
Advertising	305	17		—	322
Insurance	120	239		—	359
Loss on sale of securities	2	50		—	52
Other	1,794	164		—	1,958

Total non-interest expense	12,073	6,036		—	18,109

Income (loss) before income taxes	7,430	(1,100)		—	6,330
Income taxes (benefits)	3,166	(11)		—	3,155

Income (loss) from continuing operations	4,264	(1,089)		—	3,175
Discontinued operations
Income from operations of discontinued merchant card processing operations (net of income taxes)	—	259		—	259

Net income (loss)	4,264	(830)		—	3,434
Preferred dividends	—	165		(165)	—

Net income (loss) available to common shareholders	$4,264	$(995)		$165	$3,434

Per share information:
Number of shares (weighted average)
Basic	3,863.1	2,289.8			4,507.8
Diluted	4,076.5	2,289.8			4,721.2
Income (loss) per share:
Basic
From continuing operations	$1.10	$(0.54)			$0.70
From discontinued operations	—	0.11			0.06

Basic earnings (loss) per common share	$1.10	$(0.43)			$0.76

Diluted(1)
From continuing operations	$1.05	$(0.54	)(*)		$0.68
From discontinued operations	—	0.11			0.05

Diluted earnings (loss) per common share	$1.05	$(0.43	)(*)		$0.73

(*)
Effect is anti-dilutive.

(1)
Does not include the impact of options to purchase First Charter convertible preferred

Unaudited Pro Forma Combined Condensed Income Statements for the Year Ended December 31, 1998

	First Community	First Charter	Pro Forma Adjustments	First Community Pro Forma
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$16,971	$4,344	$—	$21,315
Interest on interest-bearing deposits in other banks	314	27	—	341
Interest on investment securities	1,838	2,703	—	4,541
Interest on federal funds sold	1,135	458	—	1,593

Total interest income	20,258	7,532	—	27,790
Interest expense:
Interest expense on deposits	5,354	3,884	—	9,283
Interest expense on borrowed funds	36	—	—	36

Total interest expense	5,390	3,884	—	9,274

Net interest income:	14,868	3,648	—	18,516
Less: provision for loan losses	941	(440)	—	501

Net interest income after provision for loan losses	13,927	4,088	—	18,015
Non-interest income:
Service charges, commissions and fees	1,699	141	—	1,840
Gains on sale of securities	—	118	—	118
Other income	993	541	—	1,534

Total non-interest income	2,692	800	—	3,492
Non-interest expense:
Salaries and employee benefits	5,270	1,892	—	7,162
Occupancy, furniture and equipment	1,983	938	—	2,921
Impairment loss on bank premises held-for-sale	38	—	—	38
Professional services	1,497	1,199	—	2,696
Stationery, supplies and printing	273	60	—	333
Cost of other real estate owned	62	39	—	101
Advertising	337	4	—	341
Insurance	124	271	—	395
Loss on sale of securities	—	85	—	85
Other	1,313	238	—	1,551

Total non-interest expense	10,897	4,726	—	15,623
Income before income taxes	5,722	162	—	5,884
Income taxes	2,140	(65)	—	2,075

Income from continuing operations	3,582	227	—	3,809
Discontinued operations:
Income from operations of discontinued merchant card processing (net of income taxes or benefit)	1,724	1,724	—	1,724

Income from discontinued operations	—	1,724	—	1,724

Net income	3,582	1,951	—	5,533
Preferred dividends	—	—	—	—

Net income available to common shareholders	$3,582	$1,951	$—	$5,533

Per share information:
Number of shares (weighted average)
Basic	3,835.6	2,289.8		4,480.3
Diluted	4,082.3	74,658.2		4,727.0
Income per share:
Basic
From continuing operations	$0.93	$0.10		$0.85
From discontinued operations	—	0.75		0.38

Basic earnings per common share	$0.93	$0.85		$1.23

Diluted(1)
From continuing operations	$0.88	$0.00		$0.81
From discontinued operations	—	0.03		0.36

Diluted earnings per common share	$0.88	$0.03		$1.17

(1)
Does not include the impact of options to purchase First Charter convertible preferred

Notes to Unaudited Pro Forma Condensed Combined Financial Data
of First Community and First Charter

NOTE 1: BASIS OF PRESENTATION OF FIRST CHARTER

    Certain historical data of First Charter have been reclassified on a pro forma basis to conform to First Community's classifications. Transactions between First Community and First Charter are not material in relation to the unaudited pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts. The unaudited pro forma numbers of common shares outstanding, common shareholders' equity per share, weighted average number of shares (basic and diluted) and income (loss) per share (basic and diluted) are based on the share amounts for First Community plus the share amounts for First Charter multiplied by the First Charter exchange ratio of 0.008635 and includes the conversion of First Charter convertible preferred stock into First Community common stock as provided by the merger agreement. Prior to the merger, First Charter has 2,289,779 common shares and 110,000 convertible preferred shares outstanding. The convertible preferred shares are equivalent to 72,368,421 First Charter common shares. As a result of the conversion of First Charter convertible preferred stock into First Community common stock, preferred dividends are eliminated in the pro forma combined condensed income statements.

NOTE 2: MERGER COSTS

    The unaudited pro forma combined condensed financial data reflect First Community's and First Charter's respective management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $2,381,000 ($1,954,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the First Charter merger. In accordance with pooling of interests accounting, these costs will be recognized upon the closing of the transaction. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on First Community's pro forma combined financial position. The estimated aggregate costs include the following:

Employee costs	$446,000
Conversion costs	400,000
Other costs	170,000

1,016,000
Tax benefits	427,000

589,000
Investment banking and other professional fees	1,365,000

$1,954,000

    These cost estimates are forward-looking. While the costs represent management's current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the merger of First Charter with First Community, which will be developed by various of First Community's and First Charter's task forces and integration committees. Readers are cautioned that the completion of the merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the merger and resultant integration of operations will impact these estimates; the type and amount of costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 3: BASIS OF PRESENTATION OF PROFESSIONAL ACQUISITION

    On January 16, 2001, Professional Bancorp, Inc. merged (the "Professional Merger") with and into First Community, with First Community as the surviving entity. The merger was consummated pursuant to the terms of an Agreement and Plan of Merger, dated as of August 7, 2000, by and between First Community and Professional Bancorp (the "Professional Merger Agreement").

    Pursuant to the Professional Merger Agreement, each issued and outstanding share of common stock of Professional Bancorp prior to the Professional Merger (other than as provided in the Professional Merger Agreement) was converted into the right to receive either 0.55 shares of First Community Common Stock or $8.00 in cash. Upon consummation of the Professional Merger, First Community issued approximately 504,747 shares of common stock to former holders of Professional Bancorp common stock, and as a result, the former shareholders of Professional Bancorp common stock own shares of First Community common stock representing approximately 11.3% of the outstanding shares of First Community common stock.

    The Professional Merger was accounted for using the purchase method. Therefore, operating results of First Community for each of the three years ended December 31, 2000 and the three-month period ended March 31, 2000 do not include the operations of Professional Bancorp. Also, the balance sheet of First Community as of December 31, 2000 does not include the balance sheet of Professional Bancorp. Due to the materiality of this acquisition, the Unaudited Pro Forma Combined Condensed Statement of Income for the one year period ended December 31, 2000 includes the operations of Professional Bancorp, Inc. as if the Professional Merger occurred at the beginning of the period and the Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 2000 includes Professional Bancorp, Inc. as if the Professional Merger had occurred on that date.

    The information for Professional Bancorp, Inc. for the year ended December 31, 2000 is derived from the audited consolidated financial statements of Professional Bancorp. This information should be read in conjunction with the historical consolidated financial statements of Professional Bancorp, Inc. including the respective notes thereto, which are included in this proxy statement — prospectus. The unaudited pro forma combined condensed financial data does not give effect to any operating efficiencies anticipated in conjunction with the Professional Merger.

    Certain historical data of Professional Bancorp, Inc. have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 4: PURCHASE PRICE AND FUNDING OF PROFESSIONAL MERGER

    The purchase price is based on $8 per share for Professional Bancorp, Inc. shareholders receiving the cash consideration and an exchange ratio of 0.55 First Community shares for Professional Bancorp shareholders receiving the stock consideration. Based on the $14.81 closing price of First Community on the day prior to the completion of the Professional Merger, those Professional Bancorp, Inc. shareholders choosing the stock consideration received a value of $8.15 per share.

    The total consideration paid in connection with the Professional Merger is calculated as:

	Stock Consideration	Cash Consideration		Total
Professional Bancorp common shares outstanding	917,722	1,113,032		2,030,754
Exchange ratio	0.55

	504,747	1,113,032
Value received	$14.81	$7.96	*

Total purchase price	$7,475,000	$8,858,000		$16,333,000

*
Less than $8.00 per share as a result of First Community purchasing some shares at market prior to the Professional merger.

    The cash portion of the purchase price was financed through a combination of the issuance of $8 million of trust preferred securities which occurred in September 2000, a revolving line of credit and dividends from First Community's subsidiary banks. (Note: Trust preferred securities count as Tier 1 capital for regulatory purposes.)

    Professional Bancorp, Inc. shareholders had the option to elect cash of $8 or 0.55 shares of First Community common stock for each share of Professional Bancorp, Inc. common stock owned. Based upon the elections, 917,722 shares of Professional Bancorp Common Stock were exchanged for approximately 504,747 shares of First Community Common Stock and 1,113,032 shares of Professional Bancorp Common Stock were exchanged for approximately $8,904,000.

    As a result of the issuance of trust preferred, historical interest expense on the accompanying pro forma combined condensed income statements for the year ended December 31, 2000, has been increased by $582,000 representing the interest expense on the trust preferred.

NOTE 5: ALLOCATION OF PURCHASE PRICE OF PROFESSIONAL MERGER

    The purchase price of Professional Bancorp, Inc. has been allocated as follows:

Cash and cash equivalents	$95,002,000
Time deposits in financial institutions	447,000
Securities	61,370,000
Net loans	102,376,000
Goodwill	4,634,000
Premises and equipment	817,000
Other assets	7,763,000
Deposits	(249,135,000)
Borrowed funds	(679,000)
Other liabilities	(6,262,000)

Total purchase price	$16,333,000

    In allocating the purchase price, the following adjustments were made to Professional Bancorp, Inc.'s historical amounts. Other liabilities were increased by $3,144,000, representing the estimated merger costs. Other assets were increased by $2,923,000, representing the tax effects of the estimated merger costs and the reduction of the valuation reserve against the deferred tax asset. Substantially all of other assets and liabilities are either variable rate or short-term in nature and fair value adjustments were considered to be immaterial to the financial presentation. Goodwill is amortized on a straight line basis over fifteen years.

    In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), beginning on January 1, 2002, amortization of goodwill and intangibles with indefinite lives will cease.

NOTE 6: MERGER COSTS OF PROFESSIONAL ACQUISITION

    The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $3,144,000 ($221,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheet in order to disclose the aggregate effect of these activities on First Community's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

Employee costs (severance and retention costs)	$2,220,000
Professional services	169,000
Conversion and other costs	755,000

Total	3,144,000
Tax benefits of above costs	1,003,000
Reversal of tax valuation allowance	1,920,000

Net merger costs	$221,000

    First Community management's cost estimates are forward-looking. While the costs represent First Community management's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 7: KEY TO PRO FORMA ADJUSTMENTS OF PROFESSIONAL MERGER

    Summarized below are the pro forma adjustments necessary to reflect the acquisition of Professional Bancorp, Inc. based on the purchase method of accounting:

  a)
  Use cash as part of the cash portion of the purchase price. See note 2.
  b)
  Reflect goodwill resulting from the purchase method of accounting. See note 3.
  c)
  Reflect the deferred tax asset related to the deductible merger costs. See note 4.
  d)
  Adjust liabilities for accrued merger costs. See note 4.
  e)
  Reflect issuance of common stock to Professional Bancorp, Inc. shareholders.
  f)
  Eliminate Professional Bancorp, Inc. additional paid-in-capital.
  g)
  Eliminate Professional Bancorp, Inc. treasury stock.
  h)
  Eliminate Professional Bancorp, Inc. retained losses.
  i)
  Eliminate Professional Bancorp, Inc. unrealized losses on securities available-for-sale.
  j)
  Interest expense related to the issuance of trust preferred.
  k)
  Amortization of goodwill on a straight-line basis over fifteen years.
  l)
  Tax benefits associated with the additional interest expense.

First Charter Special Meeting

General

    This proxy statement-prospectus is first being mailed by First Charter to the holders of First Charter common stock and convertible preferred stock on or about       , 2001 and is accompanied by the notice of the First Charter special meeting and a form of proxy that is solicited by the board of directors of First Charter for use at the First Charter special meeting, to be held on      , 2001 at     local time,     , and at any adjournments or postponements of that meeting.

Matters to be Considered

    The purpose of the First Charter special meeting is to approve the merger agreement and any other matters that may be properly submitted to a vote at the First Charter special meeting. At this time, the First Charter board of directors is unaware of any matters other than approval of the merger agreement that may be presented for action at the special meeting. First Charter shareholders may also be asked to vote to adjourn or postpone the First Charter special meeting. First Charter could use any adjournment or postponement of the First Charter special meeting for the purpose of allowing additional time for soliciting additional votes to approve the merger agreement.

How to Vote Your Shares

    Your vote is important. The board of directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the meeting. If you hold shares of First Charter common stock, a blue form of proxy for voting your shares at the meeting is enclosed; if you hold shares of First Charter convertible preferred stock, a green form of proxy for voting your shares at the meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the meeting in accordance with your instructions on the proxy. If no instruction is specified on the proxy with respect to the proposal to be acted upon, the shares represented by your executed proxy will be voted in favor of the merger with First Community. The proxy will be voted at the discretion of the holders of the proxy, in accordance with the recommendations of the board of directors, on any other business matter that may properly be presented at the meeting, including any matters which First Charter did not have notice of a reasonable time before the printing and mailing of this proxy statement.

Solicitation of Proxies

    The board of directors of First Charter is making this solicitation of proxies. First Charter will bear the entire cost of soliciting proxies from First Charter shareholders. In addition to the solicitation of proxies by mail, First Charter will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. First Charter will reimburse those record holders for their reasonable expenses in so doing. First Charter may also use its regular employees, who will not be specially compensated, to solicit proxies from First Charter shareholders, either personally or by mail, telephone, telegram, facsimile or other electronic methods.

Record Date and Voting Rights

    You are entitled to vote at the First Charter special meeting if you owned shares of First Charter on      , 2001, the First Charter record date. As of that date, there were 2,289,779 shares of First Charter common stock issued and outstanding and 110,000 shares of First Charter Series A Convertible Preferred Stock issued and outstanding. Each holder of First Charter common stock and each holder of First Charter convertible preferred stock will be entitled to one vote per share on the merger and any matter that may properly come before the meeting.

Recommendation of the First Charter Board of Directors

    The First Charter board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on First Charter's reasons for the merger described in this document, including Carpenter & Company's fairness opinion, the First Charter board of directors believes that the merger agreement is in the best interests of First Charter shareholders and unanimously recommends that the First Charter shareholders vote "FOR" approval of the merger agreement. See "The Merger—Reasons for the Merger and Recommendation of the First Charter Board of Directors."

The Merger

    The following summary of the material terms and provisions of the merger agreement and the related stock option agreement is qualified in its entirety by reference to the merger agreement among First Community, First Community Bank of the Desert and First Charter and the related stock option agreement, each of which is dated as of May 22, 2001. We amended the merger agreement on July 19, 2001. The merger agreement, as amended, is attached as Appendix A to this proxy statement-prospectus. The stock option agreement is attached as Appendix B to this proxy-statement prospectus.

General

    The boards of directors of First Community and First Charter have unanimously approved the merger agreement, as amended, providing for the merger of First Charter into First Professional Bank, N.A., a wholly-owned subsidiary of First Community. First Professional Bank, N.A. will be the surviving corporation in the merger. Upon completion of the merger, the separate corporate existence of First Charter will end. We expect to complete the merger in the fourth quarter of 2001. As a result of the merger, each share of First Charter common stock and convertible preferred stock issued and outstanding at the effective time of the merger will be converted into the right to receive 0.008635 of a share (which we refer to in this document as the "exchange ratio") and 5.680887 shares (obtained by multiplying the exchange ratio by 657.89, the number of shares of First Charter common stock into which each share of First Charter convertible preferred stock may convert), respectively, of First Community common stock.

Background of the Merger

    Since its founding in 1983, First Charter has concentrated on servicing the banking needs of professional service firms, entrepreneurs, small to medium-sized businesses and high net worth individuals. While confident in the effectiveness of its marketing strategy, First Charter recognized that significant changes were taking place in the banking industry and believed that sharing management and resources as a result of an acquisition or merger would enable it to survive the competitive pressures of an industry dominated by large banks and holding companies.

    Accordingly, in 1999, First Charter first began seeking potential targets for acquisition. With the assistance of Unicon Consulting Services, a company that provides strategic planning and valuation services, First Charter entered discussions with four banks in the greater Los Angeles area during the year 1999. First Charter concluded from these discussions that none of these banks were potential targets because the prices at which they were seeking to be acquired were beyond what First Charter was willing to pay. As a result, the discussions and Unicon Consulting Services' engagement with First Charter ended.

    In August 2000, First Charter again began to consider the potential for a business combination or other strategic plan for the bank's future growth. The bank began discussions with the firm of Carpenter & Company to assess the strategic alternatives for First Charter, including raising additional capital to attain growth, merging with a bank of First Charter's approximate size, or merging with a bank of a much larger size. First Charter had several goals in mind in seeking a recapitalization or business combination. The bank recognized that its existing capital base constrained it from realizing significant growth. It wanted to expand the breadth of service offerings to customers and broaden the range of customers it serviced. First Charter was further motivated by the termination of a major contractual relationship. Since 1994, First Charter maintained a relationship with ECHO to provide merchant card processing services. This arrangement provided fee income and resulted in the deposit of low-cost funds at First Charter. In October 2000, ECHO unilaterally terminated this contract with First Charter. As a result, the deposit balances generated from this relationship declined, substantially reinforcing the need for First Charter to consider a range of strategic alternatives to promote its future growth with the goal of increasing shareholder value.

    On September 11, 2000, Carpenter & Company was formally retained to explore alternatives, including consideration of potential merger partners. After carefully reviewing the business of First Charter, Carpenter & Company developed a range of strategic alternatives which were presented to First Charter's management in October of 2000. Carpenter & Company discussed with First Charter the potential impact on shareholder value of various business combination and recapitalization strategies. Shortly thereafter, Carpenter & Company contacted four banks approximately the same size as First Charter and two larger banks (including First Community), all having operations within in the Los Angeles area. It also contacted two private equity groups, specializing in banking transactions, in an effort to secure a significant capital investment in First Charter. As a result of these discussions, First Community submitted a non-binding substantive proposal to Carpenter & Company in early December 2000. The remaining contacts did not result in any substantive proposals. After extensive discussions with First Community and First Charter regarding the First Community proposal, Carpenter & Company made a formal presentation of the First Community proposal to the First Charter board of directors on January 24, 2001. The board of directors authorized the management team of First Charter to assist First Community in its due diligence investigation of First Charter and to negotiate, with the advice of its financial advisor and legal counsel, the terms and conditions of a definitive agreement. During this period representatives of First Charter also completed a due diligence review of First Community. Carpenter & Company prepared further detailed analyses of the financial terms and conditions, including valuation comparisons with recent transactions of a similar nature. Legal counsel analyzed the terms and conditions of the proposed definitive agreement from a legal perspective, and the legal implications of the transaction.

    Several months of negotiations ensued over the terms of the definitive agreement. First Community completed its due diligence review of First Charter and formalized its offer of 0.008635 of a share of First Community common stock for holders of First Charter common stock and 5.680887 shares of First Community common stock for holders of First Charter preferred stock. First Community and First Charter amended the merger agreement to select First Professional from among First Community's subsidiaries as the institution that will survive the merger.

    First Community proposed a draft agreement, the details of which were discussed at a meeting of board of directors on May 15, 2001, which was held for the specific purpose of considering whether to approve and execute the definitive agreement. After reviewing and discussing with legal counsel the draft agreement submitted by First Community and having extensive discussions covering the factors described below under "Reasons for the Merger", and considering the presentation by Carpenter & Company of its oral opinion that the merger consideration was fair to First Charter's shareholders from a financial point of view, the board of directors unanimously approved the agreement with First Community. The board of directors also unanimously approved and adopted the stock option agreement that was a part of the merger agreement. The parties executed the Agreement and Plan of Merger on May 22, 2001.

Reasons for the Merger and Recommendation of the First Charter Board of Directors

    The First Charter board of directors believes that the merger agreement and the merger are in the best interests of First Charter and First Charter shareholders. Accordingly, the First Charter board of directors has unanimously approved and adopted the merger agreement and recommends approval of the merger agreement by the First Charter shareholders. In reaching its decision, the board of directors consulted with First Charter's management, legal counsel and Carpenter & Company, First Charter's financial advisor. The board of directors considered a number of factors, to which relative weights were not assigned, including the following:

  1.
  the First Charter board of director's familiarity with and review of First Charter's business, operations, financial condition and earnings;

  2.
  the First Charter board of director's familiarity with and review of First Charter's prospects, and factors which might affect First Charter's ability to enhance revenues and obtain revenue source diversification on a stand-alone basis, including:
  •
  the effect on First Charter's operating margins in light of the highly competitive banking business in Southern California and the market area served by First Charter;
  •
  the dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area;
  •
  the competition for loans and deposits by First Charter with other commercial banks, including many which are much larger than First Charter, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions;
  •
  the ability of larger commercial banks to offer larger loans based on substantially higher lending limits due to a larger capital base;
  3.
  the current and prospective economic, regulatory and competitive environment facing financial institutions, including First Charter;
  4.
  the review by the board of directors of First Charter, based in part on the advice of Carpenter & Company, of alternatives to the merger with First Community, the range of possible values to First Charter's stockholders that might be obtained in the future if those were chosen and the timing and likelihood of actually receiving such values. This review included consideration of the alternatives of remaining independent or engaging in a merger or a similar transaction with a bank holding company other than First Community;
  5.
  the review by the board of directors of First Charter, based in part on the advice of Carpenter & Company and reports from management, of (a) the business, operations, earnings, and financial condition of First Community on both an historical and a prospective basis and (b) the historical market price and potential future value of First Community common stock;
  6.
  anticipated cost savings and operating efficiencies available to the combined institution from the merger;
  7.
  the oral financial presentation of Carpenter & Company, followed by written confirmation, as to the fairness of the merger consideration from a financial point of view to First Charter shareholders;
  8.
  the expectation that the merger will generally be a tax-free transaction to First Charter and its shareholders;
  9.
  the belief of the board of directors of First Charter that the terms of the merger agreement are attractive in that the agreement allows First Charter shareholders to become shareholders in a combined institution with more assets, a larger geographic base and a more liquid security;
  10.
  the terms and conditions of the merger agreement and structure of the merger;
  11.
  the effect of the merger on First Charter's other constituencies, including its management, employees and the communities it serves;
  12.
  First Community's apparent success in completing and implementing previous mergers of community banks.

    The foregoing discussion of the information and factors considered by the First Charter board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the First Charter board of directors. In reaching its determination to approve the merger, the First

Charter board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

    Based on the foregoing, the First Charter board of directors unanimously recommends that First Charter shareholders vote "FOR" adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Opinion of First Charter's Financial Advisor

    General.  Pursuant to an engagement letter dated September 11, 2000, First Charter engaged Seapower Carpenter Capital, Inc., dba Carpenter & Company to provide financial advisory services with respect to possible business combinations involving First Charter. The services included the provision of a fairness opinion in connection with any proposed merger transaction. Carpenter & Company is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. First Charter selected Carpenter & Company to render the opinion on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking and investment communities. No limitations were imposed by First Charter on Carpenter & Company with respect to the investigations made or procedures followed in rendering its opinion.

    At a meeting of the First Charter board of directors on May 15, 2001, Carpenter & Company delivered its written opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration pursuant to the merger agreement was fair to First Charter shareholders from a financial point of view.

    The full text of Carpenter & Company's written opinion to the First Charter board of directors, which sets forth the assumptions made, matters considered, and limitations of the review, by Carpenter & Company, is attached hereto and is incorporated herein by reference. The following summary of Carpenter & Company's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter & Company does not admit that it is an expert with respect to the registration statement of which this proxy statement-prospectus is part within the meaning of the term "experts" as used in the Securities Act of 1933, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"). Carpenter & Company does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter & Company's opinion is directed to the First Charter board of directors, covers only the fairness of the merger consideration to be received by holders of First Charter common stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of First Charter common stock as to how such shareholder should vote.

    In connection with its opinion, Carpenter & Company, among other things: (i) reviewed certain publicly available financial and other data with respect to First Charter and First Community, including the consolidated financial statements for recent years through December 31, 2000 and the three months ended March 31, 2001, and certain other relevant financial and operating data relating to these companies made available to Carpenter & Company from published sources and from the internal records of First Charter; (ii) reviewed the merger agreement; (iii) reviewed certain information concerning the trading of, and the trading market for First Community common stock; (iv) compared First Charter and First Community from a financial point of view with certain other companies in the banking industry which Carpenter & Company deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Carpenter & Company deemed to be comparable, in whole or in part, to the merger; (vi) reviewed and discussed with representatives of the management of First Charter certain information of a business and financial nature regarding First Charter and First Community, furnished to Carpenter & Company by them; (vii) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with First Charter's counsel; and (vii) performed such other analyses and examinations as Carpenter & Company deemed appropriate.

    In connection with its review, Carpenter & Company did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter & Company also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of the companies involved in the merger since the respective dates of their last financial statements made available to it. Carpenter & Company relied on advice of counsel to First Charter as to all legal matters with respect to First Charter, the merger and the merger agreement. First Charter acknowledged that Carpenter & Company did not discuss with First Charter's independent accountants any financial reporting matters with respect to First Charter, the merger or the merger agreement. First Charter informed Carpenter & Company, and Carpenter & Company assumed that the merger would be accounted for as a pooling of interests under generally accepted accounting principles (GAAP). Carpenter & Company assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Carpenter & Company assumed that the allowance for loan losses for each of First Charter and First Community are in the aggregate adequate to cover such losses. In addition, Carpenter & Company did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the companies involved in the merger, and Carpenter & Company was not furnished with any such appraisals. Finally, Carpenter & Company's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter & Company as of, the date of the opinion. Accordingly, although subsequent developments may affect Carpenter & Company's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

    Set forth below is a summary of Carpenter & Company's analysis in connection with its opinion that is complete in all material respects.

    Review of First Community and First Charter.  Carpenter & Company analyzed First Charter and First Community as reported by the companies in their respective financial reports and regulatory filings, and by combining them on a pro forma basis. Specifically, Carpenter & Company reviewed total loans, total assets, total deposits, total shareholders' equity, net income, and return on average assets. The following table summarizes these values for each company at or for the year ending December 31, 2000 and on a pro forma basis. Since First Charter's earnings for the year ended December 31, 2000 did not include the payment of income taxes as a result of tax loss carry-forwards, Carpenter & Company also reviewed First Charter's earnings on a fully taxed basis, at an assumed tax rate of 42 percent.

	First Community Pro Forma with Professional Bancorp	First Charter	Pro Forma
(Dollars in millions)
Total loans, net	$345.7	$72.7	$418.4
Total assets	640.9	133.3	774.2
Total deposits	587.0	111.2	698.2
Total shareholders' equity	35.3	10.0	45.3
Total net income	6.9	1.1	8.0
Net income, fully tax-effected	6.9	0.6	7.5
Return on average assets (ROA)	1.08%	0.86%	1.05%
ROA, fully tax-effected	1.08%	0.50%	0.98%

    Trading Activity and Prices.  The common stock of First Charter is not publicly traded. The common stock of First Community is quoted on Nasdaq. In its analyses Carpenter & Company calculated the fully diluted common shares outstanding for First Charter by converting the outstanding 110,000 shares of convertible preferred stock and options to purchase 11,500 shares of convertible preferred stock into shares of common stock, using a conversion ratio of 657.89. Subsequently, Carpenter & Company derived a valuation for First Charter of $0.1641 per share by applying the exchange ratio of 0.008635 to the trading price for First Community of $19.00 as shown in the table below:

First Community shares to be issued to First Charter	710,000
First Charter's fully diluted shares outstanding	82,223,414
Exchange ratio	0.008635
Trading price of First Community's share	$19.0000
Implied share value of First Charter	$0.1641

    Analysis of Selected Merger Transactions.  Carpenter & Company compared the consideration payable in the merger to that paid in two distinct groups of comparable transactions. First, using publicly available information, Carpenter & Company reviewed the consideration paid in the acquisitions of all banks based in California and announced in 2000, a total of 22 transactions (Group 1). Secondly, because First Charter reported losses in 1999 and in the first quarter of 2001, Carpenter & Company deemed it to also appropriate to examine a second group of transactions involving the acquisition of California banks experiencing losses; there have been 26 such transactions since 1989 (Group 2).

    For each bank acquired or to be acquired in such transactions, Carpenter & Company analyzed data illustrating, among other things, purchase price to book value and to tangible book value, purchase price to last 12 months' earnings, purchase price as a percentage of assets, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits. For the purpose of calculating the price-to-earnings multiple in the merger, Carpenter & Company used historic earnings of First Charter on a fully tax-effected basis.

    No other company or transaction used in the above analyses as a comparison is identical to First Charter or to the First Charter/First Community merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which First Charter and the merger are being compared.

    Carpenter & Company derived a merger value of $13.5 million for First Charter by multiplying the 710,000 shares of First Community common stock to be issued to First Charter shareholders times the trading value of First Community of $19.00 per share. Based upon this level of consideration, the following table compares the relative valuation ratios for California bank acquisitions to the valuation ratios for First Charter in the First Charter/First Community merger:

	Comparable Transactions
	Group 1	Group 2	First Charter
Price to book value	2.14x	1.33x	1.32x
Price to tangible book value	2.26x	1.36x	1.44x
Price to last twelve months earnings	20.8x	losses	21.1x
Price as a percentage of assets	18.4%	9.4%	10.1%
Premium to core deposits	13.8%	3.0%	4.3%

    A review of the comparable multiples indicates that the multiples paid in the First Charter/First Community merger are higher than the average of all multiples paid for the Group 2 money-losing

California banks. The First Charter/First Community merger price to earnings multiple is higher and all other multiples are lower than those paid in the Group 1 year 2000 transactions. Given the earnings history of First Charter, these comparisons support the conclusion that the merger consideration is fair.

    Earnings Accretion Analysis.  Carpenter & Company also analyzed the projected earnings of each of First Charter and First Community. We compared the projected earnings per share for First Charter shareholders on a standalone basis and on a combined pro forma basis over the next three years. In the combined projections, we assumed future cost savings equal to 40% of First Charter's noninterest expenses. The following table summarizes the standalone and pro forma earnings per share resulting from this analysis, expressed in terms of First Charter shares, and the percentage accretion to First Charter shareholders:

	Year 1	Year 2	Year 3
Diluted earnings per common share
Stand-alone	$0.0124	$0.0151	$0.0171
Combined Pro forma	$0.0179	$0.0214	$0.0242
Earnings per preferred equivalent share
Stand-alone	$8.1613	$9.9216	$11.2818
Combined Pro forma	$11.7895	$14.0829	$15.9315
Percentage accretion	44%	42%	41%

    This analysis suggests that there are substantially higher potential earnings per share and therefore higher potential value per share for First Charter shareholders if the merger is completed.

    Pro Forma Merger and Contribution Analysis.  Carpenter & Company analyzed the contribution of each of First Charter and First Community to, among other things, total loans, total assets, total deposit liabilities, total equity and twelve months' net income of the pro forma combined companies. For purposes of this analysis, Carpenter & Company used the balance sheets for the year ending December 31, 2000 and estimated 2001 earnings based on budgets provided by managements of First Charter and First Community.

    Based upon the exchange ratio of 0.008635, taking into account First Charter's common equivalent convertible preferred stock and preferred options and the outstanding options for both companies, the fully diluted ownership of the First Charter shareholders in the combined company would be approximately 13.6%. The following table details the percentage contribution of First Charter to the combined company:

	Amount		Percent of Total
	First Community Pro Forma with Professional Bancorp	First Charter	First Community	First Charter
		(Dollars in millions)
Total loans, net	$345.7	$72.7	82.6%	17.4%
Total assets	640.9	133.3	82.8%	17.2%
Total noninterest bearing deposits	233.2	34.8	87.0%	13.0%
Total deposits	587.0	111.2	84.1%	15.9%
Tier 1 equity	43.3	10.3	80.8%	19.2%
Tier 1 capital	39,700	10,210	79.5%	20.5%
Estimated 2001 earnings	9.4	1.0	90.2%	9.8%

Common shares outstanding	3,971,421	710,000	86.4%	13.6%

    This analysis suggests that the ownership interest of First Charter shareholders in First Community after the merger is lower than what would be indicated by First Charter's share of assets and equity, but greater than what would be indicated by First Charter's share of earnings. Most analysts tend to give greater weight to earnings in valuation analysis. Such an approach supports the conclusion that the proposed level of ownership for First Charter shareholders is reasonably consistent with these contribution levels.

    Discounted Value Analysis.  Carpenter & Company estimated the present value (current share price) based on estimated earnings that (a) First Charter could produce on a stand-alone basis through fiscal year 2005 without giving effect to, among other things, potential cost savings that could be realized in a sale to an in-market acquiror, and (b) that First Community and First Charter combined could produce. Carpenter & Company utilized First Charter and First Community projections for the years 2001 through 2005. The range of estimated future prices was calculated by applying market multiples ranging from 14.0x to 22.0x to the projected 2005 cash earnings of First Charter alone and of the combined companies. The estimated future share prices were then discounted to present values using discount rates ranging from 12% to 20%. This analysis indicated an implied per share value range for First Charter on a stand-alone basis of approximately $0.13 to $0.28. The corresponding range for the combined companies, including estimated consolidation savings provided by First Charter and First Community management, is $0.17 to $0.38 in First Charter equivalent shares. These analyses do not purport to be indicative of actual values or expected values of First Charter common stock or of First Community common stock.

    Because the value range for the combined companies is higher than the range for First Charter on a stand-alone basis, the discounted value analysis suggests that there is greater potential value for First Charter shareholders in completing the merger.

    The summary set forth above does not purport to be a complete description of the presentation by Carpenter & Company to the First Charter board of directors or of the analyses performed by Carpenter & Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the First Charter board of directors. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter & Company's view of the actual value of First Charter or the combined companies.

    In performing its analyses, Carpenter & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Charter or First Community. Material among those assumptions were that of a reasonably stable economic and interest rate environment and no significant changes in the regulatory and statutory regime governing the businesses of both First Community and First Charter sufficient to materially impact their results. The analyses performed by Carpenter & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter & Company's analysis of the fairness of the consideration to be received by the holders of First Charter common stock in the merger and were provided to the First Charter board of directors in connection with the delivery of Carpenter & Company's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter & Company in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

    In the ordinary course of its business, Carpenter & Company represents acquirers and sellers of financial institutions, and has performed other services for First Charter and affiliates of First Community in the past. Under the terms of the engagement letter, First Charter will pay Carpenter &

Company a transaction fee equal to $365,000 in the event the merger is consummated, in addition to $25,000 previously paid to Carpenter & Company. First Charter has also agreed to reimburse Carpenter & Company for its reasonable out-of-pocket expenses. First Charter has agreed to indemnify Carpenter & Company, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities including liabilities under federal securities laws.

    The full text of Carpenter & Company's written opinion, dated May 14, 2001, is attached as Appendix C to this joint proxy statement-prospectus and is incorporated here by this reference.

    First Charter shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carpenter & Company.

Regulatory Approvals Required for the Merger

    The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to First Community or First Charter of the merger. Under the terms of the merger agreement, First Community and First Charter have agreed to use their commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the merger.

    In order to complete the merger, we must first obtain the approval of the Office of the Comptroller of the Currency (the "OCC"). It is possible that other regulatory bodies, such as the Board of Governors of the Federal Reserve, may also require that we first obtain approval to complete the merger. First Community filed an application for approval to acquire First Charter with the OCC on July 20, 2001.

Material Federal Income Tax Consequences

    In the opinion of Sullivan & Cromwell and Manatt, Phelps & Phillips LLP, the following are the material United States federal income tax considerations of the merger generally applicable to First Charter stockholders, First Community and First Charter. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  stockholders who are not United States persons;
  •
  financial institutions;
  •
  tax exempt organizations;
  •
  insurance companies;
  •
  dealers in securities;
  •
  traders in securities that elect to use a mark-to-market method of accounting;
  •
  stockholders who acquired their shares of First Charter common stock or convertible preferred stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion assumes you hold your shares of First Charter common stock or First Charter convertible preferred stock as capital assets within the meaning of Section 1221 of the Code.

    It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by First Community or First Charter solely as a result of the merger. First Community's and First Charter's obligations to complete the merger are conditioned on, among other things, First Community's receipt of an opinion from Sullivan & Cromwell, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger constitutes a reorganization under Section 368(a) of the Code and First Charter's receipt of an opinion from Manatt, Phelps & Phillips, LLP, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code, that each of First Community and First Charter will be a "party to the reorganization" within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by shareholders of First Charter who receive shares of First Community common stock in exchange for shares of First Charter common stock or First Charter convertible preferred stock, except with respect to cash received. The opinions of counsel will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by shareholders of First Charter and officers of First Community, First Professional Bank, N.A., and First Charter. The opinions neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither First Community nor First Charter intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

    In the opinion of Sullivan & Cromwell and the opinion of Manatt, Phelps & Phillips, LLP, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement-prospectus and that the assumptions and representations described in the proceeding paragraph are true and complete as of the Effective Date, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and First Community and First Charter will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The following discussion assumes that the merger will be treated accordingly.

    Tax Implications to First Charter Stockholders.  If you are a holder of First Charter common stock or First Charter convertible preferred stock, your exchange of First Charter common stock or First Charter convertible preferred stock for First Community common stock in the merger will have the following tax consequences to you:

  •
  Except as discussed below with respect to fractional shares, you will not recognize gain or loss for United States federal income tax purposes when you exchange your First Charter common stock or First Charter convertible preferred stock for First Community common stock pursuant to the merger.
  •
  The aggregate tax basis of the First Community common stock you receive as a result of the merger will be the same as your aggregate tax basis in the First Charter common stock or First Charter convertible preferred stock you surrender in exchange for the First Community common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in First Charter common stock or First Charter convertible preferred stock for which you receive cash instead of a fractional share of First Community common stock.
  •
  The holding period of the First Community common stock you receive as a result of the exchange will include the holding period of the First Charter common stock or First Charter convertible preferred stock you exchange in the merger.

  •
  If you receive cash in the merger instead of a fractional share interest in First Community common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in First Community, you exercise no control over First Community and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in First Community, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of First Charter common stock or First Charter convertible preferred stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 20%.

    Tax Implications to First Community and First Charter.  Neither First Community nor First Charter will recognize gain or loss for United States federal income tax purposes solely as a result of the merger.

    The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

    First Community and First Charter anticipate that the merger will be accounted for as a pooling of interests under GAAP. Under this method of accounting, First Community shareholders and First Charter shareholders will be deemed to have combined their existing capital stock interests by virtue of the exchange of shares of First Charter common stock and convertible preferred stock for shares of First Community common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of each of First Community and First Charter, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income, rather than adjustments to the combined company balance sheet.

    The parties have prepared the unaudited pro forma financial information contained in this proxy statement-prospectus using the pooling of interests accounting method to account for the merger. See "Unaudited Comparative and Pro Forma Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

Interests of Certain Persons in the Merger

    In considering the recommendation of the First Charter board of directors, you should be aware that certain members of the First Charter management have certain interests in the transactions contemplated by the merger agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. The First Charter board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the contemplated transactions.

    Employment Agreement.  James R. Brewer, President, Chief Executive Officer and Director of First Charter, has entered into an employment agreement with First Charter dated as of May 1, 1999. Upon the effective time of the merger, First Community will honor the employment agreement in accordance with its terms.

    The term of the employment agreement is three years from the date of the agreement. During the term of the agreement, Mr. Brewer is entitled to a base salary of at least $175,000 plus any bonus granted at the discretion of the First Charter board and other benefits. The agreement is terminable at will by either party upon a 60-day written notice. However, if First Charter, or First Community as its successor, terminates the agreement following the merger without cause before expiration of the term, Mr. Brewer will be entitled to a payment equal to 150% of his base salary plus certain additional compensation.

    Appointment of Director.  The merger agreement provides that, as of the effective time, Timothy Ewing, the principal managing partner of Value Partners, Ltd., the largest holder of First Charter's convertible preferred stock, or a person designated by him who is reasonably acceptable to First Community, will be appointed to the First Community board of directors to serve until the first annual meeting of shareholders of First Community following the merger, at which meeting Timothy Ewing or his designated successor will be included in the slate of directors submitted by the First Community Board of Directors.

    Indemnification; Directors and Officers Insurance.  Pursuant to the merger agreement, First Community will indemnify present and former directors and officers of First Charter in connection with any claim arising out of actions occurring at or prior to the effective time. In addition, for three years after the effective time of the merger, First Community will provide directors and officers liability insurance on terms comparable to those currently provided by First Charter. See "The Merger Agreement—Additional Covenants."

    Employee Benefits.  First Community has agreed to provide any First Charter employee whose employment is voluntarily terminated other than for cause during the six-month period following the effective time (1) severance and benefits in accordance with the terms of First Charter's employee handbook if such employee has the title of Vice President or below and (2) severance in an amount equal to 0.5 multiplied by the annual salary being paid to such employee by First Charter and benefits in accordance with the terms of First Charter's employee handbook if such employee has the title of Senior Vice President or above.

Restrictions on Resales by Affiliates

    The shares of First Community common stock to be issued to First Charter shareholders in the merger will be registered under the Securities Act of 1933 (the "Securities Act"). These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of First Charter. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of First Charter must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

Method of Effecting the Combination

    First Community may at any time change the method of effecting the combination of First Community and First Charter. However, no change may (1) alter or change the amount or kind of consideration to be issued to holders of the capital stock of First Charter as provided for in the merger agreement, (2) adversely affect the tax treatment of First Charter shareholders as a result of receiving the merger consideration or (3) materially impede or delay completion of the transactions contemplated by the merger agreement.

Effective Time

    The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the certificate of merger that will be filed with the office of the Commissioner of Financial Institutions for the State of California and in the agreement of merger that will be filed with the Secretary of State of California on the closing date of the merger. The closing date will occur on a date to be specified by the parties. Subject to applicable law, this date will be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless extended by mutual agreement of the parties. We anticipate that the merger will be completed in the fourth quarter of 2001. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See "The Merger—Regulatory Approvals Required for the Merger" and "—Conditions to Consummation of the Merger."

Conversion of Stock

    At the effective time of the merger, each share of First Charter common stock and convertible preferred stock outstanding, other than shares held by persons properly dissenting from the merger and the shares described in the following sentence, will be converted into the right to receive 0.008635 of a share and 5.680887shares, respectively, of First Community common stock. Shares of First Charter common stock and convertible preferred stock held by First Community or First Charter, or any subsidiary of either company, will be cancelled and will not be converted into the right to receive First

Community common stock, except for shares held, directly or indirectly, by such companies in trust accounts, managed accounts and other similar accounts, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or in respect of a debt previously contracted.

    BECAUSE THE EXCHANGE RATIO IS FIXED BUT THE MARKET PRICE OF FIRST COMMUNITY COMMON STOCK WILL FLUCTUATE, THE VALUE OF THE SHARES OF FIRST COMMUNITY COMMON STOCK THAT SHAREHOLDERS OF FIRST CHARTER WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

    If the outstanding shares of First Charter or First Community are changed in number or kind prior to the effective time of the merger due to a change in capitalization such as a stock split, stock dividend, recapitalization or similar event, an appropriate and proportionate adjustment will be made to the exchange ratio.

Treatment of Options

    Not less than 35 days prior to the anticipated effective date, First Charter shall notify its option holders of the impending merger. Upon delivery of the notice, all options granted before the merger will become immediately exercisable in full. Those options that are not exercised before consummation of the merger shall be terminated and will not be converted into options to purchase shares of First Community common stock.

Exchange of Certificates; Fractional Shares

    At or prior to the effective time of the merger, First Community will deposit, or cause to be deposited, with a subsidiary of First Community, or another bank or trust company appointed by First Community, certificates representing shares of First Community common stock and cash in amounts sufficient to make all deliveries in exchange for outstanding shares of First Charter common stock and convertible preferred stock that may be required under the merger agreement. That subsidiary or other bank or trust company will act as the exchange agent for the benefit of the holders of certificates of First Charter common stock and convertible preferred stock. After six months, any shares of First Community common stock or convertible preferred stock or cash remaining in the possession of the exchange agent will be returned to First Community. Any former holders of First Charter common stock or convertible preferred stock who have not yet exchanged their certificates will then be entitled to look only to First Community for the consideration to which they are entitled under the merger agreement.

    Promptly after the effective time, the exchange agent will mail to each shareholder of First Charter a form of transmittal letter. This transmittal letter will contain instructions with respect to the surrender of certificates representing First Charter common stock and convertible preferred stock.

    YOU SHOULD NOT RETURN YOUR FIRST CHARTER STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Holders of First Charter stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to First Community common stock into which their shares have been converted until they surrender their First Charter stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of First Charter of shares of First Charter common stock and convertible preferred stock issued and outstanding immediately prior to the effective time. If certificates representing shares of First Charter common stock or convertible preferred stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of First Community common stock.

    No fractional shares of First Community common stock will be issued to any shareholder of First Charter upon completion of the merger. For each fractional share that would otherwise be issued, First Community will pay cash in an amount equal to the fraction of a share of First Community common stock to which the holder would otherwise be entitled to receive multiplied by the average of the closing sale prices of First Community common stock on the Nasdaq as reported on the Nasdaq Composite Transactions reporting system for the ten trading days most recently preceding the date of the effective time. No interest will be paid or accrue on cash payable to holders of those certificates in lieu of fractional shares.

    None of First Community, First Charter, the exchange agent or any other person will be liable to any former shareholder of First Charter for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for First Charter stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against First Community with respect to that lost certificate.

    For a description of First Community common stock and a description of the differences between the rights of the holders of First Charter common stock and convertible preferred stock, on the one hand, and the holders of First Community common stock, on the other hand, see "Description of First Community Capital Stock" and "Comparison of Shareholders' Rights."

Representations and Warranties

    The merger agreement contains reciprocal representations and warranties of First Community and First Charter as to, among other things:

  •
  corporate organization and existence;

  •
  capitalization and ownership of subsidiaries;

  •
  corporate power and authority;

  •
  compliance of the merger agreement with (1) their charters and by-laws, (2) applicable law and (3) certain material agreements;

  •
  governmental and third-party approvals required to complete the merger;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  accuracy of financial statements and compliance with GAAP;

  •
  brokers' fees;

  •
  absence of certain changes in their businesses, operations and financial condition since December 31, 2000;

  •
  absence of material legal proceedings and injunctions;

  •
  filing and accuracy of tax returns;

  •
  availability and accuracy of reports and filings with the Securities and Exchange Commission (the "SEC"), in the case of First Community, and the Office of the Comptroller of the Currency (the "OCC"), in the case of First Charter;

  •
  compliance with applicable law;

  •
  absence of undisclosed liabilities;

  •
  absence of environmental liabilities;

  •
  qualification of the merger (1) as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and (2) for pooling of interests accounting treatment; and

  •
  accuracy of information provided for inclusion in documents filed with regulatory agencies.

    In addition, the merger agreement contains further representations and warranties of First Charter as to, among other things:

  •
  employee benefit plans and related matters;

  •
  validity of, and the absence of material defaults under, certain contracts;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  title to real and personal property;

  •
  insurance coverage; and

  •
  transactions with affiliates.

Conduct of Business of First Charter Pending the Merger

    Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, First Charter has agreed to, and to cause its subsidiary to:

  •
  conduct its business in the ordinary course;

  •
  use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and

  •
  take no action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the merger agreement or option agreement, or to consummate the transactions contemplated by the merger agreement or option agreement.

    Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement, First Charter has agreed that, without the consent of First Community, it and its subsidiary will not, among other things:

Indebtedness

  •
  other than in the ordinary course of business (which includes, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);

  •
  incur any indebtedness for borrowed money in amounts aggregating more than $500,000, without submitting loan information to First Community;

  •
  assume, guarantee or otherwise become responsible for the obligations of any other individual or entity;

  •
  make any loan or advance;

Dividends and Stock Repurchases

  •
  make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for dividends paid by its subsidiary to First Charter; provided, however, that First Charter may pay regular quarterly dividends at the rate of $1.50 per share on its convertible preferred stock, subject to OCC approval;

Capital Stock

  •
  adjust or split any capital stock;

  •
  grant any stock appreciation rights or similar rights the value or payment of which is based upon the price of any shares or its capital stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

  •
  issue any additional shares of capital stock, except pursuant to (i) the exercise of stock options or warrants outstanding as of May 22, 2001 or (ii) the stock option agreement;

Compensation

  •
  increase in any manner the compensation or fringe benefits of any of its employees or directors, except for normal increases for employees (other than directors or executive officers subject to the reporting requirements of Section 16 of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by agreements and plans in effect as of May 22, 2001;

  •
  pay any pension or retirement allowance not required by any existing plan or agreement;

  •
  become a party to, amend or commit itself to, any pension, retirement, profit-sharing, consulting, change of control, severance or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

  •
  hire or promote any employee except to satisfy contractual obligations;

  •
  fill any vacancies with a new employee whose base salary and bonus exceed $50,000;

Dispositions and Acquisitions

  •
  sell, transfer, mortgage, encumber or otherwise dispose of any of its business or any of its properties or assets to any individual, corporation or other entity other than a subsidiary and other than any business, properties or assets that are not material to First Charter or the line of business in which the properties or assets are used;

  •
  make any investment material to First Charter or its applicable line of business, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary, except for transactions in the ordinary course of business consistent with past practice, or pursuant to contracts and agreements in effect as of May 22, 2001;

Contracts

  •
  except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any specified material contract, or make any change in any instrument or agreement governing the terms of any of its securities or any material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

Risk Management

  •
  except as required by law or regulation, materially alter its interest rate or other risk management policies or fail to follow existing policies;

Settling Claims

  •
  settle any material claim, action or proceeding involving money damages, except in the ordinary course of business, or involving any restriction on the conduct of its business;

Adverse Actions

  •
  knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (i.e., a transaction of a type that is generally tax-free for U.S. federal income tax purposes) or for treatment as a pooling of interests for accounting purposes;

  •
  except as may be required by applicable law, take any action that is intended or would reasonably be expected to result in:

  •
  any of First Charter's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect,

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied, or

  •
  in a violation of any provision of the merger agreement;

Amendments to Governing Documents

  •
  amend its articles of incorporation or its bylaws;

Investment Portfolio

  •
  other than in prior consultation with First Community, materially restructure or change its investment securities portfolio or its gap position through purchases, sales or otherwise;

  •
  other than in prior consultation with First Community, materially change the manner in which the portfolio is classified or reported;

Accounting

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

Tax

  •
  file or amend any tax return other than in the ordinary course of business and consistent with past practice, settle or compromise any material tax liability, make or change any material tax election or change any method of accounting for tax purposes except as required by applicable law; or

Other Agreements

  •
  agree to take or make any commitment to take any of these prohibited actions.

Conduct of Business of First Community Pending the Merger

    Prior to the effective time, except as expressly contemplated by the merger agreement or the stock option agreement, First Community has agreed that, without the consent of First Charter, it and its subsidiaries will not:

Adverse Actions

  •
  knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (i.e., a transaction of a type that is generally tax-free for U.S. federal income tax purposes) or for treatment as a pooling of interests for accounting purposes;

  •
  except as may be required by applicable law, take any action that is intended or would reasonably be expected to result in:

  •
  any of First Community's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect,

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied, or

  •
  in a violation of any provision of the merger agreement;

Approval

  •
  take any action that would materially affect or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

Other Agreements

  •
  agree to take or make any commitment to take any of these prohibited actions.

Additional Covenants

    First Charter and First Community have agreed to:

  •
  use their reasonable best efforts to take all actions necessary to consummate the merger;

  •
  file a registration statement, of which this proxy statement-prospectus is a part, in connection with the issuance of First Community common stock in the merger and cause it to become effective;

  •
  consult each other before issuing any press releases with respect to the merger or the merger agreement;

  •
  afford each other access to certain information or personnel and cause their respective representatives not to use information so obtained, subject to certain exceptions, for any purpose unrelated to the merger agreement;

  •
  identify their respective affiliates and use commercially reasonable efforts to obtain affiliate agreements from each of them;

  •
  obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement; and

  •
  notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement.

    First Charter has further agreed to:

  •
  convene a shareholders meeting to vote on the merger within 45 days after the registration statement becomes effective and recommend its shareholders to approve the merger;

  •
  refrain from soliciting any offers with respect to a merger or other similar transaction involving all or substantially all of its assets or more than 10% of its outstanding equity securities; provided, however, that First Charter and its board may take actions required of them by law or directors' fiduciary duties; provided further, however, that First Charter may sell all or substantially all the assets of its subsidiary;

  •
  modify its accounting and certain other policies and practices to match those of First Community; and

  •
  keep First Community reasonably informed as to the status of certain transactions being negotiated as of the date of the merger agreement.

    First Community has further agreed to:

  •
  list on the Nasdaq shares of its common stock to be issued in the merger;

  •
  following the effective time of the merger, indemnify present and former directors and officers of First Charter in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that First Charter is permitted to indemnify its directors and officers;

  •
  provide, for three years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of First Charter on terms and conditions comparable to those provided by First Charter; provided, however, that First Community is not required to spend on an annual basis more than 150% of the current amount spent by First Charter to procure such insurance coverage;

  •
  provide former employees of First Charter who continue as employees of First Community with employee benefit plans no less favorable than those provided to similarly situated employees of First Community;

  •
  provide any employee of First Charter whose employment is involuntarily terminated other than for cause during the six-month period following the effective time (i) severance and benefits in accordance with the terms of First Charter's employee handbook if such employee has the title of Vice President or below and (ii) severance in an amount equal to 0.5 multiplied by the annual salary being paid to such employee by First Charter and benefits in accordance with the terms of First Charter's employee handbook if such employee has the title of Senior Vice President or above; and

  •
  appoint Mr. Timothy Ewing or his designee as a director as of the effective time to serve until the first annual meeting of shareholders of First Community following the effective time.

Conditions to Consummation of the Merger

    Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

  •
  approval of the merger agreement by First Charter shareholders;

  •
  authorization for listing on the Nasdaq of the shares of First Community common stock that are to be issued to First Charter shareholders upon completion of the merger;

  •
  receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

  •
  effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated and not withdrawn by the SEC;

  •
  absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement; and absence of any statute, rule, regulation, order, injunction or decree by any governmental entity which prohibits, materially restricts or makes illegal completion of the merger;

  •
  receipt of all material consents, approvals, waivers and authorizations of third parties;

  •
  receipt by First Community and First Charter of the opinions of their tax counsel, Sullivan & Cromwell and Manatt, Phelps & Phillips, LLP, respectively, in form and substance reasonably satisfactory to First Community and First Charter, respectively, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

  •
  accuracy of the representations and warranties of the other party in all material respects as of May 22, 2001 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

  •
  performance by each party all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date.

    We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2002, either First Community or First Charter may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Termination of the Merger Agreement

    The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the shareholders of First Charter:

  •
  by written agreement of First Community and First Charter, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

  •
  by the board of directors of either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement;

  •
  by the board of directors of either party, if the merger is not completed on or before March 31, 2002, unless the failure of the closing to occur by this date is due to the default of the party seeking to terminate the merger agreement;

  •
  by First Charter, if its board so determines by the vote of a majority of all its members, at any time during the five-day period commencing with the date on which the last required regulatory approval is obtained, if (i) the average price per share of First Community common stock shortly before the effective time has declined by more than 20% relative to the average price per share shortly before the date of the merger agreement and (ii) such decline in the average price per share of First Community common stock is greater than any decline in bank stocks measured by the KBW 50 Index of Keefe, Bruyette & Woods, Inc. over similar time periods; provided, however, that if First Charter elects to exercise its right to terminate pursuant to this clause, First Community shall have the option of increasing the exchange ratio provided in the merger agreement, in which case no termination shall have occurred pursuant to this clause; and

  •
  by the board of directors of either party (so long as the terminating party is not then in material breach of the merger agreement), if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the nonterminating party, which breach:

  •
  individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "—Conditions to Consummation of the Merger"; and

  •
  is not cured within 30 days following written notice to the party committing the breach or which by its nature or timing cannot be cured prior to the closing date.

Extension, Waiver and Amendment of the Merger Agreement

    Extension and Waiver.  At any time prior to the effective time, First Community and First Charter, by action taken or authorized by their respective boards of directors, may, if legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

    However, after any approval of the transactions contemplated by the merger agreement by the shareholders of First Charter, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the First Charter shareholders under the merger agreement, other than as contemplated by the merger agreement.

    Any agreement by a party to any extension or waiver must be set forth in a written instrument signed on behalf of such party and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Amendment.  Subject to compliance with applicable law and the ability of the parties to change the structure of effecting the merger, First Community and First Charter may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by First Charter shareholders. However, after any approval of the merger agreement by First Charter shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the First Charter shareholders, other than as contemplated by the merger agreement.

Stock Exchange Listing

    First Community has agreed to cause the shares of First Community common stock to be issued in the merger to be approved for listing on the Nasdaq.

Expenses

    The merger agreement provides that each of First Community and First Charter will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Stock Option Agreement

    General.  Simultaneously with the execution of the merger agreement, First Charter and First Community entered into a stock option agreement pursuant to which First Charter granted First Community an irrevocable option to purchase from First Charter up to 19.9% of the issued and outstanding First Charter common stock, without giving effect to the shares subject to or issued pursuant to the option, subject to certain adjustments. The exercise price of the First Charter option is $0.14 per share, subject to certain adjustments.

    The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate First Community if the merger is not completed. The existence of the First Charter stock option could significantly increase the cost to a potential acquiror of acquiring First Charter. In addition, the exercise or repurchase of the First Charter stock option is likely to prohibit another acquiror from accounting for an acquisition of First Charter using the "pooling of interests" accounting method for a period of two years following the exercise or repurchase. Consequently, aspects of the stock option agreement may discourage persons who might be interested in acquiring all of or a significant interest in First Charter from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration with a higher current market price than the shares of First Community common stock to be received under the merger agreement.

    The option will become exercisable, subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. Those events are as defined below:

    An "initial triggering event" means the occurrence of any of the following:

  •
  First Charter or its subsidiary, without First Community's prior written consent, enters into an agreement to engage in, or the First Charter board of directors recommends that the First Charter shareholders approve or accept, (1) a merger or consolidation, or any similar transaction, involving First Charter or its subsidiary, (2) a purchase or other acquisition of more than 15% of the assets or deposits of First Charter or its subsidiary, or (3) a purchase or other acquisition of securities representing 15% or more of the voting power of First Charter or its subsidiary (we refer to these transactions in this document as "acquisition transactions");

  •
  a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of First Charter common stock;

  •
  the First Charter shareholders fail to approve the merger agreement at the special meeting or the special meeting is not held or is canceled if, prior to such meeting, it was publicly announced that a third party has made a proposal to engage in an acquisition transaction;

  •
  the First Charter board of directors withdraws, or publicly announces its intention to withdraw, its recommendation to the shareholders to approve the merger agreement; or First Charter or its subsidiary authorizes or proposes, or publicly announces its intention to authorize or propose, an agreement to engage in an acquisition transaction with a third party;

  •
  a third party files with the SEC a registration statement or tender offer materials with respect to an acquisition transaction;

  •
  First Charter willfully breaches any covenant or obligation in the merger agreement (which breach is not later cured within the specified time) after a third party proposes to engage in an acquisition transaction and following that breach First Community would be entitled to terminate the merger agreement; or

  •
  a third party, without First Community's prior written consent, files an application or notice with the Federal Reserve or other U.S. federal or state bank regulatory authority, which has been accepted for processing, for approval to engage in an acquisition transaction.

    A "subsequent triggering event" means the occurrence of any of the following events:

  •
  a third person acquires beneficial ownership of 25% or more of the then outstanding shares of First Charter common stock; or

  •
  First Charter or its subsidiary, without First Community's prior written consent, enters into an agreement to engage in, or the First Charter board of directors recommends that the First Charter shareholders approve or accept, (1) a merger or consolidation, or any similar transaction, involving First Charter or its subsidiary, (2) a purchase or other acquisition of more than 25% of the assets or deposits of First Charter or its subsidiary, or (3) a purchase or other acquisition of securities representing 25% or more of the voting power of First Charter or its subsidiary.

    An "exercise termination event" means the earliest occurrence of the following:

  •
  the effective time of the merger,

  •
  termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by First Community as a result of an uncured, intentional and material breach by First Charter of any of its representations, warranties, covenants or agreements, or

  •
  the date that is 12 months after the termination of the merger agreement, if the termination occurs after the occurrence of an initial triggering event or is a termination by First Community as a result of an uncured, intentional and material breach by First Charter of any of its representations, warranties, covenants or agreements.

    As of the date of this proxy statement-prospectus, to the knowledge of First Community and First Charter, no initial triggering event or subsequent triggering event has occurred.

    Repurchase of the Option.  The stock option agreement permits First Community to require First Charter to repurchase the option, and any shares purchased under the option, if a "repurchase event" occurs at a time after a subsequent triggering event has occurred, but prior to the occurrence of an exercise termination event. A "repurchase event" occurs upon (1) the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding shares of First Charter common stock or

(2) the completion of an acquisition transaction (as defined in the first bullet point under "initial triggering event" above except that the percentage referred to in the bullet point shall be 25%).

    Upon the occurrence of a repurchase event, First Charter or its successor will (1) at the request of the holder of the option, delivered prior to an exercise termination event, repurchase the option from the holder at a price equal to the amount by which the market/offer price (as defined below) exceeds the exercise price of $0.14 per share, multiplied by the number of shares for which the option may then be exercised and (2) at the request of the owner of shares purchased under the option (the "option shares"), delivered prior to an exercise termination event, repurchase the number of shares as the owner shall designate at a price equal to the market/offer price (as defined below), multiplied by the number of shares so designated.

    The term "market/offer price" means the highest of:

  •
  the price per share of First Charter common stock at which a tender offer or exchange offer has been made;

  •
  the price per share of First Charter common stock to be paid by a third party under an agreement with First Charter;

  •
  the highest closing price for shares of First Charter common stock within the six-month period immediately preceding the date of the repurchase request; or

  •
  in the event of a sale of all or a substantial portion of First Charter's assets, the sum of the price paid in the sale for these assets and the current market value of the remaining assets of First Charter, as determined by a nationally recognized investment banking firm, divided by the number of shares of First Charter common stock outstanding at the time of the sale.

    Substitute Option.  In some situations, the option will convert into an option to purchase the shares of a successor to First Charter. If, prior to an exercise termination event, First Charter enters into any agreement:

  •
  to consolidate with or merge into a third party where First Charter is not the continuing or surviving corporation;

  •
  to permit a third party to merge into First Charter where First Charter is the continuing or surviving corporation, but shares of its common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of First Charter's common stock after the merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

  •
  to sell or otherwise transfer all or substantially all of its assets to a third party,

then the agreement governing these transactions must provide that, upon completion of the transaction, the option to purchase First Charter common stock will be converted into, or exchanged for, an option to purchase securities, at the election of the holder, of either the acquiring person or any person that controls the acquiring person.

    Cash Surrender Value.  First Community may, at any time following a repurchase event and prior to the occurrence of an exercise termination event, surrender the option (together with any shares issued under the option to and then owned by the holder of the option) to First Charter in exchange for a cash payment equal to the surrender price. The surrender price is equal to $750,000 plus, if applicable, the aggregate purchase price previously paid by First Community with respect to any option shares, minus, if applicable, the excess of (1) the net price, if any, received by First Community in a sale of option shares (or any other securities into which these option shares were converted or exchanged) to any party not affiliated with First Community over (2) the purchase price paid by First Community with respect to these option shares.

    Maximum Profit Limitation.  The stock option agreement limits First Community's total profit to $750,000. Total profit means the aggregate pre-tax amount of the following:

  •
  the excess of (1) the net cash amounts or fair market value of any property received by First Community pursuant to the sale of the option shares to any unaffiliated party, other than any amount received by First Community upon the repurchase of the option or the option shares by First Charter, after payment of applicable brokerage or sales commissions and discounts, over (2) First Community's aggregate purchase price for those option shares, plus

  •
  all amounts received by First Community upon the repurchase of the option or the option shares by First Charter, plus

  •
  all equivalent amounts with respect to the substitute option and substitute option shares.

    In addition, First Community may not exercise the option for a number of shares as would, as of the date of exercise, result in a notional total profit of more than $750,000. If exercise of the option would otherwise result in an excessive notional total profit, First Community, in its discretion, may take any of several permitted steps to limit the notional total profit. As used in the stock option agreement, "notional total profit" means, with respect to any number of shares to which First Community may propose to exercise the option, the total profit, determined as of the date of the proposed exercise, assuming (1) that the option was exercised on that date for that number of shares, (2) that those shares, together with all other option shares held by First Community and its affiliates as of that date, were sold for cash at the closing market price for the First Charter common stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by First Community to prevent an excessive total profit.

    Adjustment.  The option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of First Charter or certain other events or transactions.

Shareholder Agreements

    All five directors of First Charter's board, Value Partners, Ltd. and Fort Pitt Fund II, in their capacities as shareholders of First Charter, have separately entered into shareholder agreements with First Community in which they agree to vote all shares of First Charter common stock and convertible preferred stock that they owned as of the date of their respective agreements and that they subsequently acquire in favor of the merger agreement and the transactions contemplated therein. As of the record date, these shareholders owned, in the aggregate, 2,200 shares of the common stock and 100,000 shares of the convertible preferred stock of First Charter, allowing them to exercise approximately 0.00096% and 90.91% of the voting power of First Charter common stock and convertible preferred stock, respectively.

Non-Competition Agreements

    Simultaneously with the execution of the merger agreement, each non-officer director of First Charter entered into a non-competition agreement with First Community. The agreements provide that for a period of two years from the effective date of the merger, none of the non-officer directors shall engage, have ownership interest or participate in the financing, operation, management or control of any entity engaged in commercial banking, except that they may own bonds, convertible preferred stock or up to five percent of the publicly traded common stock of any such entity and may conduct business with any such entity. This restriction extends to the geographic area in Los Angeles County bound by the Pacific Ocean to the west, Sunset Boulevard to the north, the 110 interstate freeway to the east and the 105 interstate freeway to the south. In addition, until May 21, 2003 the non-officer directors shall not solicit the business of existing customers or the services of existing employees of First Charter or First Community for a purpose related to commercial banking.

Management and Operations After the Merger

Management

    Pursuant to the merger agreement, effective as of the completion of the merger, Mr. Timothy Ewing or his designee will become a director of First Community. See "The Merger—Interests of Certain Persons in the Merger."

Operations

    While there can be no assurance as to the achievement of business and financial goals, First Community and First Charter currently expect to achieve approximately $      in annual pre-tax cost savings as a result of the merger, with  % to be realized by the  quarter of 200       and 100% to be realized by the      quarter of 200      . First Community and First Charter also expect that the combined company will incur a $       after-tax charge to earnings upon completion of the merger or shortly thereafter. These charges include employee severance costs, the cost of integrating facilities and operations and the cost of conforming policies and balance sheet restructuring. These statements constitute "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995, and actual results, which are dependent on a number of factors, many of which are beyond the control of First Community and First Charter, may differ materially. See "Cautionary Statement Regarding Forward- Looking Statements."

Price Range of Common Stock and Dividends

    First Community common stock was designated for quotation on the Nasdaq National Market under the symbol "FCBP" on June 1, 2000. The prices listed below for periods prior to June 1, 2000 are the prices of the common stock of Rancho Santa Fe National Bank before First Community was formed as a holding company for Rancho Santa Fe. Trading in Rancho Santa Fe common stock occurred solely over-the-counter and was limited in volume. Prices of Rancho Santa Fe common stock represented quotations by dealers making a market in Rancho Santa Fe common stock and reflected inter-dealer prices without adjustments for mark-ups, mark-downs or commissions and did not necessarily represent actual transactions. Consequently, prices prior to June 1, 2000 may not be a reliable indicator of the value of First Community common stock. Prices subsequent to June 1, 2000 are prices for First Community common stock as reported by the Nasdaq National Market.

    First Charter common stock was delisted from the Nasdaq National Market on July 23, 1996. The prices listed below are as reported on the "pink sheets" of the over-the-counter market in which First Charter common stock currently trades under the symbol "FCBH." These prices represent inter-dealer prices without adjustment for mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

    First Charter did not pay dividends on its common stock for the periods indicated and does not expect to pay dividends on its common stock in the future. In December 1999, the board of directors of First Charter declared cash dividends on its convertible preferred stock, payable quarterly on the 15th day of February, May, August and November of 2000 and 2001 at the rate of 12% per share per year (equivalent to $6.00 per share). For more information on the dividend rights of the First Charter convertible preferred stock, see "Comparison of Shareholders' Rights."

    The timing and amounts of any dividends of First Charter and First Community paid prior to the completion of the merger will depend upon earnings, cash requirements, the financial conditions of the companies, applicable government regulations and other factors deemed relevant by the companies' respective boards of directors. In addition, the merger agreement limits First Charter's ability to pay dividends on its capital stock other than the dividend on its convertible preferred stock as described in the paragraph above.

	First Community			First Charter
	Sales Prices			Sales Prices
	High	Low	Dividends	High		Low	Dividends
1999
First Quarter	$13.75	$11.75	$0.06		$0.07	$0.07	—
Second Quarter	14.38	11.00	0.06		0.25	0.07	—
Third Quarter	14.88	13.13	0.09		0.38	0.25	—
Fourth Quarter	15.50	13.50	0.09		0.38	0.19	—
2000
First Quarter	$15.50	$13.75	$0.09		$0.21	$0.04	—
Second Quarter	14.25	13.00	0.09		0.11	0.05	—
Third Quarter	15.44	13.88	0.09		0.06	0.05	—
Fourth Quarter	15.13	14.75	0.09		0.09	0.03	—
2001
First Quarter	$21.00	$14.81	$0.09	$			$—
Second Quarter	20.63	17.44	0.09				—
Third Quarter through , 2001

Information About First Community

Business of First Community

    First Community is a California corporation registered under the Bank Holding Company Act of 1956, as amended. First Community's principal business is to serve as a holding company for its banking subsidiaries, Rancho Santa Fe National Bank, First Community Bank of the Desert and First Professional Bank, N.A. First Community was formed to operate Rancho Santa Fe National Bank, which is a federally chartered commercial bank organized in 1982. Rancho Santa Fe is a community bank serving the commercial, industrial, professional, real estate and private banking markets of San Diego County. In May 2000, First Community acquired First Community Bank of the Desert. First Community Bank of the Desert is a state-chartered commercial bank organized under the laws of California in 1980. First Community Bank of the Desert is a community bank that was established to serve the commercial, industrial, professional, real estate and private banking markets of San Bernardino and Riverside Counties. In January 2001, First Community acquired First Professional Bank, N.A., which is a federally chartered commercial bank organized in 1982. First Professional Bank delivers value-added products and services that satisfy the needs for financial services of its targeted customers, primarily the health care services sector.

Rancho Santa Fe National Bank

    Rancho Santa Fe National Bank, a national banking association, commenced operations on March 2, 1982. Rancho Santa Fe's main office is located at 6110 El Tordo, Rancho Santa Fe, California. Rancho Santa Fe is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum limits prescribed by law.

    In addition to the main office in Rancho Santa Fe, Rancho Santa Fe operates three full-service offices located in Golden Triangle (University Towne Centre), Escondido and Carlsbad, all in San Diego County. In addition, it is an active participant in the Small Business Administration (SBA) guaranteed lending program through its lending department in San Diego.

    Rancho Santa Fe concentrates on providing community banking services to, and serving the needs of, small and medium-sized businesses, professionals, local area residents and affluent individuals throughout San Diego County, with an emphasis on cultivating long-term overall banking relationships. Rancho Santa Fe also offers mortgage brokerage services. Rancho Santa Fe receives fees for packaging and processing loan applications for financing the purchase or refinance of single-family residences to several mortgage lenders for funding.

First Community Bank of the Desert

    First Community Bank of the Desert opened in 1980 as Bank of Yucca Valley. First Community Bank of the Desert is an independent, commercial bank that accepts demand, savings and time deposits and makes commercial, real estate and consumer loans. First Community Bank of the Desert emphasizes consumer and small business banking. Most of First Community Bank of the Desert's depositors are consumers and small business customers.

    First Community Bank of the Desert issues cashier's checks and money orders, sells traveler's cheques and provides other customary banking services. First Community Bank of the Desert sells to its customers, through a third party broker/dealer, nondeposit investment products including mutual funds, fixed and variable annuities, stocks, bonds, and other nondeposit investment products. First Community Bank of the Desert also offers a variety of conventional Federal Housing Authority and Department of Veterans Affairs residential real estate loan products as well as commercial loan products.

    Most of First Community Bank of the Desert's business originates from its primary service areas, consisting of the immediate and surrounding communities of Yucca Valley and Twenty-nine Palms in San Bernardino County and Cathedral City, Indian Wells and Palm Springs in Riverside County.

First Professional Bank, N.A.

    First Professional Bank commenced operations in August 1982 as a federally chartered commercial bank. First Professional Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum limits prescribed by law. In January 2001, First Professional Bank became a banking subsidiary of First Community when Professional Bancorp, Inc., the holding company of First Professional Bank, merged into First Community.

    First Professional Bank's strategy is to deliver value-added products and services that satisfy the financial services needs of its targeted customers, primarily the health care services sector, emphasizing superior service and relationships. It provides a wide range of commercial banking products and services primarily directed towards the health care community, which includes physicians, independent practice associations, practice management companies, preferred provider organizations, medical billing management companies, home health agencies and hospital based practices.

    First Professional Bank is engaged in the business of general commercial banking. The services which are offered include those traditionally offered by commercial banks, such as checking and savings accounts, time certificates of deposit, and commercial, consumer/installment, home equity and short-term real estate loans. First Professional Bank also offers cashier's checks, travelers checks, safe deposit boxes, night deposit facilities, wire transfers, notary services, courier services, mortgage brokering, merchant accounts and TouchTone Banking. The bank has five 24-hour automated teller machines located its Santa Monica, Cedars Sinai Medical Center, Tarzana, Pasadena and Redlands facilities. Client access to First Professional Bank is also available through most ATM networks.

First Community's Management's Discussion
and Analysis of Financial Condition
and Results of Operations

Period Ended March 31, 2001

Overview

    The following tables and data set forth certain statistical information relating to First Community as of March 31, 2001, and for the three month periods ended March 31, 2001 and March 31, 2000. This discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto as of March 31, 2001, included herein, and the consolidated financial statements and notes thereto included in First Community's financial statements filed on Form 10-K also included herein for the year ended December 31, 2000. On January 16, 2001, Professional Bancorp, Inc. merged (the "Professional Merger") with and into First Community with First Community as the surviving entity. The merger was consummated pursuant to the terms of an Agreement and Plan of Merger, dated as of August 7, 2000, by and between First Community and Professional Bancorp, Inc. At that time, First Professional Bank, N.A. became a wholly owned subsidiary of First Community.

    When First Community uses or incorporates by reference in this proxy statement-prospectus the words "anticipate," "estimate," "expect," "project," "intend," "commit," "believe" and similar expressions, First Community intends to identify certain forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, including those described in this proxy statement-prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, intended, committed or believed.

    Since December 31, 2000, First Community's total assets have increased by approximately $249.0 million, or 69.5%. Of this increase in assets, approximately $265.7 million relates to assets acquired in the merger with Professional Bancorp, Inc. The major components of this change in assets before the assets acquired in the merger with Professional Bancorp, Inc. are an increase of approximately $27.7 million in federal funds sold, a decrease in cash of approximately $23.0 million and a decrease of approximately $14.2 million in securities.

    Since December 31, 2000, First Community's total deposits have increased by approximately $231.2 million. Of this increase in deposits, approximately $244.5 million relates to deposits acquired in the merger with Professional Bancorp, Inc. Before the increase in deposits due to the merger with Professional Bancorp, Inc. deposits decreased approximately $13.3 million from December 31, 2000. Short term borrowings increased by $4.8 million from December 31, 2000.

    On September 8, 2000, First Community issued $8 million of trust preferred securities. These securities are considered Tier I capital. First Community also acquired $679,000 of convertible debt in the merger with Professional Bancorp, Inc. Approximately $6,000 was converted during the three month period ended March 31, 2001.

    Consolidated operating earnings (net income before after-tax merger costs and goodwill amortization) for the three months ended March 31, 2001 were $1,635,000 or $0.35 per diluted share. This compares with consolidated operating earnings of $1,292,000 or $0.32 per diluted share, for the three months ended March 31, 2000, a growth of approximately 11.3%.

    Consolidated net income for the three months ended March 31, 2001 was $1,577,000 or $0.34 per diluted share. This compares with net income of $1,292,000 or $0.32 per diluted share, for the three months ended March 31, 2000.

    On April 26, 2001, First Community's Board of Directors approved a quarterly dividend of $0.09 per common share which is payable on May 31, 2001 to shareholders of record on May 15, 2001.

Results of Operations

    Operating Income.  First Community defines operating income as net income before after-tax merger costs and goodwill amortization. There were no merger costs in the three-month periods ended March 31, 2001 or March 31, 2000. First Community's operating return on average assets was 1.09% in the first quarter of 2001 versus 1.65% in the first quarter of 2000. This decrease was due to a substantial growth in average assets as a result of the merger with Professional Bancorp, Inc., with a moderate growth in net income between the two periods. The operating efficiency ratio increased from 60.1% in the first three months of 2000 to 68.1% in the first three months of 2001. Operating revenues grew 73% from the first quarter of 2000 to the first quarter of 2001 while operating expense grew 96% during the same period. The changes in the operating profitability ratios were a result of several factors: First Community incurred expenses as it developed the infrastructure to smoothly absorb Professional Bancorp, Inc. the loan to deposit ratio at First Professional Bank, N.A. is substantially lower than the other two banks, resulting in a lower net interest margin; and the interest rate reductions implemented by the Federal Reserve Bank in the first quarter of the year negatively impact First Community's yield on earning assets. First Community is working on various efficiency and revenue initiatives that are now possible as a result of its recent merger activity.

Results of Operations

	3 Months Ended March 31,
	2001	2000
Per share information:
Number of shares (weighted average, in thousands)	4,400.7	3,878.3
Diluted shares (weighted average, in thousands)	4,618.3	4,097.3
Basic income per share	$0.36	$0.33
Diluted income per share	$0.34	$0.32
Per share information before goodwill amortization:
Basic income per share	$0.37	$0.33
Diluted income per share	$0.35	$0.32
Profitability measures before goodwill amortization:
Return on average assets	1.09%	1.65%
Return on average equity	20.4%	19.7%
Efficiency ratio	68.1%	60.1%
Adjustments to net income (in thousands):
Net income	$1,577	$1,292
Goodwill amortization	58	—

Operating income	$1,635	$1,292

Operating revenues (in thousands):
Net interest income	$8,489	$4,964
Noninterest income	1,118	581

Operating revenues	$9,607	$5,545

Adjustments to expenses (in thousands):
Noninterest expense	$6,601	$3,335
Goodwill amortization	(58)	—

Operating expenses	$6,543	$3,335

    Income for First Community is dependent on loan growth, controlling costs and continual efforts to prevent any unexpected loan losses that would require additions to the allowance for loan losses ("ALL"). The Company believes that the demand for loans has increased in First Community's primary market areas due to the growth in the Southern California economy along with the ability of First Community's customers to participate in that growth. However, the perceived increase in the demand for loans is tempered by the highly competitive banking marketplace and First Community's desire to maintain strong credit quality standards. These factors contributed to First Community's slight decline in loans, net of deferred fees and costs, after allowing for the loans acquired in the merger with Professional Bancorp, Inc., of approximately $5.1 million since December 31, 2000. This decline includes loan charge offs related to First Professional Bank, N.A. of approximately $4.8 million. As a result of the increase in loans of 42.0%, including First Professional Bank, N.A., and the approximate 73.0% increase in deposits, First Community's loan-to-deposit ratio, has decreased from 79.1% as of December 31, 2000, to 65.0% as of March 31, 2001.

    Net Interest Income.  Net interest income is the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities and yields and rates thereon for the three months ended March 31, 2001 and March 31, 2000, respectively. Nonaccrual loans are included in the average earning assets amounts.

Unaudited Average Balance Sheets

	3 Months Ended March 31,
	2001	2000
	(In thousands)
Average Assets:
Loans, net of deferred fees and costs	$358,644	$217,743
Investment securities	101,033	49,275
Federal funds sold	90,813	10,556
Interest-bearing deposits in financial institutions	441	7,143

Average earning assets	550,931	284,717
Other assets	60,057	29,632

Average total assets	$610,988	$314,349

Average Liabilities and Shareholders' Equity:
Average Liabilities:
Noninterest-bearing deposits	$230,686	$98,572
Time deposits of $100,000 or more	52,252	31,239
Interest-bearing deposits	273,637	153,531

Average deposits	556,575	283,342
Other interest-bearing liabilities	13,779	2,694
Other liabilities	8,091	1,982

Average liabilities	578,445	288,018
Average equity	32,543	26,331

Average liabilities and shareholders' equity	$610,988	$314,349

Yield Analysis:

	3 Months Ended March 31,
	2001	2000
	(Dollars in thousands)
Average earning assets	$550,931	$284,717
Yield	8.47%	9.28%
Average interest-bearing deposits	$325,889	$184,770
Cost	3.36%	3.41%
Average deposits	$556,575	$283,342
Cost	1.97%	2.22%
Average interest-bearing liabilities	$339,668	$187,464
Cost	3.60%	3.44%
Interest spread	4.87%	5.84%
Net interest margin	6.25%	7.01%

    Interest income increased by approximately $4.9 million from $6.6 million for the first quarter of 2000 to $11.5 million for the same period of 2001. The increase in interest income was due largely to the increase of approximately $266.2 million in average earning assets. This increase in average earnings assets was mostly a result of the earning assets acquired in the merger with Professional Bancorp, Inc. During this same period the yield on earning assets decreased from 9.28% to 8.47%, a reduction of 81 basis points. The Federal Reserve lowered interest rates three times during this period and since a substantial portion of First Community's earning assets reprice with the general level of interest rates, the yield on First Community's earning assets declined significantly.

    Interest expense increased by approximately $1.4 million from $1.6 million for the first quarter of 2000 to $3.0 million for the same period of 2001. This increase is due mostly to the increase in average interest-bearing liabilities from $187.5 million to $339.7 million. This increase in average interest-bearing liabilities was mostly as a result of liabilities acquired in the merger with Professional Bancorp, Inc. The cost of interest-bearing liabilities increased from 3.44% to 3.60% over the same periods of time as a result of customers shifting deposits to higher costing deposits and the lag of deposit repricing versus asset repricing and the addition of higher costing interest-bearing liabilities such as the trust preferred securities and the revolving line of credit.

    Noninterest Income.  The following table sets forth the details of noninterest income for the three months ended March 31, 2001 and March 31, 2000. Due to the fact that the merger with Professional Bancorp, Inc. was accounted for using the purchase method of accounting, Professional Bancorp noninterest income is not included in the three month period ended March 31, 2000. The pro forma column below includes the unaudited Professional Bancorp noninterest income for that period. Comparisons are then performed on a pro forma basis with the 2001 amounts:

	3 Months' Ended March 31,
	2001 First Community	2000 First Community	2000 Professional Bancorp, Inc.	2000 Pro Forma	Increase (Decrease)
	(In thousands)
Noninterest income:
Service charges and fees on deposit accounts	$551	$310	$235	$545	$6
Merchant discount fees	69	17	72	89	(20)
Other commissions and fees	284	155	5	160	124
Gain on sale of loans	105	55	—	55	50
Other income	109	44	138	182	(73)

Total noninterest income	$1,118	$581	$450	$1,031	$87

    Total noninterest income increased by approximately $87,000 from $1,031,000 on a pro forma basis to $1,118,000, or approximately 8.4%, from the three months ended March 31, 2000 to the three months ended March 31, 2001. There was a change in the mix of noninterest income. Other commissions and fees increased by approximately $124,000 due to various referral arrangements of First Community. Other income includes SBA servicing fees, ATM fees, debit card fees and several other miscellaneous categories. Other income decreased by approximately $73,000 due to decreases in many of these areas. Gain on sale of SBA loans increased by approximately $50,000 due mainly to the sale of one large loan in the 2001 period. In addition the funding and sale of SBA loans does not occur smoothly over the year.

    Noninterest Expense.  The following table sets forth the details of noninterest expense for the three months ended March 31, 2001 and March 31, 2000. Due to the fact that the merger with Professional Bancorp, Inc. was accounted for using the purchase method of accounting, Professional Bancorp noninterest expense is not included in the three month period ended March 31, 2000. The pro forma column below includes the unaudited Professional Bancorp noninterest expense for that period. Comparisons are then done on a pro forma basis with the 2001 amounts:

	3 Months Ended March 31,
	2001 First Community	2000 First Community	2000 Professional Bancorp, Inc.	2000 Pro Forma	Increase (Decrease)
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$3,473	$1,678	$1,831	$3,509	$(36)
Occupancy	730	396	367	763	(33)
Furniture and equipment	356	242	204	446	(90)
Legal expenses	110	84	130	214	(104)
Other professional services	681	449	393	842	(161)
Stationery, supplies and printing	149	45	52	97	52
FDIC assessment	144	15	29	44	100
Cost of other real estate owned	30	—	—	—	30
Advertising	139	101	13	114	25
Insurance	79	31	28	59	20
Loss on sale of securities	—	11	—	11	(11)
Other	652	283	349	632	20

Operating expense	6,543	3,335	3,396	6,731	(188)
Goodwill amortization	58	—	—	—	58

Total noninterest expense	$6,601	$3,335	$3,396	$6,731	$(130)

    Total operating expense (noninterest expenses before the amortization of goodwill) decreased approximately $188,000 from $6,731,000, on a pro forma basis, to $6,543,000, or 2.8%, from the three months ended March 31, 2000 to the three months ended March 31, 2001. The decrease in almost all categories of expense is primarily a result of the efficiencies associated with the consolidation of functions, offset by the increased level of economic activity in First Community's markets and First Community's response to this increased level of customers and customer activity. The decline in legal expenses and professional services expense is a result of less activity related to working out troubled loans. The increase in FDIC assessment is a result of First Professional Bank, N.A.'s regulatory rating.

    The efficiency ratio (operating expense divided by net interest income plus noninterest income) is a measure of how effective First Community is at using its expense dollars. A lower or declining ratio indicates improving efficiency. The increase in the efficiency ratio from 60.1% in the first quarter of 2000 to 68.1% in the first quarter of 2001 is mostly a result of building the infrastructure to absorb Professional Bancorp, the decline in the net interest margin and the operation consolidations related to the merger with Professional Bancorp, Inc. which will not be fully implemented until the second half of 2001.

    Income Taxes.  First Community's normal effective income tax rate is approximately 42.0%, representing a blend of the statutory Federal income tax rate of 35.0% and the California income tax rate of 10.84%. First Community's actual effective income tax rates were 41.4% and 41.5% for the three months ended March 31, 2001 and 2000, respectively.

Balance Sheet Analysis

    Credit Quality.  First Community defines nonperforming assets to include (i) loans past due 90 days or more and still accruing; (ii) loans on which it has ceased to accrue interest ("Nonaccrual Loans") and (iii) assets acquired through foreclosure including other real estate owned. "Impaired loans" are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that First Community will not be able to collect all amounts due according to the original contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories overlap. "Nonaccrual loans" include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan impaired, if (i) it is probable that First Community will collect all amounts due in accordance with the original contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan.

    Planned workout arrangements are currently in place or in negotiation for all nonperforming assets. Management is not aware of any additional significant loss potential that has not already been included in the estimation of the allowance for loan losses ("ALL").

    The following table shows the historical trends in nonperforming assets and key credit quality statistics for First Community:

Credit Quality Measures

	At or for the periods ending
	Year 12/31/99	3 Months 3/31/00	6 Months 6/30/00	9 Months 9/30/00	Year 12/31/00	3 Months 3/31/01
	(Dollars in thousands)
Loans past due 90 days or more and still accruing	$75	$—	$218	$3	$—	$250
Nonaccrual loans and leases	1,845	442	2,268	2,650	2,271	11,340
Other real estate owned	1,315	1,315	1,315	1,315	1,031	654

Nonperforming assets	$3,235	$1,757	$3,801	$3,968	$3,302	$12,244

Impaired loans, gross	$1,833	$434	$2,268	$2,650	$2,271	$11,340
Allocated allowance for loan losses	(159)	(201)	(574)	(456)	(368)	(3,161)

Net investment in impaired loans	$1,674	$233	$1,694	$2,194	$1,903	$8,179

Normalized charged off loans year-to-date	$592	$15	$92	$361	$708	$119
Recoveries year-to-date	(314)	(42)	(54)	(70)	(93)	(182)

Net charge-offs (recoveries)	$278	$(27)	$38	$291	$615	$(63)

Allowance for loan losses to loans, net of deferred fees and costs	1.95%	1.82%	1.78%	1.64%	1.57%	3.12%
Allowance for loan losses to nonaccrual loans and leases	218.2%	916.7%	175.8%	147.7%	173.1%	98.9%
Nonperforming assets to loans and OREO	1.56%	0.79%	1.69%	1.65%	1.31%	3.40%
Annualized net charge offs to average loans	0.15%	(0.05)%	0.03%	0.17%	0.27%	(0.07)%
Nonaccrual loans to loans, net of deferred fees and costs	0.90%	0.20%	1.01%	1.11%	0.91%	3.16%
Allowance for loan losses to nonperforming assets	124.4%	230.6%	104.9%	98.6%	119.0%	91.6%
Loans, net of deferred fees and costs	206,102	222,342	223,840	239,015	250,552	359,393
Allowance	4,025	4,052	3,987	3,914	3,930	11,215
Average loans	187,811	217,743	219,892	223,253	228,638	358,644

    With the Professional Merger, nonaccrual loans increased by $9,069,000 during the quarter ended March 31, 2001, from 0.91% to 3.16% of gross outstanding loans. Without the merger with Professional Bancorp, Inc., nonaccrual loans would have declined by $254,000 in the quarter. The Allowance for Loan Losses at March 31, 2001 of $11,215,000 represents 98.9% of nonaccrual loans and has been deemed by management to be adequate to cover any shortfall that may occur upon disposition of the collateral along with the remaining nonaccrual loans.

    Normalized net recoveries for the quarter were $63,000. This represents 0.07% of average loans for the three-month period ended March 31, 2001. $4,805,000 of Professional Bancorp loans were also charged off during the quarter in a one-time charge associated with the merger with Professional Bancorp, Inc.

    Loans past due 90 days and still accruing represent loans which are past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are well-secured and in the process of collection or renewal.

    As of March 31, 2001, First Community had approximately $11,340,000 of loans which were considered impaired, all of which were on nonaccrual status, compared to $2,271,000 at December 31,

2000. $9,323,000 of these loans were acquired as part of the merger with Professional Bancorp, Inc. The ALL at March 31, 2001 includes allocated allowances of approximately $3,161,000 established for certain impaired loans. Nonperforming assets increased approximately $8,942,000 from $3,302,000 at December 31, 2000, to $12,244,000 at March 31, 2001. This increase is mostly a result of nonaccrual loans increasing $9,069,000 to $11,340,000 due mostly to nonaccrual loans acquired as part of the merger with Professional Bancorp, Inc. During the three-month period ended March 31, 2001, First Community sold approximately $531,000 of other real estate owned and added approximately $154,000 of other real estate owned.

    Allowance for Loan Losses.  First Community has established a monitoring system for its loans in order to identify impaired loans and potential problem loans and to permit periodic evaluation of impairment and the adequacy of the ALL in a timely manner. The monitoring system and ALL methodology have evolved over a period of years, and loan classifications have been incorporated into the determination of the ALL. This monitoring system and allowance methodology include a loan-by-loan analysis for all classified loans as well as loss factors for the balance of the portfolio that are based on migration analysis relative to First Community's unclassified portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquency and trends, and other inherent risk factors such as economic conditions, concentrations in the portfolio risk levels of particular loan categories, internal loan review and management oversight.

    The percentage of ALL to gross loans, net of deferred fees and costs, was 3.12% at March 31, 2001, an increase from 1.57% at December 31, 2000. This increase in the percentage is almost entirely a result of the merger of Professional into First Community. Nonaccrual loans increased by $9,069,000 during the quarter ended March 31, 2001, from 0.91% to 3.16% of loans, net of deferred fees and costs. Net OREO declined to $654,000 during the quarter. Total nonperforming assets increased by $8,942,000 during the first quarter of 2001, increasing from 1.31% to 3.40% of total loans and OREO at December 31, 2000 and March 31, 2001, respectively. The Company had net recoveries of $63,000 during the three months ended March 31, 2001 represented by charge-offs of $119,000 and recoveries of $182,000 during the period. The allowance for loan losses increased by $7,285,000 from $3,930,000 at December 31, 2000 to $11,215,000 at March 31, 2001. The allowance as a percentage of nonperforming assets decreased from 119.0% at December 31, 2000 to 91.6% at March 31, 2001, due to the increase in nonperforming assets. Management believes that the allowance for loan losses at March 31, 2001 is adequate based on First Community's quarterly migration analysis of loan losses, improved economic conditions and continued adherence to established credit policies.

    Regulatory Matters.  The regulatory capital guidelines as well as the actual regulatory capital ratios for Rancho Santa Fe, First Community Bank of the Desert, First Professional Bank, N.A. and First Community on a consolidated basis as of March 31, 2001, are as follows:

	Regulatory Requirements (Greater than or equal to stated percentage)		Actual
	Adequately Capitalized	Well Capitalized	Rancho Santa Fe	First Community Bank of the Desert	First Professional Bank, N.A.	Consolidated
Detailed computations of
Tier 1 leverage capital ratio	4.00%	5.00%	8.66%	7.65%	5.63%	6.36%
Tier 1 risk-based capital ratio	4.00%	6.00%	10.67%	9.71%	10.60%	9.02%
Total risk-based capital	8.00%	10.00%	11.92%	10.96%	11.90%	10.44%

    On September 8, 2000 First Community issued $8 million of trust preferred securities. These securities are considered Tier I capital. The proceeds from the trust preferred securities were used for the purchase of Professional.

    Liquidity, Interest Rate Sensitivity and Market Risk.  On a stand-alone basis, First Community's sources of liquidity include dividends from the banks and outside borrowings. The amount of dividends that the Banks can pay to First Community is restricted by regulatory guidelines.

    The primary function of asset/liability management is to ensure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities at the Banks. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the Banks is based on the core deposit base of the Banks. The Banks have not relied on large denomination time deposits. To meet short-term liquidity needs, First Community has maintained at the Banks what it believes are adequate balances in federal funds sold, interest-bearing deposits in financial institutions and investment securities having maturities of five years or less. On a consolidated basis, liquid assets (cash, federal funds sold and investment securities available-for-sale) as a percent of total deposits were 39.5% and 29.4% as of March 31, 2001 and December 31, 2000, respectively.

    Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. At December 31, 2000 and March 31, 2001, First Community had no material on or off balance sheet derivatives. First Community's financial instruments include loans receivable, federal funds sold, interest-bearing deposits in financial institutions, FRB and FHLB stock, investment securities, deposits, short-term borrowings, convertible debt and trust preferred securities. At December 31, 2000, First Community had approximately $314 million in interest sensitive assets and approximately $327 million in interest sensitive liabilities. At March 31, 2001, First Community's interest sensitive assets and interest sensitive liabilities totaled approximately $558 million and $563 million, respectively. The increase in interest sensitive assets and interest sensitive liabilities resulted mostly from assets and liabilities acquired in the merger with Professional Bancorp, Inc..

    The yield on interest sensitive assets and the cost of interest sensitive liabilities for the three month period ended March 31, 2001 was 8.47% and 2.14%, respectively, compared to 9.43% and 2.80%, respectively, for the three month period ended December 31, 2000. The decrease in the yield on interest sensitive assets during the quarter is primarily a result of the decrease of interest rates associated with the Federal Reserve interest rate reductions during the quarter. The decrease in the cost of interest sensitive liabilities during the quarter is primarily a result of both the decrease of interest rates associated with the Federal Reserve interest rate reductions during the quarter and high percentage of noninterest-bearing deposits acquired in the merger with Professional Bancorp, Inc..

    First Community's interest sensitive assets and interest sensitive liabilities were reported to have estimated fair values of $307.4 million and $326.2 million, respectively, at December 31, 2000. Because of the floating and short-term nature of its interest sensitive assets and liabilities, management believes that there has been no material change in the difference between the book value of the interest sensitive assets and liabilities and their estimated fair values.

Period Ended December 31, 2000

Overview

    First Community had total assets of approximately $358,287,000 at December 31, 2000 as compared to total assets of approximately $304,362,000 at December 31, 1999. At January 31, 2001, First Community had total assets of approximately $628,000,000 after giving effect to the merger with Professional Bancorp, Inc. First Community's total deposits increased from approximately $274,232,000 at December 31, 1999 to approximately $316,938,000 at December 31, 2000. The Professional Merger added approximately $238,000,000 of deposits as of January 31, 2001. Common shareholders' equity increased $1,917,000 from $25,855,000 at December 31, 1999 to $27,772,000 at December 31, 2000.

Results of Operations

    Earnings Performance.  First Community reported net earnings for the year ended December 31, 2000 of $1,904,000, compared to $4,264,000 for the year ended December 31, 1999, a decrease of $2,360,000, or 55.3%. First Community reported net earnings for the year ended December 31, 1999 of $4,264,000, compared with $3,582,000 for 1998, an increase of $682,000 or 19.0%. In 2000, basic earnings per share and diluted earnings per share were $0.49 and $0.47, compared with $1.10 and $1.05 in 1999 and $0.93 and $0.88 in 1998. The decrease in net earnings for the year ended December 31, 2000 was primarily attributable to nonrecurring merger costs of $3,561,000 related to the acquisition of First Community Bank of the Desert. Before these nonrecurring merger costs net income would have been $4,702,000, or a 10.3% increase from 1999. First Community's improved earnings performance between 1999 and 1998 is primarily attributable to an increase in net interest income arising from a greater quantity of interest-earnings assets particularly in the loan segment. First Community believes that the demand for loans increased in the its market areas due to a strong local economy as well as low interest rates. In addition to the growth in earning assets, a general improvement in operating efficiencies contributed to First Community's earnings performance.

    The following is a condensed summary of the statement of operations along with selected profitability ratios:

Analysis of Net Income

	Year Ended December 31,
	2000	1999	1998
Net Interest income	$20,907,000	$17,717,000	$14,868,000
Provision for loan losses	520,000	518,000	941,000
Other non-interest income	2,151,000	1,951,000	2,071,000
Net gains on sales of SBA loans	314,000	353,000	621,000
Non-interest expenses	18,145,000	12,073,000	10,897,000
Income taxes	2,803,000	3,166,000	2,140,000
Net income	1,904,000	4,264,000	3,582,000
Return on average assets	0.56%	1.44%	1.48%
Return on average equity	7.01	17.46	16.87
Dividend payout ratio	76.7	28.6	27.3
Average equity to average assets at period end	7.99	8.27	8.77
Measures before after-tax nonrecurring merger costs:
Return on average assets	1.38%	1.44%	1.48%
Return on average equity	17.31	17.46	16.87
Dividend payout ratio	31.3	28.7	27.45

    Net Interest Income.  Net interest income, which constitutes one of the principal sources of income for First Community, represents the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities, interest earned and paid and the related yields and rates on major categories for the periods indicated:

Analysis of Average Rates and Balances

	Average Balance	2000 Interest Income/ Expenses	Interest Yields and Rates	Average Balance	1999 Interest Income/ Expense	Interest Yields and Rates	Averages Balance	1998 Interest Income/ Expense	Interest Yields and Rates
ASSETS
Loans, net(1) and(2)	$228,638,000	$23,980,000	10.49%	$187,811,000	$19,056,000	10.15%	$160,895,000	$16,971,000	10.55%
Investment securities(2)	47,620,000	2,957,000	6.21	45,731,000	2,614,000	5.72	31,549,000	1,838,000	5.83
Federal funds sold	26,602,000	1,637,000	6.15	28,372,000	1,380,000	4.86	21,524,000	1,135,000	5.27
Deposits with financial institutions	4,227,000	257,000	6.08	6,512,000	355,000	5.45	5,111,000	314,000	6.14

Total interest earning assets	307,087,000	28,831,000	9.39	268,426,000	23,405,000	8.72	219,079,000	20,258,000	9.25

Noninterest earning assets	32,931,000			26,930,000			22,961,000

Total assets	340,018,000			295,356,000			242,040,000

LIABILITIES
Time deposits of $100,000 or more	28,779,000	1,810,000	6.29	25,680,000	1,253,000	4.88	17,181,000	904,000	5.26
All other interest-bearing deposits	172,190,000	5,741,000	3.33	154,692,000	4,395,000	2.84	133,127,000	4,450,000	3.34
Other interest-bearing liabilities	4,278,000	373,000	8.72	793,000	40,000	5.04	622,000	36,000	5.79

Total interest-bearing liabilities	205,247,000	7,924,000	3.86	181,165,000	5,688,000	3.14%	150,930,000	5,390,000	3.57%

Noninterest-bearing deposits	104,518,000			87,466,000			67,344,000
Other liabilities	3,082,000			2,310,000			2,529,000
Shareholders' equity	27,171,000			24,415,000			21,237,000

Total liabilities and shareholders' equity	$340,018,000			$295,356,000			$242,040,000

Net interest rate spread			5.53%			5.58%			5.68%

Net interest income		$20,907,000			$17,717,000			$14,868,000

Net yield of interest -earning assets			6.81%			6.60%			6.79%

(1)
Includes nonaccrual loans and loan fees

(2)
Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material

    Net interest income before provision for loan losses was $20,907,000 for the year ended December 31, 2000 compared to $17,717,000 in 1999, an increase of $3,190,000 or 18.0%. The increase was attributable to an increase in average interest earning assets of $38,661,000 in 2000 compared to an increase of average interest bearing liabilities of $23,799,000, a net increase of $14,862,000. The rate earned on interest bearing assets increased to 9.39% in 2000 compared to 8.72% in 1999. The increase was attributable to increased interest rate environment in 2000 over 1999 due to increases in interest rates by the Federal Reserve Bank. Average net loans outstanding during 2000 was $228,638,000 and yielded 10.49% compared to average loans outstanding of $187,811,000 in 1999 that yielded 10.15%. The increase in average loans outstanding of $40,827,000 in 2000 was due to a continued strong economic climate in Southern California throughout the year and First Community's successful efforts to exploit this economic climate.

    Average investments outstanding during 2000 were $47,620,000 earning interest at a yield of 6.21%, compared with $45,731,000 and 5.72% in 1999. Average Federal funds sold were $26,602,000 and yielded 6.15% in 2000 compared with $28,372,000 and 4.86% in 1999. Average deposits with financial institutions were $4,227,000 and yielded 6.08% in 2000 compared to $6,512,000 and 5.45% in 1999. These changes in yields are comparable to the changes in interest rates in the general economy over the same period.

    Average outstanding interest-bearing liabilities were $204,964,000 and paid an average of 3.87% compared to $181,165,000 and 3.14% in 1999. The increase in average balances is due to the general increase in economic activity in this period of time and First Community's success in taking advantage of this increase. These changes in interest costs are comparable to the changes in interest rates in the general economy over this period of time.

    Net interest income before provision for loan losses for the year ended December 31, 1999 increased $2,849,000 or 19.2% compared with the year ended December 31, 1998. The increase in 1999 compared to 1998 was due to the increase in average earning assets of $49,347,000 or 22.5%. The yield earned on interest-earning assets during 1999 declined to 8.72% from 9.25% for the same period in 1998. The decline was primarily attributable to the effect of the overall decline in market interest rates experienced at the end of 1998. Average net loans outstanding during 1999 were $187,811,000, which earned interest at an average yield of 10.15%, compared with $160,895,000 at 10.55% in 1998. This increase in loans was due primarily to the strong economic climate in the Banks' market areas and emphasis on business development efforts to expand business in the Banks' market areas resulting in the growth of all loan categories.

    Average investments outstanding during 1999 were $45,731,000 and these investments earned interest at an average yield of 5.72% compared with $31,549,000 and 5.83% in 1998. Average federal funds sold during 1999 were $28,372,000 and earned an average yield of 4.86% in 1999 compared with $21,524,000 and 5.27% in 1998. Average deposits with financial institutions during 1999 were $6,512,000 and earned an average yield of 5.45% in 1999 compared with $5,111,000 and 6.14% in 1998. Short-term interest rates were lowered by the Federal Reserve Bank during the fourth quarter of 1998 resulting in lower short-term rates during 1999 compared with 1998.

    Average outstanding interest-bearing liabilities of $181,165,000 in 1999 paid an average rate of 3.14% during that period compared to $150,930,000 and 3.57% in 1998. This decrease in average rates paid in 1999 is a result of the above-mentioned decline in the general level of interest rates.

    As discussed above, First Community's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change," as well as yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as a "rate change."

    The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities:

Analysis of Volume and Interest Rates

	2000 Compared to 1999 Attributable to Change			1999 Compared to 1998 Attributable to Change
	Total Change	In Volume	In Rate	Total Change	In Volume	In Rate
Loans, net(1) and(2)	$4,924,000	$4,142,000	$782,000	$2,085,000	$2,839,000	$(754,000)
Investment securities (2)	343,000	108,000	235,000	776,000	826,000	(50,000)
Federal funds sold	257,000	(86,000)	343,000	245,000	361,000	(116,000)
Deposits with financial institutions	(98,000)	(125,000)	27,000	41,000	86,000	(45,000)

Total	5.426,000	4,039,000	1,387,000	3,147,000	4,112,000	(965,000)

Time deposits of $100,000 or more	557,000	151,000	406,000	349,000	447,000	(98,000)
All other interest-bearing deposits	1,346,000	497,000	849,000	(55,000)	721,000	(776,000)
Other interest-bearing liabilities	333,000	162,000	171,000	4,000	10,000	(6,000)

Total	2,236,000	810,000	1,426,000	298,000	1,178,000	(880,000)

Changes in net interest income	$3,190,000	$3,229,000	$(39,000)	$2,849,000	$2,934,000	$(85,000)

(1)
Includes nonaccrual loans and loan fees

(2)
Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material

    The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume. The change in rate/volume has been allocated to the change attributed to rate.

    Provision for Loan Losses.  The amount of the provision for loan losses in each year is a charge against earnings in that year. The amount of provision is based upon management's evaluation of the loan portfolio, past loan loss experience, general economic conditions and other pertinent factors.

    First Community provided $520,000 for loan losses for the year ended December 31, 2000 compared to $518,000 in the prior year. The small change in the provision for loan losses, even with the increase in loans and the small increase in net impaired loans, is reflective of the improved credit quality of First Community's loan portfolio during the year ended December 31,2000. The allowance for loan losses was $3,930,000, or 1.56% of total loans outstanding, compared with an allowance for loan losses of $4,025,000, or 1.95% of total loans outstanding, as of December 31, 1999. Net loans charged off in 2000 increased by $337,000 to $615,000 compared to $278,000 in net loans charged off for the year ended December 31, 1999.

    First Community provided $518,000 for loan losses for the year ended December 31, 1999 compared to $941,000 for the same period in 1998. The decreased provision in 1999 was attributable to improvements in First Community's credit quality. The allowance for loan losses at December 31,1999 was $4,025,000 or 1.95% of total net loans outstanding, a decrease from 2.21% at December 31, 1998.

    The allowance for loan losses as a percentage of total net loans outstanding declined at December 31, 1999 compared to the prior year period, due to the previously mentioned improvements in First Community's credit quality. Additionally, net charge-offs declined from $538,000 in 1998 to $278,000 in 1999.

    Noninterest Income.  The following table sets forth the details of noninterest income for the year ended December 31, 2000 and 1999:

	For the year ended December 31,
	2000	1999	Increase (Decrease)
	(In thousands)
Noninterest Income:
Service charges on deposit accounts	$1,185	$1,175	$10
Merchant discount fees, net	107	84	23
SBA loan servicing fees	268	170	98
Mortgage fees	77	82	(5)
Gain on sale of loans	314	353	(39)
Other	514	440	74

Total noninterest income	$2,465	$2,340	$161

    Noninterest income increased $161,000, or 7.0%, to $2,465,000 for the year ended December 31, 2000 compared with $2,304,000 in 1999. SBA loan servicing fees increased $98,000, or 57.6%, to $268,000 in 2000 compared with $170,0000 in 1999. The primary reason for this increase was the increase in SBA loans serviced by First Community from current year and prior year loan sales.

    Merchant discount fees, net of expenses, increased $23,000, or 27.4%, to $107,000 in 2000 compared with $84,000 in 1999 due to the increased activity of First Community's merchant customer base.

    The decline in gain on sale of loans is due to the decline in SBA activity as a result of the higher interest rate environment in 2000.

    Other noninterest income increased $74,000, or 16.8%, in 2000 to $514,000 compared with $440,000 in 1999. The increase was attributable to small increases in several other income categories.

    The following table sets forth the details of noninterest income for the year ended December 31, 1999 and 1998:

	For the year ended December 31,
	1999	1998	Increase (Decrease)
	(In thousands)
Noninterest Income:
Service charges on deposit accounts	$1,175	$1,158	$17
Merchant discount fees, net	84	71	13
SBA loan servicing fees	170	207	(37)
Mortgage fees	82	263	(181)
Gain on sale of loans	353	621	(268)
Other	440	372	68

Total noninterest income	$2,304	$2,692	$(388)

    Noninterest income decreased $388,000, or 14.4%, to $2,304,000 in 1999 compared with $2,692,000 in 1998. This decrease is primarily the result of a decrease in the gain on sale of loans of $268,000, or 43.2%, as well as a decrease in mortgage brokerage fee income of $181,000, or 68.8%, to $82,000 in 1999. Gain on the sale of loans represents the premium earned on the sale of the guaranteed portion of Small Business Administration loans. During 1999, a lower volume of loans were sold at a reduced premium compared with the same period in 1998. First Community receives fees for packaging and processing loan applications for financing the purchase or refinancing single-family residences. Funding is provided by various outside mortgage lenders. The volume of transactions decreased during 1999 as a result of a less favorable interest rate environment for refinance or purchase transactions.

    Service charges on deposit accounts increased $17,000, or 1.5%, to $1,175,000 in 1999 compared with $1,158,000 in 1998. This increase is due to the growth in the number of accounts subject to service charges. Merchant discount fees, net of costs, increased $13,000, or 18.3%, during 1999 compared with the same period in 1998 as a result of a greater number of merchant accounts and transactions.

    Noninterest Expense.  The following table sets forth the details of noninterest expense for the year ended December 31, 2000 and 1999:

	For the year ended December 31,
	2000	1999	Increase (Decrease)
	(In thousands)
Noninterest Expense:
Salaries and employee benefits	$6,673	$5,623	$1,050
Occupancy	1,563	1,496	67
Furniture and equipment	892	687	205
Legal expenses	229	285	(56)
Other professional services	1,685	1,184	501
Stationery, supplies and printing	418	395	23
Advertising	435	305	130
Real estate owned and property held for sale	356	182	174
Insurance	128	120	8
Loss on sale of securities	11	2	9
Merger costs	3,561	—	3,561
Other	2,194	1,794	400

Total noninterest expense	$18,145	$12,073	$6,072

    Total noninterest expenses increased $6,072,000, or 50.3%, to $18,145,000 for 2000 compared with $12,073,000 in 1999. Included in the current year non-interest expense was $3,561,000 in pre-tax, non-recurring expenses associated with the merger of Rancho Santa Fe and First Community. Salaries and employee benefits increased $1,050,000, or 18.7%, to $6,673,000 in 2000 compared with $5,623,000 in 1999. This increase is a result of increased staff levels necessary to accommodate the increased level of business at First Community and required to manage a larger company.

    Occupancy and furniture and equipment expenses increased $272,000, or 12.5%, to $2,455,000 in 2000 compared with $2,183,000 in 1999. This increase is primarily due to increased depreciation at First Community and increased rent expense at Rancho Santa Fe. Legal and other professional services, consisting of audit, tax and accounting services, data processing and other outside services, increased $445,000, or 30.3%, to $1,914,000 in 2000 compared with $1,469,000 in 1999. The increase in 2000 was mostly the result of outsourcing more activities, especially at First Community. This was partially offset by more favorable data processing contracts.

    Advertising increased $130,000, or 42.6%, in 2000 to $435,000 compared with $305,000 in 1999. The increase was a result of First Community's plan to become recognized as "The Community Bank" as competitors are being purchased by larger institutions. Real estate owned and property held-for-sale expenses increased $174,000, or 95.6%, to $356,000 in 2000 compared with $182,000 in 1999. The Company wrote down its other real estate owned to the amount of an offer received for the properties.

    Other noninterest expenses increased $400,000, or 22.3%, to $2,194,000 in 2000 compared with $1,794,000 in 1999. Other noninterest expense consists of many different categories, none of which account for a majority of the increase. The largest reasons for the increase are attributable to increases in expenses associated with the growth in loans and deposits such as loan expense and customer service expenses such as courier costs and customer analysis expense.

    The following table sets forth the details of noninterest expense for the year ended December 31, 1999 and 1998:

	For the year ended December 31,
	1999	1998	Increase (Decrease)
	(In thousands)
Noninterest Expense:
Salaries and employee benefits	$5,623	$5,270	$353
Occupancy	1,496	1,382	114
Impairment loss on premises held for sale	—	38	(38)
Furniture and equipment	687	601	86
Legal expenses	285	204	81
Other professional services	1,184	1,293	(109)
Stationery, supplies and printing	395	273	122
Advertising	305	337	(32)
Real estate owned and property held for sale	182	62	120
Insurance	120	124	(4)
Loss on sale of securities	2	—	2
Other	1,794	1,313	481

Total noninterest expense	$12,073	$10,897	$1,176

    Total noninterest expenses increased $1,176,000, or 10.8%, to $12,073,000 for 1999 compared with $10,897,000 in 1998. Salaries and employee benefits increased $353,000, or 6.7%, to $5,623,000 during 1999 compared with $5,270,000 in 1998. This increase was primarily the result of an increase in the number of employees, pay increases, incentives and promotions granted to employees for improved performance.

    Occupancy and furniture and equipment expenses increased $200,000, or 10.1%, during 1999 compared with the prior year. The increase is attributable primarily to costs associated with additional branch and operations locations and the upgrading of technology. Legal expenses and other professional services, consisting of audit, tax and accounting services, data processing and other outside services, decreased $28,000, or 1.9%, during 1999 compared with 1998. In addition, other operating expenses increased $481,000, or 36.6%, during 1999 compared with the same period in 1998 as a result of expenses associated with Year 2000 preparation, profit improvement projects, the general growth of First Community and routine vendor price increases.

    Real estate owned and property held-for-sale expenses increased $120,000, or 193.5%, to $182,000 in 1999 compared with $62,000 in 1998 due primarily to $159,000 in write-downs of properties (primarily land acquired for development).

    Income Taxes.  The provision for income taxes was $2,803,000, $3,166,000 and $2,140,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Effective tax rates were 59.5%, 42.6% and 37.4% for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rate in 2000 is higher than previous years due to the nondeductability of certain merger costs.

Financial Condition

    Loans.  The following table presents the balance of each major category of loans at the dates indicated:

	2000		1999		1998		1997		1996
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Loan Category:
Commercial	$118,827	47%	$94,657	46%	$86,946	51%	$80,247	53%	$65,002	52%
Real estate—construction	47,989	19	38,464	19	31,492	18	48,452	32	35,408	28
Real estate—mortgage	79,458	32	67,235	32	48,060	28	19,066	12	22,913	18
Consumer	4,911	2	6,293	3	5,121	3	3,944	3	2,448	2

Total gross loans	251,185	100%	206,649	100%	171,619	100%	151,709	100%	125,771	100%
Less allowance for loan losses	(3,930)		(4,025)		(3,785)		(3,382)		(3,194)
Less deferred loan fees	(633)		(547)		(639)		(645)		(524)

Total net loans	$246,622		$202,077		$167,195		$147,682		$222,053

    First Community's loan portfolio net of allowance for loan losses, deferred fees and costs totaled $246,622,000 as of December 31, 2000. This represents an increase of $44,545,000, or 22.0%, compared to December 31,1999. Loans have increased consistently over the past five years. In 1999 net loans increased $34,882,000, or 20.9%, compared with 1998. First Community focuses on small to medium sized commercial and real estate secured lending and loans guaranteed by the Small Business Administration. During 2000 and 1999, the strong demand for commercial real estate and construction lending is primarily attributable to the continued health of the Southern California economy.

    The following table presents First Community's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

	Loans Repricing or Maturing As of December 31, 2000
	1 year or less	Over 1 to 5 years	Over 5 years	Total
Loan Category:
Commercial	$108,301,000	$3,361,000	$7,165,000	$118,827,000
Real Estate—construction	47,989,000	—	—	47,989,000

Total	$156,290,000	$3,361,000	$7,165,000	$166,816,000

	Fixed Rate	Floating Rate	Total
Commercial	$13,159,000	105,668,000	$118,827,000
Real estate—construction	2,199,000	45,790,000	47,989,000

Total	$15,358,000	$151,458,000	$166,816,000

    Non-performing Loans.  The following table sets forth certain information with respect to First Community's nonaccrual loans and accruing loans for which payments of principal and interest were contractually past due 90 days or more:

Nonperforming Loans

	December 31,
	2000	1999	1998	1997	1996
	(in thousands)
Nonaccrual loans	$2,271	$1,845	$559	$490	$1,401
Loans past due 90 days or more and still accruing	—	75	243	408	—

Nonperforming loans	2,271	$1,920	$802	$898	$1,401

    Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when payment in full of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed and charged against current period income. Income on nonaccrual loans is subsequently recognized only to the extent cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status only when the loans become both well secured and are in the process of collection.

    Interest income of $413,000, $158,000 and $41,000 would have been recorded for the years ended December 31, 2000, 1999 and 1998, respectively, if nonaccrual loans had been performing in accordance with their original terms. Interest income of $60,000 and $76,000 was recorded on loans subsequently transferred to a nonaccrual status for the years ended December 31, 2000 and 1999, respectively. No interest income was recorded on loans subsequently transferred to nonaccrual status for the year ended December 31, 1998.

    On December 31, 2000, First Community had $2,271,000 of loans on nonaccrual status, compared to $1,845,000 and $559,000 on December 31, 1999 and 1998, respectively. As of December 31, 2000, there were no loans past due over 90 days and still accruing interest. On December 31, 1999, First Community had $75,000 of loans that were past due 90 days or more and still accruing interest, compared to $243,000 on December 31, 1998.

    Allowance for Loan Losses.  First Community's allowance is available to absorb future loan losses. The current level of the allowance for loan losses is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. First Community utilizes a risk-rating system on loans and a monthly credit review and reporting process. This assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loan experience, current and anticipated economic conditions and other factors which, in management's judgment, deserve recognition.

    The following table presents the changes in First Community's allowance for loan losses as of the dates indicated:

	December 31,
	2000	1999	1998	1997	1996
	(in thousands)
Balance at beginning of year	$4,025	$3,785	$3,382	$3,194	$2,948
Loans charged off:
Commercial	(573)	(480)	(664)	(274)	*
Real estate—construction		—		—	*
Real estate—mortgage	—	(60)	—	—	*
Consumer	(36)	(52)	(32)	(25)	*
Small Business Administration, unguaranteed portion held for investment	(99)	—	—	—	*

Total loans charged off	(708)	(592)	(696)	(299)	(290)

Recoveries on loans charged off:
Commercial	81	271	150	153	*
Real estate—construction	4	—	—	—	*
Real estate—mortgage	—	—	—	20	*
Consumer	8	37	8	4	*
Small Business Administration, unguaranteed portion held for investment	—	—	—	—	*

Total recoveries on loans charged off	93	314	158	177	27

Net loans charged off	(615)	(278)	(538)	(122)	(114)

Provision for loan losses	520	518	941	310	360

Balance at end of year	$3,930	$4,025	$3,785	$3,382	$3,194

Ratios:
Allowance for loan losses as a % of total loans at year end	1.56%	1.95%	2.21%	2.24%	2.55%
Net loans charged off to average loans	0.26%	0.15%	0.33%	0.09%

*
First Community did not maintain records for this category during the period specified.

    The allowance for loan losses at December 31, 2000 was $3,930,000 or 1.56% of total loans outstanding, net of deferred fees and costs, a decrease from $4,025,000 or 1.95% of total loans, net of deferred fees and costs, at the end of 1999. The decrease in the allowance for loan losses as a percentage of total loans, net of deferred fees and costs, is the result of improved credit quality. During 2000, First Community had net charge-offs of $615,000 compared to $278,000 for the year ended December 31, 1999. Management believes that the allowance for loan losses of $3,930,000 at December 31, 2000 is adequate to cover known and inherent risks in the loan portfolio.

    The following table allocates the allowance for loan losses based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the allowance for loan losses is general and is available for the portfolio in its entirety:

Allocation of Allowance for Loan Losses

	Commercial	Real Estate	Consumer	Small Business Administration	Total
	(dollars in thousands)
At December 31,
2000
Allowance for loan losses	$1,563	$2,006	$84	$277	$3,930
% of loans in each category to total loans	40%	51%	2%	7%	100%
1999
Allowance for loan losses	$1,622	$1,430	$356	$617	$4,025
% of loans in each category to total loans	40%	36%	9%	15%	100%
1998
Allowance for loan losses	$1,894	$757	$379	$755	$3,785
% of loans in each category to total loans	50%	20%	10%	20%	100%
1997
Allowance for loan losses	$1,693	$676	$339	$674	$3,382
% of loans in each category to total loans	50%	20%	10%	20%	100%
1996
Allowance for loan losses	$1,598	$638	$320	$638	$3,194
% of loans in each category to total loans	50%	20%	10%	20%	100%

    Investment Portfolio.  The investment activities of First Community are designed to assist in maximizing income consistent with quality and liquidity requirements, to supply collateral to secure public funds, to provide a means for balancing market and credit risks and to provide consistent income and market value throughout changing economic times.

    First Community's portfolio consists of U.S. Treasury and U.S. Government agency obligations, mortgage-backed securities, obligations of states and political subdivisions, corporate debt and Federal Reserve Bank and Federal Home Loan Bank stock. First Community's investment portfolio contains no investments in any one issuer in excess of 10% of First Community's total equity. Exempt from this calculation are securities of the U.S. Treasury and U.S. government agencies.

    The following table presents the composition of First Community's investment portfolio at the dates indicated:

Investment Portfolio

	December 31,
	2000	1999	1998
U.S. Treasury and government agency securities	$34,300,000	$36,783,000	$17,135,000
States and political subdivisions	347,0000	349,000	351,000
Corporate bonds	—	504,000	506,000
Equity securities	425,000	—	—
Federal Reserve Bank Stock	593,000	725,000	440,000
Federal Home Loan Bank Stock	320,000	510,000	416,000
Mortgage backed securities	10,328,000	11,692,000	13,969,000

Total Investments	$46,313,000	$50,563,000	$38,380,000

    For the investment portfolio as of December 31, 2000, the following table presents a summary of yields and maturities:

Analysis of Investment Yields and Maturities December 31, 2000

	One Year or Less		One Year Through Five Years		Five Years Through Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and government agency securities	$9,115,000	6.30%	$25,173,000	6.52%	$12,000	7.00%	—	—	$34,300,000	6.46%
States and policies subdivisions	—	—	—	—	347,000	5.55%	—	—	347,000	5.55%

Total investments(1)	$9,115,000	6.30%	$25,173,000	6.52%	$359,000	5.60%	$—	—	$34,647,000	6.45%

(1)
Yields on securities have not been adjusted to a fully tax-equivalent basis because the impact is not material

Note: Federal Reserve Bank stock, Federal Home Loan Bank stock, mortgage backed securities and common stock have no maturity and have been excluded from this table.

    Deposits.  The following table presents a summary of First Community's average deposits as of the dates indicated and average rate paid:

Analysis of Average Deposits

	December 31,
	2000		1999		1998
	Amount	Rate	Amount	Rate	Amount	Rate
Non-interest bearing	$104,518,000	—	$87,466,000	—	$67,344,000	—
Savings deposits	12,386,000	1.63%	11,567,000	1.62%	10,891,000	1.95%
Market rate deposits	129,496,000	3.25	115,333,000	2.56	98,360,000	3.08
Time deposits <$100,000	30,308,000	4.40	27,792,000	4.51	23,876,000	5.06
Time deposits >$100,000	28,779,000	6.29	25,680,000	4.88	17,181,000	5.26

Total deposits	$305,487,000	2.47%	$267,838,000	2.11%	$217,652,000	2.46%

    For time deposits $100,000 or more, the following table presents a summary of maturities for the time periods indicated:

Maturity of Time Deposits of $100,000 or More

	3 Months or Less	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Over 12 Months	Total
December 31, 2000	$16,042,000	$7,498,000	$7,455,000	$525,000	$31,520,000

    Due to First Community's business development activities, deposits have increased consistently over the past three years. Average deposits for the period through December 31, 2000 were $305,487,000 compared with $267,838,000 in 1999, an increase of $37,649,000 or 14.1%. For 1999,average deposits were $267,838,000 compared with $217,652,000 in 1998, an increase of $50,186,000 or 23.1%.

    Borrowings.  First Community and the banks have various lines of credit available. First Community also borrows funds from time to time on a short term or overnight basis from the FHLB or other financial institutions. As of December 31, 2000 and 1999, there were no balances outstanding. The average balances were $462,000, $82,000 and $0 in 2000, 1999 and 1998, respectively. The highest balance at any month-end was $10,400,000 and $700,000 in 2000 and 1999, respectively. The average rate paid was 5.9% and 4.9% in 2000 and 1999, respectively.

    Federal Funds Arrangements with Commercial Banks.  As of December 31, 2000 and 1999, First Community had lines of credit in the amount of $14,000,000 and $11,500,000, respectively, from correspondent banks, none of which were outstanding as of December 31, 2000 or 1999. These lines are renewable annually.

    Borrowing arrangements at the Federal Reserve Discount Window.  As of December 31, 2000 and 1999, First Community had a Fed discount limit of approximately $4,737,000 and $3,327,000, respectively, none of which was outstanding.

    Federal Home Loan Bank Lines of Credit.  As of December 31, 2000 and December 31, 1999, First Community had a Federal Home Loan Bank limit of approximately $15,551,000 and $9,000,000, respectively, none of which was outstanding. The availability of the lines of credit, as well as adjustments in deposit programs, provide for liquidity in the event that the level of deposits should fall abnormally low. These sources provide that funding thereof, may be withdrawn depending upon the financial strength of First Community.

    Treasury, Tax and Loan Note.  First Community participates in the Treasury, Tax and Loan Note program. First Community has a limit of $1,700,000 at the Federal Reserve Bank. Treasury, Tax and Loan balances fluctuate based on the amounts deposited by customers and the amounts called for payment by the Federal Reserve Bank. At December 31, 2000 and 1999, the interest rate on the Treasury, Tax and Loan Note, was 5.41% and 4.54%, respectively. As of December 31, 2000, 1999 and 1998, the balance outstanding under the Note program was $1,689,000, $1,657,000 and $470,000, respectively. The average balances under the Note program were $800,000 in 2000, $711,000 in 1999 and $622,000 in 1998. The highest balance at any month-end was $1,700,000 in 2000, 1999 and 1998, respectively. The average rate paid was 5.3%, 5.0% and 5.8% in 2000, 1999 and 1998, respectively.

    Revolving Line of Credit.  In May 2000 First Community executed a Revolving Credit Agreement with The Northern Trust Company for $5,000,000. The loan agreement contains covenants which impose certain restrictions on activities of First Community and its financial condition. Such covenants include minimum net worth ratios, maximum debt ratios, a minimum return on average assets, a dividend limitation and minimum and maximum credit quality ratios. As of December 31, 2000 First

Community, and where applicable, its subsidiaries were in compliance with each of such covenants or the appropriate waivers have been obtained. Shares of common stock of Rancho Santa Fe have been pledged as collateral against the note payable to The Northern Trust Company. In January 2001, First Community executed the first Amendment to the Revolving Credit Agreement increasing the credit line to $10 million and modifying certain covenants to reflect First Community's larger size and the merge with Professional Bancorp, Inc. Shares of common stock of First Community have been pledged as additional collateral against the note payable. The maximum outstanding amount during 2000 was $2,450,000 and the average outstanding amount was $305,000. The loan bears interest at the prime rate less 75 basis points and was 8.75% at December 31, 2000. First Community pays a fee of 25 basis points on the unused amount. At December 31, 2000 there were no outstandings under this line of credit.

    Trust Preferred Securities.  In September 2000, First Community issued $8,000,000 of trust preferred securities bearing a fixed interest rate of 10.60% and maturing in thirty years. This security is considered Tier 1 capital for regulatory purposes. These instruments were issued to fund part of the merger with Professional Bancorp, Inc.

Capital Resources

    Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Banks are required to maintain a minimum total risk-based capital ratio of 8% of which at least 4.0% must be Tier 1 capital. Banking organizations considered to be "well capitalized" must maintain a minimum leverage ratio of 5% and a minimum risk-based capital ratio of 10% of which at least 6.0% must be Tier 1 capital.

    The following table presents regulatory capital requirements and risk-based capital levels of First Community:

	Regulatory Requirements		Actual
	Adequately Capitalized	Well Capitalized	The Company
December 31, 2000
Tier 1 leverage capital radio	4.00%	5.00%	10.21%
Tier 1 risk-based capital ratio	4.00%	6.00%	12.97%
Total risk-based capital	8.00%	10.00%	14.22%

    As of December 31, 2000, First Community exceeded each of the capital requirements of the Federal Reserve Board and was deemed to be "well capitalized." In addition, each of the Banks exceeded the capital requirements of its primary federal banking regulator and was deemed to be "well capitalized."

    In January 1998, Rancho Santa Fe instituted a quarterly dividend of $0.06 per share, which increased to $0.09 per share in the third quarter of 1999. First Community Bank of the Desert did not pay a dividend.

Liquidity

    Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other demands for funds. First Community has an Asset/Liability Management Committee responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving First Community's financial objectives. First Community's Asset/

Liability Management Committees meet regularly to review funding capacities, current and forecasted loan demand and investment opportunities.

    Funds are held in cash and cash equivalents, which are comprised of cash on hand, cash due from banks and federal funds sold. Cash and cash equivalents at December 31, 2000 totaled $52,655,000, or 14.7% of total assets, compared with $32,037,000, or 10.5%, at December 31, 1999. The increase was the result of a decrease in interest-bearing deposits in financial institutions and securities and the issuance of $8,000,000 of trust preferred securities. Deposits increased during the period at approximately the same rate as loans. Loans net of deferred loan fees increased $44,450,000 during 2000 as a result of significant loan demand, particularly in commercial real estate and construction lending. Total deposits by comparison increased $42,706,000 during this same period, primarily in noninterest bearing and market rate deposits.

    As an additional source of liquidity, the banks maintains lines of credit for $14,000,000 with correspondent banks for purchase of overnight funds. These lines are subject to availability of funds. The banks also have a combined Fed discount window limit of approximately $4,737,000 as well as a credit line with the Federal Home Loan Bank which would allow the Banks to borrow up to approximately $15,551,000. Historically, the banks have infrequently used their borrowing capabilities. First Community has a revolving line of credit with Northern Trust Bank of Chicago.

    The ability of First Community to obtain funds for the payment of dividends and for other cash requirements is largely dependent upon its earnings. Dividends paid by a national bank such as Rancho Santa Fe and First Professional, are regulated by the Office of the Comptroller of the Currency under its general supervisory authority as it relates to a bank's capital requirements. A national bank may declare a dividend without the approval of the Office of the Comptroller of the Currency as long as the total dividends declared in a calendar year does not exceed the total of net profits for that year combined with the retained profits for the preceding two years. Dividends paid by a California state-chartered bank, like First Community Bank of the Desert, are regulated by California law. In general, a state-chartered bank may declare a dividend without the approval of the Commissioner of Financial Institutions as long as the total of dividends declared in a calendar year do not exceed the lesser of the retained earnings of the bank or the net income of the bank for its last three fiscal years.

    First Community defines "Cash Liquidity" as cash and cash equivalents plus securities less pledged assets and the reserve requirement divided by total deposits and borrowings less assets, mainly securities and loans, pledged for deposit balances. The Company manages Cash Liquidity on a consolidated basis and will sell or borrow federal funds between the Banks and will participate in loans based upon the liquidity needs of each of the Banks subject to certain regulatory limitations. At December 31, 2000, Cash Liquidity at First Community was 22.2% compared to Cash Liquidity of 21.7% at December 31, 1999. Cash Liquidity of approximately $64,843,000 was a product of increasing demand for loans and the growth in deposits. First Community hesitated to commit liquid funds to mid to long term investments during a period when the yield curve was relatively flat or inverted, such as existed during most of 2000, and while it anticipated increased funding needs due to expected growth in its loan portfolio.

    First Community's primary sources of liquidity are the receipt of dividends from the Banks, the ability to raise capital and a revolving line of credit (see "Borrowings"). The availability of dividends from the Banks is limited by various statutes and regulations of state and federal law (see "Regulation and Supervision"). During 2000, First Community received additional dividends of $2,000,000 million from Rancho Santa Fe.

Information About First Charter

Description of Business

    First Charter, a national banking association, commenced operations in 1983. First Charter is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum limits prescribed by law.

    First Charter's maintains two offices. Its principal office is located at 9454 Wilshire Boulevard in Beverly Hills, California. First Charter intends to close its second office, located at 11620 Wilshire Boulevard, Suite 100, Los Angeles, California in 2001.

    Since 1996 First Charter has concentrated on servicing the banking needs of professional service firms, entrepreneurs, and small to medium-sized businesses (annual sales of $1 million to $10 million) and high net worth individuals in Beverly Hills and the West Side of Los Angeles. Prior to that time, First Charter focused its operations on real estate and asset-based lending. This change in strategy from previous years has de-emphasized the concentrations in residential real estate construction and asset-based lending. First Charter also offers loans to small businesses guaranteed by the Small Business Administration.

Commercial Banking

    First Charter emphasizes the banking needs of high income and high net worth individuals, professional services firms, entrepreneurs, and small to medium-sized businesses in Beverly Hills and the West Side of Los Angeles. First Charter strives to gain a competitive edge in this segment by concentrating on helping its clients achieve their financial goals through the responsiveness, expertise and decision-making capability of its commercial banking relationship managers.

    First Charter also provides deposit services to property management companies. It targets smaller firms in First Charter's market area that will benefit from the close personal and professional attention that larger banks typically do not provide to this segment of the market. The owners and principals of these firms also tend to have a variety of other financial needs that provide the potential for First Charter to build multi-faceted relationships with its clients.

    First Charter offers revolving lines of credit and term loans for business and personal needs. Business and/or personal assets primarily secure these types of loans. At March 31, 2001, such loans totaled approximately $34,684,000, or 48% of First Charter's total loans compared to $34,778,000, or 47% of First Charter's loans in 2000, and $29,380,000, or 48% of First Charter's total loans in 1999, and $26,466,000 or 47% of First Charter's total loans in 1998.

Residential Real Estate Construction

    First Charter continues to provide a modest amount of construction lending for land acquisition and construction financing. This form of lending no longer constitutes a major portion of First Charter's portfolio.

    The outstanding balance of First Charter's construction and land development loan portfolio totaled $1,079,000 at March 31, 2001, of which $0 was land development loans and $1,079,000 was for interim construction. At December 31, 2000, the outstanding balance of First Charter's construction and land development loan portfolio totaled $1,216,000, of which $0 was land development loans and $1,216,000 was for interim construction. At December 31, 1999, the outstanding balance of First Charter's construction and land development loan portfolio totaled $161,000, of which $161,000 was land development loans and $0 was for interim construction. At December 31, 1998, the outstanding balance of First Charter's construction and land development loan portfolio totaled $1,558,000, of which $1,095,000 was land development loans and $463,000 was for interim construction. Construction and land development loans are generally originated for a 12-18 month term at a loan-to-construction cost value ratio averaging less than 80%. In addition, borrowers are generally required to make a personal cash commitment of 20-30% of project costs for construction loans, and at least 40% of costs for land acquisition loans. First Charter's loan department services these loans. First Charter disburses funds in accordance with a detailed project cost plan and based on regular on-site inspections.

Small Business Administration Lending

    The Small Business Administration, commonly known as the "SBA", is a federal agency established in 1953 to support and promote small business in the United States. First Charter offers SBA-guaranteed loans to businesses with generally better terms and more flexible repayment schedules than conventional financing. Many small, growing firms have been unable to obtain the long-term financing they require to facilitate expansion and keep them competitive in the market. While advantageous to business customers, SBA lending can provide First Charter with attractive returns with minimal risk, as the majority of the principal of each loan is guaranteed by an agency of the federal government. First Charter's SBA program provides assistance to qualified individuals and existing businesses through participation with the SBA. First Charter was certified as an SBA lender in September 1989. As of March 31, 2001, loans in this category totaled $1,767,000 compared to $6,835,000 at December 31, 2000, $3,051,000 at December 31, 1999 and $1,562,000 at December 31, 1998. Generally, it is First Charter's practice to sell the insured portion of First Charter's SBA loans to enhance First Charter's liquidity and provide additional funds for lending and investment.

Merchant Card Processing

    From January 1994 to October 2000, First Charter provided merchant card processing services in cooperation with Electronic Clearing House, Inc. ("ECHO") until May 2001. Pursuant to an agreement with ECHO, First Charter acted as the clearing house for the settlement of credit card transactions, collecting the proceeds from the card-issuing banks and distributing the funds to the deposit accounts of the respective merchants. In addition to providing fee income, this agreement resulted in the deposit of low-cost funds at First Charter, increasing its liquidity and reducing First Charter's cost of funds. First Charter also, through it wholly-owned subsidiary, First Charter Merchant Card Consulting Services Inc. (doing business as ECAC), operated an independent sales organization to generate merchant card accounts for processing by First Charter. As of December 31, 2000, First Charter provided merchant card processing services for approximately 1,644 merchants.

    On June 3, 1999, First Charter acquired substantially all of the assets, including the corporate name, of Electronic Card Acceptance Corporation, a Virginia corporation ("ECAC"), a processor of credit card transactions for which First Charter and its wholly-owned subsidiary, First Charter Merchant Card Consulting Services, Inc., provided management services since approximately June 1998. The purchase was effected through First Charter Merchant Card Consulting Services, Inc., at a purchase price consisting of the assumption and payment of approximately $1,050,000 in the indebtedness of ECAC, and a contingent payment equal to the lesser of $300,000, or one-half of the net profits of ECAC during the two years following the acquisition. The purchase price was paid using First Charter's cash on hand.

    Value Partners, Ltd., a majority shareholder of First Charter, was the sole shareholder of ECAC. The determination to acquire the assets of ECAC and the terms of the purchase were determined by the board of directors of First Charter on an arms-length basis.

    In October 2000 ECHO unilaterally terminated its contract with First Charter. As a result the deposit balances generated from this relationship declined to approximately $6,385,000 in demand deposit balances and $905,000 in money market balances at December 31, 2000, from approximately $18,114,000 in demand deposit balances and $3,592,000 in money market balances at December 31,

1999. These balances further declined to $4,829,000 in demand deposits and $731,000 in money market balances at March 31, 2001. First Charter is actively seeking alternatives to this source of deposits.

    First Charter received fee income for providing this service and during 2000 the amount received totaled $363,000 for the processing of approximately $132 million in credit card transactions as compared to fee income of $767,000 in 1999 and $519,000 in 1998.

    In April and May of 2001, First Charter sold its entire merchant card processing portfolio, and effectively ended its involvement in the merchant card processing business. The first sale, on April 18, 2001, was made to Century Bankcard Service, Inc., which purchased all of First Charter's rights and interest in and to the portfolio of merchant accounts for the sum of $140,000 in cash. The second sale, on May 30, 2001, was made to Innovative Merchant Solutions, Inc. which acquired assets and assumed contracts of First Charter's merchant processing portfolio for a purchase price of $275,000 in cash. Among the liabilities assumed was approximately $700,000 in potential termination fees under data processing contracts.

Regulatory Agreement

    As First Charter's principal regulator, the Office of the Comptroller of the Currency examines and evaluates the financial condition, operations and policies and procedures of nationally chartered banks on a regular basis as part of its legally prescribed oversight responsibilities. In April 2001, the Comptroller of the Currency completed its examination of First Charter as of January 22, 2001, and advised First Charter of concerns regarding the declining earnings of First Charter, deterioration in profitability of First Charter related primarily to First Charter's merchant card processing activities, and the management and board supervision of First Charter. The Comptroller further advised First Charter that it had designated First Charter as a "troubled institution" and subject to certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. As such, First Charter must provide the Comptroller prior notice of any change in its directors and senior officers.

    As a result of the examination, First Charter entered into a formal written agreement in June 2001 with the Comptroller contemplating certain remedial action. Under the terms of the formal agreement, First Charter has agreed to (a) establish a Compliance Committee with responsibility for monitoring and coordinating First Charter's adherence to the formal agreement; (b) develop and implement programs regarding the supervision and control of First Charter's credit card merchant account program, including enhancement of management information systems and oversight of independent sales organizations and other service provider agreements; (c) adopt and implement a three-year strategic plan setting objectives for First Charter's risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments; (d) develop and implement a written profit plan to improve and sustain the earnings of First Charter; (e) develop and implement a written program to reduce First Charter's interest rate risk exposure; (f) meet and maintain a Tier 1 capital of at least 10% of risk-weighted assets and Tier 1 capital of at least 7% of adjusted total assets and develop, implement and thereafter insure First Charter's adherence to a three-year capital program, (g) correct certain violations of law identified in the Examination Report; (h) adopt a conflict of interest policy; and (i) adopt and implement a written program to strengthen credit risk management systems. First Charter has further agreed to take all necessary steps to ensure that management corrects any violation of law, rule or regulation cited by the National Bank Examiner in the current and in future Reports of Examination. The Compliance Committee was appointed on April 17, 2001 and consists of Joan Berlin, Irv White, and James Brewer.

Recent Accounting Pronouncements

    On September 28, 2000 the Financial Accounting Standards Board issued Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The new Statement replaces Statement 125, issued in June 1996 as to certain securitizations of financial assets. First Charter's Management believes that the adoption of SFAS No. 140 will not have a material impact on First Charter's financial condition or result of operations.

    During 1998, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting For Derivative Instruments and Hedging Activitie." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. During 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of Effective Date of SFAS 133 and Amendment to SFAS 133", which amends certain provisions of SFAS No. 133 and extends the initial effective date. On June 15, 2000 the FASB issued SFAS No. 138, an amendment of SFAS No. 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The new Statement clarifies a limited number of issues that have caused implementation difficulties for a large number of entities preparing to apply SFAS No. 133. Under these statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. First Charter management believes that the adoption of SFAS No. 133 will not have a material impact on First Charter's financial condition or results of operations.

Employees

    At March 31, 2001, First Charter employed 41 persons on a full-time basis. Management of First Charter believes that it has favorable employee relations. First Charter is not a party to any collective bargaining agreement.

Competition

    The banking and financial services industry in California generally, and in First Charter's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. First Charter competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than First Charter. In addition, recent federal legislation may have the effect of further increasing the pace of consolidation within the financial services industry. See "Regulation and Supervision."

Economic Conditions, Government Policies, Legislation, and Regulation

    First Charter's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by First Charter on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by First Charter on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of First Charter's earnings. These rates are highly sensitive to many factors that are beyond the control of First Charter, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have First Charter cannot be predicted.

    The business of First Charter is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on First Charter of any future changes in monetary and fiscal policies cannot be predicted.

    From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and the operating environment of First Charter and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the Competitive balance among banks, savings associations, credit unions, and other financial institutions. First Charter cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of First Charter or any of its subsidiaries. See "—Supervision and Regulation."

Description of Property

    Beverly Hills Head Office.  First Charter's headquarters office is located on 2 floors of a 10-story building at 9454 Wilshire Boulevard in Beverly Hills, California. These premises consist of approximately 10,000 square feet, of which approximately 5,000 square feet are devoted to general banking services, including all deposit functions, with the remaining area devoted to administration and back-office functions.

    The premises are occupied under a lease, dated April 2, 1998, between First Charter and a non-affiliated party that provides for a term extending through October 1, 2008, subject to First Charter's option to extend the term for an additional 5-year term. The current monthly rent is approximately $25,000.

    West Los Angeles Office.  First Charter's West Los Angeles office is located on the 1st floor of an 11-story office building at 11620 Wilshire Boulevard in Los Angeles, California.

    These premises are occupied under a sub-lease, originally dated May 30, 1975, as amended, between First Charter and a non-affiliated party, which provides for a term extending through the year 2000 subject to First Charter's option to extend the term for four consecutive periods of 5 years each. The current monthly cost associated with this office is approximately $12,800, consisting of $8,200 in monthly rent and a monthly amortization of $4,600 of the lease purchase price.

    On June 26, 2001, First Charter and the landlord of the property, Lowe Northwest Investor Properties I, LLC, entered into a Lease Termination Agreement to terminate First Charter's remaining branch lease obligation, effective three business days after the satisfaction or waiver of certain termination conditions specified in the Lease Termination Agreement. If the termination conditions are not fulfilled and the lease is not terminated by August 3, 2001, then either First Charter or Lowe Northwest may terminate the Lease Termination Agreement and the lease on the property will remain in full force and effect through the scheduled expiration date. Upon termination of the lease and the vacation and surrender of the premises by First Charter, Lowe Northwest will pay First Charter $1.4 million in cash and a certain additional sum for prorated rent. The branch will be closed once the lease is terminated. The approval of the Office of the Comptroller of the Currency is required to close First Charter's branch office located in these premises.

    Loan & Investment Policies.  For a discussion of First Charter's investment policies and the types of real estate loans that First Charter's business is involved with, please see the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Insurance.  First Charter maintains insurance on all of its properties, including its other real estate owned, the amount and terms of which management considers adequate.

Legal Proceedings

    From time to time, First Charter becomes party to litigation, claims and legal proceedings arising in the ordinary course of business. After taking into account information furnished by counsel to First Charter as to the current status of various legal claims and proceedings to which First Charter is a party, the management of First Charter believes that the ultimate aggregate liability represented thereby will not have a material adverse effect on First Charter's financial position or results of operations, except as described below:

    Electronic Clearing House, Inc. v. First Charter Bank, Case No. LC053890. The action was filed on October 4, 2000 in Los Angeles Superior Court, Northwest District. The litigation arises out of Electronic Clearing House, Inc.'s ("ECHO's") termination of an agreement to provide credit card services to First Charter customers. ECHO is seeking less than $100,000 in compensatory damages as well as an unspecified award of punitive damages. The action alledged breach of contract, common counts, fraud, unfair business practices, conversion, breach of fiduciary duty, breach of covenant of good faith and fair dealing and negligent misrepresentation. On December 17, 2000, First Charter filed its Answer and cross-complaint. First Charter is seeking a substantially larger amount of compensatory damages plus an award of punitive damages. On February 27, 2001, First Charter filed its amended cross-complaint. The plaintiff demurred to the cross-complaint and the court sustained a portion of the demurrer. First Charter filed an amended cross-complaint in May 2001.

Security Ownership of Certain Beneficial Owners and Management of First Charter

    The following table contains certain information as of March 1, 2001, as to all persons who, to the knowledge of First Charter, were the beneficial owners of more than five percent (5%) of the outstanding shares of common stock of First Charter on an as-converted basis:

		Common Stock Beneficially Owned
Name/Address of Beneficial Owner	Relationship With Bank	Amount Held & Nature of Holdings	Percent of Class(1)
Value Partners(2)	Shareholder	47,368,080	57.61%
Fort Pitt Fund II, LP(2)	Shareholder	11,842,020	14.40%
Joan D. Berlin(2)	Chairman of the Board	7,460,810	9.07%

(1)
Percentage based on assumed outstanding of 82,223,414 shares.

(2)
The address for each of these persons is (i) Value Partners, Ltd., 4514 Cole Ave. Suite 808, Dallas, Texas 75205; (ii) Fort Pitt Fund II, LP, Birmingham Tower, Suite 701, 2100 Wharton Street, Pittsburgh, Pennsylvania, 15203; (iii) Joan D. Berlin, c/o First Charter Bank, 9545 Wilshire Boulevard, Beverly Hills, California 90212; and

    The following table contains certain information as of March 1, 2001 as to all persons who are the directors and current executive officers of First Charter, one of the former executive officers of First Charter and all directors and current executive officers of First Charter as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated:

		Common Stock Beneficially Owned
Name/Address of Beneficial Owner	Relationship With Bank	Amount Held & Nature of Holdings		Percent of Class(1)
Directors
Joan D. Berlin	Chairman of the Board	7,460,810	(2)	9.07%
James R. Brewer	Director, President and Chief Executive Officer	1,951,045	(3)	2.37%
Stuart Holden, MD	Director	864,210	(4)	1.05%
John A. Graham	Director	493,818	(5)	*
Irv White	Director	493,818	(5)	*
Executive Officers
Joseph N. Rabbat	Executive Vice President, Chief Financial Officer & Corporate Secretary	493,418	(5)	*
Marianne Evans	Executive Vice President, Chief Credit Officer	493,418	(5)	*
All Current Executive Officers and Directors as a group of 7.		12,250,534	(6)	14.90%

*
Less than 1%.

(1)
Percentage based on assumed outstanding of 82,223,414.

(2)
Includes 17,500 common stock options, 10,000 shares Series A Convertible Preferred Stock and options to purchase 1,313 shares of Series A Convertible Preferred Stock.

(3)
Includes 100,000 stock options and options to purchase 2,813 shares of Series A Convertible Preferred Stock.

(4)
Includes options to purchase 1,313 shares of Series A Convertible Preferred Stock.

(5)
Includes options to purchase 750 shares of Series A Convertible Preferred Stock.

(6)
Includes 117,500 stock options.

    Other than as disclosed in the foregoing tables, to the knowledge of First Charter, no other person (other than Cede & Co., a depository company) owns, of record or beneficially, more than five percent (5%) of the issued and outstanding common stock.

    The following table contains certain information as of March 1, 2001 as to all persons who, to the knowledge of First Charter, were the beneficial owners of more than five percent (5%) of the outstanding shares of Series A Convertible Preferred Stock of First Charter:

		Preferred Stock Beneficially Owned
Name/Address of Beneficial Owner	Relationship With Bank	Amount Held & Nature of Holdings		Percent of Class(1)
Value Partners(1)	Shareholder	72,000		65.45%
Fort Pitt Fund II, LP(2)	Shareholder	18,000		16.36%
Joan D. Berlin(3)	Chairman of the Board	11,313	(4)	10.28%

(1)
Value Partners, Ltd., Suite 808, 4515 Cole Avenue, Dallas, Tx 75205.

(2)
Fort Pitt Fund II, LP, Birmingham Tower, #170, 2100 Wharton St., Pittsburgh, PA 15203

(3)
Joan D. Berlin, 9454 Wilshire Blvd., Beverly Hills, CA 90212

(4)
Includes options to purchase 1,313 shares.

First Charter's Management's Discussion and Analysis of
Financial Conditions and Results of Operations

    The following is First Charter's management's discussion and analysis of the results of operations and the historical financial condition of First Charter and its wholly owned subsidiaries. The discussion should be read in conjunction with First Charter's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented in this proxy statement-prospectus.

Period Ended March 31, 2001

Overview

    Total assets of First Charter increased $1,922,000, or 1.44%, from $133,332,000 as of December 31, 2000 to $135,254,000 as of March 31, 2001. Net loans of First Charter were $71,263,000 and $72,698,000 as of March 31, 2001 and December 31, 2000, respectively, a decrease of $1,435,000, or 1.97%. Deposits totaled $119,009,000 as of March 31, 2001, a $7,778,000 or 6.99% increase from the December 31, 2000 total of $111,231,000. Average earning assets were $116,347,000 during the first quarter of 2001, compared to $113,207,000 during the fourth quarter of 2001.

    Non-performing assets, which include non-accrual loans, loans delinquent 90 days or more but still accruing interest, and other real estate owned, were $1,760,000 at March 31, 2001, compared to $1,407,000 at December 31, 2000. Non-performing loans as a percentage of total loans increased from 0.15% at December 31, 2000 to 0.64% at March 31, 2001. Non-performing assets as a percentage of total assets also increased from 1.06% to 1.30% during that same period.

    First Charter's net loss from continuing operations for the three months ended March 31, 2001 was $61,000 or ($0.03) per basic and fully diluted share and the net loss from discontinued operations for the 3 months was $1,101,000 or $(0.48) per basic share. This is compared to net income from continuing operations of $220,000 or $0.02 per basic share and net income from discontinued operations of $98,000 or $0.04 per share for the three months ended March 31, 2000. On a fully diluted basis, and giving effect to conversion of preferred stock (72,368,421 shares for March 31, 2000), the earnings per diluted share from continuing operations was $0.03 and from discontinued operations was $0.27 for the three months ended March 31, 2000. The convertible stock was not included in the computation of diluted earnings per share for the same period in 2001 since it would have resulted in an antidilutive effect.

    For the three-month period ending March 31, 2000, the allowance for loan losses was reduced by $130,000. This reduction was due to an improvement in loan quality and a decrease in non-performing loans. There was no provision or reduction during the same period in 2001.

    Net interest income from continuing operations before provision for loan losses was $1,133,000 and $1,095,000 for the three months ended March 31, 2001 and 2000, respectively. Non-interest income from continuing operations was $179,000 for the three months ended March 31, 2001, as compared to $334,000 for the three months ended March 31, 2000. Non-interest expense from continuing operations increased to $1,373,000 for the three-month period ended March 31, 2001, from $1,338,000 for the three-month period ended March 31, 2000.

    In March 2001, the board of directors of First Charter instructed the management of First Charter to review its merchant card processing operation. Management decided that this unit was inconsistent with First Charter's strategic direction. In April and May of 2001, First Charter sold its entire merchant card processing portfolio, and effectively ended its involvement in the merchant card processing business. The first sale, on April 18, 2001, was made to Century Bankcard Service, Inc., which purchased all of First Charter's rights and interest in and to the portfolio of merchant accounts for the sum of $140,000 in cash. The second sale, on March 30, 2001, was made to Innovative Merchant

Solutions, Inc., which acquired selected assets and assumed selected liabilities of First Charter's merchant processing portfolio for a purchase price of $275,000 in cash. In light of the pending sale, the management of First Charter determined that a portion of the merchant portfolio valuation was impaired. Therefore, First Charter reduced the valuation by $441,000, which resulted in a charge included in the loss on disposal of the merchant card processing operations. First Charter has also provided for an additional loss of $478,000 for net operating losses expected to be incurred during the phase-out period of the merchant card processing operations.

    The following table sets forth certain important ratios for First Charter for the periods indicated:

	Three Months ended March 31,
	2001	2000
Net earnings (loss) on average assets	(0.88)%	0.25%

Net earnings (loss) on average stockholders' equity	(11.57)%	3.56%

Average stockholders' equity to average total assets	7.63%	7.07%

    The following explains in greater detail the financial condition and results of operations of First Charter. This discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Results of Operations

    The net loss from continuing operations for the three months ended March 31, 2001 was $61,000 or $(0.03) per basic and fully diluted share and the net loss from discontinued operations for the three months was $1,101,000 or $(0.48) per basic and fully diluted share. This is compared to net income from continuing operations of $220,000 or $0.03 per basic share on net income from discontinued operations of $98,000 or $0.04 per share for the three months ended March 31, 2000. On a fully diluted basis, the earnings per diluted share from continuing operations was $0.001 and from discontinued operations was $0.001 for the three months ended March 31, 2000. The convertible stock was not included in the computation of diluted loss per share for 2001 since it would have resulted in an antidilutive effect.

    Net Interest Income.  Net interest income is the major source of operating income of First Charter. Net interest income is the difference between the interest income from earning assets and the interest paid on interest bearing liabilities. Net interest income from continuing operations before provision for loan losses was $1,133,000 for the three months ended March 31, 2001. The net interest margin (the average rate earned on earning assets less the average rate paid on interest-bearing liabilities) was 2.91% and 3.37% for the three-month periods ended March 31, 2001 and 2000, respectively. Income from investments has decreased as the bond portfolio has been reduced and restructured to better match rate-sensitive assets with rate-sensitive liabilities. Average gross loans outstanding were $71,524,000 and $60,071,000 for the three-month periods ending March 31, 2001 and 2000, respectively. Average investments, including Federal Funds sold, were $44,823,000 and $50,757,000 for the three months ending March 31, 2001 and 2000, respectively.

    The preponderance of loans earn interest at a rate which varies with reference to the published rate charged by money center banks to their best customers (Prime Rate). During the first three months of 2001, the Prime Rate, or First Charter's reference rate, averaged 8.63%, compared to 8.69% during the first three months of 2000. Average earning assets were $116,347,000 and $110,829,000 for the three-month periods ending March 31, 2001 and 2000, respectively.

    Interest expense from continuing operations increased during the first three months of 2001 to $1,147,000, as compared to $788,000 for the like period in 2000. The average rate paid on interest bearing deposits was 5.19% and 4.38% for the three months ended March 31, 2001 and 2000, respectively. Average interest bearing deposits were $81,784,000 and $72,411,000 for the three-month periods ending March 31, 2001 and 2000, respectively. Thus, the increase in interest expense was attributable to an increase in interest bearing deposits and the interest rate paid thereupon.

    As a result of the foregoing, the net interest margin and the net interest earned as a percentage of average earning assets were as follows for the periods indicated:

	Three months ended March 31,
	2001	2000
Net interest margin	2.91%	3.37%
Net interest income earned as a percentage of average earning assets	4.18%	4.88%

    Provision for Loan Losses.  The provision for loan losses creates an allowance for potential losses in the loan portfolio. These provisions increase the allowance for loan losses.

    For the three-month period ending March 31, 2000, the allowance for loan losses was reduced by $130,000. This reduction was due to an improvement in loan quality and a decrease in non-performing loans. There was no provision or reduction during the same period in 2001.

    Management believes that the allowance for loan losses at March 31, 2001 was adequate to absorb known and inherent risks in the loan portfolio. However, no assurances can be given that changes in economic conditions or other factors will not lead to a higher amount of problem loans, provision for loan losses, or charge-offs. Moreover, under certain circumstances, it is possible that additional provisions to the allowance could be required in the future.

    Non-Interest Income.  The following table sets forth information by category of noninterest income for the periods indicated:

	Three Months Ended March 31,
	2001	2000
	(in thousands)
Service charges on deposit accounts	$63	$115
Other non-interest income	116	416

Total non-interest income	$179	$531

    Non-interest income from continuing operations was $179,000 and $334,000 for the three-month periods ending March 31, 2001 and 2000, respectively. Merchant card processing fees are included in discontinued operations, decreased $60,000 from $111,000 for the three months ended March 31, 2000 to $51,000 for the three month period ending March 31, 2001 due to the termination of ECHO contract. Fees earned from ATM machine cash operations were down from $148,000 at the end of the first quarter of 2000 to $126,000 at the end of the first quarter of 2001. No mortgage loan brokerage fees were earned during the three months ended March 31, 2001, compared to $48,000 for the same period in 2000. In addition, First Charter recognized $77,000 in gains from the sale of SBA loans during the three months ended March 31, 2000. There were no gains from the sale of SBA loans during the same period in 2001.

    Non-Interest Expense.  The following table sets forth information by category of non-interest expense for the periods indicated:

	Three Months Ended March 31,
	2001	2000
Employee expenses(1)	$522	$542
Occupancy	154	160
Furniture & equipment	93	131
Business development(2)	53	23
Professional services(3)	288	189
Office supplies	52	62
Other expenses(4)	89	76
Other services(5)	101	117
Other real estate owned	4	73
Operating losses	17	(30)

	$1,373	$1,687

(1)
The category of "Employee expenses" includes salaries, wages, payroll taxes, employee benefits, temporary help and employment agency fees

(2)
The category of "Business development" includes expenses relating to business development, dues and subscriptions, donations, advertising, travel and lodging, and conferences and meetings

(3)
The category of "Professional services" includes expenses relating to items such as legal expense, audits and examinations, loan review, and consulting.

(4)
The category of "Other expenses" includes expenses relating to insurance, security and protection, customer parking, messenger service, credit reports, correspondent bank service charges, real estate appraisals, check printing, operating losses, title insurance, and other loan expense.

(5)
The category of "Other services" includes data processing, Envoy processing, and Bank Directors' compensation.

    Non-interest expense from continuing operations increased by $35,000 to $1,373,000 for the three-month period ending March 31, 2001, from $1,338,000 for the three-month period ending March 31, 2000. Legal fees, net of recoveries, and business development expenses increased $99,000 and $29,000 respectively. However, employee expenses and furniture & equipment expenses decreased $20,000 and $38,000 respectively over this same period. The largest decrease was in other real estate owned expenses, which decreased $69,000 to $4,000 for the three months ended March 31, 2001 from $73,000 for the same period in 2000.

    Income Taxes.  First Charter paid $1,600 in California Franchise Tax. First Charter also has net operating loss carryforwards that will begin expiring in 2002. The realization of an income tax benefit from a portion of these carryforwards is severely limited due to "ownership changes" of First Charter during 1994 and 1996, as defined under Internal Revenue Code Section 382. Under Section 382, which has been adopted under California law, if during any three-year period there is more than a 50% change in the ownership of First Charter, then the future use of any pre-change net operating losses or built-in losses of First Charter would be subject to an annual limitation of approximately 5% of the value of First Charter at the ownership change date

    In March 2001, the board of directors of First Charter instructed the management of First Charter to review its merchant card processing operation. Management decided that this unit was inconsistent with First Charter's strategic direction. In April and May of 2001, First Charter sold its entire Merchant card processing portfolio, and effectively ended its involvement in the merchant card processing business. The first sale, on April 18, 2001, was made to Century Bankcard Service, Inc., which purchased all of First Charter's rights and interest in and to the portfolio of merchant accounts for the sum of $140,000 in cash. The second sale, on March 30, 2001, was made to Innovative Merchant Solutions Inc., which acquired selected assets and assumed selected liabilities of First Charter's merchant processing portfolio (including approximately $700,000 in termination fees under data processing agreements) for a purchase price of $275,000 in cash. The management of First Charter determined that a portion of the merchant portfolio valuation was impaired. Therefore, First Charter reduced the valuation by $441,000, which resulted in a charge against operating earnings for the three months ended March 31, 2001.

Financial Condition

    First Charter's total assets increased $1,922,000 or 1.44%, from $133,332,000 as of December 31, 2000 to $135,254,000 as of March 31, 2001. At March 31, 2001, total deposits were $119,009,000 or 6.99% more than the December 31, 2000 total of $111,231,000. Net loans were $71,263,000 and $72,698,000 as of March 31, 2001 and December 31, 2000, respectively. First Charter is seeking to increase the deposit base, and is actively pursuing the origination of new loans.

    Premises.  First Charter's headquarters office is located on 2 floors of a 10-story building at 9454 Wilshire Boulevard in Beverly Hills, California. These premises consist of approximately 10,000 square feet, of which approximately 5,000 square feet are devoted to general banking services, including all deposit functions, with the remaining area devoted to administration and back-office functions. The premises are currently occupied under a lease, dated April 2, 1998, between First Charter and a non-affiliated party that provides for a term extending through October 1, 2008, subject to First Charter's option to extend the term for an additional 5-year term. The current monthly rent is approximately $25,000.

    First Charter's West Los Angeles office is located on the 1st floor of an 11-story office building at 11620 Wilshire Boulevard in Los Angeles, California. These premises are currently occupied under a sub-lease, originally dated May 30, 1975, as amended, between First Charter and a non-affiliated party, which provides for a term extending through July 2001 subject to First Charter's option to extend the term for four consecutive periods of 5 years each, the first of which was exercised in October 2000. The current monthly cost associated with this office is approximately $12,800, consisting of $8,200 in monthly rent and a monthly amortization of $4,600 of the lease purchase price. The monthly rent is subject to annual adjustment based on increases in the operating costs of the building.

    On June 26, 2001, First Charter and the landlord of the property, Lowe Northwest Investor Properties I, LLC, entered into a Lease Termination Agreement to terminate First Charter's remaining branch lease obligation, effective three business days after the satisfaction or waiver of certain termination conditions specified in the Lease Termination Agreement. If the termination conditions are not fulfilled and the lease is not terminated by August 3, 2001, then either First Charter or Lowe Northwest may terminate the Lease Termination Agreement and the lease on the property will remain in full force and effect through the scheduled expiration date. Upon termination of the lease and the vacation and surrender of the premises by First Charter, Lowe Northwest will pay First Charter $1.4 million in cash and a certain additional sum for prorated rent. The branch will be closed once the lease is terminated. The approval of the Office of the Comptroller of the Currency is required to close First Charter's branch office located in these premises.

    Loans.  First Charter engages in commercial lending to businesses, and although First Charter looks principally to borrowers' cash flow as the source of repayment, many commercial loans are real estate secured. First Charter also engages in real estate lending, including construction loans. First Charter's real estate and construction loans are concentrated geographically in Southern California. In addition to the collateralized position on its lending activities, all lending transactions are subject to First Charter's credit evaluation, underwriting criteria and monitoring standards.

    First Charter emphasizes loan growth in order to increase the size and quality of First Charter's loan portfolio. It is the intention of management to increase the loan portfolio throughout the remainder of 2001, however, no assurance can be given that First Charter will be able to do so.

    During the first three months of 2000, First Charter sold $1,456,000 in bank-originated SBA loans to loan brokerage firms to generate additional revenue to First Charter. No loans were sold during the same period in 2001.

    The following table sets forth the type and amount of loans in each category, the percentage of total loans outstanding for each category and the allowance for loan losses as of the dates indicated:

	March 31,		December 31,
	2001		2000
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate
1 - 4 family	$3,541	4.86%	$6,939	9.35%
Multi-family	1,531	2.10%	1,417	1.91%
Nonfarm/nonresidential	31,988	43.93%	30,458	41.02%

Total real estate loans	37,060	50.89%	38,814	52.28%
Construction and land	1,079	1.48%	1,216	1.64%
Consumer and other loans	203	0.28%	265	0.36%
Commercial loans	34,481	47.35%	33,945	45.72%

Gross loans	72,823	100.00%	74,240	100.00%

Less undisbursed loan funds	603		592
Less deferred fees & costs, net	(152)		(159)

Total loans	72,372		73,807
Less allowance for loan losses	1,109		1,109

Net loans	$71,263		$72,698

    Except as otherwise set forth in the table above, as of March 31, 2001, First Charter did not have any concentration of loans in any particular industry exceeding 10% of loans outstanding.

    Non-Performing Assets.  Non-performing loans increased $353,000 to $464,000 as of March 31, 2001, compared to $111,000 as of December 31, 2000. Other real estate owned remained unchanged at $1,296,000 as of March 31, 2001 and December 31, 2000. Total non-performing assets were $1,760,000 as of March 31, 2001, compared to $1,407,000 as of December 31, 2000. Loans with modified terms also decreased from $1,760,000 at December 31, 2000 to $0 at March 31, 2001. Non-performing assets as a percentage of total assets also increased from 1.06% to 1.30% during that same period.

    The following table sets forth information concerning non-performing assets and loans, delinquent loans, and loans with modified terms as of the dates indicated:

	March 31 2001	December 31, 2000
Loans past due 90 or more days and still accruing	$57	$—
Nonaccrual loans	407	111

Total non-performing loans	464	111
Other real estate owned	1,296	1,296

Total non-performing assets	$1,760	$1,407

Loans with modified terms	$—	$1,760
Non-performing loans as a percentage of total loans	0.64%	0.15%
Non-performing assets as a percentage of total assets	1.30%	1.06%

    The policy of First Charter is to periodically review each loan in the portfolio to identify problem credits. There are three classifications for problem loans: "substandard", "doubtful", and "loss". Substandard loans have one or more defined weaknesses and are characterized by the possibility that First Charter will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified as loss is considered uncollectible and of such little value that its continuance as an asset of First Charter is not warranted. Another category designated "special mention" is maintained for loans which do not currently expose First Charter to a sufficient degree of risk to warrant classification as substandard, doubtful or loss, but do possess credit deficiencies or potential weakness deserving management's close attention.

    Management is not aware of any other loans at March 31, 2001 where known credit problems of the borrower would cause First Charter to have serious doubts about the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being classified as non-performing loans at some future date. Because of uncertainty over the economy of the nation and the California economy in particular, management cannot predict the effect the economy will have on First Charter's loan portfolio. Furthermore, First Charter's primary regulators review the loan portfolio as an integral part of their routine, periodic examinations of First Charter, and their assessment of specific credits, based upon information available to them at the time of their examinations, may affect the level of First Charter's non-performing loans. Accordingly, there is no assurance that other loans will not be placed on non-accrual, become 90 days or more past due, or have terms modified in the future.

    Allowance for Loan Losses.  The allowance for loan losses was $1,109,000, or 1.53% of loans outstanding at March 31, 2001, as compared to $1,109,000, or 1.50% of loans outstanding, at December 31, 2000.

    Management has credit policies in place to monitor the level of loan losses and non-performing loans. First Charter's credit risk management policy provides for the maintenance of the allowance for loan losses at a level considered by management to be adequate to absorb estimated known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provisions for loan losses.

    The allowance is based upon a regular review by management of current economic conditions, which might affect a borrower's ability to pay, collateral values, risk in and the composition of the loan portfolio, prior loss experience and industry averages. In addition, First Charter's primary regulators, as an integral part of their examination process, periodically review First Charter's allowance for loan losses and may recommend additions to the allowance based on their assessment of information available to them at the time of their examination. Loans that are deemed to be uncollectible are charged-off and deducted from the allowance. The provisions for loan losses and recoveries on loans previously charged-off are added to the allowance.

    Management believes that the allowance for loan losses was adequate at March 31, 2001 to absorb known and inherent losses in the existing portfolio. However, the allowance is an estimate, which is inherently uncertain and depends on the outcome of future events. Because of uncertainty over the economy of the nation and the California economy in particular, management cannot predict the effect the economy will have on First Charter's loan portfolio. A decline in the local economy, could result in deterioration in the quality of the loan portfolio and high levels of non-performing assets and charge-offs, which would require increased provisions for loan losses and would adversely affect the financial condition and results of operations of First Charter. Irrespective of a deterioration in economic conditions, it is possible that First Charter will be required to make additional provisions to the allowance for loan losses to absorb future losses, which could be material in amount and which could adversely affect the results of operations.

    For the three-month period ending March 31, 2000, the allowance for loan losses was reduced by $130,000. This reduction was due to an improvement in loan quality and a decrease in non-performing loans. There was no provision or reduction during the same period in 2001. Net recoveries (charge-offs) as a percent of the allowance for loan losses were 0.00% and 3.08% for the three-month periods ending March 31, 2001 and 2000, respectively.

    The following table sets forth certain information regarding the allowance for loan losses:

	Three Months ended March 31
	2001	2000
Loans, end of period	$72,372	$59,544
Average net loans outstanding	$71,760	$58,768
Allowance for loan losses, beginning of period	$1,109	$1,366
Charge-offs:
Real estate	0	0
Construction and land loans	0	0
Commercial loans	0	338
Other loans	0	0

Total charge-offs	0	338
Recoveries:
Real estate	0	57
Construction and land loans	0	0
Commercial loans	0	10
Other loans	0	275

Total recoveries	0	342

Net charge-offs	0	(4)
Provision (credit) charged to operations	0	(130)

Allowance for loan losses, end of period	$1,109	$1,240

Ratios:
Allowance for loan losses to loans outstanding, end of period	1.53%	2.08%
Allowance for loan losses to average loans outstanding during the period	1.55%	2.11%
Net charge-offs (recoveries) to loans outstanding, end of period	0.00%	(0.01)%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	(0.01)%
Charge-offs to average loans Outstanding during the period	0.00%	0.58%
Net charge-offs (recoveries) to allowance for loan losses	0.00%	(0.32)%
Net charge-offs to provision for loan losses	0.00%	3.08%

    Other Real Estate Owned.  Real estate acquired in satisfaction of loans is recorded in other assets at the lower of estimated fair value, less estimated costs of disposition or the outstanding loan amount, and any difference between fair value and the loan amount is charged to the allowance for loan losses at the time of transfer to other real estate owned. Gains and losses from the sale of such assets, any subsequent additions to the other real estate owned valuation allowance and net operating expense are included in non-interest expense.

    The table set forth below shows the activity in other real estate owned for the three month-period ended March 31, 2001:

	Three months ended March 31, 2001	Three months ended March 31, 2000
Balance, beginning of period	$1,296	$1,741
Additions	0	0
Sales	0	0
Valuation adjustment	0	(60)

Balance at end of period	$1,296	$1,681

    Investment Portfolio.  First Charter's investment portfolio provides investment income and serves as a source to meet liquidity needs.

    Debt and equity securities are classified in one of three categories—held to maturity, available for sale or trading securities. For securities classified as held to maturity, First Charter must have the positive intent and ability to hold them to maturity. These securities are carried at amortized cost. Should First Charter wish to establish a trading portfolio, this would contain securities purchased and held principally for the purpose of selling them in the near term and would be carried at fair value with unrealized gains and losses included in the income statement. The available for sale portfolio contains securities not classified as held to maturity or trading and will be carried at fair value with unrealized gains or losses reported net of tax, as a separate component of stockholders' equity until realized.

    At March 31, 2001, First Charter held no securities classified as held to maturity and $31,642,000 market value of securities classified as available for sale. First Charter does not have any securities classified as trading securities.

    The net after tax unrealized gain from securities available for sale was $75,000 at March 31, 2001 as compared to a net unrealized loss of $208,000 at December 31, 2000.

    The following table sets forth the maturity distribution of First Charter's investment securities designated as available for sale as of March 31, 2001, and the weighted average yields of such securities:

	Maturing
	Within one year			After one but before five years			After five but within ten years		After ten years
	Amount		Yield	Amount		Yield	Amount	Yield	Amount	Yield
Obligations of US gov't agencies & corps.	$8,010	(1)	5.99%	$12,731	(2)	5.94%	$4,603	6.39%	$—	0.00%
Obligations of US States and political subdivisions	—		0.00%	—		0.00%	—	0.00%	—	0.00%
Mortgage-backed securities	—		0.00%	4,719		6.26%	—	0.00%	560	7.07%
Other domestic debt securities	—		0.00%	—		0.00%	—	0.00%	—	0.00%
Other securities	—		—	—		—	—	—	1,019	6.45%

Total	$8,010		0.00%	$17,450		6.03%	$4,603	6.39%	$1,579	6.67%

(1)
Includes 6,009,000 in securities originally maturing after five years that were called before March 31, 2001 to settle within 30 days.

(2)
Includes 4,002,000 in securities called since April 1, 2001 to settle within 30 days.

    Obligations of U.S. government agencies and corporations maturing after 5 but within 10 years have a weighted average life of approximately 0.24 years. The mortgage backed securities maturing after 10 years have a weighted average life of 5.56 years.

    Deposits.  Deposits totaled $119,009,000 as of March 31, 2001, as compared to $111,231,000 as of December 31, 2000. The increase of $7,778,000, or 6.99%, is attributable largely to an increase in savings, NOW and money market accounts, which increased from $33,813,000 as of December 31, 2000, to $39,772,000 as of March 31, 2001. Time deposits also increased an aggregate $5,827,000 during the same period. First Charter is actively pursuing the acquisition of new deposit relationships.

    At March 31, 2001 and December 31, 2000, First Charter had no brokered deposits. First Charter does not currently accept brokered deposits.

    The following table sets forth information regarding average deposits and the average rate paid for certain deposit categories for the three month-period ended March 31, 2001:

	Three months ended March 31, 2001
	Amount	Rate	Percent of Total
Demand deposits	$32,277	—	28.30%
Savings, NOW and MMDA	34,962	3.33%	30.65%
Time deposits $100,000 and over	15,524	6.41%	13.61%
Time deposits under $100,000	31,298	6.67%	27.44%

Total	114,061	3.72%	100.00%

Asset/Liability Management

    First Charter's policy is to match the level of rate-sensitive assets to rate-sensitive liabilities within limited ranges, thereby reducing the exposure to interest rate fluctuations. While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate-sensitivity is to measure, over a variety of time periods, the difference in the amounts of First Charter's rate-sensitive assets and rate-sensitive liabilities. The differences, or "gaps", provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A positive gap exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment, and may reduce earnings when interest rates decline. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap", it indicates that a greater volume of liabilities than assets will reprice during the period. In this case a rising interest rate environment may reduce earnings and declining interest rates may enhance earnings. However, because interest rates for different asset and liability products offered by depository institutions respond in a different manner, both in terms of responsiveness as well as to the extent of responsiveness to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.

    On a quarterly basis First Charter receives a professionally prepared analysis of interest rate risk, interest rate sensitivity gaps and the impact of potential interest rate fluctuations on the economic value of First Charter. According to the latest analysis, First Charter has a ($830,000) exposure to a 200 basis point drop in interest rates.

    The following table sets forth the repricing opportunities for all assets and liabilities at March 31, 2001:

	Total	Less than Three Months	Over Three Through 12 Months	One Through 5 Years	Over 5 Years	Non- Interest Bearing
Assets
Investment securities(*)	$31,642	$10,612	$5,039	$15,431	$560	$—
Interest earning deposits	16	16	—	—	—	—
Federal funds sold	17,212	17,212	—	—	—	—
Loans	72,372	63,593	2,791	4,933	648	407
Other rate sensitive assets	4,916	4,916	—	—	—	—

Total rate sensitive assets	126,158	96,349	7,830	20,364	1,208	407
Noninterest earning assets	9,096	—	—	—	—	9,096

Total Assets	$135,254	$96,349	$7,830	$20,364	$1,208	$9,503

Liabilities & Stockholders' Equity
Interest bearing deposits	88,108	54,573	32,997	538	—	—
Other interest bearing liabilities	6,000	—	3,000	3,000	—	—

Total rate sensitive liabilities	94,108	54,573	35,997	3,538	—	30,901
Non-interest-earning Deposits	30,901	—	—	—	—	—
Other liabilities	1,160	—	—	—	—	682
Capital	9,085	—	—	—	—	9,563

Total liabilities & capital	$135,254	$54,573	$35,997	$3,538	$—	$41,146

Interest rate sensitivity GAP		$41,776	$(28,167)	$16,826	$1,208	$(31,643)
Cumulative interest rate sensitivity GAP		$41,776	$13,609	$30,435	$31,643	$—

(*)
Repricing schedule for investment securities based on average expected life.

(1)
Includes $6,009,000 in securities with an average life of 4.01 years that were called before 3/31/01 to settle within 30 days.

(2)
Includes $5,002,000 in securities called since 4/1/01 to settle within 30 days.

Liquidity

    The objective of liquidity management is to maintain a balance between sources of and uses of funds in such a way that the cash requirements of customers for loans and deposit withdrawals are met in the most economical manner. Management monitors the liquidity position continuously in relation to trends of loans and deposits for short and long term requirements. Liquid assets are monitored on a daily basis to assure sufficiency of readily marketable assets and access to short term funding sources. First Charter has a federal funds borrowing line of credit of $1,000,000 which would enable First Charter to borrow on an unsecured basis from a non-affiliated financial institution. First Charter also has a line of credit, secured by selected investment securities, in the amount of approximately $15,000,000, with the Federal Home Loan Bank of San Francisco, against which First Charter currently has $6,000,000 is loans outstanding. In addition, First Charter has a discount window secured borrowing arrangement with the Federal Reserve Bank of San Francisco. However, the last facility is not funded or in use at this time.

    Liquid assets include federal funds sold, unpledged marketable securities and cash and due from banks. First Charter's liquidity ratio (the sum of liquid assets divided by net deposits) was 37.89% as of

March 31, 2001, as compared to 32.2% as of December 31, 2000. Management also monitors and controls the loan to deposit ratio to ensure that the ratio remains within policy limits. At March 31, 2001 and December 31, 2000, the loan to deposit ratios were 60.67% and 66.26% respectively.

Capital Resources

    At March 31, 2001 and December 31, 2000, First Charter had a ratio of total stockholders' equity to total assets of 6.72% and 7.47%, respectively. The reduction is due in part to operating losses and in part to the reduction in the carrying value of the Merchant portfolio valuation ("Goodwill").

    First Charter is required to meet certain minimum risk-based and leverage capital standards promulgated by bank regulatory authorities. The ratios required under federal regulations, mandate a minimum ratio of total qualifying capital to risk weighted assets of 8.00%, of which 4.00% must consist of Tier 1 capital (consisting primarily of common stock, qualifying preferred stock, and retained earnings, less intangibles).

    The following table presents the amount of regulatory capital and the capital ratios for First Charter, compared to its minimum regulatory capital requirements as of March 31, 2001:

		Capital Levels as of
	OCC Minimum Regulatory Capital	March 31, 2001		December 31, 2000
		Amount	Percent	Amount	Percent
	(dollars in thousands)
Tier 1 risk-based capital	4.00%	$9,060	10.25%	$9,183	10.20%
Total risk-based capital	8.00%	10,165	11.50%	10,292	11.40%
Leverage capital	4.00%	9,060	6.91%	9,183	7.30%

    In 1996, the board of directors and stockholders of First Charter approved an amendment to First Charter's Articles of Association authorizing First Charter to issue up to 500,000 shares of preferred stock with the approval of the Office of the Comptroller of the Currency. The preferred stock may be divided into such number or series as the board of directors may determine. The board of directors is given the right to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, any wholly owned unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

    As set forth below, the effect of the issuance of First Charter's convertible preferred stock is to create a class of security holders senior to the holders of common stock in terms of dividends and liquidation rights. In addition, the holders of convertible preferred have the right to vote as a separate class on certain extraordinary corporate transactions, including mergers, consolidations, reorganizations and liquidations, as well as certain amendments to First Charter's Articles of Association and Bylaws. Thus, even if the stockholders of First Charter's common stock were to approve a certain transaction, the stockholders of First Charter's convertible preferred could prevent that transaction from taking place. Furthermore, the holders of convertible preferred have rights to exclusively elect two directors under certain circumstances.

    The primary purpose of the creation of First Charter's convertible preferred was to restore First Charter's capital to adequate levels. Pursuant to the terms of a Purchase Agreement by and among First Charter and the Purchasers, First Charter issued 110,000 shares of convertible preferred, and the Purchasers delivered to First Charter $5,500,000, the net proceeds of which was placed into First Charter's paid-in-capital accounts. The net proceeds to First Charter were $5,045,000.

    The holders of shares of First Charter's convertible preferred are entitled to receive, when, as, and if declared by First Charter's board of directors, non-cumulative cash dividends, payable quarterly at the rate of 12% per share per year (equivalent to $6.00 per share of convertible preferred per year). Such non-cumulative dividends accrue from the third anniversary of the original issue date, or the most recent date thereafter on which dividends were payable. Declared dividends are payable quarterly on the 15th day of February, May, August and November of each year that any shares of convertible preferred remain outstanding.

    Accordingly, on December 15, 2000, First Charter's board of directors authorized the payment of preferred stock dividends per the agreement. The dividends will be equal to $6.00 per share, per annum, to be declared and paid quarterly to shareholders of record as of the last day of each quarter. Each quarterly payment of $1.50 per share, totaling $165,000, is payable 45 days after the end of each quarter. No dividend was declared in the first quarter of 2001 due to the negative earnings of First Charter. Dividend payments are limited by the terms of the formal written agreement entered into by First Charter in June 2001 with the Comptroller of the Currency. Under the terms of a capital plan that First Charter is required to establish pursuant to this formal agreement, First Charter can only pay dividends: (i) when First Charter is in compliance with its approved capital program; (ii) when First Charter is in compliance with certain provisions of the National bank Act; and (iii) with the prior written approval of the Assistant Deputy Comptroller.

    The issuance of First Charter's convertible preferred stock was not designed to deter, or to prevent, a change in control of First Charter; however, the Certificate does create voting impediments and conversion rights which may frustrate persons seeking to effect a takeover, or otherwise gain control of First Charter. Issuance of the convertible preferred was not part of a plan by the management of First Charter to adopt a series of anti-takeover measures though, pursuant to the existing Bylaws, special meetings of stockholders can only be called by the board of directors or by any three or more stockholders owning, in the aggregate, not less than twenty-five percent of the stock of First Charter, which provision could deter a takeover of First Charter.

    The overall effect of the issuance of the convertible preferred is to render more difficult or discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a larger block of First Charter's securities and the removal of incumbent directors. A separate vote of the holders of convertible preferred is required to approve certain transactions, including a merger or liquidation of First Charter. Furthermore, except as provided in the Certificate, the Certificate prohibits the board of directors from expanding beyond five persons. These provisions are advantageous to present management, as it makes it more difficult for an outside party, and for any shareholder who may want to participate with such outside party, to take control of First Charter, or to force First Charter to engage in certain extraordinary corporate transactions.

    At March 31, 2001, the conversion price was $0.076, thus if the convertible preferred is to be converted, the owners of First Charter's convertible preferred would receive 72,368,421 shares of common stock (657.89 shares of common stock per share of preferred stock). The total number of shares of common stock outstanding as of March 31, 2001 was 2,289,779. The effect of dilutive stock options and the effect of assumed conversion of convertible preferred stock was not included in the computation of diluted earnings per share and would have resulted in an antidilutive effect. The conversion price of the convertible preferred has decreased over time to $0.076. The decrease to $0.076 was effective on July 1, 1998 and was the last adjustment to be made to the conversion price under the terms of the Certificate of Determination of the convertible preferred. Conversely, the number of shares of common stock issuable upon conversion, and resulting dilution to existing common stockholders, increased over time. Since July 1, 1998, 72,368,421 shares of common stock are issuable upon conversion of the convertible preferred resulting in current common stockholders owning 3.07% of First Charter's equity securities. Reference should be made to First Charter's Annual Report for the years ended December 31, 2000 and 1999 on Form 10-KSB for a summary of the material terms of the Series A Preferred Stock.

    First Charter entered into a contract on January 20, 2000 to provide cash to Heartland Cash Network for its ATM's. The agreement calls for First Charter to make available up to $8,000,000 of vault cash. The contract was renewed in January 2001.

    In April 2001, the Comptroller of the Currency completed its examination of First Charter as of January 22, 2001, and advised First Charter of concerns regarding the declining earnings of First Charter, deterioration in profitability of First Charter related primarily to First Charter's merchant card processing activities, and the management and board supervision of First Charter. The Comptroller further advised First Charter that it had designated First Charter as a "troubled institution" and subject to certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. As such, First Charter must provide the Comptroller prior notice of any change in its directors and senior officers.

    As a result of the examination, First Charter entered into a formal written agreement in June 2001 with the Comptroller contemplating certain remedial action. Under the terms of the formal agreement, First Charter has agreed to (a) establish a Compliance Committee with responsibility for monitoring and coordinating First Charter's adherence to the formal agreement; (b) develop and implement programs regarding the supervision and control of First Charter's credit card merchant account program, including enhancement of management information systems and oversight of independent sales organization and other service provider agreements; (c) adopt and implement a three-year strategic plan setting objectives for First Charter's risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments; (d) develop and implement a written profit plan to improve and sustain the earnings of First Charter; (e) develop and implement a written program to reduce First Charter's interest rate risk exposure; (f) meet and maintain a Tier 1 capital of at least 10% of risk-weighted assets and Tier 1 capital of at least 7% of adjusted total assets, and adopt a three-year program; (g) correct certain violations of law identified in the Examination Report; (h) adopt a conflict of interest policy; and (i) adopt and implement a written program to strengthen credit risk management systems. First Charter has further agreed to take all necessary steps to ensure that management corrects any violation of law, rule or regulation cited by the National Bank Examiner in the current and in future Reports of Examination. The Compliance Committee was appointed on April 17, 2001 and consists of Joan Berlin, Irv White, and James Brewer.

Year Ended December 31, 2000

Overview

    First Charter reported net income from continuing operations of $895,000 or $0.10 per basic share and $0.003 per diluted share and a net loss from discontinued operations of $44,000 or $(0.02) per basic share and $0 per diluted share. This is compared to a net loss from continuing operations of $1,089,000 or $(0.54) per basic share and diluted share and net income from discontinued operations of $259,000 or $0.11 per basic and diluted share in 1999. In 1998 net income from continuing operations was $227,000 or $0.10 per basic share and earnings of $0.00 per diluted share and net income from discontinued operations of $1,724,000 or $0.75 per basic share and $0.03 per diluted share. The results of operations for 2000 show a significant improvement from 1999. 1999 results of operations were adversely affected by the amount of losses and expenses attributable to real estate acquired through foreclosure and other legal matters pertaining to the collection of non-performing assets. The provisions (credit) for loan losses in 2000 were ($205,000) as compared to ($200,000) in 1999 and to ($440,000) in 1998. Expenses for other real estate owned, consisting primarily of real estate acquired through foreclosure, decreased to $93,000 as compared to $892,000 in 1999 and to $39,000 in 1998.

    At December 31, 2000, total assets were $133,332,000 compared to $123,385,000 as of December 31, 1999, and $139,796,000 as of December 31, 1998, an increase of 8.02% for 2000.

    In 2000, total deposits decreased $2,283,000 to $111,231,000 or 2.01% from 1999. In 1999 total deposits decreased $14,359,000 to $113,408,000 or 11.24% from 1998. In 1998 total deposits increased $9,327,000 to $127,751,000 or 7.89% over total deposits of $118,424,000 at December 31, 1997.

    In 2000 total loans increased $12,844,000 or 21.13% from 1999 to $73,807,000. In 1999 total loans increased $5,382,000 or 9.68% from 1998 to $61,000,000. Total loans were $55,618,000 at December 31, 1998, a 33.68% increase from the December 31, 1997 total of $41,605,000.

    Non-performing assets, which include non-accrual loans, loans delinquent 90 days or more but still accruing interest, and other real estate owned, decreased to $1,407,000 at December 31, 2000 as compared to $1,741,000 at December 31, 1999, and $11,237,000 at December 31, 1998. The increase in 1998 was primarily due to the acquisition, through foreclosure, of one luxury personal residence valued at approximately $7,000,000.

    The following table sets forth certain significant ratios for First Charter for the periods indicated:

	For the year ended December 31,
	2000	1999	1998
Return on average assets	0.67%	(0.61)%	1.41%
Return on average stockholders' equity	9.16%	(8.07)%	19.19%
Average shareholders' equity to average total assets	7.30%	7.61%	7.35%

    The following discussion explains in greater detail the financial condition of First Charter. This discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this proxy statement-prospectus.

Results Of Operations

    The net income from continuing operations for the year ended December 31, 2000 was $896,000 or $0.10 per basic share and earnings of $0.003 per diluted share and the net loss from discontinued operations for the year ended December 31, 2000 was $44,000 or $(0.02) per basic share and earnings of $0.00 per diluted share, as compared to net loss from continuing operations for the year ended December 31, 1999 of ($1,089,000) or $(0.54) per basic share and diluted share and the net income from discontinued operations for the year ended December 31, 1999 was $259,000 or $.11 basic and diluted share. Net income from continuing operations for the year ended December 31, 1998 was $227,000, or $0.10 per basic share and earnings of $0.00 per diluted share. The net income from discontinued operations for the year ended December 31, 1998 was $1,724,000 or $0.75 per basic share and earnings of $0.03 per diluted share. The negative results for 1999 were largely due to losses on disposition of foreclosed properties and related non-interest expense attributable to the resolution of problem assets, as well as a fraud loss in First Charter's merchant card operations. The positive results for 2000 and 1998 were due in a large part to management's efforts to resolve and collect problem loans, as well as controlling overhead expenses. However, 2000 results were significantly lower than expectations. A decrease in First Charter's earning assets, or an increase in non-performing assets, will adversely affect First Charter's current and future earning prospects.

    Net Interest Income.  Net interest income is the major source of operating income of First Charter. Net interest income represents the difference between the interest income from earning assets and the interest paid on interest-bearing liabilities.

    Net interest income from continuing operations for 2000 increased $285,000 or 6.98% to $4,369,000 as compared to $4,084,000 in 1999 and $3,648,000 in 1998. Average loans outstanding in 2000 decreased to $60,950,000 from $61,633,000 in 1999 and $50,853,000 in 1998.

    In 2000, total interest income from continuing operations increased a net $543,000, of which $700,000 was attributable to an increase in the yields or interest rates charged, offset in part by a $157,000 decrease in earning assets. The decrease in earning assets is due to declines in investments. As First Charter has concentrated on expanding loan growth, the amount of outstanding loans has increased and the amount of investment securities has decreased. The average interest rate earned on investments was 6.10% in 2000, while the average interest rate earned on loans was 9.44%.

    In 1999, total interest income from continuing operations decreased a net $129,000, of which $154,000 was attributable to an increase in earning assets, offset in part by a $283,000 decrease in the yields or interest rates charged. The decrease in the average interest rate earned on earning assets is due to declines in the yield on investments. As First Charter has concentrated on expanding loan growth, the amount of outstanding loans has increased and the amount of investment securities has decreased. The average interest rate earned on investments was 5.91% in 1999, while the average interest rate earned on loans was 8.67%.

    In 1998, total interest income increased a net $361,000, of which $783,000 was attributable to an increase in earning assets and offset in part by $422,000, due to a decrease in the interest rates charged. The decrease in the average interest rate earned on earning assets is largely attributable to a change in the prevailing interest rates as well as a very competitive market for acceptable loans. As First Charter has concentrated less on collecting non-performing assets and more on expanding loan growth, the amount of outstanding loans has increased and the amount of investment securities has decreased. The interest rate earned on investments was 6.24% in 1998, while the interest rate earned on loans was 8.84%.

    In 2000 interest expense from continuing operations increased $258,000, or 7.77%, to $3,577,000 from $3,319,000 in 1999. The increase was due to increases in average interest rates paid. In 1999 interest expense decreased $565,000, or 14.55%, to $3,319,000 from $3,884,000 in 1998. The decrease was due to a decline in average interest bearing deposits during the year. In 1998, interest expense increased $167,000, or 4.49%, to $3,884,000 from $3,717,000 in 1997. The increase is attributable to an increase in average interest bearing deposits offset in part by a decline in average interest rates paid.

    Average interest-bearing deposits were $73,721,000 in 2000, as compared to $79,933,000 in 1999, and $83,363,000 in 1998. Average interest rates paid on interest bearing liabilities were 4.87%, 4.25%, and 4.80%, in 2000,1999, and 1998, respectively.

    Net interest income, when expressed as a percentage of average interest-earning assets, is referred to as net interest margin. The net interest margin and the net interest income earned as a percentage of average earning assets were as follows for the periods indicated.

	For the year ended December 31,
	2000	1999	1998
Net interest margin	3.07%	3.05%	2.44%
Net interest income earned as a percentage of earning assets	4.69%	4.37%	3.94%

    A decrease in First Charter's earning assets will likely adversely affect First Charter's future earning prospects.

    Information concerning average interest-bearing assets and liabilities, and the average interest rates earned and paid is set forth in the following table (dollars in thousands):

	Year ended December 31,
	2000			1999			1998
	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
Earning assets
Taxable investment securities(1)	$43,770	$2,672	6.10%	$49,506	$3,017	6.09%	$60,634	$3,873	6.39%
Federal funds sold	7,214	458	6.35%	8,291	404	4.87%	8,773	458	5.24%
Gross loans(2)(3)	60,998	5,757	9.44%	58,167	5,045	8.67%	49,224	4,351	8.84%

Total interest-earning assets	$111,982	$8,887	7.94%	$115,964	$8,466	7.30%	$118,631	$8,682	7.24%
Interest-bearing liabilities
Savings deposits(4)	$37,692	$1,340	3.56%	$40,162	$1,292	3.22%	$30,034	$926	3.08%
Other time deposits	36,029	2,237	6.21%	39,771	2,097	5.27%	53,329	3,077	5.77%
Other borrowings	854	55	6.44%	99	9	9.09%	0	0	0.00%

Total interest-bearing liabilities	$74,575	$3,632	4.87%	$80,032	$3,398	4.25%	$83,363	$4,003	4.80%

Demand deposits	42,472			43,903			40,184
Other liabilities	728			844			1,051
Sharholders' equity	9,269			10,280			10,163

Total liabilities & shareholders' equity	$127,044			$135,059			$134,762

Net interest income including discontinued operations(5)		$5,255			$5,068			$4,679

Net interest margin			3.07%			3.05%			2.44%
Net interest earned on average earning assets			4.69%			4.37%			3.94%

(1)
Includes certificates of deposit purchased from other institutions.

(2)
Loan fees are included in interest income as follows:

Year ended December 31, 1998	$49
Year ended December 31, 1999	$55
Year ended December 31, 2000	$59
(3)
Average nonperforming loans are included in Net loans as follows:

Year ended December 31, 1998	$2,225
Year ended December 31, 1999	$279
Year ended December 31, 2000	$162
(4)
Includes Now and Money Market accounts.

(5)
Includes interest income and interest expense recognized in the results of the discontinued operations.

    The following table sets forth changes in interest income (including loan fees) and expense for 2000 and 1999. The total change as shown in the "Net Change" column is segmented into the change attributable to variations in volume and interest rate. Non-performing loans are included in average loans in this table.

	2000 Compared to 1999			1999 Compared to 1998
Earning assets	Volume	Yield/Rate	Net Change	Volume	Yield/Rate	Net Change
Taxable investment securities(1)	$(350)	$5	$(345)	$(685)	$(171)	$(856)
Federal funds sold	(52)	106	54	(25)	(29)	(54)
Net loans(2)(3)	246	466	712	777	(83)	694

Total interest-earning assets	$(157)	$578	$421	$67	$(283)	$(216)
Interest-bearing liabilities
Savings deposits(4)	(79)	127	$48	$324	$42	$366
Other time deposits	(197)	337	140	(732)	(248)	(980)
Other borrowings	69	(23)	46	9	0	9

Total interest-bearing liabilities	(208)	442	234	(399)	(206)	(605)

Net interest earning assets	$52	$135	$187	$466	$(77)	$389

(1)
Includes certificates of deposit purchased from other institutions.

(2)
Loan fees are included in interest income as follows:

Year ended December 31, 1998	$49
Year ended December 31, 1999	$55
Year ended December 31, 2000	$59
(3)
Average nonperforming loans are included in Net loans as follows:

Year ended December 31, 1998	$2,225
Year ended December 31, 1999	$279
Year ended December 31, 2000	$162
(4)
Includes NOW and Money Market accounts.

    Provision for Loan Losses.  First Charter recorded a credit for loan losses of $205,000 in 2000, $200,000 in 1999, and $440,000 in 1998. These reversals are attributable to substantial recoveries on previously charged off loans. Net charge-offs were $51,974, $487,527, and $104,666, for the years ended December 31, 2000, 1999, and 1998, respectively.

    Management believes that the allowance for loan losses at December 31, 2000 was adequate to absorb known and inherent risks in the loan portfolio. No assurance can be given that additional deterioration will not be experienced in First Charter's non-performing assets. The allowance is an estimate that is inherently uncertain and depends on the outcome of future events. Management cannot predict whether the current economic environment may worsen, or the full impact of such environment may have on First Charter's loan portfolio. A decline in the local economy could result in further deterioration in the quality of the loan portfolio and high levels of non-performing assets and charge-offs, which would require increased provisions for loan losses and would adversely affect the financial condition and results of operations of First Charter. Further, management cannot predict whether any additional deterioration will occur in First Charter's non- performing assets and the extent of any such deterioration.

    Non-interest Income.  The following table sets forth information by category of non-interest income from continuing operations for the periods indicated (dollars in thousands):

	For the Year Ended December 31,
	2000	1999	1998
Service charges on deposit accounts	$165	$169	$141
Gain (loss) on sale of securities	5	12	33
ATM fees	628	291	250
Other(1)	566	130	291

Total noninterest income	$1,364	$602	$715

(1)
The "Other" category includes non-interest income items such as premiums received on sale of guaranteed portions of SBA loans, fees from mortgage, other real estate owned gain on sale, safe deposit rent, lock box income, and management fees.

    First Charter recorded non interest income from continuing operations of $1,364,000, $602,000, and $715,000, for 2000, 1999, and 1998, respectively. The increase in non-interest income from continuing operations is due primarily to increases in fee income from cash funding of ATMs located in retail outlets.

    First Charter attributes its shortfall in expected operating results primarily to the reduced income and increased expenses associated with the merchant credit card processing operations. In separate sales on April 18, 2001 and May 30, 2001, First Charter sold its entire merchant card processing portfolio, and effectively ended its involvement in the merchant card processing business. In light of the sale, results related to the merchant card processing operations have been presented as discontinued operations as of December 31, 2000, 1999 and 1998. The Bank also provided for an additional loss of $478,000, for net operating losses expected to be incurred during the phase-out period of the merchant processing operations.

    First Charter recorded a net gain on sale of securities of $5,000 in 2000, $12,000 in 1999, and $33,000 in 1998.

    Non-interest Expense.  The following table sets forth information by category of non-interest expense for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2000		1999		1998
	Amount	Percent of Gross Income From Continuing Operations	Amount	Percent of Gross Income From Continuing Operations	Amount	Percent of Gross Income From Continuing Operations
Salaries, wages & benefits	$2,203	23.65%	$1,850	22.97%	$1,892	22.7%
Occupancy, furniture & equipment	1,063	11.41%	1,108	13.76%	938	11.26%
Professional services(1)	616	6.61%	840	10.43%	634	7.61%
Other real estate owned expense	93	1.0%	235	2.92%	147	1.76%
FDIC insurance & OCC assessment	89	0.96%	108	1.34%	105	1.26%
Business development(2)	155	1.67%	98	1.22%	101	1.21%
Office supplies	65	0.69%	75	0.93%	60	0.72%
Data processing	464	4.98%	704	8.74%	519	0.62%
OREO provision/write down	60	0.64%	657	6.42%	38	0.46%
Insurance	109	1.17%	239	2.97%	271	3.25%
Other(3)	125	1.40%	122	1.51%	21	0.25%

	$5,042	54.18%	$6,036	73.21%	$4,726	51.47%

(1)
The category of "Professional services" includes non-interest expenses relating to items such as legal expenses, audits and examinations, loan review, agency fees, data processing and consulting.

(2)
The category of "Business development" non-interest expense includes items such as expenses relating to business development, stockholders' promotion, dues and subscriptions, donations, advertising, travel and lodging, conferences and meetings, and bank-owned automobiles.

(3)
The category of "Other" includes non-interest expenses relating to items such as security and protection, customer parking, messenger service, credit reports, correspondent service charges, real estate appraisals, check printing, title insurance, foreclosure, and other loan expense.

    In the year ending December 31, 2000, non-interest expense from continuing operations decreased $1,989,000, or 16.39%, to $5,042,000 as compared to 1999. In 1999 non-interest expense from continuing operations increased $1,310,000, or 27.72%, to $6,036,000 as compared to 1998. Non-interest expense from continuing operations was $4,726,000 for the year ended December 31, 1998. First Charter continues to be burdened by legal fees incurred in the pursuit of the collection of troubled loans and expenses related to other real estate owned. Professional fees from continuing operations totaled $616,000, $840,000, and $634,000, in 2000, 1999,and 1998, respectively. Other real estate owned losses from continuing operations and write-downs were $93,000 in 2000, $892,000 in 1999 and $185,000 in 1998. Operating losses generated from the discontinued merchant card operations continues to impact First Charter's operating results: $224,000 in 2000 and $524,000 in 1999. First Charter has succeeded in reducing the amount of non-performing assets. No assurance can be given that the remaining non-performing assets will not result in an increase in other real estate owned properties and additional high levels of professional fees incurred in the collection of troubled loans and expenses related to other real estate owned properties.

    Income Taxes.  First Charter recorded a tax expense of $1,600 in 2000. However, First Charter recorded tax benefits from continuing operations of $11,000 in 1999, and $65,000 in 1998. The tax benefits recorded in 1998 relate to an income tax refunds, received during 1997 as a result of carrying-back First Charter's 1994 net operating loss. The 1994 net operating loss was carried back ten years under Internal Revenue Code section 172 (f), and the statute of limitations for the 1994 tax year expired in September 1998. First Charter's effective tax rates as a percent of losses before income taxes were 0.2%, 1.0%, and 40.0%, for 2000, 1999, and 1998, respectively.

    Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Asset/Liability Management

    First Charter's policy is to match the level of rate-sensitive assets to rate-sensitive liabilities within limited ranges, thereby reducing the exposure to interest rate fluctuations. While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the difference in the amounts of First Charter's rate-sensitive assets and rate-sensitive liabilities. The differences, or "gaps", provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A positive gap exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will re-price during a given period. This mismatch may enhance earnings in a rising interest rate environment, and may inhibit earnings when interest rates decline. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a "negative gap", it indicates that a greater volume of liabilities than assets will re-price during the period. In this case a rising interest rate environment may inhibit earnings and declining interest rates may enhance earnings. However, because interest rates for different asset and liability products offered by depository institutions respond in a different manner, both in terms of responsiveness as well as to the extent of responsiveness to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity. At December 31, 1999, there were no material mismatches of rate-sensitive assets and rate-sensitive liabilities within these limited ranges.

    The following table sets forth the re-pricing opportunities for all assets and liabilities at December 31, 2000 (dollars in thousands).

	Less than Three Months	Over Three Through 12 Months	One Through 5 Years	Over 5 Years	Non- Interest Earning	Total
ASSETS
Investment securities(*)	$—	$6,527	$35,208	$564	$—	$42,299
Interest earning deposits	16	0	0	0	0	16
Federal funds sold	0	0	0	0	0	0
Loans	50,562	12,174	8,609	2,351	111	73,807

Total rate sensitive assets	50,578	18,701	43,817	2,915	111	116,122
Noninterest earning assets	0	0	0	0	17,210	17,210

Total Assets	$50,578	$18,701	$43,817	$2,915	$17,321	$133,332

(*)Repricing schedule for investment securities based on average expected life.
LIABILITIES & EQUITY
Interest bearing deposits	$46,333	$29,412	$577	$—	$—	$76,322
Other borrowed funds	5,000	3,000	3,000	0	0	11,000

Total rate sensitive liabilities	51,333	32,412	3,577	0	0	87,322
Noninterest bearing liabilities & shareholders' equity	0	0	0	0	46,010	46,010

Total liabilities & shareholders' equity	$51,333	$32,412	$3,577	$—	$46,010	$133,332

Financial Condition

    In 2000 total assets increased $9,947,000, or 8.06%, to $133,332,000 at December 31, 2000. In 1999 total assets decreased $16,411,000, or 11.74%, to $123,385,000 at December 31, 1999. In 1998, total assets increased $10,625,000, or 8.23%, to $139,796,000 at December 31, 1998.

    At December 31, 2000, total deposits were $111,231,000, a decrease of $2,305,000, or 2.03%, from December 31, 1999. At December 31, 1999, total deposits were $113,536,000, a decrease of $14,215,000, or 11.13%, from December 31, 1998. At December 31, 1998, total deposits were $127,751,000, an increase of $9,329,000, or 7.89%, from December 31, 1997.

    The increase in First Charter's size in 2000 is attributable to the increase in loans, and a corresponding increase in other borrowings. The increase in assets also reflected management's concentration on increasing the loan portfolio. The decrease in First Charter's size in 1999 is partly attributable to a reduction in time deposits, and a corresponding reduction in investments. The decrease in assets also reflected management's concentration on reducing non-performing assets and other real estate owned, and improving deposit mix to reduce interest expense, rather than asset growth.

    Stockholders' equity as of December 31, 2000 was $9,964,000, an increase of $885,000 or 9.75% from December 31, 1999. Stockholders' equity as of December 31, 1999 was $9,079,000, a decrease of $2,256,000 or 19.90% from December 31, 1998. Stockholders' equity as of December 31, 1998 was $11,335,000, an increase of $2,075,000 or 22.41% from $9,260,000 at December 31, 1997.

    The following table sets forth First Charter's condensed average balances in each principal category of assets, liabilities and stockholders' equity as of December 31, 2000, 1999, and 1998 (dollars in thousands):

	For the Year Ended December 31,
	2000		1999		1998
	Average Balance	Percent of Total	Average Balance	Percent of Total	Average Balance	Percent of Total
ASSETS:
Investment securities(1)
Taxable	$43,770	34.45%	$49,506	36.66%	$60,634	44.99%
Tax advantaged	0	0.00%	0	0.00%	0	0.00%
Federal funds sold	7,214	5.68%	8,291	6.14%	8,773	6.51%
Total loans	60,998	48.01%	58,167	43.07%	49,224	36.53%
Less allowance for loan losses	1,259	0.99%	1,819	1.35%	2,474	1.84%

Net loans(2)	59,739	47.02%	56,348	41.72%	46,750	34.69%

Total earning assets	111,982	87.15%	115,964	84.51%	118,631	86.19%

Cash & noninterest-earning deposits	11,126	8.76%	11,250	8.33%	4,369	3.24%
Net premises, furniture & equipment	854	0.67%	1,228	0.91%	1,031	0.77%
Other assets	4,341	3.42%	8,436	6.25%	13,205	9.80%

Total assets	$127,044	100.00%	$135,059	100.00%	$134,762	100.00%

LIABILITIES:
Savings deposits(3)	$37,692	29.67%	$40,162	29.74%	$30,034	22.29%
Time deposits $100,000 & over	11,919	9.38%	14,673	10.86%	17,240	12.79%
Time deposits under $100,000	24,110	18.98%	25,098	18.58%	36,088	26.78%
Other borrowings	854	0.67%	99	0.07%	1	0.00%

Total interest-bearing liabilities	74,575	58.70%	80,032	59.26%	83,363	61.86%
Demand deposits	42,472	33.43%	43,903	32.51%	40,185	29.82%
Other liabilities	728	0.57%	844	0.62%	1,051	0.78%

Total liabilities	117,775	92.70%	124,779	92.39%	124,599	92.46%
Stockholders' equity	9,269	7.30%	10,280	7.61%	10,163	7.54%

Total liabilities and stockholders' equity	$127,044	100.00%	$135,059	100.00%	$134,762	100.00%

(1)
Includes certificates of deposit purchased from other institutions.

(2)
Net loans equals total loans less allowance for loan losses, unearned income and deferred loan fees.

(3)
Includes Now and Money Market accounts.

    Loans.  First Charter engages in commercial lending to professional firms, entrepreneurs, small to medium-sized businesses, and high net worth individuals. Although First Charter looks principally to a Borrower's cash flow as the source of repayment for loans extended, many commercial loans are secured by real estate. During 1999, 1998 and 1997, First Charter has focused on extending loans to the professional service industry, including attorney, physician and accountancy practices. First Charter also continues to engage in real estate lending, generally for commercial properties on which First Charter holds a first deed of trust, concentrated geographically in Los Angeles and the West San Fernando Valley. Additionally, First Charter provides loans to small businesses, which are guaranteed in part by the U.S. Small Business Administration. All lending transactions are subject to First Charter's credit evaluation, underwriting criteria and monitoring standards.

    First Charter offers revolving lines of credit and term loans principally for commercial purposes, as well as deposit services. Loans provided by First Charter can be secured or unsecured. Commercial loans usually are collateralized by the assets of the business, and are typically supported by personal guarantees from the business owners.

    First Charter has a few residential real estate construction loans, and a few land loans. With respect to the latter, First Charter has required conservative advance rates and credit qualifications.

    While First Charter did not provide any new accounts receivable financing during 2000, it may consider providing such lending in the future.

    During 2000 and 1999, Management increased its efforts on selectively generating new credit relationships and developing existing non-strategic relationships, resulting in loan growth in 2000 of $12,907,000 or 21.197% to $73,807,000, in 1999 of $5,382,000 or 9.67% to $61,000,000 and in 1998, $14,013,000 or 37.32% to $55,618,000.

    The following table sets forth the type and amount of outstanding loans as of the dates indicated (dollars in thousands).

	December 31,
	2000		1999		1997
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Real estate
1-4 family	$6,939	9.35%	$5,213	8.49%	$5,272	12.38%
Multi-family	1,417	1.91%	785	1.28%	59	0.14%
Nonfarm/nonresidential	30,458	41.03%	26,125	42.53%	18,099	42.49%

Total real estate loans	38,814	52.28%	32,123	52.29%	23,430	55.01%
Construction and land	1,216	1.64%	161	0.26%	835	1.96%
Consumer and other loans	265	0.36%	308	0.50%	258	0.61%
Commercial loans	33,945	45.72%	28,836	46.94%	18,068	42.42%

Gross loans	74,240	100.00%	61,428	100.00%	42,591	100.00%

Less undisbursed loans	592		623		923
Less deferred fees	(159)		(195)		63

Total loans	73,807		61,000		41,605
Less allowance for loan losses	1,109		1,366		2,598

Net loans	$72,698		$59,634		$39,007

    Except as otherwise set forth in the table above, as of December 31, 2000, First Charter did not have a concentration of loans in any particular industry exceeding 10% of total loans outstanding.

    Real Estate Loans.  Approximately 52.28% of First Charter's total loan portfolio at December 31, 2000 was comprised of real estate loans, most of which were secured by first deeds of trust, compared with 52.29% at December 31, 1999 and 54.92% at December 31, 1998. The amount of real estate related loans as of year-end 2000, 1999 and 1998 was $38,814,000, $32,123,000 and $30,203,000 respectively.

    The portfolio of non-farm, non-residential loans are principally secured by first trust deeds on commercial properties, with advance rates of 80% or less. Interest rates on these loans are typically floating tied to prime rate of interest, with maturities of five to seven years at onset. First Charter looks to cash flow from the underlying property as its primary source of repayment.

    Construction and Land Loans.  At December 31, 2000 construction and land loans comprised 1.64% of First Charter's loan portfolio, compared to 0.26% At December 31, 1999. Approximately

2.81% of First Charter's loan portfolio at December 31, 1998 was comprised of construction and land loans. The balances of construction and land loans were $1,216,000, $161,000 and $1,563,000 as of December 31, 2000, 1999 and 1998 respectively.

    First Charter's current lending policies regarding residential construction call for terms at origination of 12 to 18 months, and the loans generally bear a floating interest rate. The Loan Department services all construction loans. Funds are disbursed only in accordance with a detailed project cost plan following on-site inspections.

    Land acquisition loans are typically secured by land acquired for residential development, and will generally mature within 18 months or less. These loans bear a floating rate of interest tied to Wall Street Prime, and generally are underwritten between 50 and 70 percent of the appraised value of the undeveloped property.

    Commercial Loans.  As of December 31, 2000, approximately 45.72% of the loan portfolio was comprised of commercial loans compared with 46.94% at December 31, 1999. As of December 31, 1998, approximately 41.85% of the loan portfolio was comprised of commercial loans. Loans in this category include loans made primarily to small and medium-sized businesses, and professional practices (such as attorneys, accountants and healthcare professionals) with borrowing needs between $100,000 and $1,500,000, for working capital or equipment acquisitions. This category also includes loans to high income and high net worth individuals for business or personal investment needs. While many of the loans in this category are secured with business or other assets, First Charter typically looks to the borrower's cash flow as the principal source of repayment for such loans. The increase in commercial loans resulted from First Charter's focus on providing loans to the professional service industry.

    Consumer and Other Loans.  Consumer and other loans consist in part of home equity lines of credit, automobile financing, and personal loans. Consumer loans comprised 0.36% of First Charter's loan portfolio at December 31, 2000, compared to 0.50% and 0.46% at December 31, 1999 and 1998 respectively.

    Maturities and Sensitivities of Loans to Changes in Interest Rates.  The following table sets forth the maturity distribution of First Charter's loan portfolio at December 31, 2000, based on remaining scheduled principal repayments (dollars in thousands).

	Maturing
	One year or Less	Over One Through 5 Years	Over 5 Years	Total
Real estate	$7,267	$17,154	$13,042	$37,463
Construction & land	1,216	—	—	1,216
Commercial loans	24,705	5,709	3,277	33,691
Consumer and other loans	18	167	—	185

Total loans	$33,206	$23,030	$16,319	$72,555

    The following table sets forth the sensitivity changes in interest rates for First Charter's loan portfolio at December 31, 2000 (dollars in thousands):

	Maturing
	One Year or Less	Over One Through 5 Years	Over 5 Years	Total
Loans:
With fixed interest rates	$6,132	$5,121	$589	$11,842
With variable interest rates	27,074	17,909	15,730	60,713

Total	$33,206	$23,030	$16,319	$72,555

    Non-Performing Loans Non-accrual, Past Due and Modified Loans.  The performance of First Charter's loan portfolio is monitored monthly by First Charter's Senior Management. Loans generally are placed on non-accrual status when principal or interest is past due 90 days or more. The accrual of income is discontinued, and previously accrued but unpaid interest is reversed against income. Subsequent interest payments generally are applied as principal reductions when received.

    The increase in non-accrual loans at year-end 1999 was due to the migration of one loan from non-accrual status at December 31, 1998 to other real estate owned.

    The following table sets forth the amount of loans past due 30 to 89 days, loans past due 90 days or more and still accruing, non-accrual loans, and loans with modified terms as of the dates indicated (dollars in thousands):

	December 31,
	2000	1999	1998
Loans past due 90 or more days and still accruing	0	0	0
Nonaccrual loans	111	469	222

Total nonperforming loans	$111	$469	$222

Loans past due 30-89 days and still accruing	$448	$252	$207
Loans with modified terms(1)(2)	$1,760	$1,895	$1,939
Nonaccrual and past due loans as
a percentage of total loans	0.76%	1.18%	0.77%
ALLL as a percent of nonperforming loans	999.10%	291.26%	924.77%

(1)
As of December 31, 1999, all of these loans were on accrual status.

(2)
All loans with modified terms were performing pursuant to such terms at period end.

    Non-accrual loans and past due loans as a percentage of total loans decreased substantially between 1998 and 2000 as a result of early identification of potential problem assets, proactive management efforts to reduce the volume of these assets, and a reduction in First Charter's total loan portfolio. Non-accrual loans and past due loans as a percentage of the total loan portfolio continued to decrease in 1999 and 2000 from prior years. Non-accrual loans and past due loans as a percentage of the total loans were 0.76% as of December 31, 2000, 1.18% as of December 31, 1999, and 0.77% at December 31, 1998 respectively. First Charter's real estate loan policies have been modified to exclude speculative real estate construction loans where the borrowing party intends to resell the property. Management continues to concentrate on reducing the level of delinquent loans and non-performing loans, while selectively increasing loan volume. The gross interest income that would have been recorded on December 31, 2000 if non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination is $8,300. There was no interest income included in net income for the non-accrual loans for the year ended December 31, 2000.

    The following table sets forth First Charter's non-performing loans by type as of the dates indicated (dollars in thousands):

    Loans on nonaccrual:

	December 31,
	2000	1999	1998
Real estate	$89	$100	$127
Construction & land	—	—	—
Commercial	22	369	95
Other	—	—	—

Total	$111	$469	$222

    Loans past due 90 days or more:

	December 31,
	2000	1999	1998
Real estate	$57	$—	$—
Construction & land	—	—	—
Commercial	391	—	—
Other	—	—	—

Total	$448	$—	$—

    The following table sets forth First Charter's loans with modified (changed) terms by type as of the dates indicated (dollars in thousands).

	December 31,
	2000	1999	1998
Real estate	$1,760	$1,895	$1,939
Commercial	0	0	0

Total	$1,760	$1,895	$1,939

    While the California economy has improved, and there has been significant progress in resolving the non-performing loans, First Charter continues to be adversely impacted by non-performing assets that were put under economic stress during the adverse economic conditions prevailing during the early 1990's. One result of the recessionary environment was the weakening in real estate values in certain sectors of First Charter's target markets, which, in turn, affected certain borrowing customers' financial capabilities and liquidity. The significant increase in amounts previously reported as non-performing loans was attributable to the economic climate, and virtually all of the loans are real estate mortgage and construction credits. At December 31, 2000, the ratio of allowance for loan losses to period-end non-performing loans was 1,001.29%, as compared to 291.26% and 924.77% at December 31, 1999 and 1998 respectively.

    It is First Charter's policy to consider a troubled debt restructured when a determination is made that greater economic value would be realized under new terms than through foreclosure, liquidation or other disposition. In such circumstances, First Charter may grant a concession to the borrower that it would not otherwise grant, such as the reduction of interest charges, the forgiveness of certain penalties and, in certain cases, the reduction of the principal balance. Restructured loans totaled $1,760,000, $1,895,000 and $1,939,000 as of December 31, 2000, 1999 and 1998 respectively.

    The policy of First Charter is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans: "substandard", "doubtful", and "loss". Substandard loans have one or more defined weaknesses and are characterized by the possibility that First Charter will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. A loan classified as loss is considered un-collectible and of such little value that continuance of its value as an asset of First Charter is not warranted. Another category designated "special mention" is maintained for loans which do not currently expose First Charter to a sufficient degree of risk to warrant classification as substandard, doubtful or loss, but do possess credit deficiencies or potential weakness deserving management's close attention.

    Furthermore, First Charter's primary regulators review the loan portfolio as an integral part of their routine, periodic examinations of First Charter, and their assessment of specific credits, based upon information available to them at the time of their examinations, may affect the level of First Charter's non-performing loans. Accordingly, there can be no assurance that other loans will not be placed on non-accrual, become 90 days or more past due, or have terms modified in the future.

    Allowance for Loan Losses.  First Charter's allowance for loan losses was $1,109,000, or 1.51% of loans outstanding at December 31, 2000, as compared to $1,366,000, or 2.26% of loans outstanding at December 31, 1999, and $2,053,000, or 3.69% of loans outstanding at December 31, 1998. The decreasing allowance is partly the result of the improved quality of the loan portfolio balance, and partly due to the continuous assessment of the adequacy of the allowance.

    Management has credit policies in place to monitor and control the level of loan losses and non-performing loans. One result of First Charter's credit risk management is the maintenance of the allowance for loan losses at a level considered by management to be adequate to absorb estimated known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provisions for loan losses.

    The level of the allowance is based upon a regular review of current economic conditions which might affect a borrower's ability to pay, collateral values, risk in the composition of the loan portfolio, prior loss experience and industry averages. In addition, First Charter's primary regulators, as an integral part of their examination process, periodically review First Charter's allowance for loan losses and may recommend additions to the allowance based on their assessment of information available to them at the time of their examination. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provisions for loan losses and recoveries on loans previously charged-off are added to the allowance.

    Management believes that the allowance for loan losses was adequate at the respective periods set forth in the table below. However, the allowance is an estimate, which is inherently uncertain and depends on the outcome of future events. Management cannot predict the extent to which the current economic environment may worsen or the full impact such environment may have on First Charter's loan portfolio. A decline in the local economy could result in further deterioration in the quality of the loan portfolio and high levels of non-performing assets and charge-offs, which would require increased provisions for loan losses and would adversely affect the financial condition and results of operations of First Charter.

    The following table sets forth First Charter's loan loss experience and certain information relating to the allowance for loan losses as of the dates and for the periods indicated (dollars in thousands):

	Year ended December 31,
	2000	1999	1998	1997	1996
Loans, end of period	$73,807	$61,000	$55,618	$41,605	$46,335
Average net loans outstanding	$60,998	$56,348	$46,750	$43,809	$60,897
Allowance for loan losses, beginning of period	$1,366	$2,053	$2,598	$3,448	$4,227
Charge-offs:
Real estate	0	258	76	606	1,934
Construction and land loans	0	0	0	42	120
Commercial loans	611	406	468	43	1,777
Other loans	0	3	9	20	48

Total charge-offs	611	667	553	711	3,879
Recoveries:
Real estate	77	18	357	0	1,887
Construction and land loans	0	0	0	0	17
Commercial loans	473	158	88	352	311
Other loans	9	4	3	9	3

Total recoveries	559	180	448	361	2,218

Net charge-offs	52	487	105	350	1,661
Provision (credit) charged to operations	(205)	(200)	(440)	(500)	882

Allowance for loan losses, end of period	$1,109	$1,366	$2,053	$2,598	$3,448

Ratios:
Allowance for loan losses to loans outstanding, end of period	1.50%	2.24%	3.69%	6.24%	7.44%
Allowance for loan losses to Average loans outstanding during the period	1.82%	2.42%	4.39%	5.93%	5.66%
Net charge-offs to loans outstanding, end of period	0.07%	0.80%	0.19%	0.84%	3.58%
Net charge-offs to average loans outstanding during the period	0.09%	0.86%	0.22%	0.80%	2.73%
Charge-offs to average loans outstanding during the period	1.00%	1.18%	1.18%	1.62%	6.37%
Net charge-offs to allowance for loan losses	4.69%	35.65%	5.11%	13.47%	48.17%
Net charge-offs to provision for loan losses	(25.37)%	(244.00)%	(23.86)%	(70.00)%	188.32%

    Although First Charter does not normally allocate the allowance for loan losses to specific loan categories, an allocation to the major categories has been made for the purposes of this report, as set forth in the following table. The allocations shown in the table below are based upon the same criteria considered by management in determining the amount of additional provisions for loan losses and the aggregate level of the allowance for loan losses (dollars in thousands).

	December 31,
	2000		1999		1998
	Allowance for Loan Losses	Ratio of Category of Total Loans	Allowance for Loan Losses	Ratio of Category of Total Loans	Allowance for Loan Losses	Ratio of Category of Total Loans
Real estate	$580	52.30%	$714	52.30%	$1,115	54.31%
Construction and land	18	1.62%	4	0.26%	58	2.82%
Commercial	507	45.72%	641	46.94%	871	42.43%
Other	4	0.36%	7	0.50%	9	0.44%
Unallocated	0	—%	0	—%	0	—%

Total	$1,109	100.00%	$1,366	100.00%	$2,053	100.00%

    The allowance for loan losses should not be interpreted as an indication that charge-offs will occur in these amounts or proportions, or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since, even on the above basis, there is an unallocated portion of the allowance, and the total reserve is a general reserve applicable to the entire portfolio.

    Other Real Estate Owned.  Real estate and other assets acquired in satisfaction of loans are recorded in other real estate owned at the lower of estimated fair value, less estimated costs of disposition, or the outstanding loan amount, and any difference between fair value and the loan amount is charged to the allowance for loan losses at the time of transfer to other real estate owned. Gains and losses from the sale of such assets, any subsequent additions to the other real estate owned valuation allowance and net operating expenses are included in other non-interest expense.

    Late in 1998 First Charter acquired a luxury residential property via foreclosure sale for $7.7 million. The property previously secured a junior lien loan of $1.7 million originated in 1990; the senior lien-holder instituted the foreclosure proceedings. This property was sold in 1999 at a substantial loss. In addition, First Charter incurred significant holding and selling costs for this property.

    The table set forth below shows the activity in other real estate owned for the periods indicated (dollars in thousands):

	December 31,
	2000	1999	1998
Balance, beginning of period	$1,741	$11,237	$2,295
Additions	—	—	9,118
Sales	(379)	(9,246)	(138)
Valuation adjustment	(66)	(250)	(38)

Total	$1,296	$1,741	$11,237

    The following table sets forth the composition of other real estate owned by the broad type of collateral as of the dates indicated (dollars in thousands):

	December 31,
	2000	1999	1998
Residential
Multi-family units	—	—	—
Land	—	—	2,119
1 - 4 family	—	—	7,768
Commercial and industrial
Units	—	—	—
Land	1,296	1,741	1,350

Total	$1,296	$1,741	$11,237

    Investment Portfolio.  First Charter's existing investment portfolio and future acquisitions are classified in one of three categories: (i) held to maturity, (ii) available for sale, or (iii) trading securities. For securities to be classified as held to maturity First Charter must have the positive intent and ability to hold said securities to maturity. These securities would continue to be carried at amortized cost. While First Charter does not engage in securities trading and does not have a trading portfolio, a trading portfolio would contain securities purchased and held principally for the purpose of selling them in the near term, and would be carried at fair market value with unrealized gains and losses included in the income statement. The available for sale portfolio will contain all securities not classified as held to maturity or trading and will be carried at fair market value with unrealized gains or losses reported, net of tax, as a separate component of shareholders' equity until realized.

    First Charter's available-for-sale portfolio provides investment income and serves as a source to meet liquidity needs. First Charter's held-to-maturity portfolio provides investment income and is used for various pledging requirements.

    The following table sets forth the carrying value and distribution of securities available for sale (dollars in thousands):

	2000	1999
US Treasury securities	$—	$—
Obligations of US government agencies & corporations	36,083	37,053
Obligations of states of the United states and political subdivisions	—	—
US government agency mortgage-backed securities	5,377	6,259
Other domestic debt securities	—	611
Other securities	839	289

Total	$42,299	$44,212

    The following table sets forth the maturities of investment securities available for sale and the weighted average yield of such securities, at December 31, 2000 (dollars in thousands). Yields on tax-exempt obligations (if any) are computed on a tax-equivalent basis.

	Maturing
	Within One Year		After One But Before Five Years		After One But Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
US Treasury securities	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
Obligations of US gov't agencies & corps.	1,987	5.38%	27,579	6.06%	6,518	6.34%	—	0.00%
Obligations of states of the United states and political subdivisions	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Mortgage-backed securities	—	0.00%	3,097	6.19%	1,714	6.51%	565	7.07%
Other domestic debt securities	—	0.00%	—	0.00%	—	0.00%	—	7.15%
Other securities	—	—	—	—	—	—	839	6.42%

Total	$1,987	5.38%	$30,676	6.07%	$8,232	6.38%	$1,404	6.68%

    The "Mortgage-backed" securities maturing after 10 years have weighted average lives of 5.77 years.

    Deposits.  Deposits obtained through the offices of First Charter have traditionally been the principal source of funds for use in lending, investments, and other business purposes. First Charter also obtains funds from maturities of outstanding loans and investment securities, through the interest payments on loans and investments and through sales of securities available for sale.

    In 2000 demand deposits decreased $7,856,000, or 18.38%, to $34,909,000 at December 31, 2000 as compared to $42,735,000 at December 31, 1999. The decline in demand deposits was primarily due to declines in Merchant Card generated deposits. These deposits were replaced in a large part with interest bearing time deposits.

    Time Certificates of Deposit (TCD's) $100,000 or more increased $2,603,000, or 23.54%, to $13,660,000 as of December 31, 2000, from $11,057,000 as of December 31, 1999.

    TCD's under $100,000 increased $7,424,000, or 34.65%, to $28,850,000 as of December 31, 2000, from $21,426,000 as of December 31, 1999.

    Savings, Negotiable order of withdrawal (NOW), and Money Market deposits decreased $4,475,000, or 11.69%, to $33,813,000 as of December 31, 2000, from $38,288,000 as of December 31, 1999.

    In 1999 demand deposits decreased $113,000, or 0.26%, to $42,765,000 at December 31, 1999 as compared to $42,652,000 at December 31, 1998.

    TCD's $100,000 or more decreased $4,915,000, or 30.77%, to $11,057,000 as of December 31, 1999, from $15,972,000 as of December 31, 1998.

    TCD's under $100,000 decreased $2,283,000, or 6.24%, to $21,426,000 as of December 31, 1999, from $34,284,000 as of December 31, 1998.

    Savings' NOW, and Money Market deposits increased $3,445,000, or 9.89%, to $38,288,000 as of December 31, 1999, from $34,843,000 as of December 31, 1998.

    These deposit increases were mainly due to increased marketing efforts directed at raising deposits, especially core deposits, to fund lending and other Bank functions.

    At December 31, 1998, 1999 and 2000, First Charter had no brokered deposits. Management does not solicit brokered deposits. In addition, First Charter has been reducing the amount of institutional TCD's, but had to rely on this source in 2000 to replace the Merchant card generated deposit runoff. In 1998 institutional TCD's were reduced by $1,777,000 to $20,599,000 as of December 31, 1998. In 1999 institutional TCD's were reduced further by $5,936,000 to $14,663,000 as of December 31, 1999. However in 2000 institutional TCD's were increased by $10,967,000 to $25,630,000 as of December 31, 2000.

    The average amounts of deposits and rates paid on such deposits for the periods indicated are summarized in the following table (dollars in thousands):

	Year ended December 31,
	2000			1999			1998
	Average Amount	Rate	Percent of Total	Average Amount	Rate	Percent of Total	Average Amount	Rate	Percent of Total
Noninterest-bearing demand deposits	$42,472	—	36.55%	$43,903	—	35.45%	$40,184	—	32.53%
Interest-bearing demand (NOW) and savings deposits	9,526	1.78%	8.20%	8,012	1.61%	6.90%	6,659	0.75%	5.39%
Money Market deposits	28,166	4.16%	24.24%	32,150	3.61%	25.96%	23,375	3.46%	18.92%
Time certificates of deposit	36,029	6.21%	31.01%	39,771	5.27%	32.12%	53,329	5.77%	43.16%

Total	$116,193	3.08%	100.00%	$123,836	2.73%	100.43%	$123,547	3.19%	100.00%

    The following table sets forth the maturities of First Charter's time certificates of deposit outstanding at December 31,2000 (dollars in thousands):

	December 31, 2000
	Under $100,000	$100,000 and Over	Total
Three months or less	$8,032	$4,488	$12,520
Over three months through twelve months	20,540	8,872	29,412
Over twelve months	277	300	577

Total	$28,849	$13,660	$42,509

    Liquidity.  First Charter manages liquidity to maintain a balance between sources and uses of funds in such a way that the cash requirements of customers for loans and deposit withdrawals are met in the most economical manner. Management monitors the liquidity position continuously in relation to trends of loans and deposits for short and long-term requirements. Liquid assets are monitored on a daily basis to assure readily marketable assets and access to short-term funding sources. First Charter has a $1,000,000 federal funds borrowing line of credit, which would enable First Charter to borrow on an unsecured basis from a non-affiliated financial institution. First Charter also has two secured borrowing lines from the Fed Discount window as well as the Federal home Loan Bank of San Francisco, totaling approximately $30,000,000 credit, which would enable First Charter to meet emergency liquidity needs. Liquid assets include federal funds sold, interest-earning deposits in other financial institutions, non-pledged marketable securities and cash and due from banks. First Charter's liquidity ratio (the sum of liquid assets divided by net deposits) was 32.20% as of December 31, 2000, as compared to 36.03% as of December 31, 1999, and to 51.15% as of December 31, 1998. Management also monitors and controls, the loan-to-deposit ratio to ensure that the ratio remains within policy limits. At December 31, 2000, 1999 and 1998, the loan to deposit ratio was 66.26%, 53.60%, and 43.52%, respectively.

    Capital Resources.  First Charter does not have any commitments for major capital changes in 2001. At December 31, 2000, 1999 and 1998, First Charter had a ratio of total stockholders' equity to total assets of 7.53%, 7.36% and 8.10% respectively.

    The holders of shares of First Charter's convertible preferred are entitled to receive, when, as, and if declared by First Charter's board of directors, non-cumulative cash dividends, payable quarterly at the rate of 12% per share (equivalent to $6.00 per share) of convertible preferred per year. The Board has declared, $165,000 in preferred stock dividends in 1999, and $660,000 in 2000. First Charter has paid $660,000 in dividends in 2000. The payment of dividends reduces the total capital available to meet regulatory requirements, and limits its growth.

    First Charter is required to meet certain minimum risk-based and leverage capital standards promulgated by the bank regulatory authorities. The ratios, required under federal regulations, mandate a minimum ratio of total qualifying capital to risk-weighted assets of 8.0%, of which at least 4.0% must consist of Tier 1 capital.

    The following table presents the amount of regulatory capital and the capital ratios for First Charter, compared to its minimum regulatory capital requirements as of December 31, 2000 and 1999 (dollars in thousands).

	December 31, 2000		December 31, 1999		Minimum for Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Leverage to total average assets	$9,183	7.29%	$8,919	6.90%	$5,660	4.00%
Tier I risk-based capital to risk-weighted assets	9,183	10.19%	8,919	11.61%	3,293	4.00%
Total Risk-based to risk-weighted assets	10,292	11.42%	9,884	12.87%	6,587	8.00%

Regulation and Supervision

    The following is a summary of certain statutes and regulations affecting First Charter, First Community and First Community's subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

General

    First Community is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and as such are subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). A bank holding company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve.

    The Bank Holding Company Act requires every bank holding company to obtain the approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank or bank holding company.

    In approving acquisitions by bank holding companies or companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as over-concentration of resources, decrease of competition of interest or unsound banking practices.

    In addition, banking holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

    First Charter is a national banking association subject to primary supervision, examination and regulation by the OCC. To a lesser extent, First Charter is also subject to regulations of the Federal Deposit Insurance Corporation (the "FDIC"), which provides First Charter with insurance of accounts, and the Federal Reserve. If, as a result of an examination of First Charter, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of its operations are unsatisfactory or that First Charter or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of First Charter, to assess civil monetary penalties and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate First Charter's deposit insurance in the absence of action by the OCC and upon a finding that First Charter is in an unsafe or unsound condition or is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

    Various requirements and restrictions under the laws of the U.S. and the State of California affect the operations of First Charter. Federal and California statutes and regulations relate to many aspects of First Charter's operations, including reserves against deposits, ownership of deposit accounts, loans, investments, mergers and acquisitions, borrowing, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers.

Dividend Regulation

    The ability of First Community to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiaries—Rancho Santa Fe National Bank and First Professional Bank, N.A., which are federally chartered commercial banks, or "national banks," and First Community Bank of the Desert, which is a state chartered commercial bank organized under the laws of the State of California. First Charter, as a national bank, is subject to the National Bank Act, as are Rancho Santa Fe and First Professional Bank.

    Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital. All dividends must be paid out of net profits, after deducting losses and bad debts. The payment of dividends out of net profits of national banks is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or if the surplus fund does not equal the amount of capital stock, until one-tenth of a bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends or the preceding two half years in the case of an annual dividend, are transferred to the surplus fund.

    Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any convertible preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by OCC, be able to undergo a "quasi-reorganization," which would allow the bank to ignore accumulated losses before the quasi-reorganization.

    California law imposes similar limitations on the payment of dividends by a state-chartered bank.

Government Policies

    The policies of regulatory authorities, including the OCC, Federal Reserve and the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United State government.

Financial Services Modernization Legislation

    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act repeals provisions of Section 20 of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities. It also repeals provisions of Section 32 of the Glass-Steagall Act, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Gramm-Leach-Bliley Act contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

    Generally, the Gramm-Leach-Bliley Act:

  •
  repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

  •
  provides a uniform framework for the functional regulation of the activities of banks, saving institutions, and their holding companies;

  •
  broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

  •
  provides an enhanced framework for protecting the privacy of consumer information; and

  •
  adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system; modifies the laws governing the implementation of the Community Reinvestment Act; and addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

    The Gramm-Leach-Bliley Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

    A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed". The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

    The provisions of the Gramm-Leach-Bliley Act are numerous and become effective at various times between the date of enactment and the middle of 2001 and beyond. Various federal regulatory authorities have not completed the promulgation of regulations and interpretations required by the Gramm-Leach-Bliley Act. Furthermore, procedures for the coordination of information among regulators, both state and federal, have yet to be formulated. First Community cannot estimate with any degree of certainty the effect that the Gramm-Leach-Bliley Act, future regulations and future regulatory information sharing will have on the financial condition, results of operations or future prospects of First Community after the merger.

Description of First Community Capital Stock

    In the merger, First Charter shareholders will exchange their shares of First Charter common stock and convertible preferred stock for shares of First Community common stock. The following is a summary of the material features of First Community capital stock.

    Pursuant to the articles of incorporation of First Community, the authorized capital stock of First Community consists of 15,000,000 shares of common stock, of which approximately [4,553,568] shares are outstanding as of      , 2000, and 5,000,000 shares of preferred stock, of which none is outstanding.

    In the future, the authorized but unissued and unreserved shares of First Community common stock and the authorized but unissued and reserved shares of First Community preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community or in future private placements or public offerings. First Community has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the 1992 Stock Option Plan or other such plans that First Community has assumed. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community common stock or authorized shares of First Community preferred stock would be issued, no approval of First Community shareholders will be required for the issuance of those shares.

Common Stock

    Each share of First Community common stock has the same relative rights, and is identical to all respects with, each other share of First Community common stock. Holders of First Community common stock will be entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of, and any other matters relating to, directors. Holders of First Community common stock will be entitled to cumulate their votes for the election of directors.

    The holders of First Community common stock will be entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community, holders of First Community common stock will be entitled to share ratably all assets remaining after the payment of liabilities of First Community and of preferential amounts of which any preferred stock may be entitled.

    The holders of First Community common stock will have no preemptive or other subscription rights. First Community common stock will not be subject to call or redemption, and, upon receipt by First Community of the full purchase price therefor, each share of First Community common stock will be fully paid and non-assessable.

Preferred Stock

    First Community is currently authorized by its articles of incorporation to issue up to 5,000,000 shares of preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community preferred stock may rank prior to First Community common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community common stock. The holders of any class or series of First Community preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

Comparison of Shareholders' Rights

General

    First Community is a California corporation and, accordingly, the rights of shareholders of First Community are governed by the California General Corporation Law (the "CGCL"), as well as the articles of incorporation and bylaws of First Community. First Charter is a national banking association and, accordingly, the rights of shareholders of First Charter are governed by the National Bank Act and the Office of the Comptroller of the Currency Regulations (together, the "NBA"), as well as the articles of association and bylaws of First Charter. In addition, First Charter has designated the CGCL as a source of corporate governance. As a result of the merger, First Charter's shareholders will become shareholders of First Community. Certain differences arise from this change of governing law, as well as from differences between First Community's charter and those of First Charter. The summary contained in the following is not intended to be complete and is qualified by reference to California law, federal law, and the charter documents of First Community and First Charter.

Amendment of Charter

    First Community.  To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. The First Community articles do not contain any supermajority provisions for amendments.

    First Charter.  Under the NBA, the articles of association may be amended by the board of directors for any lawful matter, provided that certain actions also require the approval of a majority of the outstanding shares entitled to vote. First Charter's articles, however, require approval of the holders of a majority of the outstanding stock of the bank for any amendment to the charter, except for those cases which the NBA requires approval by a supermajority.

Amendment of Bylaws

    First Community.  The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Neither the First Community articles nor its bylaws restricts the power of either the First Community board or the shareholders to adopt, amend or repeal its bylaws.

    First Charter.  According to the bylaws of First Charter, the bylaws may be amended, altered or repealed at any regular meeting of the board of directors, by a vote of a majority of the total number of directors.

Classified Board of Directors

    First Community.  First Community does not currently have a classified board. The First Community bylaws currently require that all directors be elected at each annual meeting of shareholders for a term of one year.

    First Charter.  First Charter does not currently have a classified board. The First Charter bylaws require that all directors be elected at each annual meeting of shareholders for a term of one year.

Removal of Directors

    First Community.  The CGCL provides that directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. First Community does not currently have a classified board and its bylaws substantially restate the statutory provisions set out above.

    First Charter.  Neither the NBA nor the First Charter articles or bylaws provides that directors may be removed without cause.

Vacancies on the Board

    First Community.  The CGCL provides that, unless the corporation's articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by (1) unanimous written consent of the directors then in office, (2) by affirmative vote of a majority of directors then in office at a duly called meeting or (3) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provides that vacancies on the board of directors that are created by removal can be filled by the board of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum). The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal, which requires the unanimous consent of all shares entitled to vote) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors in office who were elected by the shareholders constitute less than a majority of the directors then in office, the (1) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of the shareholders or (2) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors. The First Community bylaws substantially restate the provisions of the CGCL.

    First Charter.  In accordance with the NBA, the First Charter bylaws provide that when any vacancy occurs on the board of directors, the remaining members of the board, whether or not less than a quorum, may appoint a director to fill such vacancy at a regular or special meeting of the board.

Cumulative Voting

    Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or maybe distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

    First Community.  Shareholders of First Community are entitled to cumulate their votes for the election of directors. The CGCL provides for cumulative voting for directors, unless the corporation's articles or bylaws provide otherwise. First Community's articles do not provide otherwise.

    First Charter.  Under the NBA, shareholders of First Charter are entitled to cumulate their votes for the election of directors.

Special Meetings of the Shareholders

    First Community.  Under the CGCL, the board of directors, the chair of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at a meeting, and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. The First Community bylaws substantially restate the provisions set out above and do not specify any additional persons.

    First Charter.  First Charter's articles and bylaws provide that the board of directors or any three or more shareholder owning, in the aggregate, not less than 25% of the stock of the bank, may call a special meeting of the shareholders at any time.

Shareholder Action Without a Meeting

    First Community.  The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that maybe taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. First Community's articles do not provide otherwise. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

    First Charter.  The NBA does not have any provisions explicitly permitting or restricting shareholder action without a meeting. Neither the First Charter bylaws nor its charter provide for shareholder action without a meeting. As First Charter has designated the CGCL as an additional source of corporate governance, the above discussion for First Community also applies to First Charter.

Shareholder Nominations and Proposals

    First Community.  First Community's bylaws provide that shareholder nominations must be delivered to the secretary of First Community not less than 60 days nor more than 90 days prior to the date of a meeting of shareholders called for the election of directors. The First Community bylaws provide that any proper matter may be presented at the annual meeting of shareholders, even though it was not stated in the notice except as limited by the CGCL. Under the CGCL, proposals that concern (1) a transaction between the corporation and a director or an entity in which a director has material financial interest, (2) amendments to the articles of incorporation, (3) the approval of a merger or reorganization, (4) the winding up and dissolution of the corporation, and (5) alterations to certain liquidation rights of preferred stock, may only be approved unanimously by all shareholders entitled to vote, unless the notice of the meeting stated the general nature of the proposal.

    First Charter.  First Charter's bylaws and charter provide that nominations to the Board of Directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the bank entitled to vote for the election of directors. They further provide that nominations, other than those made by or on behalf of the existing management of the bank, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for such election. Neither the NBA nor the First Charter bylaws and charter have provisions concerning shareholder proposals. Since First Charter has designated the CGCL as an additional source of corporate governance, the above discussion also applies to First Charter.

Inspection of Shareholder Lists

    First Community.  The CGCL provides an absolute right of inspection of a corporation's list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding at least 1% of the voting stock who have filed a Schedule 14B with the SEC or, in the case the corporation is a bank with deposits insured under the FDIA, have filed a Form F-6 with the appropriate federal bank regulatory agency. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors. Form F-6 relates to the election of directors. In addition, the CGCL provides a right of inspection of shareholders lists to any shareholder for a purpose reasonably related to the holder's interest as a shareholder.

    First Charter.  The NBA provides an absolute right of inspection of a bank's list of shareholders to all shareholders of the bank.

Class Voting

    First Community.  The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that:

  •
  increase or decrease the aggregate number of authorized shares of the class;

  •
  effect an exchange, reclassification or cancellation of all or part of the shares of such class;

  •
  effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of such class;

  •
  change the rights, preferences, privileges or restrictions of the shares of such class;

  •
  create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class;

  •
  divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

  •
  cancel or otherwise affect dividends on the shares of such class that have accrued but have not been paid.

    In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

    First Charter.  The NBA neither requires nor restricts voting by class of shareholder. Neither the First Charter bylaws nor its charter provide for class voting. Since First Charter has designated the CGCL as an additional source of corporate governance, the above discussion also applies to First Charter.

Shareholder Vote for Mergers and Acquisitions

    First Community.  Under the CGCL business reorganizations generally require approval by an affirmative vote of a majority of the outstanding shares entitled to vote, with each class of shares voting separately by class. For purposes of this voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "Class Voting." Neither the First Community articles nor its bylaws provides for any supermajority voting requirements. As to the type of transactions requiring approval, the CGCL requires shareholder approval by:

  •
  shareholders of both California corporations where two California corporations are to merge;

  •
  shareholders of a corporation selling all or substantially all of its assets;

  •
  shareholders of an acquiring corporation in either a share-for-share exchange or a sale of assets reorganization; and

  •
  shareholders of a parent corporation whose securities are being issued in connection with a triangular merger.

    The CGCL requires that in certain transactions involving tender offers of acquisition proposals by an "affiliated party," a written opinion of an independent expert be provided as to the fairness of the consideration offered to the shareholders of the target corporation. The CGCL further provides that if a competing proposal is made at least ten days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders, who must be given a reasonable opportunity to revoke their vote or withdraw their shares.

    "Affiliated party" means a person who:

  •
  controls the target corporation,

  •
  is an officer or director of the target corporation or is controlled by an officer or director of the target corporation, or

  •
  is an entity in which an officer or director has a material interest.

    First Charter.  Under the NBA merger agreements must be ratified and confirmed by the affirmative vote of the shareholders owning at least two-thirds of the bank's capital stock outstanding, or by a greater proportion of such capital stock in the case of a bank incorporated under state law if the laws of the state where it is organized so require.

State Anti-Takeover Statutes

    First Community.  The CGCL provides that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

    First Charter.  The NBA does not include any anti-takeover provisions. Since First Charter has designated the CGCL as an additional source of corporate governance, the above discussion also applies to First Charter.

Shareholder Rights Plans

    First Community.  First Community has not implemented a shareholder's rights plan, but it could do so without further action of its shareholders.

    First Charter.  First Charter has not implemented a shareholder's rights plan.

Rights of Dissenting Shareholders

    First Community.  Under the CGCL, if shareholder approval is required for a merger, exchange or a sale of all of substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, subject to certain exceptions, the CGCL does not provide for appraisal rights with respect to shares of certain corporations, including those that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. (as long as such exchange or interdealer quotation system has been certified by rule or order of the Commissioner of Corporations of the State of California). Because First Community shares are traded on Nasdaq, First Community shareholders do not have appraisal rights under the CGCL.

    First Charter.  The NBA provides that if shareholder approval is required for a merger, any shareholder of the bank that will be merged into a receiving bank who has voted against the merger or has provided written notice of dissent is entitled to receive the value of his or her shares. The value of the shares of any dissenting shareholder shall be ascertained by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holder if the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving bank; and (3) one selected by the two so selected.

Dividends

    First Community.  The CGCL permits dividends to be paid in cash, property or shares of a corporation's capital stock. It provides that a corporation may pay dividends if the amount of the retained earnings of the corporation immediately prior to the proposed distribution equals or exceeds the amount of the proposed distribution. The CGCL also provides that a corporation may pay dividends if immediately after giving effect thereto, (1) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (2) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities.

    First Charter.  The NBA permits dividends to be paid in cash, property or shares of a corporation's capital stock. It provides that a bank may pay dividends as frequently and of such amount of undivided profits as the directors judge prudent. However, a bank may not declare a dividend unless capital surplus equals or exceeds the capital stock of the bank, except: (1) in the case of an annual dividend, the bank may declare a dividend if the bank transfers 10 percent of its net income for the preceding four quarters to capital surplus; or (2) in the case of any other dividend, including quarterly or semiannually, the bank may declare a dividend if the bank transfers 10 percent of its net income for the preceding two quarters to capital surplus. A bank also may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank's retained income of the preceding two years, unless the dividend is approved by the Comptroller of Currency.

Preemptive Rights

    First Community.  The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The First Community articles do not grant preemptive rights to its shareholders.

    First Charter.  Under the NBA, a national bank in its articles of association must grant or deny preemptive rights to the bank's shareholders. The First Charter articles explicitly deny preemptive rights to its shareholders.

Director Liability and Indemnification

    First Community.  First Community's articles include a provision eliminating the liability of directors to the corporation to the fullest extent permissible under the CGCL. The CGCL allows a California corporation to eliminate the liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except liability that results from the following actions:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involves the absence of good faith on the part of the director;

  •
  any transaction from which a director derived improper personal benefits;

  •
  acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

  •
  any transaction between the corporation and (1) a director, or (2) an entity in which the director has a material financial interest; and

  •
  any unlawful distribution or unlawful loan or guarantee to or on behalf of directors and officers.

    The First Community bylaws provide that the First Community board of directors shall indemnify each of its directors and officers and may also authorize the indemnity of any employee or agent of First Community and any person who serves at the request of First Community as a director, officer, employee or agent of another entity (each of whom we will refer to as an "agent"), to the fullest extent permitted by law. The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person served as an agent against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person (1) acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and (2) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

    The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action, if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. The CGCL further provides, however, that in an action by or in the right of the corporation, indemnity is not available for any of the following: (1) in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine that the person is fairly and reasonably entitled to indemnity for expenses; (2) amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

    Under the CGCL, an agent is entitled to expenses actually and reasonably incurred to the extent that the agent was successful on the merits. In other cases indemnification may be made only after a determination that it is proper in the circumstances because the agent met the applicable standard of conduct set forth in the CGCL. This determination may be made by (1) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (2) independent legal counsel in a written opinion, if such a quorum is not obtainable, (3) approval of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), with the shares owned by the person to be indemnified not voting, or (4) the court in which the proceeding is or was pending upon application. However, except when the agent has been successful on the merits in defending the proceeding or when ordered by the court, no indemnification or advance will be made where it appears that it would be inconsistent with: (1) any provision of the articles, bylaws or resolution of the shareholders limiting indemnification or advances; or (2) the express conditions of a court-imposed settlement.

    The CGCL provides that a corporation may advance the expenses incurred in defending a proceeding, upon receipt of an undertaking by the agent to repay such amount if it is ultimately determined that the agent is not entitled to indemnification. The CGCL also provides that its indemnification provisions are not exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer to the extent the additional rights to indemnification are authorized in a properly authorized provision of the corporation's articles.

    The CGCL provides that the corporation may maintain insurance, at its expense, to protect any director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability.

    First Charter.  Under the NBA, in cases involving an administrative proceeding or civil action not initiated by a Federal banking agency, a national bank may indemnify an "institution-affiliated party" for damages and expenses, including the advancement of expenses and legal fees, in accordance with the law of the state in which the main office of the bank is located, the law of the state in which the bank's holding company is incorporated. The bylaws of First Charter indemnify directors and allow for the indemnification of agents of the bank for monetary damages to the fullest extent permissible under California law. Therefore, concerning proceedings and actions not initiated by a Federal Agency, the above explanation for First Community also applies to First Charter, with the qualification that First Charter's bylaws include a provision that makes the liability of each of the directors severable from that of each other director.

    The NBA also provides that with respect to an administrative proceeding or civil action initiated by any Federal banking agency, a national bank may only make or agree to make indemnification payments to an "institution-affiliated party" that are reasonable. In determining whether a payment is reasonable, the bank may take into account the following factors:

  •
  Whether there is a reasonable basis to believe that the institution-affiliated party has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the depository institution that had a material effect on the financial condition of the institution.

  •
  Whether there is a reasonable basis to believe that the institution-affiliated party is substantially responsible for the insolvency of the depository institution, the appointment of a conservator or receiver for the depository institution, or the depository institution's troubled condition.

  •
  Whether there is a reasonable basis to believe that the institution-affiliated party has materially violated any applicable Federal or State banking law or regulation that has had a material effect on the financial condition of the institution.

  •
  Whether the institution-affiliated party was in a position of managerial or fiduciary responsibility.

    "Institution-affiliated party" means:

  •
  any director, officer, employee, or controlling shareholder (other than a bank holding company) of, or agent for an insured depository institution;

  •
  any other person who has filed or is required to file a change-in-control notice with an appropriate Federal banking agency;

  •
  any shareholder (other than a bank holding company), consultant, joint venture partner, and any other person as determined by the appropriate Federal banking agency who participates in the conduct or affairs of an insured depository institution; and

  •
  any independent contractor who knowingly and recklessly participates in (a) any violation of law or regulation; (b) any breach of fiduciary duty; or (c) any unsafe or unsound practice, which caused or is likely to cause more than a minimal financial loss to the insured depository institution.

Rights of Dissenting Shareholders

    If the merger is consummated, and you properly dissent, you will be granted the rights set forth pursuant to Section 214a(b) of the National Bank Act to receive in cash the appraised value of the shares held by you at the time the merger is consummated. If you perfects your rights, the shares of stock you hold will not be converted into the right to receive shares of First Community, but instead shall be converted into the right to receive cash in accordance with the National Bank Act. A copy of Section 214a(b) of the National Bank Act is attached hereto as Appendix D. We encourage you to read Section 214a(b) in its entirety.

    In order to be entitled to dissenters' rights, you must vote against the merger or notify James R. Brewer, President of First Charter, who will be the presiding officer at the First Charter special shareholders' meeting, in writing that you dissent from the merger, at, or prior to, the First Charter special meeting. Such writing must be addressed to Mr. Brewer at First Charter Bank, N.A., 9454 Wilshire Blvd., Beverly Hills, California 90212.

    You will receive notice of the date of the merger if you vote against the merger or give proper notice that you dissent. Thereafter, at any time before 30 days after the date of consummation of the merger, you must surrender your stock certificates to First Community with a written request that you receive the value of the shares evidenced by the certificates in lieu of receiving the appropriate merger consideration. Such request, together with the surrendered certificates, should be addressed to Mr. Arnold C. Hahn at First Community Bancorp, 6110 El Tordo, P.O. Box 2388, Rancho Santa Fe, California 92067.

    If you do not surrender your stock certificates and make the proper request within such 30 days period, you will lose your dissenters' rights. If you lose dissenters' rights, you will be treated for purposes of payment for shares of stock the same as the First Charter shareholders who voted in favor of the merger.

    Section 214a(b) provides that the value of shares of First Charter common stock held by dissenting shareholders is to be ascertained as of the date of the First Charter special meeting by an appraisal made by a three-person committee. The committee shall consist of one person selected by the holders of the majority of the dissenting shares, one person selected by the board of directors of the resulting state bank, and one person selected by those two individuals. The valuation agreed upon by any two of three appraisers shall govern. If that valuation is not satisfactory to you, you may appeal to the Comptroller of the Currency to make an appraisal which shall be final and binding. If within 90 days from the date of consummation of the merger, no appraiser has been selected or no valuation has been agreed upon, you may make a written request to the Comptroller of the Currency for an appraisal which will be final and binding.

    The foregoing is only a summary of the rights of a dissenting shareholder of First Charter. If you intend to dissent from the merger, you should carefully review the applicable provisions of Section 214a(b) of the National Bank Act and should also consult with your attorney. Your failure to follow precisely the procedures summarized above may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to First Charter shareholders, except as indicated above or otherwise required by law.

Legal Matters

    The validity of the First Community common stock to be issued in connection with the merger will be passed upon for First Community by Sullivan & Cromwell, Los Angeles, California.

Experts

    The consolidated financial statements of First Community Bancorp and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of First Charter Bank, N.A. and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 1999 and for the year ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of Moss Adams LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Professional Bancorp, Inc. and subsidiary for the year ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Shareholder Proposals

    First Charter will hold a 2002 annual meeting of shareholders only if the merger is not completed the time of that meeting. In the event that the meeting is held, First Charter shareholders may submit proposals to be considered for shareholder action at that meeting if they do so in accordance with the applicable provisions of federal law and First Charter's bylaws. Any proposals of shareholders intended to be presented at that meeting must be received by the secretary of First Charter no later than            in order to be considered for inclusion in the First Charter proxy materials relating to that meeting.

Other Matters

    First Charter does not presently intend to bring any matters other than those described in this document before its special meeting. Further, First Charter has no knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before its special meeting or any adjournment or postponement of its special meeting, the persons named in the enclosed proxy forms of First Charter will vote the proxies in keeping with their judgment on such matters.

Where You Can Find More Information

    First Community files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" information into this proxy statement-prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document. This proxy statement-prospectus incorporates by reference the following documents that First Community has previously filed with the SEC:

  •
  First Community's annual report on Form 10-K for the year ended December 31, 2000;

  •
  First Community's quarterly reports on Form 10-Q for the quarters ended March 31, 2001;

  •
  First Community's current reports on Form 8-K, dated January 31 and May 30, 2001; and

  •
  First Community's annual report of employee stock savings plan on Form 11-K, for the year ended December 31, 2000.

    All documents filed by First Community under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meeting are also incorporated by reference into and are made a part of this document from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, DELIVERED WITH OR REFERRED TO IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

    In addition, First Community filed a registration statement on Form S-4 to register with the SEC the First Community common stock to be issued to First Charter's shareholders in the merger and this document constitutes a prospectus for First Community common stock as well as a proxy statement of First Community. This proxy statement-prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the merger and the securities offered hereby, reference is made to the registration statement and the exhibits filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC mentioned above.

    First Charter files reports, including annual reports on Form 10-KSB and Quarterly Reports on Form 10-QSB, proxy statements and other information with the OCC. You may obtain copies of these documents by written request to:

                First Charter Bank, N.A.
                Attn: Corporate Secretary
                9454 Wilshire Boulevard
                Beverly Hills, California 90212

    In addition, the OCC maintains a variety of public information about First Charter. You may visit the OCC website at www.occ.treas.gov or contact the Communications Division of the OCC by email at foia-pa@occ.treas.gov to find out how to obtain paper-based information.

Index of Financial Statements

First Community
Independent Auditor's Report	F-3
First Community Bancorp and Subsidiaries Consolidated Balance Sheets as of December 31, 2000 and 1999	F-4
First Community Bancorp and Subsidiaries Consolidated Statements of Earnings Years ended December 31, 2000, 1999 and 1998	F-5
First Community Bancorp and Subsidiaries Consolidated Statements of Shareholders' Equity and Comprehensive Income Years ended December 31, 2000, 1999 and 1998	F-6
First Community Bancorp and Subsidiaries Consolidated Statements of Cash Flows Years ended December 31, 2000, 1999 and 1998	F-7
First Community Bancorp and Subsidiaries Notes to Consolidated Financial Statements Years ended December 31, 2000 and 1999	F-8
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Balance Sheets	F-34
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Income	F-35
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Comprehensive Income	F-36
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Cash Flows	F-37
First Community Bancorp and Subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements	F-39
First Charter
Report of Independent Certified Public Accountants	F-42
First Charter Bank, N.A. and Subsidiary Consolidated Balance Sheets as of December 31, 2000 and 1999	F-43
First Charter Bank, N.A and Subsidiary Consolidated Statements of Operations years ended December 31, 2000, 1999 and 1998	F-44
First Charter Bank, N.A. and Subsidiary Consolidated Statement of Stockholders' Equity and Comprehensive Income (Loss) years ended December 31, 2000, 1999 and 1998	F-45
First Charter Bank, N.A. and Subsidiary Unaudited Consolidated Balance Sheets as of March 31, 2001 and December 31, 2001	F-46
First Charter Bank, N.A. and Subsidiary Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss) years ended March 31, 2001 and 2000	F-47

F–1

First Charter Bank, N.A. and Subsidiary Unaudited Consolidated Statements of Cash Flows years ended March 31, 2001 and 2000	F-49
First Charter Bank, N.A. and Subsidiary Consolidated Statements of Cash Flows years ended December 31, 2000, 1999, and 1998	F-50
First Charter Bank, N.A. and Subsidiary Notes to Consolidated Financial Statements December 31, 2000 and 1999	F-51
Professional Bancorp, Inc.
Independent Auditor's Report	F-71
Independent Auditor's Report	F-72
Professional Bancorp, Inc. Consolidated Balance Sheets	F-73
Professional Bancorp, Inc. Consolidated Statements of Operations and Comprehensive Income (Loss) Years Ended December 31, 2000, 1999 and 1998	F-74
Professional Bancorp, Inc. Consolidated Statements of Changes In Shareholders' Equity Years Ended December 31, 2000, 1999 and 1998	F-75
Professional Bancorp, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2000, 1999 and 1998	F-76
Professional Bancorp, Inc. Notes to Consolidated Financial Statements December 31, 2000, 1999 and 1998	F-77

F–2

Independent Auditors' Report

To Board of Directors
First Community Bancorp:

    We have audited the accompanying consolidated balance sheets of First Community Bancorp and subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bancorp and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                      /s/ KPMG LLP

January 26, 2001
San Diego, California

F–3

First Community Bancorp and Subsidiaries

Consolidated Balance Sheets

December 31, 2000 and 1999

	2000	1999
Assets
Cash and due from banks (note 15)	$35,752,000	21,148,000
Federal funds sold	16,903,000	10,889,000

Total cash and cash equivalents	52,655,000	32,037,000
Time deposits in financial institutions	495,000	7,502,000
Investments:
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	913,000	1,235,000
Securities available-for-sale, at fair value (note 2)	40,428,000	34,460,000
Securities held-to-maturity, at amortized cost (note 3)	4,972,000	14,868,000

Total investments	46,313,000	50,563,000
Loans (note 4)	250,552,000	206,102,000
Less allowance for loan losses	3,930,000	4,025,000

Net loans	246,622,000	202,077,000
Premises and equipment, net (note 5)	5,027,000	5,480,000
Other real estate owned (note 4)	1,031,000	1,315,000
Deferred income taxes (note 9)	2,222,000	2,555,000
Accrued interest	2,278,000	1,885,000
Other assets	1,644,000	948,000

Total assets	$358,287,000	304,362,000

Liabilities and Shareholders' Equity
Deposits (notes 3 and 7):
Noninterest bearing	$114,042,000	93,763,000
Interest bearing	202,896,000	180,469,000

Total deposits	316,938,000	274,232,000
Interest payable and other liabilities	3,888,000	2,618,000
Borrowings (note 14)	1,689,000	1,657,000
Trust preferred securities (note 14)	8,000,000	—

Total liabilities	330,515,000	278,507,000
Shareholders' equity (notes 10, 16 and 18):
Serial preferred stock, no par value. Authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock, no par value. Authorized 15,000,000 shares; issued and outstanding 3,971,421 and 3,878,259 shares as of December 31, 2000 and 1999, respectively	20,402,000	19,394,000
Accumulated other comprehensive loss, net unrealized losses on securities available-for-sale, net (note 2)	(62,000)	(565,000)
Retained earnings	7,432,000	7,026,000

Total shareholders' equity	27,772,000	25,855,000

Commitments and contingencies (notes 13, 14 and 17)
Total liabilities and shareholders' equity	$358,287,000	304,362,000

See accompanying notes to consolidated financial statements.

F–4

First Community Bancorp and Subsidiaries

Consolidated Statements of Earnings

Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
Interest income:
Interest and fees on loans	$23,980,000	19,056,000	16,971,000
Interest on federal funds sold	1,637,000	1,380,000	1,135,000
Interest on time deposits in financial institutions	257,000	355,000	314,000
Interest on investment securities	2,957,000	2,614,000	1,838,000

Total interest income	28,831,000	23,405,000	20,258,000

Interest expense:
Deposits (note 7)	7,551,000	5,648,000	5,354,000
Borrowings	373,000	40,000	36,000

Total interest expense	7,924,000	5,688,000	5,390,000

Net interest income before provision for loan losses	20,907,000	17,717,000	14,868,000
Provision for loan losses (note 4)	520,000	518,000	941,000

Net interest income after provision for loan losses	20,387,000	17,199,000	13,927,000

Noninterest income:
Service charges on deposit accounts	1,185,000	1,175,000	1,158,000
Merchant discount fees, net	107,000	84,000	71,000
SBA loan servicing fees	268,000	170,000	207,000
Mortgage fees	77,000	82,000	263,000
Gain on sale of loans	314,000	353,000	621,000
Other	514,000	440,000	372,000

Total noninterest income	2,465,000	2,304,000	2,692,000

Noninterest expense:
Salaries and employee benefits	6,673,000	5,623,000	5,270,000
Occupancy	1,563,000	1,496,000	1,382,000
Impairment loss on premises held-for-sale (note 6)	—	—	38,000
Furniture and equipment	892,000	687,000	601,000
Legal expenses	229,000	285,000	204,000
Other professional services	1,685,000	1,184,000	1,293,000
Stationery, supplies and printing	418,000	395,000	273,000
Advertising	435,000	305,000	337,000
Real estate owned and property held-for-sale	356,000	182,000	62,000
Insurance	128,000	120,000	124,000
Loss on sale of securities (note 2)	11,000	2,000	—
Merger costs	3,561,000	—	—
Other	2,194,000	1,794,000	1,313,000

Total noninterest expense	18,145,000	12,073,000	10,897,000

Earnings before income taxes	4,707,000	7,430,000	5,722,000
Income taxes (note 9)	2,803,000	3,166,000	2,140,000

Net earnings	$1,904,000	4,264,000	3,582,000

Basic earnings per share (note 12)	$0.49	1.10	0.93

Diluted earnings per share (note 12)	$0.47	1.05	0.88

See accompanying notes to consolidated financial statements.

F–5

First Community Bancorp and Subsidiaries

Consolidated Statements of Shareholders' Equity and Comprehensive Income

Years ended December 31, 2000, 1999 and 1998

	Shares	Amount	Accumulated other comprehensive income (loss)	Retained Earnings	Total	Comprehensive income
Balance at December 31, 1997	3,822,632	$18,158,000	(12,000)	1,534,000	19,680,000
Net earnings	—	—	—	3,582,000	3,582,000	3,582,000
Exercise of stock options	31,460	117,000	—	—	117,000
Transfer pursuant to regulatory guidelines (note 16)	—	497,000	—	(497,000)	—
Cash dividends paid	—	—	—	(589,000)	(589,000)
Other comprehensive income, net unrealized gains on securities available-for-sale, net of tax effect of $31,000	—	—	43,000	—	43,000	43,000

Balance at December 31, 1998	3,854,092	18,772,000	31,000	4,030,000	22,833,000	3,625,000

Net earnings	—	—	—	4,264,000	4,264,000	4,264,000
Exercise of stock options	24,167	96,000	—	—	96,000
Transfer pursuant to regulatory guidelines (note 16)	—	526,000	—	(526,000)	—
Cash dividends paid	—	—	—	(742,000)	(742,000)
Other comprehensive income, net unrealized losses on securities available-for-sale, net of tax effect of $432,000	—	—	(596,000)	—	(596,000)	(596,000)

Balance at December 31, 1999	3,878,259	19,394,000	(565,000)	7,026,000	25,855,000	3,668,000

Net earnings	—	—	—	1,904,000	1,904,000	1,904,000
Exercise of stock options and warrants	93,162	306,000	—	—	306,000
Transfer pursuant to regulatory guidelines (note 16)	—	342,000	—	(342,000)	—
Cash dividends paid	—	—	—	(1,156,000)	(1,156,000)
Tax benefits of exercise of stock options and warrants	—	360,000		—	—	360,000
Other comprehensive income, net unrealized gains on securities available-for-sale, net of tax effect of $364,000	—	—	503,000	—	503,000	503,000

Balance at December 31, 2000	3,971,421	$20,402,000	(62,000)	7,432,000	27,772,000	2,407,000

See accompanying notes to consolidated financial statements.

F–6

First Community Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
Cash flows from operating activities:
Net earnings	$1,904,000	4,264,000	3,582,000
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,198,000	893,000	984,000
Impairment loss on premises held-for-sale	—	—	38,000
Net accretion on investment securities	(56,000)	(142,000)	(189,000)
Provision for loan losses	520,000	518,000	941,000
Gain on sale of loans	(314,000)	(353,000)	(621,000)
Real estate valuation adjustments	284,000	159,000	(54,000)
Loss on sale of securities	11,000	2,000	—
Proceeds on sale of SBA loans	4,780,000	4,607,000	5,866,000
Originations of SBA loans	(4,140,000)	(1,935,000)	(4,073,000)
Increase in interest receivable and other assets	(857,000)	(735,000)	(198,000)
Increase in deferred income taxes	(31,000)	(925,000)	(309,000)
Increase (decrease) in interest payable and other liabilities	1,270,000	(272,000)	471,000

Net cash provided by operating activities	4,569,000	6,081,000	6,438,000

Cash flows used in investing activities:
Net increase in loans outstanding	(45,391,000)	(37,719,000)	(21,626,000)
Maturities of time deposits in financial institutions	7,007,000	5,143,000	4,160,000
Purchases of time deposits in financial institutions	—	(7,205,000)	(5,440,000)
Maturities of securities held-to-maturity	12,503,000	5,700,000	11,376,000
Purchases of securities held-to-maturity	(2,614,000)	(14,719,000)	(11,459,000)
Proceeds from sale of securities available-for-sale	1,489,000	1,499,000	—
Maturities of securities available-for-sale	14,274,000	15,164,000	28,552,000
Purchases of securities available-for-sale	(20,812,000)	(20,369,000)	(38,733,000)
Sales of FRB and FHLB stock	322,000	—	—
Proceeds from sale of other real estate owned	—	104,000	308,000
Proceeds from sales of investment property held-for-sale	—	50,000	27,000
Increase in investment property held-for-sale	—	(132,000)	—
Purchases of premises and equipment	(737,000)	(1,093,000)	(2,771,000)
Proceeds from sale of premises and equipment	—	38,000	225,000
Additions to premises held-for-sale	—	—	(489,000)
Proceeds from sale of premises held-for-sale	—	1,176,000	—

Net cash used in investing activities	(33,959,000)	(52,363,000)	(35,870,000)

Cash flows from financing activities:
Net increase in deposits:
Noninterest bearing	20,279,000	14,120,000	19,521,000
Interest bearing	22,427,000	8,691,000	39,960,000
Tax benefit related to stock options exercised	360,000	—	—
Proceeds from trust preferred securities	8,000,000	—	—
Net increase in borrowings	32,000	1,188,000	(339,000)
Payment of debt issuance costs	(240,000)	—	—
Proceeds from exercise of stock options	306,000	96,000	117,000
Cash dividends paid	(1,156,000)	(742,000)	(589,000)

Net cash provided by financing activities	50,008,000	23,353,000	58,670,000

Net increase (decrease) in cash and cash equivalents	20,618,000	(22,929,000)	29,238,000
Cash and cash equivalents at beginning of year	32,037,000	54,966,000	25,728,000

Cash and cash equivalents at end of year	52,655,000	32,037,000	54,966,000

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$7,682,000	5,673,000	5,318,000
Income taxes	2,540,000	3,880,000	2,253,000
Supplemental disclosure of noncash investing and financing activities:
Transfer of loans to other real estate owned	—	—	104,000
Transfer from retained earnings to common stock	342,000	526,000	497,000

    See accompanying notes to consolidated financial statements.

F–7

First Community Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2000 and 1999

(1)  Nature of Operations and Summary of Significant Accounting Policies

    First Community Bancorp ("First Community") is the holding company for Rancho Santa Fe National Bank ("Rancho Santa Fe") and First Community Bank of the Desert (collectively the "Banks") and its wholly owned subsidiary, Desert Community Properties, Inc. On May 31, 2000, a subsidiary of First Community merged with and into First Community pursuant to an Agreement and Plan of Merger, by and between First Community, Rancho Santa Fe and First Community Bank of the Desert (the "First Community Acquisition"). As a result of the First Community Acquisition, First Community Bank of the Desert became a wholly owned subsidiary of First Community. The First Community Acquisition was accounted for by the pooling-of-interest method of accounting, and accordingly, the financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of First Community, Rancho Santa Fe and First Community as if the First Community Acquisition had been in effect for all periods presented.

    First Community conducts business through the Banks. Rancho Santa Fe and First Community Bank of the Desert are full service banks with four and five banking offices, respectively. The Banks are subject to the laws of the State of California and federal regulations governing the financial services industry. First Community is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Federal Reserve Board. The areas served by the Banks are San Diego County, the Desert Communities of the Coachella Valley and the Morongo Basin.

  (a) Basis of Presentation

    The accounting and reporting policies of First Community and its wholly owned subsidiaries, Rancho Santa Fe and First Community Bank of the Desert, are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All significant intercompany balances and transactions have been eliminated. The following is a description of the more significant accounting policies:

  (b) Investment Securities and Securities Available-for-Sale

    Management determines the appropriate classification of securities at the time of purchase. If management has the intent and First Community has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to call or maturity of the related security using the interest method. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value with unrealized gains or losses reported as a separate component of shareholders' equity in accumulated other comprehensive income, net of applicable income taxes. Realized gains or losses on the sale of securities available-for-sale, if any, are determined using the amortized cost of the specific securities sold. If a decline in the fair value of a security below its amortized cost is judged by management to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in operations. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk

F–8

and other related factors. Securities are individually evaluated for appropriate classification, when acquired; consequently, similar types of securities may be classified differently depending on factors existing at the time of purchase.

  (c) Loans and Loan Fees

    Loans are stated at the principal amount outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectibility in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection.

    Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using the interest method or taken into income when the related loans are sold. The amortization of loan fees is discontinued on nonaccrual loans.

  (d) Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

    Gains or losses resulting from sales of loans are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans less related transaction costs. A transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivative financial instruments issued or obtained by the transfer of financial assets are measured at fair value, if practicable. Assets or other retained interests received by the transfer are measured by allocating the previous carrying value between the asset sold and the asset or retained interest received, if any, based on their relative fair values at the date of the sale. First Community records the cash gain on the sale of the guaranteed portion of SBA loans.

  (e) Comprehensive Income

    Comprehensive income consists of net earnings and net unrealized gains (losses) on securities available-for-sale, net and is presented in the consolidated statements of shareholders' equity and comprehensive income.

  (f) Allowance for Loan Losses

    An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio and other extensions of credit, including off-balance sheet credit extensions. The allowance is based upon a continuing review of the portfolio, past loan loss experience, current economic conditions which may affect the borrowers' ability

F–9

to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

    A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the original contractual terms of the loan agreement. If the measurement of impairment for the loan is less than the recorded investment in the loan, a valuation allowance is established with a corresponding charge to the provision for loan losses.

    Management believes that the allowance for loan losses is adequate. In making its evaluation of the adequacy of the allowance for loan losses, management considers First Community's historical experience, the volume and type of lending conducted by First Community, the amounts of classified and nonperforming assets, regulatory policies, general economic conditions and other factors regarding the collectibility of loans in First Community's portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Community's allowance for loan losses. These agencies may require First Community to recognize additions to the allowance based on their judgments related to information available to them at the time of their examinations.

  (g) Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to noninterest expense using the straight-line method over the estimated useful lives of the assets which range from two to twenty-five years. Leasehold improvements are capitalized and amortized to noninterest expense on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter.

  (h) Other Real Estate Owned

    Other real estate owned is recorded at the fair value of the property at the time of acquisition. Fair value is based on current appraisals less estimated selling and holding costs. The excess of the recorded loan balance over the estimated fair value of the property at the time of acquisition is charged to the allowance for loan losses. Any subsequent write downs are charged to noninterest expense and recognized as a valuation allowance. Subsequent increases in the fair value of the asset less selling costs reduce the valuation allowance, not below zero, and is credited to income. Operating expenses of such properties, and gains and losses on their disposition are included in noninterest expense.

  (i) Cash and Cash Equivalents

    For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

  (j) Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and

F–10

operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (k) Stock Option Plan

    First Community applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, First Community has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the pro forma disclosure provisions of SFAS No. 123.

  (l) Use of Estimates

    Management of First Community has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Actual results could differ from those estimates.

  (m) New Accounting Standards

    In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25. FASB Interpretation No. 44 clarifies certain issues related to the application of APB Opinion 25 and is effective July 1, 2000, with certain conclusions covering specific events that occurred either December 15, 1998 or January 12, 2000. FASB Interpretation No. 44 is not expected to have a material effect on First Community's financial position or results of operations.

    In June 1998, the FASB issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement 133), as amended by FAS No. 137, "Accounting for Derivative Investments and Hedging Activities" and FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Statement 133 requires companies to recognize all derivatives as either assets or liabilities with the instruments measured at fair value and was effective January 1, 2001. The accounting for changes in fair value gains and losses depends on the intended use of the derivative and its resulting designation. The adoption of Statement No. 133 did not have a material impact on the consolidated financial statements.

F–11

    In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. Although it replaces FASB Statement No. 125, it carries over most of statement 125's provisions without reconsideration.

    The accounting provisions are effective for fiscal years beginning after March 15, 2001. The reclassification and disclosure provisions are effective for fiscal years beginning after December 15, 2000. It is not anticipated that the financial impact of this statement will have a material effect on First Community.

  (n) Reclassifications

    Certain prior year amounts have been reclassified to conform to the current year's presentation.

(2)  Securities Available-for-Sale

    The amortized cost, gross unrealized gains and losses and fair value of securities available-for-sale as of December 31, 2000 and 1999 are as follows:

	2000
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury and Government Agency Securities	$29,723,000	45,000	93,000	29,675,000
Mortgage-backed Securities	10,388,000	17,000	77,000	10,328,000
Equity securities	425,000	—	—	425,000

	$40,536,000	62,000	170,000	40,428,000

	1999
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury and Government Agency Securities	$22,784,000	—	515,000	22,269,000
Mortgage-backed Securities	12,151,000	—	459,000	11,692,000
Corporate Bonds	500,000	—	1,000	499,000

	$35,435,000	—	975,000	34,460,000

    The maturity distribution based on amortized cost and fair value as of December 31, 2000, by contractual maturity, is shown below. Mortgage-backed securities have contractual terms to maturity, but require periodic payments to reduce principal. In addition, expected maturities may differ from

F–12

contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities are not included in the table.

	Maturity distribution
	Amortized cost	Fair value
Due in one year or less	$4,634,000	4,645,000
Due after one year through five years	27,434,000	27,352,000
Due after five years through ten years	5,549,000	5,522,000
Due after ten years	2,494,000	2,484,000

	$40,111,000	40,003,000

    Proceeds from the sale of securities available-for-sale during 2000 were $1,489,000. Gross losses of $11,000 were realized on sales in 2000. Proceeds from the sale of securities available-for-sale during 1999 were $1,499,000. Gross losses of $2,000 were realized on sales in 1999. There were no sales of securities during 1998.

(3)  Investment Securities Held-to-Maturity

    The amortized cost, gross unrealized gains and losses and fair value of investment securities held-to-maturity as of December 31, 2000 and 1999 are as follows:

	2000
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury and Government Agency Securities	$4,625,000	8,000	1,000	4,632,000
State and Political Subdivision Securities	347,000	17,000	—	364,000

	$4,972,000	25,000	1,000	4,996,000

	1999
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury and Government Agency Securities	$14,514,000	—	91,000	14,423,000
State and Political Subdivision Securities	349,000	1,000	3,000	347,000
Other Securities	5,000	—	—	5,000

	$14,868,000	1,000	94,000	14,775,000

    The maturity distribution based on amortized cost and fair value as of December 31, 2000 by contractual maturity, is shown below. Expected maturities may differ from contractual maturities

F–13

because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Maturity distribution
	Amortized cost	Fair value
Due within one year	$4,613,000	4,621,000
Due after five years through ten years	359,000	375,000

	$4,972,000	4,996,000

    As of December 31, 2000 and 1999, investment securities held-to-maturity with an amortized cost of $4,358,000 and $5,863,000, respectively, and securities available-for-sale with a fair value of $22,611,000 and $16,418,000, respectively, (Note 2) totaling $26,969,000 and $22,281,000, respectively, were pledged as security for public deposits and other purposes as required by various statutes and agreements.

(4)  Loans and Related Allowance for Loan Losses and Other Real Estate Owned

    As of December 31, 2000 and 1999, loans consist of the following:

	2000	1999
Commercial	$101,812,000	87,465,000
Real estate, construction	47,989,000	38,464,000
Real estate, mortgage	79,458,000	67,235,000
Consumer	4,555,000	6,169,000
Investment in leveraged and direct leases	356,000	124,000
SBA, portion held for sale, at cost which approximates market	4,314,000	946,000
SBA, unguaranteed portion held for investment	12,701,000	6,246,000

	251,185,000	206,649,000
Less:
Deferred loan fees, net	(633,000)	(547,000)
Allowance for loan losses	(3,930,000)	(4,025,000)

	$246,622,000	202,077,000

    Nonaccrual loans totaling $2,271,000, $1,845,000 and $559,000 were outstanding as of December 31, 2000, 1999 and 1998, respectively. There were no loans that were past due 90 days or more and still accruing interest as of December 31, 2000. Loans that were past due 90 days or more and still accruing interest were $75,000 and $243,000 as of December 31, 1999 and 1998, respectively. Interest income of $413,000, $158,000 and $41,000 would have been recorded for the years ended December 31, 2000, 1999 and 1998, respectively, if nonaccrual loans had been performing in accordance with their original terms. Interest income of $60,000 and $76,000 was recorded on loans subsequently transferred to a nonaccrual status for the years ended December 31, 2000 and 1999, respectively. No interest income was recorded on loans subsequently transferred to nonaccrual status for the year ended December 31, 1998.

F–14

    A summary of the activity in the allowance for loan losses is as follows:

	2000	1999	1998
Balance, beginning of year	$4,025,000	3,785,000	3,382,000
Provision for loan losses	520,000	518,000	941,000
Loans charged-off	(708,000)	(592,000)	(696,000)
Recoveries on loans previously charged off	93,000	314,000	158,000

Loans charged-off, net of recoveries	(615,000)	(278,000)	(538,000)

Balance, end of year	$3,930,000	4,025,000	3,785,000

    First Community measures its impaired loans by using the fair value of the collateral if the loan is collateral-dependent and the present value of the expected future cash flows discounted at the loan's effective interest rate if the loan is not collateral-dependent. As of December 31, 2000 and 1999, all impaired loans were collateral-dependent. First Community recognizes income from impaired loans on the accrual basis unless the loan is on nonaccrual status. Income from loans on nonaccrual status is recognized to the extent cash is received and the loan's principal balance is deemed collectible. The following table presents a breakdown of impaired loans and any impairment allowance related to impaired loans as of December 31, 2000 and 1999:

	2000		1999
	Recorded investment	Impairment allowance	Recorded investment	Impairment allowance
Loans with impairment allowance—other collateral	$240,000	63,000	499,000	159,000
Loans with impairment allowance—real estate	2,031,000	305,000	—	—
Loans without impairment allowance—real estate	—	—	1,334,000	—

Total impaired loans	$2,271,000	368,000	1,833,000	159,000

    Based on First Community's evaluation process to determine the level of the allowance for loan losses mentioned previously and the fact that a majority of First Community's nonperforming loans are secured, management believes the allowance level to be adequate as of December 31, 2000 to absorb the estimated known and inherent risks identified through its analysis. For the years ended December 31, 2000, 1999 and 1998, interest income of $31,000, $76,000 and $125,000 was recorded on impaired loans, respectively, and the average balance of impaired loans was $1,841,000, $1,409,000 and $1,519,000, respectively.

    The following is the activity in the allowance for other real estate owned:

	2000	1999	1998
Balance beginning of year	$226,000	67,000	—
Additions related to increases in other real estate owned	—	—	67,000
Adjustments to the market value of real estate owned	284,000	159,000	—

Balance end of year	$510,000	226,000	67,000

F–15

(5)  Premises and Equipment

    Premises and equipment as of December 31, 2000 and 1999 are as follows:

	2000	1999
Land	$384,000	384,000
Buildings	2,693,000	3,034,000
Furniture, fixtures and equipment	5,014,000	5,186,000
Leasehold improvements	1,240,000	1,141,000
Vehicles	99,000	77,000

	9,430,000	9,822,000
Less accumulated amortization and depreciation	4,403,000	4,342,000

	$5,027,000	5,480,000

    Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $940,000, $807,000 and $733,000, respectively.

(6)  Premises Held-for-Sale

    During 1996, Rancho Santa Fe committed to a plan to dispose of the premises previously occupied by Rancho Santa Fe's escrow function. The fair value of this property was less than the carrying value and accordingly Rancho Santa Fe recorded a provision for impairment loss to write down the carrying value of the property to the amount of the estimated fair value, less estimated selling costs to dispose of the property. The impairment provision totaled approximately $268,000 for the year ended December 31, 1996. During 1998, Rancho Santa Fe took an additional write-down of $38,000 to bring the impairment allowance to approximately $306,000 at December 31, 1998 and made improvements of $489,000.

    The building was sold to an affiliate in April 1999 at book value which approximated market.

(7)  Deposits

    Interest bearing deposits as of December 31, 2000 and 1999 are comprised of the following:

	2000	1999
Savings deposits	$12,383,000	11,895,000
Market rate deposits	133,375,000	112,358,000
Time deposits under $100,000	25,618,000	25,117,000
Time deposits of $100,000 or more	31,520,000	31,099,000

	$202,896,000	180,469,000

F–16

    The following summarizes the maturity of time deposits as of December 31, 2000:

Less than one year	$55,087,000
One to two years	972,000
Two to five years	1,052,000
Five to ten years	27,000

$57,138,000

    Interest expense on deposits for the years ended December 31, 2000, 1999 and 1998 is comprised of the following:

	2000	1999	1998
Savings deposits	$202,000	187,000	212,000
Market rate deposits	4,205,000	2,955,000	3,031,000
Time deposits under $100,000	1,334,000	1,253,000	1,207,000
Time deposits of $100,000 or more	1,810,000	1,253,000	904,000

	$7,551,000	5,648,000	5,354,000

(8)  Fair Value of Financial Instruments

    Estimated fair values for First Community's financial instruments and a description of the methodologies and assumptions used to determine such amounts follows:

  (a) Cash and Due from Banks and Federal Funds Sold

    The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

  (b) Time Deposits in Financial Institutions

    The carrying amount is assumed to be the fair value given the short-term nature of these deposits.

  (c) Investment Securities

    Fair values are based on quoted market prices available as of the balance sheet date. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  (d) Loans

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair value estimates do not take into consideration the value of the loan portfolio in the event the loans had to be sold outside the parameters of normal operating activities.

    The fair value of fixed rate loans and non-performing or adversely classified adjustable rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The discount

F–17

rates used for performing fixed rate loans are First Community's current offer rates for comparable instruments with similar terms.

    The fair value of performing adjustable rate loans is estimated to be carrying value. These loans reprice frequently at market rates and the credit risk is not considered to be greater than normal.

  (e) Deposits

    The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and checking accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. No value has been assigned to First Community's long-term relationships with its deposit customers (core deposit intangible).

  (f) Borrowings

    The carrying amount is assumed to be the fair value because rates paid are the same as rates currently offered for borrowings with similar remaining maturities and characteristics.

  (g) Trust preferred securities

    The fair value of the trust preferred securities is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar securities of similar maturity.

  (h) Commitments to Extend Credit and Standby Letters of Credit

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

  (i) Limitations

    Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time First Community's entire holdings of a particular financial instrument. Because no market exists for a portion of First Community's financial instruments, fair value estimates are based on what management believes to be conservative judgments regarding expected future cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Since the fair values have been estimated as of December 31, 2000 and 1999, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

F–18

    The fair values of First Community's financial instruments as of December 31, 2000 and 1999 are as follows:

	2000		1999
	Carrying or contract amount	Fair value estimates	Carrying or contract amount	Fair value estimates
Financial Assets:
Cash and due from banks	$35,752,000	35,752,000	21,148,000	21,148,000
Federal funds sold	16,903,000	16,903,000	10,889,000	10,889,000
Investment in Federal Reserve Bank and Federal Home Loan Bank Stock	913,000	913,000	1,235,000	1,235,000
Time deposits in financial institutions	495,000	495,000	7,502,000	7,502,000
Securities available-for-sale	40,428,000	40,428,000	34,460,000	34,460,000
Securities held-to-maturity	4,972,000	4,996,000	14,868,000	14,775,000
Loans, net	246,622,000	243,662,000	202,077,000	201,887,000
Financial Liabilities:
Deposits	316,938,000	316,291,000	274,232,000	274,185,000
Borrowings	1,689,000	1,689,000	1,657,000	1,657,000
Trust Preferred Securities	8,000,000	8,184,000	—	—
Off-balance sheet financial instruments:
Commitments to extend credit	87,900,000	—	73,115,000	—
Standby letters of credit	2,850,000	—	2,641,000	—

(9)  Income Taxes

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 are as follows:

	2000	1999
Deferred tax assets:
Loan loss allowance, due to differences in computation of bad debts	$860,000	861,000
Unrealized losses on securities available-for-sale	46,000	410,000
Other real estate and investment in property held-for-sale	396,000	304,000
Interest on nonaccrual loans	320,000	237,000
Deferred loan fees and costs	53,000	147,000
Deferred compensation	133,000	144,000
Net operating losses	112,000	113,000
Accrued liabilities	170,000	34,000
State tax benefit	(10,000)	312,000
Other	142,000	146,000

Total gross deferred tax assets	2,222,000	2,708,000
Deferred tax liabilities:
Premises and equipment, principally due to differences in depreciation.	—	(153,000)

Total gross deferred tax liabilities	—	(153,000)

Total net deferred tax assets	$2,222,000	2,555,000

F–19

    Based upon projections for future taxable income over the next year in which the deferred tax assets are deductible, management believes it is more likely than not First Community will realize the benefits of these deductible differences.

    For the years ended December 31, 2000, 1999 and 1998, the components of income taxes consist of the following:

	2000	1999	1998
Current income taxes:
Federal	$1,983,000	2,770,000	1,757,000
State	839,000	889,000	723,000

	2,822,000	3,659,000	2,480,000

Deferred income taxes:
Federal	117,000	(416,000)	(343,000)
State	(136,000)	(77,000)	3,000

	(19,000)	(493,000)	(340,000)

	$2,803,000	3,166,000	2,140,000

    A reconciliation of total income taxes for the years ended December 31, 2000, 1999 and 1998 to the amount computed by applying the applicable statutory federal income tax rate of 34% to earnings before income taxes follows:

	2000	1999	1998
Computed expected income taxes	$1,601,000	2,526,000	1,945,000
State tax, net of federal tax benefit	464,000	536,000	479,000
Reduction of liabilities from prior years	—	—	(147,000)
Merger related costs	592,000	—	—
Other, net	146,000	104,000	(137,000)

	$2,803,000	3,166,000	2,140,000

    As of December 31, 2000 and 1999 taxes payable totaled $525,000 and $243,000, respectively.

    First Community has available at December 31, 2000 and 1999 approximately $406,000 and $447,000, respectively, of unused federal operating loss carryforwards that may be applied against future taxable income through 2009. The applications of the net operating loss and other carryforwards are assumed to be subject to annual IRC Section 382 limitations.

(10)  Stock Options and Warrants

    At the time of the First Community Acquisition, all outstanding stock options of First Community Bank of the Desert were converted into stock options of First Community at an exchange rate of 0.30 shares. The following disclosures reflect the combination of First Community, First Community Bank of the Desert and Rancho Santa Fe stock option data.

F–20

    First Community has a stock option plan (the "Plan") pursuant to which First Community's Board of directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase up to 780,000 shares of authorized but unissued First Community common stock. Stock options are granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Stock options have terms not to exceed 10 years from the date of the grant and vest and become fully exercisable in installments determined at the date of grant. All of First Community Bank of the Desert's stock options vested at the Merger.

    As of December 31, 2000, there were 98,424 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 2000, 1999 and 1998 was $2.43, $1.57 and $2.13, respectively, on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: 2000—expected dividend yield 2.42%, risk-free interest rate of 5.75%, volatility of 22% and an expected life of 2.5 years. 1999—expected dividend yield 2.32%, risk-free interest rate of 5.27%, no volatility and an expected life of 5 years; 1998—expected dividend yield 1.50%, risk-free interest rate of 4.69%, no volatility and an expected life of 5 years;

    First Community applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had First Community determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, First Community's net earnings would have been reduced to the pro forma amounts indicated below:

	2000	1999	1998
Net earnings, as reported	$1,904,000	4,264,000	3,582,000
Pro forma net earnings	1,667,000	4,107,000	3,454,000
Basic earnings per share, as reported	$0.49	1.10	0.93
Pro forma basic earnings per share	0.43	1.06	0.90
Diluted earnings per share, as reported	0.47	1.05	0.88
Pro forma basic earnings per share	0.41	1.01	0.85

F–21

    Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average Exercise price
Balance at December 31, 1997	351,382	$7.03
Granted	107,750	11.90
Exercised	(31,460)	3.71
Cancelled	(19,635)	9.70

Balance at December 31, 1998	408,037	8.45
Granted	81,000	13.01
Exercised	(24,167)	4.13
Cancelled	(35,000)	15.86
Forfeited	(1,666)	5.00

Balance at December 31, 1999	428,204	8.96
Granted	260,500	14.65
Exercised	(36,333)	8.42
Cancelled	(3,795)	16.79

Balance at December 31, 2000	648,576	$11.27

    As of December 31, 2000, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $3.60 to $45.00 and 4.3 years, respectively. As of December 31, 2000, the number of options exercisable was 343,911 and the weighted-average exercise price of those options was $8.51.

    During 1995, First Community issued to certain shareholders warrants for 83,555 shares of common stock. The warrants entitle these shareholders to acquire a like number of shares of common stock for an exercise price of $4.80 per share. The warrants were all exercised during the year ended December 31, 2000.

(11)  Employee Benefit Plans

    The Banks have 401(k) plans for the benefit of substantially all employees. Amounts accrued and charged to expense were $25,000, $14,000 and $42,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

F–22

(12)  Net Earnings Per Share

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

	Earnings (numerator)	Shares (denominator)	Per share amount
Basic 2000 EPS:
Net earnings	$1,904,000	3,908,000	0.49
Effect of dilutive stock options	—	182,000	(0.02)

Diluted EPS	1,904,000	4,090,000	0.47

Basic 1999 EPS:
Net earnings	4,264,000	3,863,000	1.10
Effect of dilutive stock options	—	214,000	(0.05)

Diluted EPS	4,264,000	4,077,000	1.05

Basic 1998 EPS:
Net earnings	3,582,000	3,836,000	0.93
Effect of dilutive stock options	—	247,000	(0.05)

Diluted EPS	$3,582,000	4,083,000	0.88

(13)  Lease Commitments

    As of December 31, 2000, aggregate minimum rental commitments for certain real property under noncancellable operating leases having an initial or remaining term of more than one year are as follows:

2001	$837,000
2002	656,000
2003	489,000
2004	361,000
2005	369,000
Thereafter	759,000

$3,471,000

    Total gross rental expense for the years ended December 31, 2000, 1999 and 1998 was $861,000, $815,000 and $762,000, respectively. There are no contingent rental payments applicable to any of the leases. Most of the leases provide that First Community pay maintenance, insurance and certain other operating expenses applicable to the leased premises in addition to the monthly minimum payments. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

    Total rental income for the years ended December 31, 2000, 1999 and 1998 was approximately $98,000, $121,000 and $137,000, respectively.

F–23

(14)  Borrowings and Commitments and Contingencies

    The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement First Community has in particular classes of financial instruments.

    Commitments to extend credit amounting to $87,900,000 and $73,115,000 were outstanding as of December 31, 2000 and 1999, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit and financial guarantees amounting to $2,850,000 and $2,641,000 were outstanding as of December 31, 2000 and 1999, respectively. Standby letters of credit and financial guarantees are conditional commitments issued by First Community to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most guarantees will expire within one year. First Community generally requires collateral or other security to support financial instruments with credit risk. Management does not anticipate that any material loss will result from the outstanding commitments to extend credit, standby letters of credit or financial guarantees.

    First Community also borrows funds from time to time on a short term or overnight basis from the FHLB or other financial institutions. As of December 31, 2000, 1999 and 1998, there were no balances outstanding. The average balances were $462,000 and $82,000 and $0 in 2000, 1999 and 1998, respectively. The highest balance at any month-end was $10,400,000, and $700,000 in 2000 and 1999, respectively. The average rate paid was 5.9% and 4.9% in 2000 and 1999, respectively.

Federal Funds Arrangements with Commercial Banks

    As of December 31, 2000 and 1999, First Community had lines of credit in the amount of $14,000,000 and $11,500,000, respectively, from correspondent banks, none of which were outstanding as of December 31, 2000 or 1999. These lines are renewable annually.

Borrowing arrangements at the Federal Reserve Discount Window

    As of December 31, 2000 and 1999, First Community had a Fed discount limit of approximately $4,737,000 and $3,327,000, respectively, none of which was outstanding.

Federal Home Loan Bank Lines of Credit

    As of December 31, 2000 and December 31, 1999, First Community had a Federal Home Loan Bank limit of approximately $15,551,000 and $9,000,000, respectively, none of which was outstanding. The availability of the lines of credit, as well as adjustments in deposit programs, provide for liquidity in the event that the level of deposits should fall abnormally low. These sources provide that funding thereof, may be withdrawn depending upon the financial strength of First Community.

F–24

Treasury, Tax and Loan Note

    First Community participates in the Treasury, Tax and Loan Note program. First Community has a limit of $1,700,000 at the Federal Reserve Bank. Treasury, Tax and Loan balances fluctuate based on the amounts deposited by customers and the amounts called for payment by the Federal Reserve Bank. At December 31, 2000 and 1999 the interest rates on the Treasury, Tax and Loan Note, was 5.41% and 4.54%, respectively. As of December 31, 2000, 1999 and 1998, the balance outstanding under the Note program was $1,689,000, $1,657,000 and $470,000, respectively. The average balances under the Note program were $800,000 in 2000, $711,000 in 1999 and $622,000 in 1998. The highest balance at any month-end was $1,700,000 in 2000, 1999 and 1998, respectively. The average rate paid was 5.3%, 5.0% and 5.8% in 2000, 1999 and 1998, respectively.

Revolving Line of Credit

    In May 2000 First Community executed a Revolving Credit Agreement with The Northern Trust Company for $5,000,000. The loan agreement contains covenants which impose certain restrictions on activities of First Community and its financial condition. Such covenants include minimum net worth ratios, maximum debt ratios, a minimum return on average assets, a dividend limitation and minimum and maximum credit quality ratios. As of December 31, 2000 First Community, and where applicable, its subsidiaries were in compliance with each of such covenants or had obtained the appropriate waivers. Shares of common stock of Rancho Santa Fe have been pledged as collateral against the note payable to The Northern Trust Company. In January 2001, First Community executed the first Amendment to the Revolving Credit Agreement increasing the credit line to $10 million and modifying certain covenants to reflect First Community' larger size and the merger with Professional Bancorp, Inc. in January 2001 (the "Professional Merger"—see note 19). Shares of common stock of First Community have been pledged as additional collateral against the note payable. The maximum outstanding amount during 2000 was $2,450,000 and the average outstanding amount was $305,000. The loan bears interest at the prime rate less 75 basis points and was 8.75% at December 31, 2000. First Community pays a fee of 25 basis points on the unused amount. At December 31, 2000 there were no outstandings under this line of credit.

Trust Preferred Securities

    In September 2000 First Community issued $8,000,000 of trust preferred securities bearing a fixed interest rate of 10.60% and maturing in thirty years. This security is considered tier 1 capital for regulatory purposes. These instruments were issued to fund part of the merger with Professional Bancorp, Inc. (see note 19).

(15)  Restricted Cash Balances

    First Community is required to maintain reserve balances with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves held at the Federal Reserve Bank for the years ended December 31, 2000 and 1999 were approximately $7,156,000 and $5,369,000, respectively.

F–25

(16)  Dividend Availability

    Holders of First Community common stock are entitled to receive dividends declared by the board of directors out of funds legally available therefore under the laws of the State of California and certain federal laws and regulations governing the banking and financial services business. In addition, the Banks are subject to certain restrictions under the laws of the State of California and certain federal laws and regulations governing banks which limit their ability to transfer funds to First Community through intercompany loans, advances or cash dividends.

    During 2000, 1999 and 1998, First Community paid $1,156,000, $742,000 and $589,000, respectively, in dividends and transferred $342,000, $526,000 and $497,000, respectively, from retained earnings to common stock in accordance with guidelines of the Office of the Comptroller of the Currency.

(17)  Litigation

    First Community is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on First Community.

(18)  Regulatory Matters

    First Community, as a bank holding company, is subject to regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

    The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Community's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Community and the Banks must meet specific capital guidelines that involve quantitative measures of First Community's and the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require First Community and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that First Community and the Banks have met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the regulatory agencies categorized First Community and each of the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized First Community and the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed First Community's or either of the Banks' categories.

F–26

    Actual capital amounts and ratios for First Community and the Banks as of December 31, 2000 and 1999 are presented in the following table:

	Actual		Capital adequacy requirement		Well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2000
Total Capital (to Risk-Weighted Assets):
Consolidated First Community	$39,292,000	14.22%	$22,099,000	›8%	$27,624,000	›10%
Rancho Santa Fe	21,426,000	12.35	13,881,000	›8	17,351,000	›10
First Community Bank of the Desert	11,295,000	11.13	8,117,000	›8	10,147,000	›10
Tier I Capital (to Risk-Weighted Assets):
Consolidated First Community	35,834,000	12.97	11,049,000	›4	16,574,000	›6
Rancho Santa Fe	19,254,000	11.10	6,941,000	›4	10,411,000	›6
First Community Bank of the Desert	10,024,000	9.88	4,059,000	›4	6,088,000	›6
Tier I Capital (to Average Assets):
Consolidated First Community	35,834,000	10.21	14,039,000	›4	17,548,000	›5
Rancho Santa Fe	19,254,000	8.82	8,733,000	›4	10,916,000	›5
First Community Bank of the Desert	10,024,000	7.38	5,431,000	›4	6,788,000	›5
As of December 31, 1999
Total Capital (to Risk-Weighed Assets):
Consolidated First Community	$29,463,000	12.15%	$19,400,000	›8%	$24,249,000	›10
Rancho Santa Fe	19,567,000	12.44	12,581,000	›8	15,726,000	›10
First Community Bank of the Desert	9,896,000	11.61	6,819,000	›8	8,523,000	›10
Tier I Capital (to Risk-Weighted Assets):
Consolidated First Community	24,419,000	10.89	9,700,000	›4	14,550,000	›6
Rancho Santa Fe	17,595,000	11.19	6,290,000	›4	9,436,000	›6
First Community Bank of the Desert	8,824,000	10.35	3,409,000	›4	5,114,000	›6
Tier I Capital (to Average Assets):
Consolidated First Community	26,419,000	8.56	12,343,000	›4	15,429,000	›5
Rancho Santa Fe	17,595,000	9.48	7,421,000	›4	9,277,000	›5
First Community Bank of the Desert	8,824,000	7.17	4,922,000	›4	6,152,000	›5

(19)  Acquisitions

Separate Company Information for Pooling-of-Interest Acquisitions

    On May 31, 2000 First Community completed its formation and combined Rancho Santa Fe with First Community Bank of the Deseert as its wholly-owned subsidiaries. Shareholders for both banks approved the transaction at their respective Shareholder Meetings held on May 31, 2000. Under the terms of the merger agreement, each shareholder of First Community Bank of the Desert received 0.300 shares of First Community common stock for each share of First Community Bank of the Desert common stock. Each Rancho Santa Fe share was exchanged for one share of First Community common stock. At the same time as completion of the merger, First Community became listed on NASDAQ under the symbol FCBP. The merger was accounted for using pooling-of-interests accounting.

F–27

    The following table presents certain financial data reported separately by each company and on a combined basis for the years ended December 31:

	1999	1998
Net interest income:
Rancho Santa Fe	$10,233,000	8,865,000
First Community Bank of the Desert	7,484,000	6,003,000

Combined	$17,717,000	14,868,000

Net income:
Rancho Santa Fe	$3,058,000	2,509,000
First Community Bank of the Desert	1,206,000	1,073,000

Combined	$4,264,000	3,582,000

Issuance of common stock:
Rancho Santa Fe	$96,000	116,000
First Community Bank of the Desert	—	1,000

Combined	$96,000	117,000

Pro Forma Information for Purchase Acquisitions

    On January 16, 2001 First Community acquired Professional Bancorp, Inc. ("Professional") and its wholly-owned subsidiary, First Professional Bank, N.A. ("First Professional"). Shareholders of Professional received either $8.00 in cash or 0.55 shares of First Community common stock for each share of Professional common stock. Professional shareholders had the option to choose either cash or stock consideration. The purchase price received by shareholders of Professional totaled approximately 504,747 shares of First Community common stock and approximately $8.9 million in cash resulting in a total purchase price of approximately $16.4 million. For Professional shareholders receiving stock, 0.55 shares of Company common stock was received for each share of Professional common stock.

    The following table presents unaudited pro forma results of operations of First Community for the years ended December 31, 2000 and 1999 as if the acquisition of Professional had been effective at the beginning of 1999. The unaudited pro forma combined summary of operations is intended for informational purposes only and is not necessarily indicative of the future operating results of First Community or operating results that would have occurred had this acquisition been in effect for all the years presented.

F–28

Unaudited Pro Forma
Combined Summary of Operations

	2000	1999
Interest income	$48,153,000	41,700,000
Interest expense	11,988,000	9,949,000

Net interest income	36,165,000	31,751,000
Provision for loan losses	7,167,000	14,511,000

Net interest income after provision for loan losses	28,998,000	17,240,000
Noninterest income	8,425,000	4,155,000
Noninterest expense	33,539,000	26,655,000

Income (loss) before income taxes	3,884,000	(5,260,000)
Income taxes (benefit)	2,559,000	(388,000)

Net income (loss)	$1,325,000	(4,872,000)

Net income (loss) per share:
Basic	$0.30	(1.12)

Diluted	0.29	(1.12)

Weighted average shares outstanding:
Basic	4,413,000	4,368,000

Diluted	4,595,000	4,368,000

(20)  Condensed (Parent Company only) Financial Information

    The parent company was formed in October of 1999, but did not have any material activity until May 31, 2000 when it became the parent of First Community Bank of the Desert and Rancho Santa Fe. The following parent company only condensed balance sheet information is presented as of December 31, 2000 and as of December 31, 1999 as if the parent company began operations on that day. The condensed statement of operations and condensed statement of cash flows is presented for the years ended December 31, 2000 and 1999.

	December 31, 2000	December 31, 1999
Condensed Balance Sheet
Assets:
Cash and due from banks	$5,663,000	—
Investments in subsidiaries	29,729,000	25,855,000
Other investments	425,000	—
Other assets	1,176,000	—

Total assets	$36,993,000	25,855,000

Liabilities:
Junior subordinated debt due to subsidiary	$8,248,000	—
Other liabilities	973,000	—

Total liabilities	9,221,000	—
Shareholders' equity	27,772,000	25,855,000

Total liability and shareholders' equity	$36,993,000	25,855,000

F–29

	Year Ended
	December 31, 2000	December 31, 1999
Condensed Statement of Operations
Dividend income from subsidiaries	$2,000,000	—

Total income	2,000,000	—
Interest expense	311,000	—
Merger costs	3,561,000	—
Other expense	1,152,000	—

Total expense	5,024,000	—

Loss before income taxes and equity in undistributed earnings of subsidiaries	(3,024,000)	—
Income tax benefit	(1,375,000)	—

Loss before equity in undistributed earnings of subsidiaries	(1,649,000)	—
Equity in undistributed income of subsidiaries	3,553,000	4,264,000

Net income	$1,904,000	4,264,000

	Year Ended
	December 31, 2000	December 31, 1999
Condensed Statement of Cash Flows
Net income	$1,904,000	4,264,000
Change in other assets	(1,176,000)	—
Change in other liabilities	973,000	—
Undistributed earnings of subsidiaries	(3,553,000)	(4,264,000)

Cash flows used in operating activities	(1,852,000)	—
Increase in investment in subsidiaries	(248,000)	—
Other investing activities	(425,000)	—

Cash flows used in investing activities	(673,000)	—
Proceeds from exercise of common stock options	306,000	—
Dividends paid	(1,156,000)	—
Issuance of junior subordinated debt	8,248,000	—
Subsidiary financing activities prior to June 1, 2000	430,000	—
Other financing activities	360,000	—

Cash flows provided by financing activities	8,188,000	—
Net increase in cash	5,663,000	—
Cash beginning of the period	—	—

Cash end of the period	$5,663,000	—

F–30

(21)  Quarterly Results of Operations (Unaudited)

	Quarters ended:
	Mar 31, 2000	Jun 30, 2000	Sep 30, 2000	Dec 31, 2000
	(In thousands, except per share data)
Interest income	$6,567	7,268	7,393	7,603
Interest expense	1,603	1,945	2,090	2,286

Net interest income	4,964	5,323	5,303	5,317
Provision for loan losses	—	—	180	340

Net interest income after provision for loan losses	4,964	5,323	5,123	4,977
Other income	581	692	545	647
Merger costs	—	3,561	—	—
Other expenses	3,335	3,738	3,651	3,860

Income (loss) before income taxes	2,210	(1,284)	2,017	1,764
Income taxes	918	207	887	791

Net income (loss)	$1,292	(1,491)	1,130	973

Shares outstanding (weighted average)
Basic	3,878	3,884	3,902	3,968

Diluted	4,097	3,884	4,103	4,130

Net income per share:
Basic	$0.33	(0.38)	0.29	0.25

Diluted	$0.33	(0.38)	0.28	0.24

Dividends per common share declared and paid	$0.09	0.09	0.09	0.09

Common stock price range:
High	$15.50	14.25	15.44	15.13

Low	$13.75	13.00	13.88	14.75

F–31

	Quarters ended:
	Mar 31, 1999	Jun 30, 1999	Sep 30, 1999	Dec 31 1999
	(In thousands, except per share data)
Interest income	$5,382	5,946	6,256	5,821
Interest expense	1,433	1,365	1,406	1,484

Net interest income	3,949	4,581	4,850	4,337
Provision for loan losses	135	105	173	105

Net interest income after provision for loan losses	3,814	4,476	4,677	4,232
Other income	558	601	515	630
Other expenses	2,852	3,220	3,258	2,743

Income before income taxes	1,520	1,857	1,934	2,119
Income taxes	634	804	815	913

Net income	$886	1,053	1,119	1,206

Shares outstanding (weighted average)
Basic	3,855	3,860	3,867	3,872

Diluted	4,060	4,058	4,073	4,088

Net income per share:
Basic	$0.23	0.27	0.29	0.31

Diluted	$0.22	0.26	0.27	0.30

Dividends per common share declared and paid	$0.06	0.06	0.09	0.09

Common stock price range:
High	$13.75	14.38	14.88	15.50

Low	$11.75	11.00	13.13	13.50

(22)  Comprehensive Income

	2000	1999	1998
	(In thousands)
Net income	$1,904	4,264	3,582
Other comprehensive income (loss), net of related income taxes:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	506	(596)	43
Less reclassifications of realized losses included in income	(3)	—	—

	503	(596)	43

Comprehensive income	$2,407	$3,668	$3,625

F–32

(23)  Related Party Transactions

    Belle Plaine Partners, Inc. ("Belle Plaine") serves as a financial advisor to First Community under an engagement letter dated May 2, 1995. In that capacity, First Community paid Belle Plaine fees of $619,000 in connection with the First Community Acquisition which closed on May 31, 2000. Belle Plaine provided financial advice, but was not paid a fee for the merger with Professional Bancorp, Inc.

    As of December 31, 2000 First Community had loans outstanding to related parties of approximately $2,649,000 and committments outstanding of approximately $4,737,000. These loans and committments are at market rates and terms.

F–33

First Community Bancorp and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2001	December 31, 2000
	(In thousands, except per share data)
Assets:
Cash and due from banks	$35,546	$35,752
Federal funds sold	105,814	16,903

Total cash and cash equivalents	141,360	52,655
Interest-bearing deposits in financial institutions	285	495
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	1,334	913
Securities held-to-maturity (fair value of $16,652,000 at March 31, 2001 and $4,996,000 at December 31, 2000)	16,502	4,972
Securities available-for-sale (amortized cost of $74,759,000 at March 31, 2001 and $40,536,000 at December 31, 2000)	75,270	40,428

Total securities	93,106	46,313
Gross loans	356,693	251,185
Deferred fees and costs	(638)	(633)

Loans, net of deferred fees and costs	356,055	250,552
Allowance for loan losses	(11,215)	(3,930)

Net loans	344,840	246,622
Loans held-for-sale	3,338	—
Premises and equipment	5,480	5,027
Other real estate owned, net	654	1,031
Goodwill	4,300	—
Other assets	13,883	6,144

Total Assets	$607,246	$358,287

Liabilities and Shareholders' Equity:
Liabilities:
Noninterest-bearing deposits	$219,539	$114,042
Interest-bearing deposits	328,626	202,896

Total deposits	548,165	316,938
Accrued interest payable and other liabilities	6,736	3,888
Short-term borrowings	6,500	1,689
Convertible debt	673	—
Trust preferred securities	8,000	8,000

Total Liabilities	570,074	330,515
Shareholders' Equity:
Preferred stock; authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value; authorized 15,000,000 shares, issued and outstanding 4,512,406 and 3,971,421 as of March 31, 2001 and December 31, 2000, respectively	28,266	20,402
Retained earnings	8,605	7,432
Accumulated other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale, net	301	(62)

Total Shareholders' Equity	37,172	27,772

Total Liabilities and Shareholders' Equity	$607,246	$358,287

See "Notes to Unaudited Condensed Consolidated Financial Statements."

F–34

First Community Bancorp and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	3 Months Ended March 31,
	2001	2000
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$8,662	$5,575
Interest on interest-bearing deposits in financial institutions	10	105
Interest on investment securities	1,578	736
Interest on federal funds sold	1,255	151

Total interest income	11,505	6,567
Interest expense:
Interest expense on deposits	2,701	1,565
Interest expense on short-term borrowings	89	38
Interest expense on convertible debt	11	—
Interest expense on trust preferred securities	215	—

Total interest expense	3,016	1,603

Net interest income	8,489	4,964
Provision for loan losses	314	—

Net interest income after provision for loan losses	8,175	4,964
Noninterest income:
Service charges and fees on deposit accounts	551	310
Merchant discount fees	69	17
Other commissions and fees	284	155
Gain on sale of loans	105	55
Other income	109	44

Total noninterest income	1,118	581
Noninterest expense:
Salaries and employee benefits	3,473	1,678
Occupancy	730	396
Furniture and equipment	356	242
Legal expenses	110	84
Other professional services	681	449
Stationery, supplies and printing	149	45
FDIC assessment	144	15
Cost of other real estate owned	30	—
Advertising	139	101
Insurance	79	31
Loss on sale of securities	—	11
Goodwill amortization	58	—
Other	652	283

Total noninterest expense	6,601	3,335

Income before income taxes	2,692	2,210
Income taxes	1,115	918

Net income	$1,577	$1,292

Per share information:
Number of shares (weighted average)
Basic	4,400.7	3,878.3
Diluted	4,618.3	4,097.3
Income per share
Basic	$0.36	$0.33
Diluted	$0.34	$0.32

See "Notes to Unaudited Condensed Consolidated Financial Statements."

F–35

First Community Bancorp and Subsidiaries

Unaudited Condensed Consolidated Statements of Comprehensive Income

	3 Months Ended March 31,
	2001	2000
Net income	$1,577	$1,292
Other comprehensive income (loss), net of related income taxes:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	363	(113)
Less reclassifications of realized losses included in income	—	(3)

	363	(116)

Comprehensive income	$1,940	$1,176

See "Notes to Unaudited Condensed Consolidated Financial Statements."

F–36

First Community Bancorp and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	3 Months Ended March 31,
	2001	2000
	(In thousands)
Cash flows from operating activities:
Net income	$1,577	$1,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	479	276
Provision for loan losses	314	—
Gain on sale of loans	(105)	(55)
Loss on sale of securities available-for-sale	—	11
Income recognized on called securities	(11)	—
Gain on sale of premises and equipment	(19)	—
Loss on sale of other real estate owned	13	—
Increase in other assets	(243)	(1,094)
Increase (decrease) in accrued interest payable and other liabilities	(1,376)	94

Net cash provided by operating activities	629	524
Cash flows from investing activities:
Net cash and cash equivalents acquired in acquisition of Professional Bancorp	84,017	—
Net increase in loans outstanding	(3,206)	(16,158)
Net decrease in interest-bearing deposits in financial institutions	535	1,085
Securities held-to-maturity:
Maturities	2,696	14
Securities available-for-sale:
Proceeds from sale	—	1,489
Maturities and calls	22,217	1,024
Purchases	(10,155)	(501)
Net change in FRB and FHLB stock	(6)	(29)
Proceeds from sale of other real estate owned	518	—
Proceeds from sale of premises and equipment	147	—
Purchases of premises and equipment	(221)	(102)

Net cash provided by (used in) investing activities	96,542	(13,178)
Cash flows from financing activities:
Net increase (decrease) in deposits:
Non-interest bearing	(29,295)	455
Interest bearing	16,039	12,259
Net increase (decrease) in short-term borrowings	4,811	43
Proceeds from exercise of stock options	383	—
Cash dividends paid	(404)	(225)

Net cash provided by financing activities	(8,466)	12,532

Net increase (decrease) in cash and cash equivalents	88,705	(122)
Cash and cash equivalents at beginning of period	52,655	32,037

Cash and cash equivalents at end of period	$141,360	$31,915

Supplemental disclosure of cash flow information:
Cash paid during period for:
Interest	3,103	1,651
Income taxes	600	—
Supplemental disclosure of noncash investing and financing activities:
Transfers from retained earnings to common stock	—	171
Transfers from loans to other real estate owned	154	—
Conversion of securities available-for-sale to common stock	425	—
Conversion of convertible debt	6	—

See "Notes to Unaudited Condensed Consolidated Financial Statements."

F–37

Supplemental Disclosure of Acquisition of Professional Bancorp (In Thousands)

Assets Acquired:
Cash	$31,202
Federal funds sold	61,245
Interest-bearing deposits in other banks	325
Investment securities	61,447
Loans	98,713
Premises and equipment	673
Goodwill	4,358
Other assets	7,753

265,716
Liabilities Assumed:
Non-interest bearing deposits	(134,792)
Interest bearing deposits	(109,691)
Accrued interest payable and other liabilities	(4,224)
Convertible debt	(679)

(249,386)
Cash paid for common stock	8,430
Fair value of common stock issued for common stock	7,900

$16,330

See "Notes to Unaudited Condensed Consolidated Financial Statements."

F–38

First Community Bancorp and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION

    First Community Bancorp ("First Community") is the holding company for Rancho Santa Fe National Bank ("Rancho Santa Fe"), First Professional Bank, N.A. ("First Professional") and First Community Bank of the Desert together with Rancho Santa Fe and First Professional, the "Banks"). The unaudited condensed consolidated financial statements of First Community included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the unaudited condensed consolidated financial statements for 2000 to conform to the 2001 presentation. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations to be expected for the remainder of the year.

    The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan losses, the carrying value of other real estate owned and the deferred tax asset.

    The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in First Community's Annual Report filed on Form 10-K on March 21, 2001 for the year ended December 31, 2000.

NOTE 2—ACQUISITIONS

First Community Acquisition

    On May 31, 2000, a subsidiary of First Community merged with and into First Community Bank of the Desert pursuant to an Agreement and Plan of Merger, dated as of October 22, 1999, as amended (the "First Community Merger Agreement"), by and between First Community, Rancho Santa Fe and First Community Bank of the Desert (the "First Community Merger"). As a result of the First Community Merger, First Community Bank of the Desert became a wholly-owned subsidiary of First Community.

    Pursuant to the First Community Merger Agreement, each issued and outstanding share of common stock of First Community Bank of the Desert ("First Community Bank of the Desert Common Stock") prior to the First Community Merger (other than as provided in the First Community Merger Agreement) was converted into the right to receive 0.3 shares of common stock of First Community ("Bank of the Desert Common Stock"). In addition, each option and each warrant to acquire shares of First Community Bank of the Desert Common Stock outstanding immediately prior to the Effective Time (as defined in the First Community Merger Agreement) was converted into an option and warrant, respectively, to acquire 0.3 shares of First Community Common Stock. Upon consummation of the First Community Merger, First Community issued approximately 1,392,799 shares of First Community Common Stock to former holders of First Community Bank of the Desert Common Stock, and as a result, the former shareholders of First Community Bank of the Desert

F–39

Common Stock own shares of First Community Common Stock representing approximately 35.9% of the outstanding shares of First Community Common Stock.

    The financial information as of all dates and for all periods prior to the First Community Merger presented herein has been restated to present the combined consolidated financial condition and results of operations of First Community and First Community Bank of the Desert as if the First Community Merger had been in effect as of all dates and for all periods presented.

Professional Bancorp Inc. Acquisition

    On January 16, 2001, Professional Bancorp, Inc. ("Professional Bancorp") merged (the "Professional Merger") with and into First Community, with First Community as the surviving entity. The merger with Professional Bancorp, Inc. was consummated pursuant to the terms of an Agreement and Plan of Merger, dated as of August 7, 2000, by and between First Community and Professional Bancorp (the "Professional Merger Agreement"). At that time First Professional became a wholly owned subsidiary of First Community.

    Pursuant to the Professional Merger Agreement, each issued and outstanding share of common stock of Professional Bancorp prior to the merger with Professional Bancorp, Inc. (other than as provided in the Professional Merger Agreement) was converted into the right to receive either 0.55 shares of Company common stock or $8.00 in cash. Upon consummation of the Professional Merger, First Community issued approximately 504,747 shares of common stock to former holders of Professional Bancorp common stock and approximately $8.4 million in cash. As a result, at the time of the Professional Merger the former shareholders of Professional Bancorp common stock owned shares of First Community common stock representing approximately 11.3% of the outstanding shares of First Community common stock.

    This acquisition was accounted for using the purchase method of accounting.

NOTE 3—NET INCOME PER SHARE

    The following is a summary of the calculation of basic and diluted net income per share for the three month periods ended March 31 2001 and 2000:

	3 Months Ended March 31,
	2001	2000
Net income	$1,577	$1,292

Weighted average shares outstanding	4,400.7	3,878.3

Basic net income per share	$0.36	$0.33

Weighted average shares outstanding	4,400.7	3,878.3
Effect of dilutive stock options and warrants	217.6	219.0

Diluted shares outstanding	4,618.3	4,097.3

Diluted net income per share	$0.34	$0.32

F–40

NOTE 4—LONG-TERM DEBT

Trust Preferred Securities

    In September 2000 First Community issued $8,000,000 of trust preferred securities bearing a fixed interest rate of 10.60% and maturing in thirty years. This security is considered tier 1 capital for regulatory purposes. These instruments were issued to fund part of the merger with Professional Bancorp, Inc..

Convertible Debt

    The Company acquired $679,000 of convertible debt in the merger with Professional Bancorp, Inc.. Approximately $6,000 was converted during the three month period ended March 31, 2001. The interest rate on this debt was 8.0% through March 1, 2001 and will be 6.26% for the remainder of the year. Each $23.088 of principal is convertible into 1 share of First Community Common Stock.

F–41

Report of Independent Certified Public Accountants

     To the Stockholders of
First Charter Bank, N.A. and Subsidiary

    We have audited the accompanying consolidated balance sheets of First Charter Bank, N.A. and Subsidiary (the "Bank") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Charter Bank, N.A. and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Los Angeles, California
February 22, 2001 (except for

  Note P, as to which the date
  is July 6, 2001)

F–42

First Charter Bank, N.A. and Subsidiary

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999

(Dollars in thousands)

ASSETS

	2000	1999
Cash and due from banks	$12,385	$12,494
Investment securities available for sale	42,299	44,213
Loans	73,807	61,000
Less allowance for loan losses	1,109	1,366

Net loans	72,698	59,634
Premises and equipment, net	734	926
Other real estate owned, net	1,296	1,741
Goodwill, net	882	980
Accrued interest receivable and other assets	3,038	3,397

Total assets	$133,332	$123,385

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand	$34,909	$42,765
Savings, NOW and Money Market	33,813	38,288
Time deposits $100,000 and over	13,660	11,057
Time deposits under $100,000	28,849	21,426

Total deposits	111,231	113,536
Federal Home Loan Bank advances	11,000	—
Accrued interest payable and other liabilities	1,137	770

Total liabilities	123,368	114,306
Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, authorized, 500,000 shares; issued and outstanding, 110,000 shares	5,045	5,045
Common stock, $0.076 par value; authorized, 88,000,000 shares issued and outstanding, 2,289,779 shares	174	174
Surplus	12,439	12,439
Accumulated deficit	(7,486)	(7,677)
Accumulated other comprehensive loss	(208)	(902)

Total stockholders' equity	9,964	9,079

	$133,332	$123,385

The accompanying notes are an integral part of these statements.

F–43

First Charter Bank, N.A. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2000, 1999 and 1998

(Dollars in thousands)

	2000	1999	1998
Interest income
Loans	$5,750	$5,031	$4,344
Investment securities available for sale	1,701	1,908	2,686
Time deposits with banks	15	41	27
Federal funds sold	458	404	458
Dividends on Federal Reserve Bank stock	22	19	17

Total interest income	7,946	7,403	7,532
Interest expense
Time deposits $100,000 or greater	716	775	982
Federal Home Loan Bank advances	54	—	—
Other deposits	2,807	2,544	2,902

Total interest expense	3,577	3,319	3,884

Net interest income before credit for loan losses	4,369	4,084	3,648
Credit for loan losses	(205)	(200)	(440)

Net interest income after credit for loan losses	4,574	4,284	4,088
Noninterest income
Service charges on deposit accounts	165	169	141
Net realized gain on sale of SBA loans	147	—	—
Net realized gain on sale of securities	5	12	33
ATM usage fees	628	291	250
Other	419	130	291

Total noninterest income	1,364	602	715
Operating expenses
Salaries and related benefits	2,203	1,850	1,892
Occupancy	618	631	550
Depreciation, repairs and maintenance	445	477	388
FDIC insurance and OCC assessment	89	108	105
Professional services	616	840	634
Data processing charges	464	704	519
Printing and supplies	(40)	(19)	(11)
Other real estate owned	93	892	39
Insurance	109	239	271
Other	445	264	254

Total operating expenses	5,042	5,986	4,641

Earnings (loss) before income taxes	896	(1,100)	162
Income tax expense (benefit)	1	(11)	(65)

INCOME (LOSS) FROM CONTINUING OPERATIONS	895	(1,089)	227
Income (loss) from discontinued operations, net of tax	(44)	259	1,724

NET INCOME (LOSS)	$851	$(830)	$1,951

BASIC EARNINGS(LOSS) PER COMMON SHARE
From continuing operations	$0.10	$(0.54)	$0.10
From discontinued operations	(0.02)	0.11	0.75

Basic earnings (loss) per common share	$0.08	$(0.43)	$0.85

DILUTED EARNINGS(LOSS) PER COMMON SHARE
From continuing operations	$0.003	$(0.54)	$0.00
From discontinued operations	0.000	0.11	0.03

Diluted earnings (loss) per common share	$0.003	$(0.43)	$0.03

The accompanying notes are an integral part of these statements.

F–44

First Charter Bank, N.A. and Subsidiary
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2000, 1999, and 1998
(Dollars in thousands)

	Preferred shares outstanding	Preferred stock	Common shares outstanding	Common stock	Surplus	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balance, January 1, 1998	110,000	$5,045	2,289,779	$174	$12,439	$(8,633)	$235	$9,260
Comprehensive income
Net earnings	—	—	—	—	—	1,951	—	1,951
Net changes in unrealized gains on securities available for sale, net of tax	—	—	—	—	—	—	124	124

Comprehensive income								2,075

Balance, December 31, 1998	110,000	5,045	2,289,779	174	12,439	(6,682)	359	11,335
Comprehensive income
Net loss	—	—	—	—	—	(830)	—	(830)
Net changes in unrealized losses on securities available for sale, net of tax	—	—	—	—	—	—	(1,261)	(1,261)

Comprehensive loss								(2,091)
Dividends declared	—	—	—	—	—	(165)	—	(165)

Balance, December 31, 1999	110,000	5,045	2,289,779	174	12,439	(7,677)	(902)	9,079
Comprehensive income
Net earnings	—	—	—	—	—	851	—	851
Net changes in unrealized losses on securities available for sale, net of tax	—	—	—	—	—	—	694	694

Comprehensive income								1,545
Dividends declared	—	—	—	—	—	(660)	—	(660)

Balance, December 31, 2000	110,000	$5,045	2,289,779	$174	$12,439	$(7,486)	$(208)	$9,964

The accompanying notes are an integral part of this statement.

F–45

First Charter Bank, N.A.

Consolidated Balance Sheets

(Dollars in thousands)

Unaudited

			Change
	March 31, 2001	December 31, 2000
			Amount	Percent
Assets
Cash & due from banks	$10,202	$12,385	($2,183)	-17.63%
Federal funds sold & securities purchased under agreement to resell	17,212	0	17,212	0.00%

Cash & cash equivalents	27,414	12,385	15,029	121.35%
Investment securities available for sale	31,642	42,299	(10,657)	-25.19%
Loans	72,372	73,807	(1,435)	-1.94%
less allowance for loan losses	1,109	1,109	0	0.00%

Net loans	71,263	72,698	(1,435)	-1.97%
Premises and equipment, net	687	734	(47)	-6.40%
Other real estate owned	1,296	1,296	0	0.00%
Merchant portfolio valuation ("Goodwill")	415	882	(467)	-52.95%
Accrued interest receivable & other assets	2,537	3,038	(501)	-16.49%

Total Assets	$135,254	$133,332	$1,922	1.44%

Liabilities & stockholders' equity
Deposits:
Demand	$30,901	$34,909	($4,008)	-11.48%
Savings, NOW & Money Market	39,772	33,813	5,959	17.62%
Time deposits $100,000 & over	16,505	13,660	2,845	20.83%
Time deposits under $100,000	31,831	28,849	2,982	10.34%

Total deposits	119,009	111,231	7,778	6.99%
Federal Home Loan Bank Advances	6,000	11,000	(5,000)	-45.45%
Accrued interest payable & other liabilities	1,160	1,137	23	2.02%

Total liabilities	126,169	123,368	2,801	2.27%
Commitments and contingencies	0	0	0	0.00%
Stockholders' equity
Preferred stock, authorized-500,000 shares; issued and outstanding-110,000 shares	5,045	5,045	0	0.00%
Common stock, par value $0.076; Authorized shares—88,000,000, Issued and outstanding—2,289,779 shares	174	174	0	0.00%
Surplus	12,439	12,439	0	0.00%
Accumulated deficit	(8,648)	(7,486)	(1,162)	15.52%
Accumulated other comprehensive loss	75	(208)	283	-136.06%

Total stockholders' equity	9,085	9,964	(879)	-8.82%

Total liabilities and stockholders' equity	$135,254	$133,332	$1,922	1.44%

The accompanying notes are an integral part of these statements.

F–46

First Charter Bank, N.A.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands, except for per share earnings)

Unaudited

	Three month period ended March 31,		Change
	2001	2000	Amount	Percent
Interest income:
Loans & fees	$1,645	$1,361	$284	21%
Investment securities:
Available for sale	555	422	133	32%
Other	1	—	1	100%

	556	422	134	32%
Federal funds sold	63	73	(10)	-14%
Dividends from FRB stock	16	4	12	300%

Total interest income	2,280	1,860	420	23%
Interest expense:
Time certificates of deposit $100,000 or more	245	156	89	57%
Other deposits	797	609	188	31%
Other interest expense	105	—	105	100%

Total interest expense	1,147	765	382	50%

Net interest income before provision for loan losses	1,133	1,095	38	3%
Provision (credit) for loan losses	—	(130)	130	-100%

Net interest income	1,133	1,225	(92)	-8%
Noninterest income:
Service charges on deposit accounts	45	49	(4)	-8%
Other, net	134	285	(151)	-53%

Total noninterest income	179	334	(155)	-46%
Noninterest expense:
Employee expenses	522	542	(20)	-4%
Occupancy	154	160	(6)	-4%
Furniture & equipment	93	131	(38)	-29%
Business development	53	23	30	130%
Professional services	288	189	99	52%
Office supplies	52	62	(10)	-16%
Other expenses	89	91	(2)	-2%
Other services	101	97	4	4%
Other real estate owned	4	73	(69)	-95%
Operating losses (recoveries)	17	(30)	47	-157%

Total noninterest expense	1,373	1,338	35	3%

Earnings (loss) before taxes	(61)	221	(282)	-128%
Income tax expense (benefit)	—	1	(1)	-100%

F–47

Net income (loss) from continuing operations	(61)		220	(281)	-128%
Discontinued operations
Income (loss) from operations of discontinued merchant card processing (net of income taxes)	(182)		98	(280)	-286%
Loss on disposal of merchant card processing, including provision of $478 for operation losses during phase-out period (net of income taxes)	(919)		—	(919)

Net income (loss) from discontinued operations	(1,101)		98	(1,199)	-1223%

Net income (loss)	(1,162)		318	(1,480)	-465%
Preferred dividends	—		165	(165)	-100%

Net income available to common	(1,162)		153	(1,315)	-859%
Other comprehensive income (loss), net of income taxes	283		(94)	377	-401%

Comprehensive income (loss)	$(879)		$59	$(938)	-1590%

Income (loss) per share:
Basic
From continuing operations	$(0.03)		$0.03	$(0.06)	-189%
From discontinued operations	(0.48)		0.04	(0.52)	-1223%

Basic earnings (loss) per share	$(0.51)		$0.07	$(0.58)	-797%

Diluted
From continuing operations	$(0.03	)(*)	$0.003	$(0.03)	-1004%
From discontinued operations	(0.48	)(*)	0.001	(0.48)	-36731%

Diluted earnings (loss) per share	$(0.51	)(*)	$0.004	$(0.51)	-12014%

(*)
Effect is anti-dilutive

The accompanying notes are an integral part of these statements

F–48

First Charter Bank, N.A.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited

	Three Month Period Ending March 31,
	2001	2000
Cash flows from operating Activities
Net (loss) earnings	$(61)	$220
Reconcilement of net earnings (loss) to net cash from operations:
Provision for losses on other real estate owned	—	60
Credit for loan losses	—	(130)
Amortization and write down of merchant portfolio valuation ("Goodwill")	467	20
Amortization of deferred loan fees and costs	89	(11)
Amortization of premiums and (discounts) on investment securities, net	(32)	(3)
Depreciation and amortization	74	88
Decrease in accrued interest receivable and other assets	299	8
Increase in accrued interest payable and other liabilities	188	67

Net cash provided by (used in) continuing operations	1,024	319
Net cash provided by (used in) discontinued operations	(1,101)	98

Net cash provided by (used in) operating activities	(77)	417
Cash flows from investing Activities
Purchases of securities available for sale	(180)	—
Proceeds from sales of securities available for sale	—	17
Proceeds from maturities of securities available for sale	11,340	164
Decrease in loans, net	1,346	1,472
Purchase of premises and equipment	(13)	(60)

Net cash provided by investing activities	12,493	1,593
Cash flows from financing Activities
Increase in demand, savings, NOW and money market accounts, net	1,951	2,559
Increase in time deposits, net	5,827	162
Decrease in other borrowings	(5,000)	—
Dividends paid	(165)	(165)

Net cash provided by financing activities	2,613	2,556

Increase in cash and cash equivalents	15,029	4,566
Cash and cash equivalents, beginning of period	12,385	12,494

Cash and cash equivalents, end of period	$27,414	$17,060

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest:	$1,041	$786

Supplemental disclosure of noncash financing and investing activities:
Net decrease (increase) of unrealized losses on securities available for sale	$283	$(155)

F–49

First Charter Bank, N.A. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2000, 1999 and 1998

(In thousands)

	2000	1999	1998
Operating activities:
Net earnings (loss) from continuing operations	$895	$(1,089)	$227
Reconcilement of net earnings to net cash from operations:
Credit for loan losses	(205)	(200)	(440)
Writedown of other real estate owned	60	250	39
Depreciation and amortization	438	484	390
Net realized gain on sale of SBA loans	(147)	—	—
Net realized gain on sale of securities available for sale	(5)	(12)	(33)
Amortization of premiums and discounts on investment securities, net	(10)	57	350
Amortization of deferred loan fees and costs	275	262	(104)
Deferred taxes	—	—	(465)
Net losses on sales of other real estate owned	6	407	—
Decrease (increase) in accrued interest receivable and other assets	303	(245)	18
(Decrease) increase in accrued interest payable and other liabilities	(96)	134	(676)

Net cash provided by (used in) continuing operations	1,514	48	(202)
Net cash provided by (used in) discontinued operations	(44)	259	1,724

Net cash provided by (used in) operating activities	1,470	307	1,030
Investing activities:
Purchases of securities available for sale	(567)	(9,324)	(43,677)
Proceeds from sales of securities available for sale	2,618	16,096	39,952
Proceeds from sales of securities held to maturity	—	—	5,925
Proceeds from maturities of securities available for sale	1,035	6,396	—
Purchase of merchant card processing business, net of cash received	—	(1,050)	—
Acquisition of other real estate owned	—	—	(6,000)
Proceeds from sale of other real estate owned	379	8,566	171
Increase in loans, net	(12,987)	(5,858)	(17,165)
Purchase of premises and equipment	(95)	(87)	(658)
Proceeds from disposal of premises and equipment	3	—	—

Net cash (used in) provided by investing activities	(9,614)	14,739	(21,452)
Financing activities:
(Decrease) increase in demand, savings, NOW and money market accounts, net	$(12,331)	$3,559	$11,187
Increase (decrease) increase in time deposits, net	10,026	(17,774)	(1,860)
Increase in other borrowings	11,000	—	—
Dividends paid	(660)	—	—

Net cash provided by (used in) financing activities	8,035	(14,215)	9,327

(Decrease) increase in cash and cash equivalents	(109)	831	(11,095)
Cash and cash equivalents, beginning of year	12,494	11,663	22,758

Cash and cash equivalents, end of year	$12,385	$12,494	$11,663

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,546	$3,463	$3,956

Income taxes	$2	$2	$1

Supplemental disclosure of noncash financing and investing activities:
Transfers from loans to real estate owned	$—	$—	$9,136

Net increase (decrease) of unrealized gains (losses) on securities available for sale	$694	$(1,261)	$124

The accompanying notes are an integral part of these statements.

F–50

First Charter Bank, N.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

(Dollars in thousands)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Charter Bank, N.A. and Subsidiary ("First Charter") is primarily engaged in the business of attracting deposits from the general public and using such deposits to make commercial loans and loans secured by residential and other real estate throughout the greater Los Angeles area. Revenues of the Bank are derived principally from interest on commercial and real estate loans, investments and other fees. The major expense of First Charter is interest paid on deposits. The operations and net interest income of First Charter are affected by general economic conditions and by the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage and other types of financing which is, in turn, affected primarily by interest rates and the availability of funds. Deposit flows and cost of funds is influenced by interest rates on competing investments and by general market interest rates.

    First Charter's wholly-owned subsidiary, First Charter Merchant Card Consulting Services, Inc. is primarily engaged in the business of processing credit card transactions for, among others, First Charter.

    The accounting and reporting policies of First Charter conform with generally accepted accounting principles within the banking industry. A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.  Principles of Consolidation

    The consolidated financial statements include the accounts of First Charter Bank, N.A. and its wholly-owned subsidiary, First Charter Merchant Card Consulting Services, Inc. All significant intercompany balances and transactions have been eliminated.

2.  Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

3.  Concentration of Credit Risk—Cash

    First Charter maintains its cash balances at several financial institutions and is exposed to credit loss for amounts exceeding federally insured limits (one hundred thousand dollars) in event of nonperformance by the financial institution. First Charter has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

    First Charter is required to maintain cash on hand and on deposit to meet reserve requirements established by the Federal Reserve Bank. Average reserve requirements were $850,000 at December 31, 2000 and 1999.

4.  Investment Securities

    Debt and equity securities are classified in one of three categories—held to maturity, available for sale or trading securities. For securities classified as held to maturity, First Charter must have the positive intent and ability to hold them to maturity. These securities are carried at amortized cost.

F–51

Should First Charter wish to establish a trading portfolio, this would contain securities purchased and held principally for the purpose of selling them in the near term and would be carried at fair value with unrealized gains and losses included in the income statement. The available-for-sale portfolio contains all securities not classified as held to maturity or trading and will be carried at fair value with unrealized gains or losses excluded from earnings and reported in accumulated other comprehensive income as a component of stockholders' equity.

5.  Loans

    Interest on loans is credited to income as earned and is accrued only if deemed collectible. The general policy of First Charter is to discontinue the accrual of interest and transfer loans to nonaccrual status when reasonable doubt exists with respect to the timely collectibility of such principal or interest, which generally is for loans over 90 days contractually delinquent and other loans which have developed inherent problems prior to being 90 days delinquent.

    A nonaccrual loan may be restored to accrual basis when the loan is brought current and prospects for future payments are no longer in doubt. Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment.

    A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of the impairment can be based on either the discounted future cash flows of the impaired loan or the fair market value of the collateral for a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. Impairment of restructured loans are measured by discounting the total expected future cash flows using the loan's effective rate of interest in the original loan agreement.

6.  Allowance for Loan Losses

    The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the loan portfolio, previous loan loss experience, current economic conditions, volume, growth and composition of the portfolio, and other factors considered relevant. The allowance is increased by provisions for estimated losses on loans which are charged against operations and reduced by net charge-offs and credits for loan losses.

    Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond First Charter's control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Charter's allowance for loan losses. Such agencies may require First Charter to recognize additions to the allowance based on judgments different from those of management.

F–52

7.  Premises and Equipment

    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful life of the asset. Amortization is computed on the straight-line method over the estimated useful lives of the leasehold improvements or the term of the lease, whichever is shorter.

8.  Other Real Estate Owned

    Other real estate owned, which represents properties acquired by foreclosure or by a deed in lieu of foreclosure, is recorded at the lower of the unpaid balance of the loan or the fair value of the property at the date of acquisition. Any valuation reductions required at the date of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, other real estate owned is carried at the lower of recorded cost or net realizable value. Subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are recognized in current operations.

9.  Basic and Diluted Earnings (Loss) per Share

    Basic net earnings (loss) per share is based upon the weighted average number of common shares outstanding which amounted to 2,289,779 in 2000, 1999 and 1998. Diluted net earnings (loss) per share are based on the assumption that all-convertible shares and stock options were converted or exercised, unless such conversion would be antidilutive. Dilution is computed for options and warrants by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Dilution is also computed using the if-converted method for convertible preferred A shares.

10. Income Taxes

    Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates is recognized in earnings in the period that includes the enactment date.

11. Pervasiveness of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F–53

12. Stock-Based Compensation

    First Charter accounts for stock-based awards in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and as provided in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("FAS 123"). Under FAS 123, which establishes financial accounting and reporting standards for stock-based compensation plans, First Charter is required to provide pro forma disclosures of net earnings (loss) and earnings (loss) per share as if the fair value based method of accounting for awards had been applied. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period. FAS 123 is a disclosure requirement only for employee stock based compensation, and does not have any effect on either First Charter's financial condition or its results of operations.

13. Comprehensive Income (Loss)

    First Charter's comprehensive income (loss) consists of net earnings (loss) for the current period and the net change in unrealized gains and losses on securities available for sale.

14. Implementation of New Accounting Standards

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, amended by Statement No. 137, Deferral of the Effective Date of FASB Statement No. 133 and Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133 (collectively "FAS 133"). FAS 133 requires companies to record derivatives on their balance sheets at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets or liabilities or cash flows from forecasted transactions. This statement will be effective for the Bank in year ending December 31, 2002. First Charter has not yet determined the impact upon adoption of this standard on the consolidated financial statements, however management does not expect that the adoption of this statement will have a material impact on First Charter.

    In September 2000, the FASB issued Statement No. 140 ("FAS 140"), Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces FAS 125 (of the same title). FAS 140 revises certain standards in the accounting for securitizations and other transfers of financial assets and collateral, and requires some disclosures relating to securitization transactions and collateral, but it carries over most of FAS 125's provisions. The collateral and disclosure provisions of FAS 140 are effective for fiscal years ending after December 15, 2000. Management does not expect that the adoption of this statement will have a material impact on First Charter.

F–54

15. Reclassifications

    The financial statements have been reclassified to account for the discontinuation of the merchant card processing operations.

NOTE B—INVESTMENT SECURITIES

  Available For Sale

    Securities available for sale are carried at fair value. The fair value of the securities were obtained from market and dealer quotes. The distribution of securities available for sale as of December 31

	2000
			Gross unrealized
	Amortized cost	Fair value
			Gains	Losses
US government agencies	$36,419	$36,084	$—	$335
Mortgage-backed securities	5,388	5,376	15	27
Federal Home Loan Bank Stock	550	550	—	—
Federal Reserve Bank Stock	289	289	—	—

	$42,646	$42,299	$15	$362

	1999
			Gross unrealized
	Amortized cost	Fair value
			Gains	Losses
US government agencies	$39,013	$37,665	$16	$1,364
Mortgage-backed securities	6,415	6,259	—	156
Federal Reserve Bank Stock	289	289	—	—

	$45,717	$44,213	$16	$1,520

F–55

    The amount of securities available for sale at December 31, 2000 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalty.

	Amortized Cost	Fair value
Less than one year	$2,000	$1,987
Due after one year through five years	30,839	30,676
Due after five years through ten years	8,414	8,232
Due after ten years	554	565
Federal Reserve Bank	839	839

	$42,646	$42,299

    Proceeds from the sale of securities available for sale and held to maturity were $2,618, $6,396 and $5,925 during 2000, 1999, and 1998, respectively, resulting in a gross gain and loss of $10 and $5 for 2000, $59 and $47 for 1999 and $118 and $85 for 1998, respectively. First Charter has pledged $10,711 and $7,600 of its investment securities portfolio at December 31, 2000 and 1999, respectively, in order to comply with regulatory requirements and $7,000 to guarantee the processing of credit cards.

F–56

First Charter Bank, N.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2000 and 1999

(Dollars in thousands)

NOTE C—LOANS

    The loan portfolio consisted of the following as of December 31:

	2000	1999
Commercial loans	$33,945	$28,836
Real Estate loans
1-4 single family	6,939	5,213
Multi-family	1,417	785
Nonfarm/nonresidential	30,458	26,126
Construction and land	1,216	161
Consumer and other loans	265	308

Gross loans	74,240	61,429
Less:
Undisbursed loan funds	592	624
Net deferred loan fees and other	(159)	(195)

	$73,807	$61,000

    First Charter had $111 and $469 of loans on nonaccrual at December 31, 2000 and 1999, respectively. The impact of this was to reduce interest income in 2000 and 1999 by $8 and $25, respectively. In addition, First Charter had $1,760 and $1,895 of loans with renegotiated terms as of December 31, 2000 and 1999, respectively.

    An analysis of the activity in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 is as follows:

	2000	1999	1998
Balance, beginning of period	$1,366	$2,053	$2,598
Credit for loan losses	(205)	(200)	(440)
Loans charged-off	(612)	(667)	(553)
Recovery of loans charged-off	560	180	448

Balance, end of period	$1,109	$1,366	$2,053

    The recorded investment in impaired loans and the valuation allowance for loan losses related to loan impairment at December 31 are as follows:

	2000	1999
Principal amount of impaired loans	$111	$469
Less valuation allowance	(14)	(173)

	$97	$296

F–57

    The activity in the allowance for loan losses of impaired loans is as follows:

	2000	1999	1998
Valuation allowance at beginning of period	$173	$29	$290
Net charges to operations for impairment	9	170	3
Direct write-downs	(168)	—	(207)
Recoveries/upgrades of improved loans	—	(26)	(57)

Valuation allowance at end of period	$14	$173	$29

    Total cash collected on impaired loans during 2000, 1999 and 1998 was $111, $112, and $374 of which $109, $96 and $374 was credited to the principal balance outstanding on such loans, respectively. Interest that would have been accrued on impaired loans during 2000, 1999 and 1998 was $8, $25 and $199, respectively. The average balance of impaired loans during 2000, 1999 and 1998 was $108, $242 and $1,876, respectively.

NOTE D—PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following as of December 31:

	2000	1999
Furniture, fixtures and equipment	$1,960	$1,872
Leasehold improvements	726	723

	2,686	2,595
Less accumulated depreciation	(1,952)	(1,669)

	$734	$926

    The amount of depreciation included in operating expenses for 2000, 1999 and 1998 was $340, $389, and $335, respectively.

NOTE E—OTHER REAL ESTATE OWNED

    Approximately 69% and 57% of other real estate property owned balance is comprised of one property at December 31, 2000 and 1999, respectively.

    Expenses related to other real estate owned comprised of the following for the years ended December 31:

	2000	1999	1998
Expenses on real estate owned	$27	$235	$1
Valuation adjustments	60	250	38
Net losses on sales of other real estate owned	6	407	—

	$93	$892	$39

F–58

NOTE F—INVESTMENT IN SUBSIDIARY

    On June 4, 1999, First Charter's wholly-owned subsidiary, First Charter Merchant Card Consulting Services, Inc., completed the acquisition from a major stockholder of First Charter of substantially all of the assets and business of Electronic Card Acceptance Corporation ("ECAC"), a Virginia corporation which engages in the business of selling merchant credit card transactions settlement services for, among others, First Charter. The purchase price for ECAC was $1,050 of which $600 was paid in cash at closing, and the remainder through an interest-bearing promissory note in the principal amount of $450, which was fully paid by the end of July 1999. The goodwill was determined to be $1,020, which will be amortized over a period of 10 years.

    Assuming the acquisition had occurred January 1, 1999, the consolidated pro forma net loss would have been approximately $1,012 and the net loss per share $.51. Such unaudited pro forma amounts are not indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1999.

NOTE G—DEPOSITS

    At December 31, 2000, the scheduled maturities of time deposits are as follows:

Year ended December 31,	Amount
2001	$41,931
2002	578

$42,509

NOTE H—COMMITMENTS AND CONTINGENCIES

    First Charter leases certain office facilities from unaffiliated parties under two noncancelable operating leases expiring in 2001 and 2008.

    As of December 31, 2000, the approximate future minimum lease rentals payable under noncancelable operating leases for premises were as follows:

Year ended December 31,	Amount
2001	$403
2002	403
2003	403
2004	403
2005	362
Thereafter	837

Total minimum payments required	$2,811

    The total rental expense for 2000, 1999 and 1998 and was $407, $423 and $323, respectively.

    As of December 31, 2000 and 1999, First Charter was servicing Small Business Administration guaranteed loans for others totaling approximately $10,714 and $2,804, respectively.

F–59

    Various legal claims also arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on First Charter's consolidated financial position and results of operations.

NOTE I—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISKS

    In the normal course of business, First Charter is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and also include financial, commercial and standby letters of credit ("letters of credit"). Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement First Charter has in particular classes of financial instruments.

    First Charter's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and the letters of credit is represented by the contractual amount of those instruments. First Charter uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments.

    A summary of First Charter's exposure on commitments to extend credit and letters of credit as of December 31, 2000 and 1999, is as follows:

	Contract Amount
	2000	1999
Financial instruments whose contract amounts represents credit risk:
Commitments to extend credit	$18,581	$18,802
Letters of credit	441	629

    Commitments are contractual agreements to extend credit to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Charter evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First Charter upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, income-producing commercial properties, and private residential real estate.

    Standby letters of credit are conditional commitments issued by FirstCharter to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most of the standby and commercial letters of credit extend for no more than one year and expire during 2001. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. First Charter holds collateral supporting those commitments for which collateral is deemed necessary in accordance with the First Charter's policy.

F–60

First Charter Bank, N.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2000 and 1999

(Dollars in thousands)

NOTE J—INCOME TAXES

    The current and deferred amounts of the provision (benefit) for income taxes for continuing and discontinued operations were as follows for the year ended December 31:

	2000	1999	1998
Current taxes
Federal	$—	$(11)	$(93)
State	2	2	1

	2	(9)	(92)

Deferred taxes:
Federal	—	200	(265)
State	—	(200)	(200)

	—	—	(465)

Total provision (benefit)	$2	$(9)	$(557)

    The principal components of deferred tax balances of First Charter were as follows:

	December 31,
	2000	1999
Deferred tax assets:
Provision for loan losses	$120	$—
OREO provision	332	646
Capital lease	208	185
Unrealized loss on securities available for sale	155	675
Federal NOL carryforward	1,304	1,437
State NOL carryforward	119	189
Other	105	25

Total deferred tax assets	2,343	3,157
Less: valuation allowance	(1,157)	(2,217)

	1,186	940
Deferred tax liabilities
Provision for loan losses	(245)	(27)
Other, net	(44)	(16)
Deferred state taxes	(68)	(68)

Total deferred tax liabilities	(357)	(111)

Net deferred tax asset	$829	$829

F–61

    A reconciliation of the provision for income taxes for 2000, 1999 and 1998 at the federal statutory rate of 34 percent to the effective tax rate is as follows:

	2000	1999	1998
Federal tax based on statutory rate	34.0%	34.0%	34.0%
State tax	7.2	7.1	6.0
Permanent differences	1.7	—	—
Valuation allowance	(47.2)	(37.9)	(153.0)
Tax benefit on NOL	—	—	73.0
Other	4.4	(2.2)	—

	0.1%	1.0%	(40.0)%

    As of December 31, 2000, First Charter has a Federal net operating loss carryforward of $3,835, which will begin expiring beginning 2011 and a State net operating loss carryforward of $1,096, which will begin expiring beginning 2001. The realization of an income tax benefit from a portion of these carryforwards is severely limited due to "ownership changes" of First Charter during 1994 and 1996, as defined under Internal Revenue Code Section 382. Under Section 382, which has been adopted under California law, if during any three-year period there is more than a 50% change in the ownership of First Charter, then the future use of any pre-change net operating losses or built-in losses of First Charter would be subject to an annual limitation of approximately 5.8% of the value of First Charter at the ownership change date.

NOTE K—STOCKHOLDERS' EQUITY

  Common Stock

    In April 1998, the Board of Directors of First Charter amended First Charter's Articles of Incorporation to increase the authorized shares of Common Stock of First Charter from 75,100,000 to 88,000,000.

    In May 1997, the Board of Directors of First Charter amended First Charter's Articles of Association to reduce the par value of First Charter's Common Stock from $2.56 to $.076 and increase the authorized shares of the Common Stock of First Charter from 5,015,625 to 75,100,000. No cash dividends were declared during 2000, 1999 or 1998 on common stock.

  Preferred Stock

    In September 1996, the Board of Directors of First Charter created a class of preferred stock, no par value and issued 110,000 shares of "Series A Noncumulative Convertible Preferred Stock" each with a stated value of $50 per share. The holders of shares of First Charter's convertible preferred stock shall be entitled to receive, when, as, and if declared by the Board, out of funds legally available for payment, noncumulative cash dividends at the rate of 12% per share per annum.

    As long as shares of First Charter's convertible preferred stock are outstanding and full dividends have not been declared or paid, First Charter may not declare or pay any dividend on any shares of

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Common Stock; and if dividends are not paid or declared on the First Charter's convertible preferred stock for any six consecutive Dividend Periods, the shareholders shall acquire the right, voting as a class and subject to regulatory approval, to elect two directors at First Charter's next annual meeting of shareholders, as well as other rights and preferences as outlined in the document "Certificate of Determination of Rights and Preferences of Series A Noncumulative Convertible Preferred Stock of First Charter Bank, N.A." (the "Certificate").

    The holders of the shares of First Charter's convertible preferred stock have the right to convert any or all of their shares into shares of common stock of First Charter at a conversion ratio equal to the stated value of the preferred stock ($50) divided by the price (as defined in the Certificate) of $0.076. If all First Charter's convertible preferred stock outstanding were converted, it would result in an additional 72,368,842 shares of common stock outstanding.

    The shares of First Charter's convertible preferred stock may be redeemed at the option of First Charter, with regulatory approval, as a whole or in part, on or after June 30, 2001 at the redemption price of $72.00 per share plus an amount equal to any declared and unpaid dividends and other similar considerations. Additionally, liquidation rights of the First Charter's convertible preferred stock are defined in the Certificate.

    The holders of shares of First Charter's convertible preferred stock are entitled to receive, when, as, and if declared by First Charter's Board of Directors, non-cumulative cash dividends, payable quarterly at the rate of 12% per share per year (equivalent to $6.00 per share) of First Charter's convertible preferred stock per year. Such non-cumulative dividends accrue from the third anniversary of the original issue date, or the most recent date thereafter on which dividends were payable, and to be payable, if declared, quarterly on the 15th day of February, May, August and November of each year that any shares of First Charter's convertible preferred stock remain outstanding. A cash dividend to preferred shareholders was declared for $1.50 per share or $165,000 at December 31, 1999, payable on February 15, 2000. During fiscal year 2000, dividends were declared for each of the four quarters, with the first three quarters paid out by the dates noted above. At December 31, 2000, a cash dividend of $165,000 is payable on February 15, 2001, related to the fourth quarter of fiscal 2000.

    A statutory limitation applies which restricts the amount of any dividends declared. In addition, dividends must be approved by the OCC and common shareholders of First Charter.

F–63

  Common Stock Options

    First Charter's 1992 Stock Option Plan allows for the issuance of up to 425,000 shares of First Charter's common stock. A summary of the activity related to this plan is as follows:

	Weighted Average Exercise Price	Options
Balance at January 1, 1998	$1.07	122,500
Options granted	—	—
Options canceled	$4.73	(5,000)
Options exercised	—	—

Balance at December 31, 1998	$0.91	117,500
Options granted	—	—

Balance at December 31, 1999	$0.91	117,500
Options granted	—	—

Balance at December 31, 2000	$0.91	117,500

    Shares exercisable at December 31, 2000 and 1999 were 97,500 and 77,500, respectively, at option prices ranging from $0.90 to $1.00. Shares were granted at estimated market value at the date of grant and are exercisable over a five-year period.

  Preferred Stock Options

    On March 25, 1998 the Board of Directors and the Stock Option Committee of First Charter adopted a new Preferred Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting of options to employees, directors and non-employee directors for purchase of First Charter's convertible preferred stock. The Plan is administered by the Board of Directors as all members of the Board are "outside directors". Two types of options may be granted under the Plan: options intended to qualify as incentive stock options and nonqualified stock options not specifically authorized or qualified for favorable income tax treatment by the Code. First Charter is authorized to grant and shall not exceed the aggregate of 17,500 shares of First Charter's convertible preferred stock. The maximum number of shares which may be subject to options granted to any optionee in any calendar year is 7,000 shares. The exercise price of each option shall be determined by the Plan Administrator and shall be not less than one hundred percent (100%) of the fair market value of First Charter's convertible preferred stock subject to the date the option is granted. No option shall be exercisable after the expiration of the earliest of (1) ten years after the date the option is granted, (2) three months after the date of the optionee's employment (3) one year after the date the optionee's employment terminates, or (4) the date of "termination for cause" of optionee's employment with First Charter. The options are exercisable on a cumulative basis as to one-fourth of the total number of shares covered thereby at any time after one year from the date of grant and an additional one-fourth at any time after the end of each consecutive one-year period.

F–64

    A summary of the activity related to the 1998 Plan is as follows:

	Weighted Average Exercise Price	Options
Balance at January 1, 1998	—	—
Options granted	$85.00	6,250

Balance at December 31, 1998	$85.00	6,250
Options granted	$85.00	6,250

Balance at December 31, 1999	$85.00	12,500
Options granted	—	—
Options forfeited	$85.00	(1,000)

Balance at December 31, 2000	$85.00	11,500

    7,313 and 1,563 shares were exercisable at December 31, 2000 and 1999, respectively, at an option price of $85 per share.

  Stock Based Compensation Costs

    No compensation cost has been recognized for the Stock Option Plans for the years ended December 31, 2000, 1999 and 1998. Had compensation cost for the Plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Bank's net earnings (loss) per share would have been:

		2000	1999	1998
Net earnings (loss)	As reported	$851	$(830)	$1,951
	Pro forma	$623	$(1,058)	$1,710
Basic earnings (loss) per share	As reported	$0.08	$(0.43)	$0.85
	Pro forma	$(0.02)	$(0.53)	$0.75
Diluted earnings (loss) per share	As reported	$0.003	$(0.43)	$0.03
	Pro forma	$0.003	$(0.53)	$0.02

    The stock options were not included in the computation of diluted earnings per share for 1999 since it would have resulted in an antidilutive effect.

    The fair value of each common stock option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 1996: Risk-free interest rates of 5.50% percent; and expected lives of 5 years. No common stock options were granted during the years 2000, 1999 and 1998.

    The fair value of each preferred stock option granted is estimated on the date of grant using the following weighted-average assumptions used for grants in 1998: Risk-free interest rate of 5.5 percent; and expected lives of 10 years; expected volatility of 50.0%; and expected dividends of $6.00. The weighted-average fair value of the preferred stock options granted during 1998 was $37.24 per share. No preferred stock options were granted during 2000.

F–65

  Earnings (Loss) Per Share

    Basic and diluted earnings (loss) per share for the year ended December 31 are computed as follows:

	2000
	Net Loss	Shares	Per-share amount
Net earnings	$851
Dividends declared on preferred shares	660

Basic earnings per share Net earnings available to common shareholders	191	2,289,779	$0.08

Effect of assumed conversion of convertible preferred stock	—	72,368,421

Diluted loss per share Net earnings available to common shareholders	$191	74,658,200	$0.003

    The effect of dilutive stock options and the effect of assumed conversion of convertible preferred stock were not included in the computation of diluted loss per share for 1999 since it would have resulted in an antidilutive effect.

	1999
	Net Loss	Shares	Per-share amount
Net loss	$(830)
Dividends declared on preferred shares	165

Basic loss per share Net loss available to common shareholders	$(995)	2,289,779	$(0.43)

Diluted loss per share Net loss available to common shareholders	$(995)	2,289,779	$(0.43)

	1998
	Net Loss	Shares	Per-share amount
Basic earnings per share Net earnings available to common shareholders	$1,951	2,289,779	$0.85

Effect of assumed conversion of convertible preferred stock	—	72,368,421

Diluted earnings per share Net earnings available to common shareholders	$1,951	74,658,200	$0.03

F–66

First Charter Bank, N.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2000 and 1999

(Dollars in thousands)

NOTE L—REGULATORY MATTERS

    First Charter is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, which, if undertaken, could have a material effect on First Charter's financial statements. The regulations require First Charter to meet specific capital adequacy guidelines that involve quantitative measures of First Charter's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. First Charter's capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require First Charter to maintain minimum amounts and ratios of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets(as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, First Charter must maintain minimum Tier I leverage.

    To be considered "adequately capitalized", an institution must generally have a leverage ratio of at least a 4%, Tier I risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized First Charter as "adequately-capitalized" under the regulatory framework for prompt corrective action.

    The following table represents the amounts of regulatory capital and the capital ratios for First Charter, compared to its minimum regulatory capital requirements as of December 31, 2000 and 1999.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2000:
Tier I capital to total average assets	$9,183	7.3%	$5,087	4.0%	$6,358	5.0%
Tier I capital to risk-weighted assets	$9,183	10.2%	$3,603	4.0%	$5,405	6.0%
Total capital to risk-weighted assets	$10,292	11.4%	$7,207	8.0%	$9,909	11.0%
December 31, 1999:
Tier I capital to total average assets	$8,919	6.9%	$5,149	4.0%	$6,436	5.0%
Tier I capital to risk-weighted assets	$8,919	11.6%	$3,072	4.0%	$4,608	6.0%
Total capital to risk-weighted assets	$9,884	12.9%	$6,144	8.0%	$8,448	11.0%

NOTE M—EMPLOYEE BENEFIT PLANS

    First Charter has an employee retirement savings plan ("the Plan") which qualifies as a 401(k) savings plan for Federal income tax purposes. The Plan allows employees to defer up to a certain

F–67

percentage of their income through contributions to the Plan, and First Charter will contribute an amount equal to a specified percentage of the employees' contribution made to the Plan. In addition, First Charter may make discretionary contributions to the 401(k) Plan. For the years ended December 31, 2000, 1999 and 1998, First Charter has made no contributions.

NOTE N—TRANSACTIONS WITH RELATED PARTIES

    First Charter had transactions with directors and officers which resulted in related party loans (committed or outstanding) aggregating $30 and $153 as of December 31, 2000 and 1999, respectively. During 2000 and 1999, total commitments granted to related parties were $0 and $3, respectively. Such commitments were made in the ordinary course of business and were made at substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons.

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts of financial instruments have been determined by First Charter using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts First Charter could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

    The estimated fair values of the financial instruments at December 31, are as follows:

	2000		1999
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets
Cash and due from banks	$12,385	$12,385	$12,494	$12,494
Investment securities	42,299	42,299	44,213	44,213
Net loans	72,698	73,117	59,634	60,760
Federal Home Loan Bank advances	11,000	11,000	—	—
Accrued interest receivable	1,009	1,009	879	879
Liabilities
Demand, savings, NOW and money market deposits	$68,722	$68,722	$81,053	$81,053
Time deposits	42,509	42,553	32,483	32,712
Accrued interest payable	178	178	92	92

F–68

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments listed below:

  Cash and Due From Banks

    For these short-term instruments, the carrying value is a reasonable estimate of value.

  Investment Securities

    For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans

    The fair value for non-classified fixed rate loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

    The fair value of non-classified floating rate loans (i.e. loans tied to First Charter's reference rate) is assumed to approximate their carrying value net of the general reserves applied to these loans. The general reserve was considered adequate to account for floating rate loans included in this portfolio subject to increased credit risk. The fair value of classified floating rate loans was discounted at a rate based on First Charter's understanding of the inherent risk associated with each loan.

    The fair value of nonaccrual loans was determined as if they were sold on a liquidation basis based on First Charter's understanding of similar nonrecourse sales transactions which have been entered into by similar financial institutions during 2000 and 1999.

  Accrued Interest Receivable

    The carrying value approximates the estimated fair value of the asset.

  Deposits

    The fair values of demand, savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e, their carrying amounts). The fair value of fixed rate time deposits was estimated using rates currently being offered on time deposits with similar maturities.

  Accrued Interest Payable

    The carrying value approximates the estimated fair value of the liability.

  Loan Commitments and Letters of Credit

    The fair value of letters of credit is based on fees currently charged for similar agreements. The utilization of a loan commitment is at the option of the borrower, and to the extent a borrower

F–69

exercises that option, the loans are being written at rates comparable to current market rates. As such, these commitments have no fair value.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE P—SUBSEQUENT EVENTS

    In March 2001, the Board of Directors of First Charter approved to review its merchant card processing operation. In April and May, 2001, First Charter sold its entire merchant card processing portfolio, and effectively ended its involvement in the merchant card processing business. In the first sale, on April 18, 2001, the Bank sold all of First Charter's rights and interest in and to the portfolio of merchant accounts for the sum of $140 in cash to an unrelated third party. In the second sale, on May 30, 2001, First Charter sold certain assets and assumption of liabilities of First Charter's merchant processing portfolio for a purchase price of $275 in cash to an unrelated third party. The sale of the merchant bank processing operation has been reflected in the financial statements as a discontinued operation. The goodwill related to the merchant card processing operation totaled $882 at December 31, 2000. During the first quarter of fiscal year 2001, First Charter recorded a loss from discontinued operations of $1,101, consisting the operating losses incurred and the write-down of $441,000 of the carrying value of goodwill, and the balance of $478,000, representing the anticipated net losses from operations projected through the date of disposal.

    On May 22, 2001, First Charter entered into a definitive agreement (the "Agreement") to merge into First Professional Bank, N.A., a wholly-owned subsidiary of First Community Bancorp (First Community). The Agreement provides that the fully diluted outstanding common shares of First Charter will be exchanged for shares of common stock of the First Community. First Charter common and preferred shareholders will receive a total of 710,000 shares in First Community, which, valued at the $19.10 closing price of First Community's common stock on May 22, 2001, would equal approximately $13.6 million. As a result of the restructuring of First Charter in 1996, the preferred shareholders of First Charter will receive approximately 97% of this consideration on a fully diluted and as converted basis. The Agreement calls for the shares issued to be at an exchange ratio of 0.008635 with a termination clause subject to First Community's share price dropping 20% below an agreed upon bank index. First Charter has issued to First Community a stock option exercisable under certain circumstances for newly issued shares of First Charter equal to 19.9% of First Charter's fully diluted outstanding common shares.

F–70

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Professional Bancorp, Inc.

    We have audited the accompanying consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the consolidated results of their operations and cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

Moss Adams LLP

Los Angeles, California
January 28, 2000, Except for Note 8
  as to which the date is February 1, 2000
  and Note 11 as to which the date is
  March 22, 2000.

F–71

Independent Auditors' Report

     The Board of Directors
Professional Bancorp, Inc.:

    We have audited the accompanying consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows of Professional Bancorp, Inc. and subsidiary (the Company) for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Professional Bancorp, Inc. and subsidiary for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California
April 19, 1999

F–72

PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	Notes	December 31, 2000*	December 31, 1999
Assets
Cash and due from banks:
Noninterest-bearing	2		$15,721,372
Interest-bearing			697,430
Federal funds sold			27,000,000

Cash and cash equivalents			43,418,802
Securities available-for-sale (cost of $ and $48,187,000 in 2000 and 1999, respectively)	3		45,524,729
Securities held-to-maturity (fair value of $ and $17,901,000 in 2000 and 1999, respectively)	3		18,199,500
Loans (net of allowance for loan losses of $ and $5,873,000 in 2000 and 1999, respectively)	4,10		156,484,089
Premises and equipment, net	5		1,151,919
Deferred tax asset	7		2,843,726
Accrued interest receivable and other assets			5,866,918

			$273,489,683

Liabilities and Shareholders' Equity
Liabilities
Deposits:	6
Demand, noninterest-bearing			$109,560,458
Demand, interest-bearing			16,033,189
Savings and money market			84,783,194
Time deposits			45,651,235

Total deposits			256,028,076
Convertible notes	12		679,000
Accrued interest payable and other liabilities	7		1,914,639

Total liabilities			258,621,715

Commitments and contingent liabilities	9
Shareholders' equity:	8,11
Common stock, $.008 par value; 12,500,000 shares authorized; and 2,100,221 issued and and 2,030,754 outstanding in 2000 and 1999, respectively			$16,801
Additional paid-in-capital			21,271,477
Retained earnings (accumulated deficit)			(3,221,239)
Treasury stock, at cost ( shares in 2000 and 69,467 shares in 1999)			(537,251)
Accumulated other comprehensive loss	3		(2,661,820)

Total shareholders' equity			14,867,968

			$273,489,683

*
To be filed by amendment.

    See accompanying notes to consolidated financial statements.

F–73

PROFESSIONAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31,

	Notes	2000*	1999		1998
Interest income
Loans	4		$12,762,486		$10,264,651
Securities	3		4,374,644		4,890,065
Federal funds sold and securities purchased under agreements to resell			1,109,345		1,773,156
Interest-bearing deposits in other banks			48,863		20,550

Total interest income			18,295,338		16,948,422

Interest expense
Deposits	6		3,258,697		3,373,818
Convertible notes			45,855		252,882
Federal funds purchased and securities sold under agreements to repurchase			108,737		3,055

Total interest expense			3,413,289		3,629,755

Net interest income			14,882,049		13,318,667
Provision for loan losses	4		13,992,636		405,829

Net interest income after provision for loan losses			889,413		12,912,838

Other operating income
Net gain (loss) on sale of securities available-for-sale	3		39,610		(5,640)
Merchant discount			290,913		207,572
Mortgage brokering fees			34,412		162,811
Service charges on deposits			940,041		918,354
Other income			547,336		452,043

Total other operating income			1,852,312		1,735,140

Other operating expenses
Salaries and employee benefits			6,544,938		5,987,476
Occupancy			1,498,062		1,438,988
Legal fees, net of legal settlement			1,067,627		394,908
Furniture and equipment			827,984		810,920
Professional services	10		1,462,935		1,145,885
Strategic planning and investor relations			60,404		147,743
FDIC assessment			55,927		24,951
Office supplies			287,131		237,273
Other assessment			176,097		189,556
Telephone			298,165		287,849
Audit, accounting and examinations			340,365		188,733
Postage			145,161		160,151
Messenger service			55,101		33,615
Imprinted checks			9,538		42,709
Donations			128,794		93,900
Meetings and business developments			211,458		191,026
Other expense			1,130,428		851,043

Total other operating expenses			14,300,115		12,226,726

Earnings (loss) before taxes			(11,558,390)		2,421,252
Provision (benefit) for income taxes	7		(3,198,627)		989,653

Net earnings (loss)			$(8,359,763)		$1,431,599

Unrealized gain (loss) on securities available for sale, net of tax			(2,390,778)		(17,722)
Reclassification adjustment, net of tax			—		10,489

Comprehensive income (loss)			$(10,750,541)		$1,424,366

Earnings (loss) per share
Basic	1		$(4.15)		$0.81
Diluted	1		(4.15	)(a)	$0.74

(a)
No effect has been given to dilutive securities because the impact is anti-dilutive.

    See accompanying notes to consolidated financial statements.

(*)
To be filed by amendment.

F–74

PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

	Common Stock					Retained Earnings (Accumulated Deficit)				Accumulated Other Comprehensive Income (Loss)
				Additional Paid-In Capital				Treasury Stock
	Shares	Amount										Total
Balance, December 31, 1997	1,357,222		11,413		12,659,774		3,993,026		(537,251)		(263,809)		15,863,153
Conversion of notes (Note 12)	334,494		2,676		3,798,376		—		—		—		3,801,052
Issuance of cash dividend	—		—		—		(185,350)		—		—		(185,350)
Exercise of stock options (Note 8)	304,628		2,437		3,791,926		—		—		—		3,794,363
Tax benefit on stock options exercised	—		—		561,344		—		—		—		561,344
Forfeited interest on conversion of Convertible notes	—		—		62,183		—		—		—		62,183
Change in net unrealized holding loss on securities available-for-sale, net of tax benefit $12,190	—		—		—		—		—		(7,233)		(7,233)
Net earnings	—		—		—		1,431,599		—		—		1,431,599

Balance, December 31, 1998	1,996,344		16,526		20,873,603		5,239,275		(537,251)		(271,042)		25,321,111
Conversion of Notes (Note 12)	34,410		275		397,874		—		—		—		398,149
Cash Dividends	—		—		—		(100,751)		—		—		(100,751)
Change in net unrealized holding loss on securities available-for-sale net of tax benefits of $975,000 which has been fully reserved	—		—		—		—		—		(2,390,778)		(2,390,778)
Net Loss	—		—		—		(8,359,763)		—		—		(8,359,763)

Balance, December 31, 1999	2,030,754		$16,801		$21,271,477		$(3,221,239)		$(537,251)		$(2,661,820)		$14,867,968

Conversion of Notes (Note 12)(*)
Cash Dividends(*)
Change in net unrealized holding loss on securities available-for-sale net of tax benefits of which has been fully reserved(*)
Net Loss(*)

Balance, December 31, 2000(*)		$		$		$		$		$		$

(*)
To be filed by amendment.

See accompanying notes to consolidated financial statements.

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PROFESSIONAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2000(*)	1999	1998
Cash flows from operating activities:
Net earnings (loss)		$(8,359,763)	$1,431,599
Adjustments to reconcile net earnings (loss) to net cash flow from operating activities:
Depreciation and amortization		584,440	590,804
Provision for loan losses		13,992,636	405,829
Loss on sale of securities available-for-sale		39,610	5,640
Amortization of convertible note expense		54,374	69,019
Deferred taxes		(1,600,978)	19,553
Accrued interest receivable and other assets		(1,307,788)	(197,390)
Accrued interest payable and other liabilities		(807,794)	243,364
Net amortization of premiums and discounts on securities held-to-maturity		37,113	332,861
Net amortization of premiums and discounts on securities available-for-sale		30,321	318,562

Net cash from operating activities		2,662,171	3,219,841

Cash flows from investing activities:
Proceeds from:
Maturities of securities held-to-maturity		—	500,000
Maturities of securities available-for-sale		—	8,550,000
Principal payments and maturities of:
Mortgage-backed securities held-to-maturity		5,638,016	9,746,919
Mortgage-backed securities available-for-sale		7,270,175	13,155,115
Sales of securities available-for-sale		27,299,512	15,331,685
Purchases of:
Securities held-to-maturity		—	—
Securities available-for-sale		(1,458,090)	(65,147,023)
Net (increase) decrease in loans		(54,958,032)	(12,024,440)
Purchases of bank premises and equipment, net		(346,231)	(433,161)

Net cash from investing activities		(16,554,650)	(30,320,905)

Cash flows from financing activities:
Net increase (decrease) in demand deposits and savings accounts		8,744,029	(300,917)
Net increase (decrease) in time certificates of deposit		16,703,301	1,417,999
Proceeds from exercise of stock options		—	3,794,364
Cash dividends paid		(100,751)	(185,350)

Net cash from financing activities		25,346,579	4,726,096

Net (decrease) increase in cash and cash equivalents		11,454,100	(22,374,968)
Cash and cash equivalents, beginning of year		31,964,702	54,339,670

Cash and cash equivalents, end of year		$43,418,802	$31,964,702

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest		$3,388,000	$3,687,607
Income taxes		1,120,000	187,000
Non-cash investing and financial activities:
Unrealized losses on securities available-for-sale		2,390,778	30,330
Conversion of notes (see Note 12)		398,149	3,801,052
Tax benefit on stock options exercised		—	561,344
Forfeited interest on conversion of convertible notes		—	62,183

(*)
To be filed by amendment.

See accompanying notes to consolidated financial statements

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(*) To be filed by amendment.

PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000(*), 1999 and 1998

(*) To be filed by amendment

Note 1—Summary of Significant Accounting Policies

    Professional Bancorp, Inc. and its subsidiary (collectively "Company") are engaged in the general commercial banking business and provide a wide range of commercial banking services primarily directed towards meeting the financial needs of the medical services community and other distinct non-medical service organizations. Services include those traditionally offered by commercial banks such as checking and savings accounts; time certificates of deposit; and commercial, consumer/installment, home equity and short-term real estate loans, with an emphasis on cash flow lending. The service area of the Company consists of the California counties of Los Angeles, Orange, Riverside, San Bernardino and Ventura with a full-service office at its Santa Monica headquarters and four full-service branches located in Beverly Hills, Tarzana, Pasadena and Redlands.

    The accounting and reporting policies of the Company are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The preparation of these financial statements requires management to make estimates and assumptions that effect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. The allowance for loan losses and the deferred tax asset are material estimates subject to change.

  Consolidation

    The consolidated financial statements include the accounts of Professional Bancorp, Inc. the ("Company") and its wholly owned subsidiary, First Professional Bank, N.A. the ("Bank") and Professional Bancorp Mortgage, Inc. ("PBMI") a majority owned subsidiary of the Bank. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Financial Instruments

    Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107") requires the disclosure of the fair value of financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate the value. A significant portion of the Bank's assets and liabilities are financial instruments as defined under SFAS No. 107. Fair values, estimates and assumptions are set forth in Note 14, Fair Value of Financial Instruments.

  Interest Rate Risks

    The Company, as an institution with long-term assets (both loans and investments), may experience a decrease in profitability and the value of such assets if the general level of interest rates rise. Interest rates paid on certain deposits may rise more quickly in a rapidly rising interest rate environment than do interest rates on securities, in which case the Company would be exposed to the risk that its cost of funds may rise more quickly than its interest income. Changes in the general level of interest rates affect the Company's various securities in differing ways. In a declining interest rate environment, the rate at which the underlying mortgages of mortgage-backed securities are prepaid tends to increase as borrowers refinance their loans. If a higher than anticipated level of prepayments were to continue for an extended period of time, there could be an adverse effect on the level of the Company's outstanding securities. Securities held in the Company's available-for-sale portfolio are reported at fair value, with

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unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. In a rising interest rate environment, unrealized losses may negatively affect the Company's shareholders' equity from quarter to quarter.

  Concentration of Credit Risk

    Concentrations of credit risk exist for groups of borrowers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The ability of the Bank's borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrowers' geographic area and the individual financial condition of the borrowers. The Bank's lending activities are primarily conducted in Southern California. The Bank currently focuses on the origination of commercial loans to health care organizations ranging from single practitioners to large multi-specialty medical groups. Ongoing changes in the delivery of health care could negatively impact certain borrowers. The Bank has loans and loan commitments to a small number of clients that total between $2,000,000 and the Bank's legal lending limit of approximately $3.7 million.

  Statement of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

  Securities

    The Company classifies its investments in debt and equity securities as held-to-maturity, available-for-sale or trading securities, as applicable. Securities held-to-maturity are those debt securities for which the Company has the ability and intent to hold until maturity. Trading securities are acquired and sold to benefit from short-term movements in market prices. All other securities are classified as available-for-sale. All securities are under the control of the Company.

    Securities held-to-maturity are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Trading securities are carried at fair value and are recorded as of their trade dates. Gains or losses on trading securities, both realized and unrealized, are recognized currently in income. As of December 31, 1999, The Company does not have, nor contemplates having, any securities classified as trading securities. Securities classified as available-for-sale are recorded at fair value with any unrealized gains or losses, reflected as an addition or reduction of accumulated other comprehensive income, net of tax, as a separate component of shareholders' equity. Unrealized losses on securities, reflecting a decline in value judged to be other than temporary, are charged to income in the consolidated statements of operations.

    Premiums and discounts are amortized or accreted over the life of the related securities held-to-maturity and available-for-sale as an adjustment to yield using the interest method. Interest income is recognized when earned. Realized gains and losses on securities are included in operations and are derived using the specific identification method for determining the cost of the securities sold.

  Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

    The Bank purchases securities under agreements to resell and sells securities under agreements to repurchase. The agreements have a duration of one business day and are fully collateralized. Securities purchased under resale agreements are recorded as short-term investments, while securities sold under repurchase agreements are recorded as short-term obligations. At December 31, 1999 and 1998, the Bank had no such agreements outstanding.

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  Derivatives

    The Bank may enter into interest rate exchange agreements and cap and floor agreements for protection against future fluctuations in the interest rates of specifically identified assets or liabilities. Interest rate swap agreements are for the purpose of synthetically altering the interest rates on a portion of the Bank's super NOW and money market accounts. Interest rate floor agreements are used to reduce the potential impact of lower interest rates which would reduce the interest income on loans and on certain securities. Interest rate cap agreements are used to reduce the potential impact of rising interest rates which would reduce the interest income on certain securities. Interest rate swap agreements and interest rate cap and floor agreements are accounted for as hedges. Gains or losses on the sales of such agreements are deferred and transferred into interest income or expense over the maturity period of the agreement. Net interest income (expense) resulting from the differential between interest rate exchange payments is recorded on a current basis. Premiums paid for purchased interest rate cap and floor agreements are amortized on a straight-line basis to interest expense over the terms of the agreements. Unamortized premiums are included in other assets in the consolidated financial statements. Amounts receivable under cap and floor agreements are recorded as an increase to interest income.

  Mortgage Brokering Fees

    The Company's mortgage brokering operations, conducted by PBMI, consist solely of a broker function. This service is provided to assist the Bank's clients in obtaining mortgage loans with other institutions. PBMI does not originate or sell mortgage loans. PBMI earns revenue, in the form of points and any documentation fees charged on a loan, but is otherwise not involved in the loan.

  Merchant Discount Income

    Merchant discount income consists of the fees charged on credit card receipts submitted by the Bank's business clients for processing. The income received and the fees paid by the Bank to credit card issuers and expenses for third party processors are netted and reported as a component of other income. Such amounts are recognized when received or paid.

  Loans and the Related Allowance for Loan Losses

    Loans are recorded at face value, less principal payments received. Interest on loans is accrued daily as earned, except where a reasonable doubt exists as to the full collectibility of interest or principal, in which case the accrual of income is discontinued and the balance of accrued interest is reversed. Generally, this means that loans are put on nonaccrual status when interest is ninety days or more past due, unless the loan is well secured and in the process of collection. All payments received subsequent to the loan being put on nonaccrual are used to reduce the principal balance. Only after the principal is reduced to zero is interest income realized. Once a loan is placed on nonaccrual, it generally remains on nonaccrual unless the borrower has the capacity to make payments as evidenced by tax returns and other financial statements and has the intent to make payments as evidenced by keeping the loan current for a period of three to six months.

    Loan fees in excess of certain direct origination costs are deferred and amortized into interest income utilizing the interest method over the lives of the related loans. When a loan is repaid or sold, any unamortized net deferred fee balance is credited to income. Accretion of deferred loan fees is discontinued when loans are placed on nonaccrual status.

    The allowance for loan losses is maintained at a level considered adequate by management to provide for loan losses. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Management, in determining the adequacy of the allowance for loan losses, takes into consideration (1) loan loss

F–79

experience, (2) collateral values, (3) changes in the loan portfolio, (4) an assessment of the effect of current and anticipated economic conditions on the loan portfolio, and (5) examinations conducted by bank regulatory agencies. While management believes the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio, there exists the risk of losses which cannot be precisely quantified. Because this risk is continually changing in response to factors beyond the control of the Bank, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses is necessarily an estimate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to record additions to the allowance based on their judgments of information available to them at the time of their examination.

  Impaired Loans

    The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Impairment of a loan is measured by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company recognizes impairment by creating a valuation allowance with a corresponding charge to provision for loan losses. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment are not subject to this accounting treatment.

    For loans classified as nonaccrual and troubled debt restructurings, specific valuation allowances are established for the difference between the loan amount and the fair value of collateral less estimated selling costs. Impaired loans which are performing under their contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loan.

  Premises and Equipment, net

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on furniture, fixtures, and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are capitalized and amortized over the lease term or estimated useful lives of the improvements, whichever is shorter, using the straight-line method.

  Amortization of Convertible Note Expenses

    Expenses associated with the convertible note offering in 1994 are being amortized on a straight-line basis over the 10 year term of the note.

  Income Taxes

    The Company and its subsidiary file consolidated federal income and state franchise tax returns. Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach. A valuation allowance is established for deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.

F–80

  Earnings (Loss) Per Share

    Earnings per share are based upon the weighted average number of shares of common stock and common stock equivalents outstanding, net of common stock held in treasury. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

  Comprehensive Income

    Comprehensive income consists of net earnings (loss) and net unrealized gains (losses) on securities and is presented in the consolidated statements of operations and comprehensive income.

  Stock Option Plan

    As permitted by SFAS 123, Accounting for Stock-Based Compensation, the Company continues to apply APB Opinion No. 25 (APB 25) and related interpretations in accounting for its stock option plans. Under SFAS 123, a fair value method is used to determine compensation cost for stock options or similar equity instruments. Compensation is measured at the grant date and is recognized over the service or vesting period. Under APB 25, compensation cost is the excess, if any, of the quoted market price of the stock at the measurement date over the amount that must be paid to acquire the stock. SFAS 123 requires disclosure of the pro forma effect on income, as if the Company had adopted SFAS 123, which is disclosed in Note 8.

  401(k) Savings Plan

    The Bank has a 401(k) savings plan in effect for substantially all of its full-time employees who have completed one year of continuous service. Employee contributions under the plan are matched by the Bank up to a maximum of 3.0% of the employee's annual salary for 1999, 1998 and 1997. Salaries and employee benefits expense includes $114,700, $95,100, and $71,700 for 1999, 1998, and 1997, respectively, related to the Bank's contributions.

  Year 2000 (Unaudited)

    The Year 2000 issue presented a very real and significant challenge to the Company, along with the entire financial services industry. This problem had the potential to affect a wide range of systems and equipment, including software and hardware, utilities, communications platforms and devices, and facilities. The Year 2000 issue is the result of computer programs being written using two digits rather than four to represent the calendar year.

    Software so developed and not corrected could have produced inaccurate or unpredictable results when dates change in the Year 2000. Such occurrences could have had a material adverse effect on the Company's financial condition, results of operations, or business as the Company, like most financial organizations, was significantly subject to the potential Year 2000 issues due to the nature of financial information. Management had successfully developed and implemented a Year 2000 Preparedness Plan. There is no known impact on the Company related to the Year 2000 issue.

  Recent Accounting Pronouncements

    During 1998, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting For Derivative Instruments and Hedging Activities" (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. During 1999, the FASB issued SFAS No. 137, "Accounting for

F–81

Derivative Instruments and Hedging Activities—Deferral of Effective Date of SFAS 133 and Amendment to SFAS 133", which amends certain provisions of SFAS 133 and extends the initial effective date.

    These standards require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, and unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

    Under these statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. These statements are effective for the Company on July 1, 2000. Management is in the process of determining what effect, if any, adoption of this statement will have on the financial position or results of operations of the Company.

    In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of SFAS No 65." Under SFAS 134, after the securitization of a mortgage loan held for sale, retained mortgage-backed securities shall be classified in accordance with the provisions of Statement 115. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. SFAS 134 is effective for the first quarter beginning after December 15, 1998 and enterprises may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place when the Statement is initially applied. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

    During 1999, the FASB issued SFAS No. 135, Rescission of SFAS No. 75 and Technical Corrections, SFAS No. 136, "Transfer of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." Management does not believe either of these statements will have a significant impact on the financial position or results of operations of the Company.

Note 2—Restricted Cash Balances

    Aggregate cash balances in the form of deposits with the Federal Reserve Bank of approximately $8,098,000 and $5,661,000 were maintained to satisfy federal regulatory requirements at December 31, 1999 and 1998, respectively.

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Note 3—Investment Securities

    The amortized cost and fair value of securities available-for-sale are as follows:

	December 31, 1999
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Net Realized Gain(Loss)
(in thousands)
U.S. Government agency and mortgage-backed securities	$37,393	$—	$1,924	$35,469	$40
Small Business Administration securities	647	—	16	631	—
Municipal securities	2,551	—	173	2,378	—
Federal Reserve Bank Stock	439	—	—	439	—
Collateralized mortgage obligations	7,157	—	549	6,608	—

Total	$48,187	$—	$2,662	$45,525	$40

	December 31, 1998
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Net Realized Gain(Loss)
(in thousands)
U.S. Government agency and mortgage-backed securities	$68,487	$153	$514	$68,126	$(6)
Small Business Administration securities	858	1	7	852	—
Municipal securities	2,551	3	8	2,546	—
Federal Reserve Bank Stock	439	—	—	439	—
Collateralized mortgage obligations	9,034	—	106	8,928	—

Total	$81,369	$157	$635	$80,891	$(6)

    During the year ended December 31, 1999 and 1998 securities available-for-sale were sold for aggregate proceeds of $27,300,000 and $15,337,000, respectively. These sales resulted in net realized gains and losses of $96,000 and ($56,000) in 1999 and $12,000 and ($18,000) in 1998. There were no sales of securities available-for-sale related gross realized gains or losses during 1997.

    The amortized cost and estimated fair value of securities available-for-sale at December 31, 1999, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Amortized Cost	Fair Value
(in thousands)
Due within one year	$439	$439
Due after one year through five years	—	—
Due after five years through ten years	1,689	1,606
Due after ten years	46,059	43,480

Total	$48,187	$45,525

F–83

    The amortized cost and fair value of securities held-to-maturity are as follows:

	December 31, 1999
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
(in thousands)
U.S. Government securities	$3,032	$10	$25	$3,017
U.S. Government agency securities	1,750	—	31	1,719
U.S. Government agency mortgage-backed securities	13,418	—	253	13,165

Total	$18,200	$10	$309	$17,901

	December 31, 1998
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
(in thousands)
U.S. Government securities	$3,043	$151	$—	$3,194
U.S. Government agency securities	2,250	21	—	2,271
U.S. Government agency mortgage-backed securities	18,788	1	119	$18,670

Total	$24,081	$173	$119	$24,135

    The amortized cost and estimated fair value of securities held-to-maturity at December 31, 1999 by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Amortized Cost	Fair Value
(in thousands)
Due after one year through five years	$5,135	$5,087
Due after five years through ten years	9,037	8,794
Due after ten years	4,028	4,020

Total	$18,200	$17,901

    There were no trading securities during 1999 and 1998.

    During 1999, the highest daily balance and the average balance for the securities was $105,470,000 and $74,349,000, respectively. During 1998, the highest daily outstanding balance and average balance for the securities was $107,941,000 and $83,900,000, respectively.

  Pledged Securities

    U.S. Treasury securities with a carrying value of approximately $3,032,000 and $3,043,000 were pledged to secure treasury tax and loan deposits as required by law at December 31, 1999 and 1998, respectively.

F–84

Note 4—Loans and the Related Allowance for Loan Losses

    A summary of the major components of loans outstanding at December 31, 1999 and 1998 is as follows:

	1999	1998
(in thousands)
Commercial loans	$124,403	$93,952
Real estate secured commercial loans	27,538	11,698
Equity lines of credit	4,330	5,931
Other lines of credit	4,689	4,817
Installment loans	1,608	1,482
Lease financing	—	32

Gross Loans	162,568	117,912
Less:
Allowance for loan losses	(5,873)	(2,200)
Deferred loan fees, net	(211)	(193)

Loans, net	$156,484	$115,519

The composition of gross loans outstanding between fixed and variable is as follows:
Fixed rate	$42,194	$16,734
Variable rate	120,374	101,178

Total	$162,568	$117,912

    The following table provides information with respect to the Company's past due loans.

	December 31,
	1999	1998
(in thousands)
Loans 90 days or more past due and still accruing	$2,891	$100
Nonaccrual loans	8,412	1,359

Total past due loans	$11,303	$1,459

    Total accrued interest on loans 90 days past due and still accruing was $18,000 at December 31, 1999 and the Company had no accrued interest due on loans 90 days past due at December 31, 1998.

    The effect of nonaccrual loans on interest income for the years 1999 and 1998 is presented below:

	1999	1998
(in thousands)
Contractual interest due	$804	$126
Interest recognized	338	90

Net interest foregone	$466	$36

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    The Company had approximately $8,708,000 in impaired loans as of December 31, 1999. The carrying value of impaired loans for which there is a related allowance for loan losses was $414,000, with the amount of specific allowance for loan losses allocated to these loans of $134,000. There were $8,294,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1999 was $4,436,000 and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December 31, 1999, included $8,412,000 of nonaccrual loans.

    The Company had approximately $1,836,000 in impaired loans as of December 31, 1998. The carrying value of impaired loans for which there is a related allowance for loan losses was $153,000, with the amount of specific allowance for loan losses allocated to these loans of $41,000. There was $1,683,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1998 was $1,131,085 and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December 31, 1998, included $1,359,000 of nonaccrual loans.

    A summary of the activity within the allowance for loan losses is as follows:

	1999	1998
(in thousands)
Balance, beginning of year	$2,200	$1,802
Provision for loan losses	13,992	406
Loans charged-off	(10,452)	(269)
Recoveries on loans previously charged-off	133	261

Balance, end of year	$5,873	$2,200

    The Company's commercial loans as of December 31, 1999 and 1998 are partially secured by the following collateral:

	1999	1998
(in thousands)
Stock	$4,140	$3,395
Cash	14,901	2,504
Furniture, equipment and/or accounts receivables	81,584	65,314
Unsecured, real estate, automobiles, or assignment of life insurance	23,778	22,739

Total	$124,403	$93,952

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Note 5—Premises and Equipment

    A summary of the major components of premises and equipment at December 31, 1999 and 1998 is as follows:

	1999	1998
(in thousands)
Furniture, fixtures and equipment	$3,829	$3,498
Leasehold improvements	1,477	1,470

Total premises and equipment, at cost	5,306	4,968
Less accumulated depreciation and amortization	(4,154)	(3,578)

Net premises and equipment	$1,152	$1,390

    Depreciation and amortization expense related to premises and equipment was approximately $584,000, $591,000 and $563,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 6—Deposits and Short-Term Borrowings

    A summary of time certificates of deposit outstanding at December 31, 1999 and 1998 is as follows:

	1999	1998
(in thousands)
Time certificates of deposit under $100,000	$7,222	$8,625
Time certificates of deposit of $100,000 and over	38,429	20,323

Total	$45,651	$28,948

    Interest expense for the years ended December 31, 1999 and 1998 relating to interest-bearing deposits and other borrowings amounted to the following:

	1999	1998
(in thousands)
Interest-bearing demand deposits	$101	$134
Savings and money market deposits	1,758	1,801
Time certificates of deposit under $100,000	289	383
Time certificates of deposit of $100,000 and over	1,110	1,056

Interest expense on deposits	3,258	3,374

Federal funds purchased and securities sold under agreements to repurchase	109	36
Convertible notes	46	253

Interest expense on deposits and other borrowings	$3,413	$3,630

    The Bank sells securities under agreements to repurchase. Securities sold under repurchase agreements are recorded as short-term obligations. During 1999, the highest daily outstanding balance and the average balance of securities sold under agreements to repurchase was $25,000,000 and $2,166,000, respectively; the average rate paid was 5.03%. During 1998, the highest daily outstanding balance and the average balance of securities sold under agreements to repurchase was $5,000,000 and $55,000, respectively; the average rate paid was 5.50%. Securities subject to repurchase agreements, are

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retained by the Company's custodian under written agreements that recognize the customers' interests in the securities.

Note 7—Income Taxes

    The provision for income taxes for the years ended December 31, 1999 and 1998 is comprised of the following:

	1999	1998
(in thousands)
Current taxes:
Federal	$(1,533)	$471
State	(204)	3

Total current taxes	(1,737)	474

Deferred taxes (credits):
Federal	(1,170)	257
State	(292)	259

Total deferred taxes	(1,462)	516

Provision (benefit) for income taxes	$(3,199)	$990

    The following summarizes the differences between the income taxes reported for financial statement purposes and income taxes at the federal statutory rate of 34%, in 1999 and 1998, respectively:

	1999	1998
(in thousands)
Tax expense at statutory rate	$(3,930)	$827
State franchise taxes, net of federal income tax benefit	(827)	173
Valuation reserve	2,444	—
Net benefit from net operating loss carry back	(904)	—
Other	18	(10)

Provision (benefit) for income taxes	$(3,199)	$990

Effective tax rate	(27.7)%	40.9%

    Included in accrued interest receivable and other assets is refundable income taxes of $1,780,000 at December 31, 1999. Included in accrued interest payable and other liabilities is current income taxes payable of $837,000 at December 31, 1998.

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    The components of the net deferred tax asset are as follows:

	1999	1998
(in thousands)
Deferred tax liabilities:
Prepaid expenses	$211	$211
State taxes	485	11

Gross deferred tax liabilities	696	222

Deferred tax assets:
Other	82	76
Depreciation, leasing transactions, fixed asset gain or loss	251	169
Bad debt deductions	1,290	377
Deferred compensation	419	379
Core deposit amortization	20	20
Loan fee amortization	48	48
Accrued vacation	148	148
Contributions carryforward	44	9
Net operating loss carryforward	2,474	32
OREO reserve	112	—
Unrealized loss on securities available-for-sale	1,095	207

Gross deferred tax assets	5,983	1,465
Valuation Reserve	(2,444)	—

Net deferred tax asset	$2,843	$1,243

    The gross net operating loss carryforwards for federal and state income taxes of approximately $5,583,000 and $2,910,000 begin expiring in 2019 and 2001, respectively. During the current year, a valuation allowance of $2,444,000 was recorded to account for uncertainties related to the use of the Company's deferred tax assets to offset future income, resulting in reduced tax benefit in the year ended December 31, 1999. Management periodically reviews the factors that may change the amount of valuation allowance as facts and circumstances dictate. The deciding facts and circumstances causing management to establish this reserve occurred during the fourth quarter of 1999. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize all benefits related to these deductible differences.

Note 8—Shareholders' Equity

  Stock Option Plan

    The Company's option plans allow option holders to "pyramid" their options upon exercise. Through this process, which utilizes the intrinsic value of the options at the time of exercise, the option holders avoid incurring additional costs. As a result, more options may be exercised than shares issued, depending on the intrinsic value of the options at the time of exercise.

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    The Company has a stock option plan dated December 18, 1990 (the "1990 Plan") as amended and restated on September 22, 1992, which authorizes the issuance of up to 120,000 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options. Options granted under the 1990 Plan expire not more than ten years after the date of grant and must be fully paid when exercised. The status of options granted under the 1990 Plan is shown as follows:

	Exercise Price ($)	Weighted Average	Options Outstanding	Options Vested
Outstanding at December 31, 1996	7.71-14.22	$10.54	62,603	62,603

Exercised	7.71		(1,732)
Canceled	12.92	12.92	(3,307)
Granted			—

Outstanding at December 31, 1997	7.71-14.22	10.54	57,564	57,564

Exercised	7.71		(40,028)
Canceled			—
Granted	17.00		1,500

Outstanding at December 31, 1998	7.71-14.22	11.32	19,036	19,036

Exercised			—
Canceled	—		—
Granted	11.16	11.21	41,000

Outstanding at December 31, 1999			60,036	60,036

    At December 31, 1999, there were 61,862 shares available for grant under the 1990 Plan. At December 31, 1999, stock options outstanding had 8.5 years weighted average life. Of the options outstanding at December 31, 1999 and 1998, 61,703 and 19,036, respectively, were exercisable with weighted-average prices of $11.21 and $11.32, respectively.

    The Company also has a stock option plan dated December 31, 1992 (the "1992 Plan"), which authorizes the issuance of up to 393,750 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options. Options granted under the 1992 Plan expire not more than ten years after the date of grant and must be fully paid when exercised. The status of options granted under the 1992 Plan is shown as follows:

	Exercise Price		Options Outstanding	Vested
Outstanding at December 31, 1996 and 1997	$12.70		358,313	358,313
Exercised	12.70		(264,600)
Outstanding at December 31, 1998	12.70		93,713	93,713
Granted	11.16		13,500
Outstanding at December 31, 1999	(12.57 weighted avg.	)	107,213	97,047

F–90

    At December 31, 1999, 102,213 options were exercisable at a weighted-average exercise price per share of $12.57.

    In addition, the Company also has a stock option plan dated March 25, 1998 (the "1998 Plan"), which authorizes the issuance of up to 100,000 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options. Options granted under the Plan expire not more than ten years after the date of grant and must be fully paid when exercised. As of December 31, 1999, there were no options granted or outstanding under the 1998 Plan.

    The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income (loss) would approximate the pro forma amounts, indicated below. These pro forma amounts were calculated using the Black-Scholes option-pricing model with the assumptions indicated in the table below:

	1999	1998
(in thousands, except per share data)
Net income (loss) as reported	$(8,360)	$1,432
Pro forma loss net income (loss)	$(8,659)	$1,424
Earnings per common share as reported (basic)	$(4.15)	$.81
Pro forma earnings per common share (loss)	$(4.30)	$.81
Expected life (years)	5	5
Risk-free interest rate	4.86%	4.93%
Volatility	63.7%	46%
Expected dividend yield	—	—

    The weighted average grant date fair value of the options granted during the year ended December 31, 1999 and 1998 was $10.375 and $17.00, respectively. There were no options granted during 1997.

    On February 1, 2000, 60,000 options granted to two executives during 1999 were cancelled and 130,000 new options were granted with an exercise price of $7.50 per share. Of the new options, 50% vested on the grant date and 25% vest annually on the anniversary of the grant date. On February 1, 2000, the exercise price of 10,000 options granted to two employees during 1999 was amended to $7.50 per share. Of the options granted during 1999, 3,500 are contingent upon execution of a key employee agreement.

Common Stock Issuance

    On May 14, 1996, the Company declared a 5% stock dividend paid on June 21, 1996, primarily by a distribution of 64,714 treasury shares. On June 23, 1995, the Company declared a 5% stock dividend, primarily paid by a distribution of 56,274 treasury shares on July 19, 1995.

    On January 19, 1993, the Company concluded a private placement offering of 341,250 shares of common stock at a price of $12.70 per share. All but 15,225 shares were sold as of December 31, 1992. In connection with the offering, 413,438 options and 137,812 warrants were issued on December 31, 1992 and are considered issued and outstanding. The options and warrants became exercisable on December 31, 1994 at a price of $12.70 per share and expire on December 31, 2002. Proceeds to the

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Company from the offering totaled $3,559,000 as of December 31, 1992. Additional proceeds of $182,000 were received on January 19, 1993.

    In connection with the private placement, the Company issued (i) a warrant to Robert H. Leshner, principal of the placement agent, to purchase 110,250 shares of Common Stock (the "Leshner Warrant") and (ii) a warrant to Andrew E. Haas, which was subsequently reissued as two warrants to purchase 13,781 shares to each of Mr. Haas and Curtis Swindal, each at a purchase price of $12.70 per share exercisable in full on or after December 31, 1994 and before December 31, 2002. The Company agreed to grant the holders of the shares issued upon exercise of the warrants ("Warrant Shares") the right, on two occasions during the five-year period beginning December 31, 1994, to require the Company to register (the "Demand Registration") the Warrant Shares under the Securities Exchange Act of 1934 (the "Act"). The Company will pay the expenses of one Demand Registration.

    Under the terms of the Leshner Warrant, if Dr. Joel W. Kovner, former Chairman of the Board and Chief Executive Officer of the Company, dies before December 31, 2002, then the Company will purchase, at the option of Mr. Leshner, some or all of the warrants and/or Warrant Shares then owned by Mr. Leshner, provided that (i) the maximum aggregate purchase price paid by the Company shall be not more than $1,000,000 and (ii) the funds to purchase such warrants and/or Warrant Shares shall come solely from the proceeds of the key person life insurance policy on Dr. Kovner. Furthermore, if at any time prior to December 31, 2002 Mr. Leshner wishes to sell some or all of the warrants and/or Warrant Shares to a third party, Mr. Leshner must offer to sell such warrants and/or Warrant Shares to the Company on the same terms and conditions being offered to such third party. Another term of the Leshner Warrant restricts Company's ability to issue certain types of preferred stock which would entitle the holders thereof to receive dividends or distributions of assets that vary in amount with Bancorp's performance.

Note 9—Commitments and Contingent Liabilities

    The Company leases its premises and certain equipment under several noncancellable operating leases which expire on various dates through January 31, 2014. Rental expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $1.0 million, $1.0 million and $1.1 million, respectively.

    The following is a schedule of future minimum rental commitments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999:

Year ending December 31,	(in thousands)
2000	$1,060
2001	967
2002	474
2003	348
2004	200
Thereafter	1,815

Total	$4,864

    The building lease commitments are subject to cost-of-living adjustments to reflect future changes in the consumer price index or a fixed periodic rate increase. Those leases with fixed periodic rate increases and/or specified months with no rent due are amortized so that the average monthly cost of the lease is charged each month.

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  Lending Commitments

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 1999 and 1998, the Company had commitments to extend credit of approximately $46.7 million and $49.9 million, respectively, and obligations under standby letters of credit of approximately $5.6 million and $6.5 million, respectively. These commitments and obligations were variable rate in structure.

F–93

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. At December 31, 1999, all guarantees extended for a period of 12 months or less. The Company uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to clients. The Company evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained, if necessary by the Company upon an extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income-producing commercial real estate.

  Other Obligations

    As part of a separation agreement, a former executive was granted a continuation of services arrangement where the Company is obligated to pay $150,000 per annum beginning May 2001 and continuing through May 2016. In connection with this agreement, the Company invested in and is the beneficiary of life insurance policy proceeds which fund this obligation and meets other settlement requirements as discussed in Note 8. As of December 31, 1999, the accrued liability for the salary continuation was $1.0 million and the cash surrender value of the life insurance policies, recorded in other assets, was $2.3 million.

Note 10—Transactions Involving Directors and Affiliated Parties

    As part of its normal banking activities, the Company has extended credit to various directors and employees and their related interest. The credit extended to these individuals and affiliates for the two years ended December 31, is summarized as follows:

(in thousands)	1999	1998
Balance, beginning of year	$3,650	$3,711
Credit granted	1,500	293
Loan payments	(2,950)	(354)

Balance, end of year	$2,200	$3,650

    Interest income earned on these loans amounted to approximately $159,400, $343,000 and $286,000 during the years 1999, 1998, and 1997, respectively. In the opinion of management, all of the above reference extensions of credit are on terms similar to transactions with nonaffiliated parties and involve only normal credit risk, when initially underwritten. Amounts included in deposits at December 31, 1999, related to directors and affiliated parties was approximately $789,000.

    The Company and the Bank entered into a Consulting Agreement with Network Health Financial Services, Inc. ("NHFS"), a California Corporation for which Melinda McIntyre-Kolpin serves as Chief Executive Officer. Pursuant to the Consulting Agreement, NHFS provides consulting services to the Company and the Bank with respect to personnel matters, operational procedures and client development and retention. NHFS is paid its actual costs incurred in the performance of its duties under the Consulting Agreement (including hourly rates for certain specified NHFS personnel while they are performing consulting services), plus an additional 25% of such costs. In addition, the Bancorp and Bank pay flat monthly rates for the services of Ms. McIntyre-Kolpin and Ms. Patti Derry. During 1999, the Bancorp and the Bank paid NHFS total fees in the amount of approximately $644,000 pursuant to the Consulting Agreement. Either party may terminate the Consulting Agreement by giving

F–94

30 days notice to the other party. The Company and the Bank terminated the Consulting Agreement on March 6, 2000.

Note 11—Capital Adequacy and Restrictions on Dividend Payments

    The Office of the Comptroller of the Currency (the "OCC"), the Bank's primary regulator, has established minimum leverage ratio guidelines for national banks. These guidelines provide for a minimum Tier 1 capital leverage ratio (Tier 1 capital to adjusted total assets) of 3.0% for national banks that meet certain specified criteria, including having the highest regulatory rating. All other national banks will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional 100 to 200 basis points.

    The Federal Reserve Board, as the Company's primary regulator, has similarly established minimum leverage ratio guidelines for bank holding companies. These guidelines also provide for a minimum Tier 1 leverage ratio of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional 100 to 200 basis points. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 capital leverage ratio applicable to it. Under risk-based capital standards, banking organizations are expected to meet a minimum ratio for qualifying total capital to risk-weighted assets of 8.0%, 4.0% of which must be Tier 1 capital.

    The Federal Deposit Insurance Act of 1991 contains "prompt correction action" provisions pursuant to which insured depository institutions are to be classified into one of five categories based primarily upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require, subject to certain exceptions, the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

    The following table sets forth the minimum required regulatory capital ratios for a bank holding company and bank, and various regulatory capital ratios of the Company and the Bank at December 31, 1999.

					To Be Well Capitalized Under Prompt Corrective Action Provisions
			For Capital Adequacy Purposes
	Actual
(in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Leverage	$14,972	5.21%	$11,494	4.00%	$14,368	5.00%
Tier 1 Risk-Based	14,972	8.97	6,675	4.00	10,013	6.00
Total Risk-Based	17,784	10.66	13,350	8.00	16,688	10.00
Bank
Leverage	$13,786	4.81%	$11,457	4.00%	$14,321	5.00%
Tier 1 Risk-Based	13,786	8.18	6,741	4.00	10,112	6.00
Total Risk-Based	15,939	9.46	13,482	8.00	16,853	10.00

F–95

    The following table sets forth the minimum required regulatory capital ratios for a bank holding company and bank, and various regulatory capital ratios of the Company and the Bank at December 31, 1998.

					To Be Well Capitalized Under Prompt Corrective Action Provisions
			For Capital Adequacy Purposes
	Actual
(in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Leverage	$25,592	9.59%	$10,677	4.00%	$13,346	5.00%
Tier 1 Risk-Based	25,592	17.31	5,914	4.00	8,872	6.00
Total Risk-Based	28,561	19.32	11,829	8.00	14,786	10.00
Bank
Leverage	$22,297	8.37%	$10,661	4.00%	$13,326	5.00%
Tier 1 Risk-Based	22,297	15.12	5,899	4.00	8,848	6.00
Total Risk-Based	24,145	16.37	11,797	8.00	14,747	10.00

    Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of the OCC, exceed its net earnings, as defined, for that year combined with its retained net earnings for the preceding two years. Dividends declared may not exceed amounts necessary to satisfy the aforementioned capital requirements. As of December 31, 1999, the Bank could not declare dividends without obtaining regulatory approval.

    Federal banking law also restricts the Bank from extending credit to the Company in excess of 10% of the capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

    The OCC conducted an examination in 1999 and determined that the Bank required special supervisory attention. To implement this corrective action, the OCC and the Bank entered into a formal agreement on March 22, 2000, which requires the Bank to: maintain certain regulatory capital levels; appoint a full time president and a full time senior lending officer; establish a loan workout department; implement an overdraft policy; improve the management of the loan portfolio; establish an independent loan review system; immediately take action to protect the Bank's interest in criticized assets; establish an organizational structure with clear lines of authority for the CEO and President; develop a conflict of interest policy which includes relationships with officers, directors and consultants; develop a three year strategic plan; develop a profit plan to improve and sustain earnings and a capital plan to meet and maintain a well capitalized regulatory requirements. The agreement also establishes a schedule for compliance and requires additional regulatory reporting by the Bank.

    The following table sets forth the capital ratios for the Bank, at December 31, 1999 and the required ratios by September 30, 2000:

			Required by the Formal Agreement		Excess (Deficiency)
	Actual
(in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bank
Leverage	$13,786	4.81%	$14,321	5.00%	$(535)	(.19)%
Tier 1 Risk-Based	13,786	8.18	10,112	6.00	3,674	2.18
Total Risk-Based	15,939	9.46	16,853	10.00	(914)	(.54)

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Note 12—Convertible Notes

    On June 19, 1994, the Company completed a public offering of $5,750,000 in convertible subordinated reset notes (the "Notes") which mature on March 1, 2004 and incurred expenses of $1,205,000. Interest on the Notes is payable semiannually on March 1 and September 1 of each year, commencing on September 1, 1994 at the rate of 8.50% per annum until March 1, 1998, and from March 2, 1998 until the principal thereof is paid or made available for payment at a rate of 7.21% per annum, or the Reference Rate (as defined below) plus 150 basis points. The "Reference Rate" is the most recent "Five Year Constant Treasury Maturity Index" published by the Federal Reserve Bank, or its successor, at least 60 days prior to March 2, 1998. The Notes are convertible into common stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $12.6984 per share, subject to adjustment in certain events. The Notes are redeemable in whole or in part at the option of the Company at any time on or after March 2, 1998 at the redemption prices set, subject to the prior approval of the Board of Governors of the Federal Reserve System. During 1999, $437,000 of the notes were converted into 34,410 common stock shares. During 1998, $4,321,000 of the Notes were converted into 334,494 common stock shares. During 1997, $180,000 of the Notes were converted into 14,174 common stock shares. During 1996, $2,000 of the Notes were converted into 157 common stock shares. During 1995, $131,000 of the Notes were converted into 10,316 common stock shares. If all $679,000 of the remaining Notes were converted into common stock, 53,471 shares of common stock would be issued.

Note 13—Derivative Financial Instruments

    The Company had only limited involvement with derivative financial instruments and did not use them for trading purposes. They are used to manage well-defined interest rate price risks. The Company was not a party to any derivative financial instruments as of December 31, 1999.

    Interest rate floor and cap agreements are used to reduce the potential impact of changes in interest rates which would reduce the interest income and/or market value on loans and on certain securities. The Company entered into three interest rate floor agreements during December 1994 and January 1995 for a total notional amount of $60 million. The agreements entitled the Company to receive from counterparties on a monthly basis the amounts, if any, by which the one-month London Interbank Offered Rate ("LIBOR") falls below 6%. The floor agreements were for a period of three years. The average premium paid for the floor agreements was approximately 20 basis points or $120,000 and was being amortized over three years. In May 1995, the Company sold the floor contracts for total consideration of $722,500. This amount is being amortized over the original three year term. In 1997, net interest income was increased approximately $235,000, as a result of the interest rate floor agreements.

    In December 1995, the Company entered into two interest rate cap agreements for a notional amount of $10 million each. The agreements entitle the Company to receive from counterparties on a quarterly basis the amounts, if any, by which the one year Constant Maturity Treasury Index ("CMT") rises above 6.50% on a $10 million notional amount and 6.75% on a $10 million notional amount. The cap agreements are for a period of three years and expired December 1998. The average premium paid for the cap agreements was approximately 63.5 basis points or $127,000 and is being amortized over three years. Net interest income in 1999, 1998 and 1997 was decreased by the interest rate caps by approximately $1,600, $40,000 and $42,000, respectively.

    The Company uses interest rate swap agreements for the purpose of synthetically altering the interest rates on a portion of the Bank's super NOW and money market accounts. In January 1993, the Company entered into two interest rate swap agreements that paid the Company a fixed rate of 7.21%

F–97

for three years beginning in January 1993, while the Company paid the prime rate. These swaps had a total notional amount of $40 million and terminated in January 1996. Net interest income for 1996 and 1995 was reduced by the two swaps by approximately $15,000 and $694,000, respectively. In November 1993, the Bank entered into a swap with a notional amount of $15 million to synthetically alter interest rates on a portion of the Bank's super NOW and money market accounts. The effective date of the swap is May 26, 1994 and covers a period of five years ending in May 1999. Under the terms of the swap, the Bank pays a rate of prime less 190 basis points while receiving the three-month LIBOR. The rate the Bank pays adjusts daily while the rate the Bank receives adjusts quarterly. The terms of the swap originally included an interest rate cap, which was terminated in 1994, and an expense of approximately $385,000 was recorded. Net interest income was reduced by the swap by approximately $32,000 and $134,000 in 1999 and 1998, each year, respectively.

    The Company is exposed to potential credit losses in the event of nonperformance by the counterparties to its interest rate floor agreements, interest rate swap agreements and nonderivative financial assets, but has no off-balance-sheet credit risk of accounting loss. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support the financial instruments subject to credit risk but monitors the credit standing of counterparties.

Note 14—Fair Value of Financial Instruments

    The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31, 1999		December 31, 1998
(in thousands)	Carrying Value	Estimated Fari Value	Carrying Value	Estimated Value Fair
Assets:
Cash and cash equivalents	$43,419	$43,419	$31,965	$31,965
Securities available-for-sale	45,525	45,525	80,891	80,891
Securities held-to-maturity	18,200	17,901	24,081	24,135
Loans, net	156,484	156,206	115,519	116,091
Liabilities:
Noninterest-bearing transaction accounts	109,560	109,560	109,422	109,422
Interest-bearing transaction accounts	16,033	16,033	16,710	16,710
Savings and money market accounts	84,783	84,783	75,501	75,501
Certificates of deposit and other time deposits	45,651	45,666	28,948	28,799
Convertible notes	679	679	1,116	1,051

    The carrying values of cash and cash equivalents reported in the balance sheet approximate fair values due to the short-term nature of the assets. The fair value of marketable securities and interest rate swaps and caps is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair values of loans are estimated using discounted cash flow analysis. The analysis was performed on a loan-by-loan basis by projecting each loan's expected cash flows and discounting these flows at appropriate discount rates. The expected cash flows were determined by contractually scheduled payments of principal and interest, incorporating scheduled rate adjustments,

F–98

periodic caps, and lifetime ceilings and floors for adjustable loans. The fair values are based on a stable interest rate scenario and do not incorporate bid-ask spreads or discounts that might be required to dispose of assets in bulk. Discount rates applied to the expected cash flows were based on the Bank's offer rates for new loans with similar collateral and terms, adjusted to reflect differential risk based on collateral value, payment status, and/or credit classification at December 31, 1999 and 1998, respectively.

    The fair value of deposits with no defined maturities, such as demand deposits, money market deposits and savings accounts, is the amount payable on demand at the valuation date. For deposit liabilities with defined maturities, such as time certificates of deposit, estimation of fair value was based on the discounted value of future cash flows expected to be paid, where the discount rate was the Bank's offer rate for similar deposits with maturities equivalent to the remaining terms on the deposits being valued at December 31, 1999 and 1998, respectively.

    Standby letters of credit principally support corporate obligations and include $1.5 million and $395,000 that was collateralized with cash at December 31, 1999 and 1998, respectively. At December 31, 1999, $5.6 million of the standby letters of credit and $37.2 million of other lending commitments expire within one year. The estimated fair value of lending commitments and letters of credit is estimated using fees currently charged for similar arrangements, adjusted for changes in interest rates and credit that occurred subsequent to origination.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 15—Earnings Per Share

    The following table illustrates the computation of basic and diluted earnings per share:

	Year ended December 31,
	1999	1998
Net earnings (loss) used for earnings per share computation:	$(8,359,763)	$1,431,599
Interest savings on conversion of convertible notes, net of income taxes(a)		149,200

Diluted earnings (loss)	$(8,359,763)	$1,580,799

Denominator for basic earnings per share -weighted average number of shares outstanding	2,015,226	1,768,663
Effect of dilutive securities:
Warrants and Options(a)		125,596
Convertible notes(a)		253,942

Denominator for diluted earnings per share	2,015,226	2,148,201

Basic earnings (loss) per share	$(4.15)	$0.81

Diluted earnings (loss) per share(a)	$(4.15)	$0.74

(a)
No effect has been given to dilutive securities because the impact is anti-dilutive.

F–99

Note 16—Parent Company Information

    The Bancorp has met its obligations principally from the payment of dividends from the Bank. As of December 31, 1999, the Bank was unable to pay dividends without obtaining regulatory approval.

    The following financial information represents the balance sheets of the Bancorp as of December 31, 1999 and 1998, the related statements of operations and of cash flows for the three-year period ended December 31, 1999.

Balance Sheets
December 31, 1999 and 1998

	1999	1998
	(in thousands)
Assets:
Cash in First Professional Bank, N.A.	$433	$3,276
Investment in First Professional Bank, N.A.	16,303	22,296
Loans	865	244
Accrued interest receivable and other assets	673	708

	$18,274	$26,524

Liabilities:
Accrued interest payable and other liabilities	$65	$77
Convertible Notes	679	1,116
Other Liabilities	—	10

Total Liabilities	744	1,203
Shareholder's equity	17,530	25,321

	$18,274	$26,524

F–100

Statement of Operations
Years ended December 31, 1999 and 1998

	1999	1998
	(in thousands)
Income:
Cash dividends from First Professional Bank, N.A.	$—	$—
Interest	80	15
Other	14	4

Total income	94	19

Expenses:
Interest	46	253
Salaries and employer taxes	34	22
Amortization of convertible note expenses	16	69
Legal fees, net of legal settlement	209	218
Other professional services	49	117
Other	75	11

Total expenses	429	690

Provision for Loan Loss	(660)	—
Earnings (loss) before income taxes and equity in undistributed net earnings of First Professional Bank, N.A.	(995)	(671)
Provision for income taxes

Earnings before equity in undistributed net earnings of First Professional Bank, N.A.	(995)	(671)
Equity in undistributed net (loss) earnings of First Professional Bank, N.A.	(7,365)	2,103

Net (loss) earnings	$(8,360)	$1,432

F–101

Statement of Cash Flows
Years ended December 31, 1999 and 1998

	1999	1998
	(in thousands)
Cash flows from operating activities:
Net earnings (loss)	$(8,360)	$1,432
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Increase) decrease in accrued interest receivable and other assets	34	(39)
(Decrease) increase in accrued expenses and other liabilities	(22)	(186)
(Decrease) in deferred taxes	—	69
Equity in undistributed (earnings) loss of First Professional Bank, N.A.	7,365	(2,103)

Net cash provided by (used in) investing activities	(983)	(827)

Cash Flows from investing activities:
Advanced from FPB	400	—
Net decrease (increase) in loans	(621)	(144)

Net cash provided by (used in) investing activities	(221)	(144)

Cash flows from financing activities:
Capital infusion into FPB	(1,500)	—
Proceeds from exercise of convertible notes	(38)	3,794
Dividends paid	(101)	(185)

Net cash provided by (used in) financing activities	(1,639)	3,609

Net increase (decrease) in cash	(2,843)	2,638
Cash, beginning of year	3,276	638

Cash, end of year	$433	$3,276

Supplemental disclosure of cash flow information—cash paid during the year for:
Interest	$58	$381

F–102

Note 17—Quarterly Financial Data (Unaudited)

    The following tables set forth the Company unaudited data regarding operations for each quarter of 1999 and 1998. This information, in the opinion of management, includes all normal recurring adjustments necessary to state fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

	Quarter Ended
	Dec. 31, 1999		Sept. 30, 1999		June 30, 1999		Mar. 31, 1999	Dec. 31, 1998	Sept. 30, 1998
(in thousands, except per share data)
Interest income	$4,755		$4,801		$4,419		$4,321	$4,476	$4,343
Interest expense	950		864		750		849	1,040	793
Net interest income	3,805		3,937		3,669		3,472	3,437	3,550
Provision for loan losses	8,395		4,426		1,047		125	406	—
Gains (losses) on securities:
Available-for-sale	—		—		4		36	3	—
Other Income	431		458		443		481	387	418
Other expenses	3,820		3,582		3,605		3,294	2,702	3,096
Earnings (loss) before income taxes	(7,979)		(3,613)		(536)		570	719	872
Net earnings (loss)	(6,073)		(2,363)		(259)		336	392	512
Earnings (loss) per share (as restated):
Basic	(3.00)		(1.17)		(.13)		.17	0.20	0.26
Diluted	(3.00	)(a)	(1.17	)(a)	(.13	)(a)	.16	0.18	0.22

(a)
No effect has been given to dilutive securities because the impact is anti-dilutive

	Quarter Ended
	June 30, 1998	Mar. 31, 1998
(in thousands, except per share data)
Interest income	$4,120	$4,009
Interest expense	896	901
Net interest income	3,224	3,108
Provision for loan losses	—	—
Gains (losses) on securities:
Available-for-sale	(9)	—
Other Income	469	467
Other expenses	3,296	3,133
Earnings (loss) before income taxes	388	442
Net earnings (loss)	224	304
Earnings (loss) per share (as restated):
Basic	0.13	0.22
Diluted	0.13	0.17

    In the third and fourth quarter of 1999, the Company added $4,400,000 and $8,400,000, respectively, to the allowance for loan losses in recognition that the quality of certain loans had deteriorated and to provide protection against future potential losses.

    Earnings (loss) per share is based on the weighted average number of shares outstanding during each period. Full-year weighted average shares differ from quarterly weighted average shares, and therefore annual earnings (loss) per share may not equal the sum of the quarters.

F–103

APPENDIX A

AGREEMENT AND PLAN OF MERGER
dated as of May 22, 2001
by and among
First Charter Bank, N.A.
First Community Bancorp
and
First Community Bank of the Desert

TABLE OF CONTENTS
RECITALS

ARTICLE I CERTAIN DEFINITIONS
1.01	Certain Definitions	A-1
ARTICLE II THE MERGER
2.01	The Merger	A-6
2.02	Effective Date and Effective Time	A-7
2.03	Agreement of Merger	A-7
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
3.01	Merger Consideration	A-7
3.02	Rights as Shareholders; Stock Transfers	A-7
3.03	Fractional Shares	A-8
3.04	Exchange Procedures	A-8
3.05	Anti-Dilution Provisions	A-9
3.06	Dissenters' Rights	A-9
3.07	Company Stock Options	A-9
ARTICLE IV ACTIONS PENDING ACQUISITION
4.01	Forebearances of the Company	A-10
4.02	Forebearances of Parent	A-12
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01	Disclosure Schedules	A-13
5.02	Standard	A-13
5.03	Representations and Warranties of the Company	A-13
5.04	Representations and Warranties of Parent	A-21
ARTICLE VI COVENANTS
6.01	Reasonable Best Efforts	A-23
6.02	Shareholder Approval	A-24
6.03	Registration Statement	A-24
6.04	Press Releases	A-25
6.05	Access; Information	A-25
6.06	Affiliates	A-26
6.07	Acquisition Proposals	A-26
6.08	Certain Policies	A-26
6.09	Nasdaq Listing	A-27
6.10	Regulatory Applications	A-27

i

6.11	Indemnification	A-27
6.12	Benefit Plans	A-28
6.13	Appointment of Director	A-29
6.14	Non-compete Agreements	A-29
6.15	Notification of Certain Matters	A-29
6.16	Parent Approval	A-29
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01	Conditions to Each Party's Obligation to Effect the Merger	A-29
7.02	Conditions to Obligation of the Company	A-30
7.03	Conditions to Obligation of Parent	A-30
ARTICLE VIII TERMINATION
8.01	Termination	A-31
8.02	Effect of Termination and Abandonment	A-33
ARTICLE IX MISCELLANEOUS
9.01	Survival	A-33
9.02	Waiver; Amendment	A-33
9.03	Counterparts	A-33
9.04	Governing Law	A-33
9.05	Expenses	A-33
9.06	Notices	A-33
9.07	Entire Understanding; No Third Party Beneficiaries	A-34
9.08	Effect	A-34
9.09	Severability	A-34
9.10	Enforcement of the Agreement	A-34
9.11	Interpretation	A-35
EXHIBIT A Form of Shareholder Agreement
EXHIBIT B Form of Stock Option Agreement
EXHIBIT C Form of Company Affiliates Agreement
EXHIBIT D Form of Parent Affiliates Agreement
EXHIBIT E Form of Non-Compete Agreement
EXHIBIT F Form of Agreement of Merger

Company's Disclosure Schedule

ii

    AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2001 (this "Agreement"), by and among First Charter Bank, N.A., a national banking association (the "Company"), First Community Bancorp, a California corporation ("Parent") and First Community Bank of the Desert, a California state-chartered bank ("Parent Bank").

RECITALS

    A.  The Company.  The Company is a national banking association having its principal place of business in Beverly Hills, California.

    B.  Parent.  Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

    C.  Parent Bank.  Parent Bank is a California state-chartered, member commercial bank, all of the outstanding capital stock of which is owned by Parent.

    D.  Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    E.  Board Action.  The respective Boards of Directors of each of Parent, Parent Bank and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

    F.  Shareholder Agreements.  As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto, (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares in favor of this Agreement and the Merger.

    G.  Stock Option Agreement.  As an inducement to the willingness of Parent to consummate the transactions contemplated by this Agreement, the Company is simultaneously entering into the Stock Option Agreement, substantially in the form of Exhibit B hereto (the "Stock Option Agreement"), pursuant to which the Company will grant to Parent an option to acquire shares of Company Common Stock.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

    1.01  Certain Definitions  The following terms are used in this Agreement with the meanings set forth below:

    "Acquisition Proposal" has the meaning set forth in Section 6.07.

    "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

    "Agreement of Merger" has the meaning set forth in Section 2.01.

    "ALL" has the meaning set forth in Section 5.03(t).

    "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

A–1

    "Bank Merger Act" means the Bank Merger Act, as amended.

    "Benefit Plans" has the meaning set forth in Section 5.03(m).

    "BHC Act" means the Bank Holding Company Act of 1956, as amended.

    "Business Combination" has the meaning set forth in Section 3.05.

    "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

    "California Financial Code" means the Financial Code of the State of California, as amended.

    "California Secretary" means the California Secretary of State.

    "CGCL" means the California General Corporation Law.

    "Code" has the meaning set forth in the recitals to this Agreement.

    "Commissioner" means the California Commissioner of Financial Institutions.

    "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

    "Company" has the meaning set forth in the preamble to this Agreement.

    "Company Affiliates" has the meaning set forth in Section 6.06.

    "Company Articles" means the Articles of Association of the Company, as amended.

    "Company Board" means the Board of Directors of the Company.

    "Company By-Laws" means the By-Laws of the Company.

    "Company Common Stock" means the common stock, $0.076 par value per share, of the Company.

    "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiary or any predecessor of or any successor to the Company (or to another such predecessor or successor).

    "Company Loan Property" has the meaning set forth in Section 5.03(o).

    "Company Meeting" has the meaning set forth in Section 6.02.

    "Company Preferred Stock" means the Series A Non-Cumulative Perpetual Preferred Stock, $50.00 stated value per share, of the Company.

    "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

    "Company Stock Options" means the options to acquire Company Common Stock or Company Preferred Stock issued under the Company's 1998 Preferred Stock Option Plan or the Company's 1992 Stock Option Plan, as the case may be.

    "Costs" has the meaning set forth in Section 6.11(a).

    "Derivatives Contract" has the meaning set forth in Section 5.03(q).

A–2

    "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

    "Disclosure Schedule" has the meaning set forth in Section 5.01.

    "Dissenters' Shares" means shares of Company Stock held by a Company shareholder with respect to which such shareholder, in accordance with the National Bank Act, perfects such shareholder's right to dissent to the Merger.

    "Dissenting Shareholder" means any holder of Dissenters' Shares.

    "Effective Date" has the meaning set forth in Section 2.02.

    "Effective Time" has the meaning set forth in Section 2.02.

    "Employees" has the meaning set forth in Section 5.03(m).

    "Environmental Laws" has the meaning set forth in Section 5.03(o).

    "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Exchange Agent" has the meaning set forth in Section 3.04(a).

    "Exchange Fund" has the meaning set forth in Section 3.04(a).

    "Exchange Ratio" means 0.008635, the number obtained by dividing 710,000 by the total number of shares of Company Common Stock outstanding, giving effect to the exercise of all outstanding options to acquire Company Preferred Stock and the conversion of all outstanding or issuable shares of Company Preferred Stock, as adjusted pursuant to Sections 3.05 and 8.01(f) hereof.

    "Fair Housing Act" means the Fair Housing Act, as amended.

    "FDIC" means the Federal Deposit Insurance Corporation.

    "Federal Reserve Act" means the Federal Reserve Act, as amended.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

    "GAAP" means generally accepted accounting principles.

    "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

    "Hazardous Substance" has the meaning set forth in Section 5.03(o).

    "Indemnified Party" has the meaning set forth in Section 6.11(a).

    "Index Ratio" has the meaning set forth in Section 8.01(f).

    "Insurance Amount" has the meaning set forth in Section 6.11(b).

    "Insurance Policies" has the meaning set forth in Section 5.03(s).

A–3

    "KBW Average Index" means the average of the KBW Index for the ten consecutive New York Stock Exchange trading days ending on the Determination Date.

    "KBW Index" means the KBW 50 Index of Keefe, Bruyette & Woods, Inc. (as provided by Keefe, Bruyette & Woods, Inc. upon request).

    "KBW Starting Index" means the average of the KBW Index for the ten consecutive New York Stock Exchange trading day period ending on the day prior to the first public announcement of the Merger by Parent.

    "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

    "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiary taken as a whole, as the case may be or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (e) with respect to the Company the effects of any action or omission taken with the prior consent of Parent.

    "Merger" has the meaning set forth in Section 2.01(a).

    "Merger Consideration" has the meaning set forth in Section 2.01(a).

    "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

    "National Bank Act" means the National Bank Act, as amended.

    "National Labor Relations Act" means the National Labor Relations Act, as amended.

    "New Certificates" has the meaning set forth in Section 3.04(a).

    "OCC" means the Office of the Comptroller of the Currency.

    "OCC Documents" has the meaning set forth in Section 5.03(g).

    "Old Certificates" has the meaning set forth in Section 3.04(a).

    "Parent" has the meaning set forth in the preamble to this Agreement.

    "Parent Affiliates" has the meaning set forth in Section 6.06.

    "Parent Bank" has the meaning set forth in the preamble to this Agreement.

    "Parent Banks" means Rancho Santa Fe National Bank, First Community Bank of the Desert and First Professional Bank, N.A.

    "Parent Bank Board" means the Board of Directors of Parent Bank.

A–4

    "Parent Bank Stock" means the stock, no par value per share, of Parent Bank.

    "Parent Board" means the Board of Directors of Parent.

    "Parent By-Laws" means the By-Laws of Parent.

    "Parent Closing Average" means the average of the last sales price per share for Parent Common Stock for the ten consecutive Nasdaq trading day period ending on the Determination Date.

    "Parent Common Stock" means the common stock, no par value per share, of Parent.

    "Parent Loan Property" has the meaning set forth in Section 5.04(j).

    "Parent Preferred Stock" means the preferred stock, no par value per share, of Parent.

    "Parent Ratio" has the meaning set forth in Section 8.01(f).

    "Parent Stock" means, collectively, Parent Common Stock and Parent Preferred Stock.

    "Pension Plan" has the meaning set forth in Section 5.03(m).

    "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

    "Previously Disclosed" by the Company shall mean information set forth in a section of the Disclosure Schedule corresponding to the section of this Agreement where such term is used.

    "Proxy Statement" has the meaning set forth in Section 6.03(a).

    "Registration Statement" has the meaning set forth in Section 6.03(a).

    "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

    "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

    "SEC" means the Securities and Exchange Commission.

    "SEC Documents" has the meaning set forth in Section 5.04(g).

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

    "Shareholders" shall mean the following shareholders of the Company: each director of the Company and Value Partners, LTD.

    "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

    "Starting Price" means the average of the last sales price per share for Parent Common Stock for the ten consecutive trading day period ending on the day prior to the first public announcement of the Merger by Parent.

    "Stock Option Agreement" has the meaning set forth in the recitals to this Agreement.

A–5

    "Surviving Corporation" has the meaning set forth in Section 2.01(a).

    "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of the Company or its Subsidiary by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

    "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of the Company, its Subsidiary or the Company Group including, without limitation, consolidated federal income tax returns of the Company Group.

    "Treasury Stock" shall mean shares of Company Stock held by the Company or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

THE MERGER

    2.01  The Merger  (a) The Combination.  At the Effective Time, the Company shall merge with and into Parent Bank (the "Merger"), the separate corporate existence of the Company shall cease and Parent Bank shall survive and continue to exist as a bank, incorporated under the laws of the State of California (Parent Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company's shareholders have approved this Agreement), change the method of effecting the combination of Parent Bank with the Company (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company with any of its existing Subsidiaries, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

    (b) Filings.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Commissioner an executed agreement of merger (the "Agreement of Merger") in form acceptable to the Commissioner, certified by the California Secretary. A form of the Agreement of Merger is attached hereto as Exhibit F.

    (c) Articles of Incorporation and By-Laws.  The articles of incorporation and by-laws of Parent Bank immediately after the Merger shall be those of Parent Bank as in effect immediately prior to the Effective Time.

    (d) Directors and Officers of the Surviving Corporation.  The directors and officers of Parent Bank immediately after the Merger shall be the directors and officers of Parent Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

A–6

    (e) Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 214b of the National Bank Act, Section 1107 of the CGCL and Section 4889 of the California Financial Code, in each case including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    2.02  Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made on (i) the fifth (or the third to the extent permitted by Section 8.01(f) hereof) Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

    2.03  Agreement of Merger.  At the request of Parent prior to the mailing of the Proxy Statement, Parent Bank and the Company shall enter into the Agreement of Merger for purposes of any filing requirement of the CGCL or the California Financial Code.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

    3.01  Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

      (a) Outstanding Company Common Stock.  Each share of Company Common Stock, excluding (i) Treasury Stock and (ii) Dissenters' Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into that number of shares of Parent Common Stock equal to the Exchange Ratio.

      (b) Outstanding Company Preferred Stock.  Each share of Company Preferred Stock, excluding (i) Treasury Stock and (ii) Dissenters' Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into that number of shares of Parent Common Stock equal to the product of (y) the Exchange Ratio and (z) 657.89 (the number of shares of Company Common Stock that may be acquired upon exercise of a share of Company Preferred Stock based on the conversion price of $0.076 as in effect as of the date hereof).

      (c) Outstanding Parent Bank Stock.  Each share of Parent Bank Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be unaffected by the Merger.

      (d) Treasury Stock.  Each share of Company Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.02  Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

A–7

    3.03  Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Parent Common Stock as reported on Nasdaq for the ten-trading-day period immediately preceding the Effective Date.

    3.04  Exchange Procedures.  (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with such bank or other entity as Parent shall select (which entity may be a Subsidiary of Parent) (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Stock.

    (b) After the Effective Date, Parent shall send or cause to be sent as promptly as reasonably practicable to each former holder of record of shares of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Parent shall cause the New Certificates into which shares of a shareholder's Company Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. The Exchange Agent shall process materials received and issue New Certificates within three Business Days of the receipt of such materials. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

    (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of Parent, no dividends or other distributions with respect to Parent Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into shares of such Parent Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Company Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid

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dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    3.05  Anti-Dilution Provisions.  In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

    3.06  Dissenters' Rights.  Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder's shares of Company Stock, as provided in 12 U.S.C. 214a, shall not be entitled to the merger consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the National Bank Act, and shall be entitled to receive only the payment provided for by 12 U.S.C. 214a with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the merger consideration pursuant to Section 3.01 hereof.

    3.07  Company Stock Options.  The Company shall take the actions specified in Section 10 of the Company's 1992 Stock Option Plan and Section 9 of the Company's 1998 Preferred Stock Option Plan and each of the Incentive Stock Option Agreements, the Nonqualified Stock Option Agreements and the Non-Employee Director Stock Option Agreements that evidence option grants under the Company's 1998 Preferred Stock Option Plan regarding a Terminating Event, as therein defined, not less than 35 days prior to the anticipated Effective Date, so that all currently outstanding Company Stock Options which are not exercised in accordance with their terms and the terms of the applicable Company Stock Option Plan between the date hereof and the Effective Date will be automatically terminated on or before the Effective Date in accordance with such terms. To the extent that any option agreement evidencing an option grant under the Company's 1998 Preferred Stock Option Plan does not provide for option termination as described above, the Company shall obtain written consent from the option holder to terminate such option as of the Effective Date.

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ARTICLE IV

ACTIONS PENDING ACQUISITION

    4.01  Forebearances of the Company.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not:

      (a) Ordinary Course.  Except as Previously Disclosed in Section 4.01(a) of the Company's Disclosure Schedule, and pursuant to the terms of Section 6.16 hereof, conduct the business of the Company other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Parent or any of Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on the Company.

      (b) Capital Stock.  Other than pursuant to the Stock Option Agreement and Rights set forth on Schedule 4.01(b) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

      (c) Dividends; Etc.  (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock, other than regular quarterly cash dividends at the rate of $1.50 per share on the Company Preferred Stock if and to the extent declared by the Company's Board of Directors and after receipt of all required shareholder and regulatory approvals, except to the extent otherwise prohibited by the OCC, or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

      (d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Company's Disclosure Schedule or (iv) for grants of awards to newly hired employees consistent with past practice.

      (e) Hiring.  Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

      (f)  Benefit Plans.  Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Company's Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust

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  agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

      (g) Dispositions.  Except as Previously Disclosed in Section 4.01(g) of the Company's Disclosure Schedule and in accordance with Section 6.16, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company.

      (h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

      (i)  Capital Expenditures.  Except as set forth in Schedule 4.01(i) of the Company's Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

      (j)  Governing Documents.  Amend the Company Articles or Company By-Laws.

      (k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

      (l)  Contracts.  Except as Previously Disclosed in Section 4.01(l) of the Company's Disclosure Schedule and in accordance with Section 6.16, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

      (m) Claims.  Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount, individually or for all such settlements, that is material to the Company and/or would impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to the Company.

      (n) Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

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      (o) Risk Management.  Except as required by applicable law or regulation or the OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

      (p) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

      (q) Loans.  Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting complete loan package information to the chief credit officer of Parent Bank for review with a right of comment at least two full Business Days prior to taking such action.

      (r) Investments.  (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within one Business Day after the Company requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

      (s) Taxes.  Take any action which would materially adversely affect the tax position of the Company or its successor after the Merger.

      (t)  Commitments.  Agree or commit to do any of the foregoing.

    4.02  Forebearances of Parent.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

      (a) Ordinary Course.  Take any action reasonably likely to have an adverse effect on Parent's ability to perform any of its material obligations under this Agreement or the Stock Option Agreement.

      (b) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (y) for "pooling-of-interests" accounting treatment or (z) as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that nothing contained in this subsection (z) shall limit the ability of Parent to exercise its rights under the Stock Option Agreement or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Stock Option Agreement except, in each case, as may be required by applicable law or regulation.

       (c) Commitments.  Agree or commit to do any of the foregoing.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

    5.01  Disclosure Schedules.  On or prior to the date hereof, the Company has delivered to Parent a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    5.02  Standard.  No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

    5.03  Representations and Warranties of the Company.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to Parent and Parent Bank:

      (a) Organization, Standing and Authority.  The Company is a nationally chartered banking association. The Company is duly licensed by the OCC as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

      (b) Company Capital Stock.  As of the date hereof, the authorized capital stock of the Company consists solely of 88,000,000 shares of Company Common Stock, of which 2,289,779 shares were outstanding as of the date hereof, and 500,000 shares of Company preferred stock, of which 110,000 shares have been designated as Company Preferred Stock, of which 110,000 shares were outstanding as of the date hereof. Based on a stated value per share of $50.00 and a conversion price of $0.076 as of the date hereof, the conversion ratio of the Company Preferred Stock is 657.89 shares of Company Common Stock for each share of Company Preferred Stock. As of the date hereof, no shares of the Company Stock were held in treasury by the Company or otherwise owned by the Company. The outstanding shares of Company Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Section 5.03(b) of the Company's Disclosure Schedule sets forth for each Company Stock Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock or Company Preferred Stock subject to each option, the number and type of shares subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and other than pursuant to the Stock Option Agreement, as of the date hereof, there are no shares of Company Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any

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  commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement.

      (c) Subsidiaries.

         (i) (A) Other than First Charter Merchant Card Consulting Services, Inc., a California corporation, the Company has no Subsidiaries, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of its Subsidiary, (C) no equity securities of its Subsidiary are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which its Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiary held by the Company are fully paid and nonassessable and are owned by the Company free and clear of any Liens.

        (ii) The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiary.

      (d) Corporate Power.  The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

      (e) Corporate Authority.  As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company's board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the Stock Option Agreement and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and the Stock Option Agreement and each of this Agreement and the Stock Option Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of Carpenter & Company to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Company Stock from a financial point of view.

      (f)  Regulatory Approvals; No Defaults.  (i) Except as Previously Disclosed, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement and the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC and the Commissioner, as required, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the holders of two-thirds of the outstanding shares of each of the Company Common Stock and the Company Preferred Stock, (C) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (D) the filing of the executed Agreement of Merger, certified by the California Secretary, with the Commissioner pursuant to the California Financial Code. As of the date hereof, the Company is not aware of any reason why the approvals

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  set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

      (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or its Subsidiary or to which the Company or its Subsidiary or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or by-laws (or similar governing documents) of the Company or its Subsidiary or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

      (g) Financial Reports; Undisclosed Liabilities.  (i) The Company's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 with the OCC (collectively, the Company's "OCC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable securities regulations of the OCC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in any such OCC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiary as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such OCC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiary for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

      (ii) Since December 31, 2000, neither the Company nor its Subsidiary has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

      (iii) Since December 31, 2000, (A) the Company and its Subsidiary have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

      (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiary entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiary, to cause the Company or its Subsidiary to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiary. Except for regular quarterly cash dividends at the rate of $1.50 per share on the Company Preferred Stock, no cash, stock or other dividend or any other distribution with respect to (i) the stock of the Company or (ii) except as

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  disclosed in writing to Parent as of the date hereof or hereafter, its Subsidiary, have been declared, set aside or paid. No shares of the stock of the Company have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2000, and no agreements have been made to do the foregoing.

      (h) Litigation.  No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or its Subsidiary and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

      (i)  Regulatory Matters.  (i) Neither the Company nor its Subsidiary nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board) or the supervision or regulation of it (collectively, the "Regulatory Authorities"). The Company and its Subsidiary have paid all assessments made or imposed by any Regulatory Authority.

      (ii) Neither the Company nor its Subsidiary has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      (j)  Compliance With Laws.  Each of the Company and its Subsidiary:

         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

        (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or its Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

      (k) Material Contracts; Defaults.  Except for documents listed as exhibits to the OCC Documents, neither the Company nor its Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company or by its Subsidiary. Neither the Company nor its Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its

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  respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or its Subsidiary is currently outstanding.

      (l)  No Brokers.  No action has been taken by the Company or its Subsidiary that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement, excluding a Previously Disclosed fee to be paid to Carpenter & Company.

      (m) Employee Benefit Plans.  (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiary (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

      (ii) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefits Plans. Neither the Company nor its Subsidiary has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or its Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

      (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or its Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor its Subsidiary has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

      (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the OCC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding

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  funding waiver. Neither the Company nor its Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

      (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

      (vi) Neither the Company nor its Subsidiary has any obligations for retiree health and life benefits under any Benefit Plan. The Company or its Subsidiary may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

     (vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      (n) Labor Matters.  Neither the Company nor its Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or its Subsidiary the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or its Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or its Subsidiary pending or, to the Company's knowledge, threatened, nor is the Company or its Subsidiary aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      (o) Environmental Matters.  (i) The Company and its Subsidiary have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by the Company or its Subsidiary, or any property in which the Company or its Subsidiary has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither the Company nor its Subsidiary could be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither the Company nor its Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor its Subsidiary has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor its Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive

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  services) involving the Company or its Subsidiary, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or its Subsidiary, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiary and any currently or formerly owned or operated property or any Company Loan Property.

      As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

      (p) Tax Matters.  (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group, including the Company and its Subsidiary, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company.

      (ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three most recent fiscal years ended on or before December 31, 1999.

      (iii) Neither the Company nor its Subsidiary has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the OCC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the OCC Documents filed on or prior to the date hereof.

      (iv) Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiary).

      (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

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      (vi) As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

      (q) Risk Management Instruments.  Except as Previously Disclosed, neither the Company nor its Subsidiary is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or its Subsidiary enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

      (r) Books and Records.  The books and records of the Company and its Subsidiary have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiary.

      (s) Insurance.  The Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiary ("Insurance Policies"). The Company and its Subsidiary are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiary are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

      (t)  Allowance For Loan Losses.  The Company's Allowance for Loan Losses ("ALL") is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

      (u) Transactions With Affiliates.  The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

      (v) Accounting Treatment.  As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

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    5.04  Representations and Warranties of Parent.  Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

      (a) Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

      (b) Parent Stock.  (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which no more than 4,553,568 shares were outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof.

      (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The Shares of Parent Common Stock to be issued in exchange for shares of Company Stock in the Merger will be issued (x) pursuant to an effective registration statement or applicable exemption under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

      (c) Subsidiaries.  Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Each of the Parent Banks is duly licensed by the OCC or the Commissioner, as applicable, and its deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

      (d) Corporate Power.  Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of Parent and Parent Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations under the Stock Option Agreement and to consummate the transactions contemplated thereby.

      (e) Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and the Parent Bank Board. The Stock Option Agreement and the transactions contemplated thereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by each of Parent and Parent Bank and this Agreement is a valid and legally binding agreement of Parent and Parent Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      (f)  Regulatory Approvals; No Defaults.  (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Parent Bank of this Agreement or by Parent of the Stock Option

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  Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the OCC and the Commissioner, as required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock in the Merger, (E) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (F) the filing of the executed Agreement of Merger, certified by the California Secretary, with the Commissioner pursuant to the California Financial Code. As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

      (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Parent Bank and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

      (g) Financial Reports and SEC Documents; Material Adverse Effect.  (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

      (ii) Since December 31, 2000, Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

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      (h) Litigation.  No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

      (i)  No Brokers.  Except for a fee paid to Castle Creek Capital LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement and the Stock Option Agreement.

      (j)  Environmental Matters.  (i) Parent and its Subsidiaries have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Parent or any of its Subsidiaries, or any property in which Parent or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Parent Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Parent nor any of its Subsidiaries could be deemed the owner or operator of any Parent Loan Property under any Environmental Law which such Parent Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to Parent's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Parent or its Subsidiaries, any currently or formerly owned or operated property, or any Parent Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Parent or its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Parent Loan Property.

      (k) Insurance.  Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent in accordance with industry practices.

      (l)  Accounting Treatment; Tax Matters.  As of the date hereof, Parent is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment. As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

    6.01  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Company, Parent and Parent Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

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    6.02  Shareholder Approval.  The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), in each case within 45 calendar days after the Registration Statement is declared effective. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.07 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

    6.03  Registration Statement.  (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement not less than five days prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

    (b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement

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    (c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04  Press Releases.  The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

    6.05  Access; Information.  (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

    (b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent's representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

    (c) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

    (d) Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

    (e) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any

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party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

    6.06  Affiliates.  The Company and Parent shall cooperate to use their respective commercially reasonable efforts to identify those Persons who may be deemed to be "affiliates" of the Company or Parent within the meaning of Rule 145 promulgated by the SEC under the Securities Act or SEC Accounting Releases 130 and 135 (such Persons being "Company Affiliates" or "Parent Affiliates", as the case may be). The Company and Parent shall use their respective commercially reasonable efforts to cause each Person so identified to deliver to Parent, no later than 40 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibits C (in the case of Company Affiliates) and D (in the case of Parent Affiliates) hereof).

    6.07  Acquisition Proposals.  The Company agrees that neither it nor its Subsidiary nor any of their respective officers or directors shall, and that it shall direct and use its reasonable best efforts to cause its and such Subsidiary's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company (excluding any sale of all or substantially all the assets of the Company's Subsidiary) or more than 10% of the outstanding equity securities, of the Company or its Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor its Subsidiary nor any of their respective officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action would, in the absence of the foregoing proscriptions, be legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger; provided further, however, that nothing in this Agreement shall prevent the sale of all or substantially all the assets of the Company's Subsidiary. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

    6.08  Certain Policies.  Prior to the Effective Date, the Company shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including

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loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that in any event, no accrual or reserve made by the Company pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

    6.09  Nasdaq Listing.  Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Stock in the Merger.

    6.10  Regulatory Applications.  (a) Each of Parent, Parent Bank and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or branches of any other Subsidiary of Parent or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary) and the Stock Option Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Stock Option Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Stock Option Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

    6.11  Indemnification.  (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, the Stock Option Agreement or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the National Bank Act, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the National Bank Act, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent; and provided, further, that in the

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absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Parent shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

    (b) For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by the Company (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

    (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

    (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

    6.12  Benefit Plans.  (a) From and after the Effective Time, Parent shall provide former employees of the Company who remain as employees of Parent or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

    (b) Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment or severance agreements, plans or policies of the Company which are Previously Disclosed.

    (c) If employees of the Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

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    (d) Parent agrees to pay and provide to (i) any employee of the Company with the title of Vice President or below whose employment is involuntarily terminated other than for cause during the six-month period following the Effective Time severance and benefits in accordance with the terms of the Company's Employee Handbook in effect as of the date hereof and (ii) any employee of the Company with a title of Senior Vice President or above whose employment is involuntarily terminated other than for cause during the six-month period following the Effective Time (other than any such employee who is entitled to severance benefits under such circumstances pursuant to an employment or severance agreement with the Company Previously Disclosed in Section 5.03(m) of the Company's Disclosure Schedule) severance in an amount equal to 0.50 multiplied by the annual salary being paid to such employee by the Company as of the date hereof and benefits in accordance with the terms of the Company's Employee Handbook.

    6.13  Appointment of Director.  Parent agrees to take all action necessary, including without limitation amending the Parent By-Laws, to appoint or elect, effective as of the Effective Time, Mr. Timothy Ewing, or a person designated by Mr. Ewing who is reasonably acceptable to Parent, as a director of Parent, who shall serve until the first annual meeting of shareholders of Parent following the Effective Time and until such person's successor is elected and qualified. Subject to compliance with the fiduciary duties of the directors of Parent, Parent shall include such person on the list of nominees for director presented by the Parent Board and for which the Parent Board shall solicit proxies at the first annual meeting of shareholders of Parent following the Effective Time.

    6.14  Non-compete Agreements.  Each of the non-officer directors of the Company are simultaneously with the execution and delivery hereof executing and delivering to Parent non-compete agreements substantially in the form of Exhibit E hereto.

    6.15  Notification of Certain Matters.  Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.16  Parent Approval.  The Company shall keep Parent reasonably informed as to the status of the transactions contemplated in Sections 4.01(a), 4.01(g) and 4.01(l) of the Company's Disclosure Schedule and shall not enter into any additional agreements with respect to such transactions without the prior approval of Parent, which approval shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

      (a) Shareholder Approvals.  This Agreement and the Merger shall have been duly approved by holders of not less than two-thirds of the outstanding shares of each of the Company Common Stock and the Company Preferred Stock.

      (b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to

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  such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

      (c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

      (d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

      (e) Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq.

    7.02  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

      (a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

      (b) Performance of Obligations of Parent.  Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

      (c) Opinion of the Company's Counsel.  The Company shall have received an opinion of Manatt, Phelps & Phillips, LLP, special counsel to the Company dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code and (iii) no gain or loss will be recognized by shareholders of the Company who receive shares of Parent Common Stock in exchange for shares of Company Stock, except with respect to cash received. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from the Company, Parent, Parent Bank and shareholders of the Company.

      (d) Fairness Opinion.  The Company shall have received the written opinion of Carpenter & Company to the effect that, as of the date of the mailing of the Proxy Statement to the shareholders of the Company in connection with the Company Meeting, the Exchange Ratio is fair to the holders of Company Stock from a financial point of view.

    7.03  Conditions to Obligation of Parent.  The obligation of Parent and Parent Bank to consummate the Merger is also subject to the fulfillment or written waiver by Parent and Parent Bank prior to the Effective Time of each of the following conditions:

      (a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true

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  and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Parent Bank shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (c) Performance of Obligations of the Shareholders.  The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements, provided, however, that this condition shall be deemed to be satisfied notwithstanding any failure to perform such obligations unless any such failure or failures, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company and, if requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

      (d) Opinion of Parent's Counsel.  Parent shall have received an opinion of Sullivan & Cromwell, special counsel to Parent, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent, Parent Bank and shareholders of the Company.

      (e) Stockholders' Equity and Reserves.  As of the end of the month immediately preceding the Effective Date, (i) the stockholders' equity of the Company shall not be less than $8,975,000 and (ii) the Company's ALL shall not be less than $1.1 million, in each case as determined in accordance with GAAP.

ARTICLE VIII

TERMINATION

    8.01  Termination.  This Agreement may be terminated, and the Merger may be abandoned:

      (a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

      (b) Breach.  At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent and Parent Bank or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by Parent and Parent Bank or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach

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  (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

      (c) Delay.  At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2002, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c), (ii) Parent Bank (if Parent is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

      (d) No Approval.  By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the stockholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

      (e) Failure to Recommend.  At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.07 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

      (f)  Possible Adjustment.  By the Company, if the Company Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

        (1) The Parent Closing Average shall be less than 80% of the Starting Price; and

        (2) (i) the number obtained by dividing the Parent Closing Average by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the KBW Average Index by the KBW Starting Index and multiplying the quotient in this clause by 0.80 (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Company Common Stock and Company Preferred Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the Parent Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this

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Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(f).

    8.02  Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE IX

MISCELLANEOUS

    9.01  Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.11 and this Article IX, which shall survive the Effective Time, and the Stock Option Agreement, which shall terminate in accordance with the terms thereof) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX, which shall survive any such termination, and the Stock Option Agreement, which shall terminate in accordance with the terms thereof).

    9.02  Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the consideration to be received by the Company shareholders in the Merger or be in violation of applicable law.

    9.03  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

    9.05  Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    9.06  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to the Company to:

    First Charter Bank, N.A.
    9454 Wilshire Boulevard
    Beverly Hills, California 90212
    Attention: President
    Facsimile: (310) 248-2152

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    With copies to:

    Manatt, Phelps & Phillips, LLP
    Trident Center, East Tower
    11355 West Olympic Boulevard
    Los Angeles, California 90064
    Attention: Gordon M. Bava
    Facsimile: (310) 312-4224

    Elias, Matz, Tiernan & Herrick L.L.P.
    12th Floor, The Walker Building
    734 15th Street, N.W.
    Washington, District of Columbia 20005
    Attention: Timothy B. Matz
    Facsimile: (202) 347-2172

    If to Parent or Parent Bank to:

    First Community Bancorp
    1160 El Tordo Road
    Rancho Santa Fe, California 92067
    Attention: Arnold C. Hahn
    Facsimile: (858) 756-2980

    With a copy to:

    Sullivan & Cromwell
    1888 Century Park East, Suite 2100
    Los Angeles, California 90067-1725
    Attention: Stanley F. Farrar
    Facsimile: (310) 712-8800

    9.07  Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Shareholder Agreements and the Stock Option Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Stock Option Agreement supersede any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.08  Effect.  No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

    9.09  Severability.  Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10  Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be

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entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.11  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CHARTER BANK, N.A.
By:	/s/ JAMES BREWER Name: James Brewer Title: President and Chief Executive Officer
FIRST COMMUNITY BANCORP
By:	/s/ ARNOLD C. HAHN Name: Arnold C. Hahn Title: Chief Financial Officer
FIRST COMMUNITY BANK OF THE DESERT
By:	/s/ ARNOLD C. HAHN Name: Arnold C. Hahn

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AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    This Amendment to Agreement and Plan of Merger (this "Amendment") is made with reference to the Agreement and Plan of Merger ("the Merger Agreement"), dated as of May 22, 2001, by among First Community Bancorp, a California corporation, First Community Bank of the Desert ("Bank of the Desert"), a state-chartered bank organized under the laws of the State of California, and First Charter Bank, N.A., a national banking association organized under the laws of the United States, and is entered into by and among the parties heretot this 19th day of July 2001.

    WHEREAS, the parties hereto desire to amend the Merger Agreement as hereinafter set forth;

    NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Merger Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  Definitions. All capitalized terms not defined herein have the meaning ascribed to them in the Merger Agreement.

    2.  Exercise of Right. Pursuant to Section 2.01(a) of the Merger Agreement, Parent elects to modify the method of effecting the Merger so that, at the Effective Time, the Company merges with and into First Professional Bank, N.A ("First Professional"). All references in the Merger Agreement to Parent Bank shall henceforth be construed to refer to First Professional. None of the conditions set forth in Subsections (i) through (iv) of Section 2.01 shall result from this change.

    3.  Articles of Association, Bylaws and Capital. The Aricles of Association, Bylaws and capital of the Surviving Corporation shall be the Articles of Association, Bylaws and capital of First Professional.

    4.  Assumption of Duties and Obligations. First Professional hereby agrees to perform Bank of the Desert's duties under the Merger Agreement, and assumes Bank of the Desert's liabilities and obligations under the Merger Agreement.

    5.  Assignment of Rights. Bank of the Desert hereby assigns and transfers to First Professional all of its rights under the Merger Agreement.

    6.  References. Any reference to the Merger Agreement contained in any document, instrument or agreement executed in connection with the Merger Agreement, shall be deemed to be a reference to the Merger Agreement as modified by this Amendment. Except as modified hereby, the Merger Agreement remains in full force and effect.

    7.  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCORP
By:	/s/ ARNOLD C. HAHN Name: Arnold C. Hahn Title: Chief Financial Officer
FIRST PROFESSIONAL BANK, N.A.
By:	/s/ ARNOLD C. HAHN Name: Arnold C. Hahn Title: Executive Vice President and Chief Financial Officer
FIRST COMMUNITY BANK OF THE DESERT
By:	/s/ ARNOLD C. HAHN Name: Arnold C. Hahn Title: Executive Vice President and Chief Financial Officer
FIRST COMMUNITY BANK OF THE DESERT
By:	/s/ JOSPEH RABBAT Name: Joseph Rabbat Title: Executive Vice President and Chief Financial Officer

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APPENDIX B

STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of May 22, 2001, between First Community Bancorp, a California corporation ("Grantee"), and First Charter Bank, N.A., a national banking association ("Issuer").

RECITALS

    A.  Merger Agreement.  Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), which agreement has been executed by the parties hereto simultaneously with this Stock Option Agreement; and

    B.  Option.  As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1.  (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option", which term shall, as applicable, be deemed to refer to an option with respect to Issuer Preferred Stock (as hereinafter defined)) to purchase, subject to the terms hereof, up to an aggregate of 570,000 (as adjusted as set forth herein) fully paid and nonassessable shares (the "Option Shares", which term shall, as applicable, be deemed to refer to Issuer Preferred Option Shares (as hereinafter defined)) of common stock, par value $0.076 per share ("Common Stock") at a price per Option Share equal to $0.14 (the "Option Price") (as adjusted as set forth herein); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock.

    Subject to subsection (a) of this Section 1, in the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the second sentence of Section 5 hereof), the number of Option Shares subject to the Option (or the number of shares of Common Stock subject to issuance upon conversion of outstanding Issuer Preferred Shares (as hereinafter defined)) will be adjusted so that, after such issuance, it equates to 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

    2.  (a) The Holder (as hereinafter defined) may exercise the Option, with respect to any or all of the Option Shares at any time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the Exercise Notice (as hereinafter defined) of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). An Exercise Termination Event shall be the earliest to occur of the following: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is unintentional) (a "Listed Termination"); or

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(iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

       (i) Issuer or its subsidiary (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement and the Disclosure Schedule delivered by Issuer pursuant thereto. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary, (y) a purchase, lease or other acquisition of more than 15% of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

      (ii) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

      (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

      (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

      (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition

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  Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

      (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after a proposal is made by a third party, other than Grantee or a Subsidiary of Grantee, to Issuer or its shareholders to engage in an Acquisition Transaction, and (A) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (B) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

      (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clauses (y) and (z) of the second sentence thereof shall be 25%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f)  At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the Option Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of Option Shares purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the

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balance of the shares purchasable hereunder; provided, however, that in the event a sufficient number of shares of Common Stock are not authorized to permit the issuance by Issuer of the number of Option Shares subject to such Exercise Notice, the Issuer shall use its best efforts to cause such number of shares of Stock to become authorized for issuance prior to the Closing Date, or, in lieu thereof, shall issue to Holder a number of shares of convertible preferred stock, par value $0.076 per share, authorized and designated by the Issuer, in accordance with all applicable law ("Issuer Preferred Stock"), which shares (or units thereof) of preferred stock shall be equal (in number and voting power) to the number of Option Shares issuable pursuant to such Exercise Notice and otherwise have terms that make such preferred stock substantially similar to Common Stock (the "Issuer Preferred Option Shares"), and which shares shall be immediately convertible, subject to the following sentence, by the Holder into shares of Common Stock on a one-for-one basis. Issuer shall use all reasonable efforts, upon the issuance of any Issuer Preferred Option Shares pursuant to this subsection (g), to effect an amendment, as soon as possible, to the Company Articles authorizing a sufficient number of shares of Common Stock, and to take, as soon as possible, any other actions necessary to permit the conversion of all outstanding Issuer Preferred Option Shares into shares of Common Stock. Concurrent with the above-described actions, Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of Option Shares in violation of applicable federal and state securities and banking laws or the provisions of this Agreement.

    (h) Certificates for Option Shares delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Offering Disclosure Rules (including any successor thereto, the "Securities Rules") of the Office of the Comptroller of the Currency. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Rules in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Office of the Comptroller of the Currency ("OCC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Rules; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3.  Issuer agrees:  (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid

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the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (ii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue the Option Shares pursuant hereto; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4.  This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5.  In addition to the adjustment in the number of Option Shares that are purchasable upon exercise of the Option (or the conversion of outstanding Issuer Preferred Stock) pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of Option Shares subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock or Issuer Preferred Stock, as applicable, if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the second sentence of this Section 5 or upon exercise of the Option), the number of Option Shares subject to the Option shall be adjusted so that, after such issuance, it, together with any Option Shares previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    6.  Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Rules covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in

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order to permit the sale or other disposition of the Option Shares or any shares of Common Stock issued upon conversion of any Issuer Preferred Stock (collectively, the "Registrable Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Registrable Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Registrable Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Registrable Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Registrable Shares to be included in such offering for the account of the Holder shall constitute at least 33?% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7.  (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Registrable Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Registrable Shares from the Owner as the Owner shall designate at a price (the "Registrable Share Repurchase Price") equal to the market/offer price multiplied by the number of Registrable Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Registrable Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of

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Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Registrable Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Registrable Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Registrable Shares in accordance with the provisions of this Section 7. The Holder and the Owner, as the case may be, shall also represent and warrant that it has sole record and beneficial ownership of such Registrable Shares and that such Registrable Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Registrable Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Registrable Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Registrable Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Registrable Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Registrable Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Registrable Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Registrable Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Registrable Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

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    (d) For purposes of this Agreement, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof and prior to the occurrence of an Exercise Termination Event:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

      (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clauses (y) and (z) shall be 25%.

    8.  (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits.

      (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

      (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

      (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

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    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 719.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

    (f)  Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9.  (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), delivered to the Substitute Option Issuer prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

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    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

    10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

    11. (a) Issuer hereby represents and warrants to Grantee as follows:

       (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in

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  accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock or Issuer Preferred Stock equal to the maximum number of shares of Common Stock or Issuer Preferred Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in the National Bank Act), and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

    (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the Securities Rules and the Securities Act of 1933, as amended.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the Option Shares subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the Option Shares issuable hereunder until such time, if ever, as it deems appropriate to do so.

    14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Registrable Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $750,000 (i) plus, if applicable, Grantee's purchase price with respect to any Registrable Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Registrable Shares (or any other securities into which such Registrable Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Registrable Shares.

    (b) Grantee may exercise its right to relinquish the Option and any Registrable Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Registrable Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Registrable Shares, if any, in accordance with the provisions of this

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Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

    16. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in Section 16(c) hereof) exceed $750,000 (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (1) reduce the number of shares subject to the Option (and any Substitution Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock, Issuer Preferred Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d) hereof) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) hereof so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

    (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts of fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of Option Shares by Issuer pursuant to Section 7, after

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payment of applicable brokerage or sales commissions and discounts, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee upon the repurchase of the Option or Registrable Shares by Issuer pursuant to Section 7, plus (3) all equivalent amounts with respect to the Substitute Option and any amounts paid pursuant to Section 9, minus (4) all amounts of cash previously paid to Issuer pursuant to Section 16(a)(3) hereof and the value of all Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 16(a)(2) hereof, which value shall be deemed to be the purchase price paid by Issuer for such Option Shares or other securities.

    (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a) hereof. For purposes of this Section 16, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of Option Shares, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of Registrable Shares, it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law are applicable).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

First Community Bancorp
By	/s/ Arnold C. Hahn Name: Arnold C. Hahn Title: Chief Financial Officer
First Charter Bank, N.A.
By	/s/ James Brewer Name: James Brewer Title: President and Chief Executive Officer

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APPENDIX C

May 14, 2001

Board of Directors
First Charter Bank
9454 Wilshire Boulevard
Beverly Hills, CA 90212

Members of the Board:

    With respect to the Definitive Agreement ("the Agreement") signed and entered into on May 22, 2001, between First Charter Bank (the "Company") and First Community Bancorp ("FCBP"), pursuant to which the Company will merge into First Community Bank of the Desert, a wholly owned subsidiary of FCBP (the "Merger"), and the current shareholders of the Company will receive shares of FCBP Common Stock, in exchange for 100% of the outstanding Common and Convertible Preferred Stock of the Company, you have asked our opinion as to the fairness from a financial point of view to the shareholders of the Company of the consideration to be paid in the Merger (the "Merger Consideration").

    In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company, and FCBP, including the consolidated financial statements for recent periods through March 31, 2001, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company and FCBP from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company and FCBP, including financial forecasts and related assumptions of the Company and of FCBP; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

    In connection with our review, we have not independently verified any of the foregoing information with respect to the Company, or FCBP. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or FCBP's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or FCBP, nor have we been furnished with any such appraisals. We are not expressing any opinion as to the actual value of FCBP's common stock when issued to the Company shareholders pursuant to the Merger, or the prices at which FCBP common stock will trade subsequent to the Merger. Further, our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof.

    This opinion is furnished pursuant to our engagement letter dated September 11, 2000, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this

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opinion, we do not admit that we are experts with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

    Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

/s/ Carpenter & Company

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APPENDIX D

Excerpt from the National Bank Act Concerning Dissenters' Rights

Section 215(b)

    (b) Liability of consolidated association; capital stock; dissenting shareholders. The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Controller, any shareholder of any associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    Article Five of First Community's articles of incorporation provides that First Community shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. It also provides that First Community is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

Item 21. Exhibits.

    (a) Exhibits. See Index to Exhibits beginning on page II-  of this Registration Statement.

    (b) Financial Statement Schedules. Not applicable.

    (c) Fairness Opinions. The opinion of Carpenter & Company is included as Appendix C to the proxy statement-prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

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Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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Signatures

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the village of Rancho Santa Fe, State of California, on July 20, 2001.

FIRST COMMUNITY BANCORP
By:	/s/ MATTHEW P. WAGNER
Name: Matthew P. Wagner Title: President and Chief Executive Officer

Power Of Attorney

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner and Arnold C. Hahn, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2001.

Signature	Capacity

/s/ MATTHEW P. WAGNER Matthew P. Wagner	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ARNOLD C. HAHN Arnold C. Hahn	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOHN M. EGGEMEYER John M. Eggemeyer	Chairman and Director
/s/ HAROLD W. CLARK Harold W. Clark	Director

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/s/ ROBERT E. HERRMANN Robert E. Herrmann	Director
/s/ BARRY C. FITZPATRICK Barry C. Fitzpatrick	Director
/s/ ROBERT A. SCHOELLHORN Robert A. Schoellhorn	Director
/s/ STEPHEN DUNN Stephen Dunn	Director
/s/ ROBERT A. STINE Robert A. Stine	Director
/s/ DALE E. WALTER Dale E. Walter	Director
/s/ DAVID S. WILLIAMS David S. Williams	Director

II–4

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of May 22, 2001, by and among First Community Bancorp, First Community Bank of the Desert and First Charter Bank, N.A. (included as Appendix A to the proxy statement-prospectus in Part I of this Registration Statement).
3.1	Articles of Incorporation of First Community Bancorp (incorporated by reference to Exhibit 3.1 to Form 8-A filed on June 2, 2000).
3.2	Bylaws of First Community Bancorp (incorporated by reference to Exhibit 3.2 to Form 8-A filed on June 2, 2000).
5.1*	Opinion of Sullivan & Cromwell regarding the legality of the shares of common stock being registered.
8.1*	Opinion of Sullivan & Cromwell as to U.S. federal income tax matters.
8.2*	Opinion of Manatt, Phelps & Phillips, LLP as to U.S. federal income tax matters.
10.1	First Community Bancorp 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 10, 2000).
10.2	Revolving Credit Agreement, dated as of June 26, 2000 (incorporated by reference to Exhibit 10.2 to Form 10-Q filed on August 10, 2000).
10.3	Directors' Deferred Compensation Plan (incorporated by reference to Exhibit 10.3 to Form 10-Q filed on August 10, 2000).
10.4	Guarantee Agreement, dated as of September 7, 2000 (incorporated by reference to Exhibit 10.4 to Form 10-Q filed on November 13, 2000).
10.5	Amended and Restated Declaration of Trust, dated as of September 7, 2000 (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on November 13, 2000).
10.6	Indenture, dated as of September 7, 2000 (incorporated by reference to Exhibit 10.6 to Form 10-Q filed on November 13, 2000).
10.7	First Amendment to Revolving Credit Agreement, dated as of January 12, 2001 (incorporated by reference to Exhibit 10.7 to Form 10-K filed on March 21, 2001).
10.8	First Community Bancorp Executive Severance Policy (incorporated by reference to Exhibit 10.8 to Form 10-K filed on March 21, 2001).
10.9	First Community Bancorp Employee Severance Policy (incorporated by reference to Exhibit 10.9 to Form 10-K filed on March 21, 2001).
10.10
Executive Employment Agreement, dated as of October 21, 1999, by and between First Professional Bank, N.A., and Gene F. Gaines (incorporated by reference to Exhibit 10.10 to Form 10-K filed on March 21, 2001).
10.11	Employment Agreement, dated as of May 1, 1999, by and between First Charter Bank, N.A., and James R. Brewer, filed herewith.
21.1	Subsidiaries of First Community Bancorp (incorporated by reference to Exhibit 21 to Form 10-K filed on March 21, 2001).
23.1	Consent of KPMG LLP, First Community Bancorp, filed herewith.
23.2	Consent of KPMG LLP, Professional Bancorp 1998, filed herewith.

II–5

23.3	Consent of Grant Thornton LLP, First Charter Bank, N.A., filed herewith.
23.4	Consent of Moss Adams LLP, Professional Bancorp 1999, filed herewith.
23.5	Consent of Sullivan & Cromwell (included in Exhibit 5.1).
23.6	Consent of Sullivan & Cromwell (included in Exhibit 8.1).
23.7	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.2).
23.8	Consent of Carpenter & Company, filed herewith.
23.9	Consent of Timothy Ewing, filed herewith.
24.1	Power of Attorney (included on page II-3 of this Registration Statement).
99.1	Form of Proxy of First Charter Bank, N.A. to be used in connection with common shares, filed herewith.
99.2	Form of Proxy of First Charter Bank, N.A. to be used in connection with convertible preferred shares, filed herewith.
99.3
Stock Option Agreement, dated as of May 22, 2001, by and between First Community Bancorp and First Charter Bank, N.A. (included as Appendix B to the proxy statement prospectus in Part I of this Registration Statement).

*
To be filed by amendment.

II–6

QuickLinks

Sources of Additional Information
Table of Contents
Questions and Answers About the Merger
Summary
Summary Historical Financial Data of First Community
Summary Historical Financial Data of First Charter
Summary Unaudited Pro Forma Combined Financial Data
Unaudited Comparative and Pro Forma Per Share Data
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Unaudited Pro Forma Condensed Combined Financial Data of First Community and First Charter
Notes to Unaudited Pro Forma Condensed Combined Financial Data of First Community and First Charter
First Charter Special Meeting
The Merger
Management and Operations After the Merger
Price Range of Common Stock and Dividends
Information About First Community
First Community's Management's Discussion and Analysis of Financial Condition and Results of Operations
Information About First Charter
Security Ownership of Certain Beneficial Owners and Management of First Charter
First Charter's Management's Discussion and Analysis of Financial Conditions and Results of Operations
Regulation and Supervision
Description of First Community Capital Stock
Comparison of Shareholders' Rights
Rights of Dissenting Shareholders
Legal Matters
Experts
Shareholder Proposals
Other Matters
Where You Can Find More Information
Index of Financial Statements
Independent Auditors' Report
First Community Bancorp and Subsidiaries Consolidated Balance Sheets December 31, 2000 and 1999
First Community Bancorp and Subsidiaries Consolidated Statements of Earnings Years ended December 31, 2000, 1999 and 1998
First Community Bancorp and Subsidiaries Consolidated Statements of Shareholders' Equity and Comprehensive Income Years ended December 31, 2000, 1999 and 1998
First Community Bancorp and Subsidiaries Consolidated Statements of Cash Flows Years ended December 31, 2000, 1999 and 1998
Notes to Consolidated Financial Statements
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Balance Sheets
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Income
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Comprehensive Income
First Community Bancorp and Subsidiaries Unaudited Condensed Consolidated Statements of Cash Flows
Notes to Unaudited Condensed Consolidated Financial Statements
Report of Independent Certified Public Accountants
First Charter Bank, N.A. and Subsidiary CONSOLIDATED BALANCE SHEETS December 31, 2000 and 1999 (Dollars in thousands)
ASSETS
First Charter Bank, N.A. and Subsidiary CONSOLIDATED STATEMENTS OF OPERATIONS Year ended December 31, 2000, 1999 and 1998 (Dollars in thousands)
First Charter Bank, N.A. Consolidated Balance Sheets (Dollars in thousands) Unaudited
First Charter Bank, N.A. Consolidated Statements of Operations and Comprehensive Income (Loss) (Dollars in thousands, except for per share earnings) Unaudited
First Charter Bank, N.A. Consolidated Statements of Cash Flows (Dollars in thousands) Unaudited
First Charter Bank, N.A. and Subsidiary CONSOLIDATED STATEMENTS OF CASH FLOWS Year ended December 31, 2000, 1999 and 1998 (In thousands)
First Charter Bank, N.A. and Subsidiary NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2000 and 1999 (Dollars in thousands)
INDEPENDENT AUDITORS' REPORT
Independent Auditors' Report
PROFESSIONAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
PROFESSIONAL BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) YEARS ENDED DECEMBER 31,
PROFESSIONAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2000, 1999 and 1998
PROFESSIONAL BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31,
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
STOCK OPTION AGREEMENT
RECITALS
Excerpt from the National Bank Act Concerning Dissenters' Rights
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Power Of Attorney
EXHIBIT INDEX